Form 10-K, Exhibit 13
period 1997-12-31
TOWER BANCORP INC
filed 1998-03-05
CIK 740942

C 0 N T E N T S



                                                                  Page

INDEPENDENT AUDITOR'S REPORT 1

CONSOLIDATED FINANCIAL STATEMENTS

    Balance sheets 2
    Statements of income     3
    Statements of changes in stockholders' equity     4
    Statements of cash flows 5 and 6
    Notes to consolidated financial statements   7 - 21


ACCOMPANYING FINANCIAL INFORMATION

    Selected five year financial data  22
    Changes in income and expense 23
    Summary of quarterly financial data     24
    Statements of average balances and average rates  25
    Management's discussion and analysis of consolidated financial condition
      and results of operations   26 - 29
    Stock market analysis and dividends     29 and 30

-32-


INDEPENDENT AUDITOR'S REPORT


Board of Directors
Tower Bancorp Inc.
Greencastle, Pennsylvania


    We have audited the accompanying consolidated balance sheets of Tower Bancorp Inc. and its wholly-owned subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and statements of cash flows for each of the three years ended December 31, 1997.
These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tower Bancorp Inc. and its wholly-owned subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years ended December 31, 1997 in conformity with generally accepted accounting principles.








Chambersburg, Pennsylvania
January 30, 1998
-33-

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 1997 and 1996



    ASSETS                                   1997                     1996
                                                     (000 omitted)

Cash and due from banks $    4,311     $   3,034
Interest bearing deposits with banks   6,029     4,071
Investment Securities
    Available for sale  27,988    24,322
    Held to maturity, fair value of $ 8,183 - 1997; $ 9,336 - 1996   7,995
9,170
Federal Reserve, Federal Home Loan Bank, Atlantic Central
  Bankers' Bank, and other bank stock; at cost which approximates
  fair value  6,234     4,181
Loans
    Commercial, financial and agricultural  10,699    10,009
    Real estate - Mortgages (net of deferred loan origination fees
      $ 199 - 1997; $ 211 - 1996) 80,597    78,990
    Real estate - Construction and land development   1,486     2,326
    Consumer      11,556          9,716
         104,338   101,041
    Less: Allowance for loan losses          1,850         1,947

         Total loans    102,488   99,094



Premises, equipment, furniture and fixtures 2,211     1,628
Real estate owned other than premises  579  665
Prepaid federal taxes   100  89
Accrued interest receivable  993  948
Deferred income tax charges  246  629
Other assets          761            842



         Total assets   $ 159,935 $ 148,673









The Notes to Consolidated Financial Statements are an integral part of these statements.


         LIABILITIES
              1997                   1996
                                                   (000 omitted)

Deposits in domestic offices
    Demand, noninterest bearing   $    9,651     $    7,959
    Savings        60,625    54,490
    Time          62,508         64,155
         Total deposits 132,784   126,604
Accrued interest payable     424  409
Federal funds purchased 2,769     865
Liabilities for other borrowed funds   2,212     1,866
Other liabilities       1,313           1,225

         Total liabilities     139,502   130,969




         STOCKHOLDERS' EQUITY

Stockholders' equity
    Common stock: par value $ 2.50; authorized 5,000,000 shares,
      issued 890,050 shares - 1997; 848,180 shares - 1996  2,225     2,120
    Additional paid-in capital    6,699     5,356
    Retained earnings   10,811    10,237
    Unrealized holding gain on securities available for sale -
      net of tax - $ 499 - 1997; $ 122 - 1996            969             236
              20,704    17,949
    Less:  Cost of Treasury stock, 6,952 shares - 1997; 7,967 shares -
                 1996   (         271) (         245)

         Total stockholders' equity        20,433         17,704

    Total liabilities and stockholders' equity   $ 159,935 $ 148,673



TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1997, 1996 and 1995

                                1997              1996             1995
                                               (000 omitted)
Interest and Dividend Income
    Interest and fees on loans    $  9,221  $   8,809 $   8,809
    Interest and dividends on investment securities
         Taxable   1,987     1,701     1,587
         Federal tax exempt  495  447  449
    Interest on federal funds sold     75   40   57
    Interest on deposits with banks           199            159            100
         Total interest income      11,977    11,156     11,002

Interest Expense
    Interest on time certificates of deposit of
      $ 100,000 or more 804  735  588
    Interest on other deposits    4,242     4,011     3,901
    Interest on federal funds purchased and other borrowed funds           121
       65            214
         Total interest expense      5,167     4,811      4,703

    Net interest income 6,810     6,345     6,299
    Provision for loan losses              0              0               0
         Net interest income after provision
           for loan losses      6,810     6,345      6,299

Other Income
    Trust department income  293  252  200
    Service charges on deposit accounts     288  277  288
    Other service charges, collection and exchange
      charges, commissions and fees    181  159  102
    Investment securities gains   573  278  118
    Investment services income    44   24   0
    Gain on sale of other real estate  11   0    0
    Gain on sale of property, equipment, furniture & fixtures            0

    0             11
                 1,390        990        719
Other Expenses
    Salaries, wages and other employee benefits  2,179     1,995     1,917
    Occupancy expense   296  291  258
    Furniture and equipment expenses   668  661  640
    FDIC insurance premiums  16   2    134
    Other operating expenses    1,237      1,106        972
                 4,396      4,055     3,921

         Income before income taxes    3,804     3,280     3,097
    Applicable income tax expense     1,110       944       812
         Net income     $  2,694  $  2,336  $  2,285

    Earnings per share of common stock
         Net income     $   3.05  $   2.64  $   2.58

The Notes to Consolidated Financial Statements are an integral part of these statements.

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED
SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY
Years Ended December 31, 1997, 1996 and 1995


Unrealized

Holding Gain (Loss)
                                                 Additional
      on Available
                                                 Common         Paid-In
Retained             for Sale        Treasury
                                       Stock          Capital
Earnings            Securities         Stock
                                                                (000
omitted)

Balance at December 31, 1994 $   965   $ 3,749   $ 9,415   ($  663)  ($ 123)

    Net income     0    0    2,285     0    0
    Cash dividends declared on
      common stock ($ .55 per share)   0    0    (        492)  0    0
    Purchase of treasury stock
      (667 shares) 0    0    0        0     (    31)
    Sale of treasury stock
      (3,075 shares)         0            0         0      0       126
    Net unrealized gain on available
      for sale securities    0    0    0    917  0
    Stock dividend issued           95    1,605  (     1,700)         0
0

Balance at December 31, 1995  1,060     5,354     9,508     254 (    28)

    Net income     0    0    2,336     0        0
    Purchase of treasury stock
      (6,475 shares)    0    0    0        0     (   275)
    Sale of treasury stock
      (1,618 shares)         0            2         0      0       58
    Cash dividends declared
      on common stock ($ .62
      per share)   0    0    (        547)  0    0
    Stock dividend issued        1,060    0 (     1,060)         0         0
    Net unrealized loss on available
      for sale securities             0              0               0    (
18)       0

Balance at December 31, 1996  2,120     5,356     10,237    236 (   245)

    Net income     0    0    2,694     0        0
    Cash dividends declared on
      common stock ($ .76 per share)   0    0    (       675)   0    0
    Net unrealized gain on available
      for sale securities    0    0    0    733  0
    Purchase of treasury stock
      (4,592 shares)    0    0    0        0     (   189)
    Sale of treasury stock
      (5,607 shares)         0            3         0      0       163
    Stock dividend issued            105         1,340     (     1,445)
     0               0

Balance at December 31, 1997  $ 2,225  $ 6,699   $ 10,811  $ 969     ($ 271)

The Notes to Consolidated Financial Statements are an integral part of these statements.

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED
SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1997, 1996 and 1995

1997             1996              1995



(000 omitted)

Cash flows from operating activities:
    Net income     $  2,694  $ 2,336   $ 2,285
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization 229  249  244
         (Gain) on sale of investment securities (      573)    (      332)
(
  118)
         (Gain) on disposal of property, equipment,
           furniture and fixtures 0    0    (       11)
         (Gain) on sale of other real estate     (        11)   0    0
         Provision for deferred taxes  6    (         9)   11
         (Increase) decrease in:
              Other assets   (        74)   (      140)    (     166)
              Interest receivable (        45)   (       57)    (       75)
              Prepaid income taxes     (        11)   18   (     107)
Incre
ase (decrease) in:
              Interest payable    15   20   120            Accrued income taxes
0   0    (       70)
              Other liabilities         223       48         48

    Net cash provided by operating activities       2,453    2,133     2,161

Cash flows from investing activities:
    Net (increase) in loans  (    3,394)    (   5,189)     (      623)
    Purchases of bank premises, equipment,
      furniture and fixtures (       805)   (       47)    (      140)
    Proceeds from sale of property, equipment,
      furniture and fixtures 0    0    55
    Purchases of other real estate      (        38)  (      346)    0
    Proceeds from the sale of other real estate  128  0    0
    Net (increase) decrease in interest bearing deposits
      with banks   (    1,958)    (      636)    (   1,301)
    Maturity/sales of available for sale securities   8,569     7,931     5,072
    Maturities of held to maturity securities    1,890     1,113     935
    Purchases of available for sale securities   (  10,534)     (   9,640)
(
6,630)
    Purchases of held to maturity securities     (    2,978)    (   2,257)
(
  701)
    Purchase of Federal Home Loan Bank stock     (        38)   (         1)
(
     37)
    Purchase of Federal National Mortgage Association stock     250  (
750)     0
    Purchase of Federal Reserve Bank stock           0     (         4)
  0
Net cash (used) by investing activities     (   8,908)     (   9,826)     (
3,370)


The Notes to Consolidated Financial Statements are an integral part of these statements.

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED
SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(CONTINUED)
Years Ended December 31, 1997, 1996 and 1995


1997              1996             1995



(000 omitted)

Cash flows from financing activities:
    Net increase in deposits $ 6,180   $ 6,846   $ 5,546
    Net increase (decrease) in short-term borrowings  2,250     1,023     (
4,645)
    Purchase of treasury stock    (      189)    (      275)    (        31)
    Proceeds from sale of treasury stock    166  58        126
    Cash dividends paid (      675)    (      547)    (      492)

Net cash provided by financing activities      7,732    7,105        504

Net increase (decrease) in cash and cash equivalents  1,277     (      588)
(
   705)

Cash and cash equivalents at beginning of year      3,034    3,622      4,327

Cash and cash equivalents at end of year    $ 4,311   $ 3,034   $ 3,622

Supplemental disclosure of cash flows information:

    Cash paid during the year for:

         Interest  $ 5,152   $ 4,754   $ 4,583        Income taxes   1,187
911 9
01

Supplemental schedule of noncash investing and financing activities:

    Unrealized gain (loss) on securities available for sale (net
      of tax effects)   $    733  ($      18)    $    917  Issuance of stock
dividends     1,445     1,060     1,700













The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

    Nature of Operations

    Tower Bancorp's primary activity consists of owning and supervising its subsidiary, The First National Bank of Greencastle, which is engaged in providing banking and bank related services in
    South Central Pennsylvania, principally Franklin County. Its five offices are located in Greencastle, Quincy, Shady Grove, Laurich and Mercersburg, Pennsylvania.

    Principles of Consolidation

    The consolidated financial statements include the accounts of
the corporation and its wholly-   owned subsidiary, The First National
Bank of Greencastle.  All significant intercompany    transactions
and accounts have been eliminated.

    During 1990 Antrim-Tower Development Corporation was
formed to be a wholly-owned  subsidiary of Tower Bancorp for the
purpose of developing and/or selling real estate that from      time to
time may be conveyed to the Bank as settlement for outstanding
delinquent loans.  Antrim-   Tower Development Corporation has
not had any development activity and to date has been an   inactive
corporation.

    Use of Estimates

    The preparation of financial statements in conformity with
generally accepted accounting     principles requires management to
make estimates and assumptions that affect the reported
    amounts of assets and liabilities and disclosure of contingent
assets and liabilities at the date of the   financial statements and the
reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Material estimates that are particularly susceptible to
significant change relate to the determination   of the allowance for
losses on loans and the valuation of real estate acquired in connection
with     foreclosures or in satisfaction of loans.  In connection with the
determination of the allowances   for losses on loans and
foreclosed real estate, management obtains independent appraisals for significant properties.

    While management uses available information to recognize
losses on loans and foreclosed real    estate, future additions to the
allowances may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral
part of their examination process,     periodically review the
Corporation's allowances for losses on loans and foreclosed real estate.
    Such agencies may require the Corporation to recognize
additions to the allowances based on their  judgments about
information available to them at the time of their examination.  Because
of these      factors, management's estimate of credit losses inherent in the
loan portfolio and the related    allowance may change in the near term.

    Investment Securities

    The Corporation's investments in securities are classified in three categories and accounted for as follows:

    d    Trading Securities.  Securities held principally for resale
in the near term are classified as          trading securities and
recorded at their fair values.  Unrealized gains and losses on trading securities are included in other income.
-39-


Note 1.  Summary of Significant Accounting Policies (Continued)

    d    Securities to be Held to Maturity.  Bonds and notes for
which the Corporation has the               positive intent and
ability to hold to maturity are reported at cost, adjusted for
amortization of         premiums and accretion of discounts
which are recognized in interest income using the interest method over the period to maturity.

    d    Securities Available for Sale.  Securities available for sale
consist of securities not              classified as trading
securities nor as securities to be held to maturity.  These are securities that management intends to use as a part of its asset and
liability management strategy and           may be sold in
response to changes in interest rates, resultant prepayment risk and
other              related factors.

    Unrealized holding gains and losses, net of tax, on securities
available for sale are reported as a   net amount in a separate
component of shareholders' equity until realized.

    Gains and losses on the sale of securities available for sale are
determined using the specific-    identification method.

    Fair values for investment securities are based on quoted market prices.

    The Corporation had no trading securities in 1997 or 1996.

    Federal Home Loan Bank Stock, Federal Reserve Bank, and
Other Bank Stock

The corporation is required to maintain minimum investment balances in The Federal Reserve Bank, Federal Home Loan
Bank and Atlantic Central Banker's bank. These investments and other various bank stock holdings are carried at cost because they are not actively traded and have no readily determinable market value.

    Premises, Equipment, Furniture and Fixtures and
Depreciation

    Premises, equipment, and furniture and fixtures are carried at
cost less accumulated depreciation.    Depreciation has been provided
generally on the straight-line method and is computed over the estimated useful lives of the various assets as follows:

Years

         Premises  15-30
         Equipment, furniture and fixtures  3-15

    Repairs and maintenance are charged to operations as incurred.

    Other Real Estate Owned

    Other real estate owned includes foreclosed properties for
which the institution has taken physical    possession in
connection with loan foreclosure proceedings.

    At the time of foreclosure, the real estate is recorded at the
lower of the Bank's cost (loan    balance) or the asset's fair value, less
estimated costs to sell, which becomes the property's new  basis.
Any write-downs based on the asset's fair value at date of acquisition
are charged to the      allowance for loan losses.  Costs incurred in
maintaining foreclosed real estate and subsequent     write-downs to
reflect declines in the fair value of the property are included in income
(loss) on     other real estate owned.

    Retirement Plan

    The Bank has a target-benefit pension plan which covers all
full-time employees who have      attained the age of twenty (20) and
have completed a minimum of one year of continuous service      with
the Bank.  The Bank's policy is to fund pension costs accrued.

    Loans and Allowance for Loan Losses

    Loans are stated at the amount of unpaid principal, reduced by unearned discount, deferred loan origination fees, and an allowance for loan losses.  Unearned discount on installment loans is recognized as income over the terms of the loans by the
interest method.  Interest on other loans   is calculated by using
the simple interest method on daily balances of the principal amount outstanding.

    The allowance for loan losses is established through a
provision for loan losses charged to   expense.  Loans are charged
against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.  The allowance is
an amount that management    believes will be adequate to absorb
possible losses on existing loans that may become     uncollectible,
based on evaluations of the collectibility of loans and prior loan loss
experience.   The evaluations take into consideration such factors as
changes in the nature and volume of the     loan portfolio, overall
portfolio quality, review of specific problem loans, and current
economic      conditions that may affect the borrowers' ability to
pay.

    In accordance with SFAS No. 91 loan origination fees and
certain direct loan origination costs are   being deferred and the net
amount amortized as an adjustment of the related loan's yield.  The
    Corporation is amortizing these amounts over the contractual life of the related loans.

    Nonaccrual/Impaired Loans

    The accrual of interest income on loans ceases when principal
or interest is past due 90 days or     more and collateral is
inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued
but not collected as of the date of    placement on nonaccrual status
is reversed and charged against current income unless fully
    collateralized.  Subsequent payments received are either
applied to the outstanding principal   balance or recorded as interest
income, depending on management's assessment of the ultimate collectibility of principal.

    Earnings per Share of Common Stock

    Earnings per share of common stock were computed based on
weighted averages of 883,833,     885,750 and 887,288 shares
outstanding in 1997, 1996 and 1995, respectively, after giving retroactive recognition to a 5% stock dividend in July 1997, a
100% stock dividend issued in     April 1996 and a 10% stock dividend
issued in July 1995.

    Federal Income Taxes

    For financial reporting purposes, the provision for loan losses
charged to operating expense is   based on management's
judgment, whereas for federal income tax purposes, the amount
allowable     under present tax law is deducted.  Additionally,
deferred compensation is charged to operating    expense in the period
the liability is incurred for financial reporting purposes, whereas, for federal income tax purposes, these expenses are deducted
when paid.  There are also differences      between the amount of
depreciation expensed for tax and financial reporting purposes, and an income tax effect caused by the adjustment to fair value for
available for sale securities.  As a   result of these timing
differences, deferred income taxes are provided in the financial
statements.   See Note 14 for further details.

    Cash Flows

    For purposes of the Statements of Cash Flows, the company
has defined cash and cash equivalents as highly liquid debt instruments with maturities of three months or less. They are included
in the   balance sheet caption "cash and due from banks".  As
permitted by Statement of Financial    Accounting Standards No. 104,
the company has elected to present the net increase or decrease in deposits in banks, loans and time deposits in the Statement of Cash Flows.

    Fair Values of Financial Instruments

    Statement of Financial Accounting Standards No. 107,
Disclosures About Fair Value of Financial   Instruments, requires
disclosure of fair value information about financial instruments,
whether or    not recognized in the balance sheet.  In cases where
quoted market prices are not available, fair     values are based on
estimates using present value or other valuation techniques.  Those
techniques    are significantly affected by the assumptions used,
including the discount rate and estimates of     future cash flows.  In
that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could
not be realized in immediate      settlement of the instruments.
Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the corporation. See Note 19 for further detail.

    The following methods and assumptions were used by the
corporation in estimating fair values of    financial instruments as
disclosed herein:

         Cash and Cash Equivalents.  The carrying amounts of
cash and short-term instruments             approximate
their fair value.

         Interest Bearing Balances with Banks.  Interest bearing
balances with banks having a                maturity greater than
one year have estimated fair values using discounted cash flows based on current market interest rates.

         Securities to be Held to Maturity and Securities
Available for Sale.  Fair values for             investment
securities are based on quoted market prices.

         Loans Receivable.  For variable-rate loans that reprice
frequently and have no significant          change in credit risk,
fair values are based on carrying values.  Fair values for fixed rate loans are estimated using discounted cash flow analyses,
using interest rates currently being        offered for loans with
similar terms to borrowers of similar credit quality.  Fair values for impaired loans are estimated using discounted cash flow
analyses or underlying collateral           values, where
applicable.

         Deposit Liabilities.  The fair values disclosed for demand
deposits are, by definition, equal          to the amount payable
on demand at the reporting date (that is, their carrying amounts).  The carrying amounts of variable-rate, fixed-term money market
accounts and certificates of                deposit approximate
their fair values at the reporting date.  Fair values for fixed-rate certificates of deposits and IRA's are estimated using a
discounted cash flow calculation that       applies interest rates
currently being offered to a schedule of aggregated expected maturities on time deposits.

         Short-Term Borrowings.  The carrying amounts of
federal funds purchased, borrowings              under
repurchase agreements, and other short-term borrowings maturing
within 90 days               approximate their fair values.  Fair
values of other short-term borrowings are estimated using
    discounted cash flow analyses based on the Bank's current
incremental borrowing rates for        similar types of
borrowing arrangements.

         Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

         Off-Balance-Sheet Instruments.  The Bank generally
does not charge commitment fees. Fees       for standby
letters of credit and their off-balance-sheet instruments are not significant.

    Advertising

    The Bank expenses advertising costs as they are incurred.
Advertising expense for the years      ended December 31, 1997,
1996 and 1995 were $ 158,451, $ 111,269 and $ 118,836,
    respectively.

Note 2.  Investment Securities

    The investment securities portfolio is comprised of securities
classified as available for sale and   held to maturity, resulting in
investment securities available for sale being carried at fair value and investment securities held to maturity being carried at
cost, adjusted for amortization of     premiums and accretions of
discounts.

    The amortized cost and fair value of investment securities available for sale at December 31 were:


Gross             Gross
                                                                      Amortized

Unrealized      Unrealized       Fair
                                                                          Cost

Gains            Losses          Value


(000 omitted)



1997
    U.S. Treasury securities $     499  $     12 $     0   $      511
    Obligations of other U.S. government
      agencies     16,733    173  33   16,873
    Mortgage-backed securities    5,165     43   31   5,177
    Corporate bonds     718  21   1    738
    Equities      1,140   1,224         1       2,363
    Obligations of state and political
      subdivisions     2,265        61       0       2,326
         $ 26,520  $ 1,534   $   66    $ 27,988



1996
    U.S. Treasury securities $     698  $     13 $     0   $      711
    Obligations of other U.S. government
      agencies     16,018    91   107  16,002
    Mortgage-backed securities    5,429     33   75   5,387
    Corporate bonds     818  30   8    840
    Equities        999      397      14        1,382
         $ 23,962  $    564  $ 204     $ 24,322

    The amortized cost and fair values of investment securities
held to maturity at December 31   were:


Gross            Gross

Amortized
Unrealized     Unrealized        Fair

Cost
Gains            Losses          Value


(000 omitted)


1997

    Obligations of state and political subdivisions   $ 7,995   $ 197     $
9   $ 8,183



1996
    Obligations of state and political subdivisions   $ 9,170   $ 186     $
20  $ 9,336

    The amortized cost and fair values of investment securities
available for sale and held to maturity     at December 31, 1997, by
expected maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the
right to call or prepay obligations    with or without call or
prepayment penalties.

                                                              Securities
Available
Securities Held
                                                                    for Sale

to Maturity
                                                           Amortized
Fair
Amortized          Fair
                                                               Cost
Value
Cost              Value
                                                                  (000 omitted)

(000 omitted)
    Due in one year or less  $     830 $     830 $    425  $    429
    Due after one year through
      five years   3,815     3,858     2,839     2,890
    Due after five years through
      ten years    12,437    12,570    2,834     2,908
    Due after ten years     3,133     3,190    1,897     1,956
         20,215    20,448    7,995     8,183
    Mortgage-backed securities    5,165     5,177     0    0
    Equity securities       1,140     2,363          0              0
         $ 26,520  $ 27,988  $ 7,995   $ 8,183

    Proceeds from sales and maturities of investment securities
available for sale during 1997, 1996   and  1995 were $
8,569, $ 7,931 and      $ 5,072, respectively.  Gross realized gains and
    losses    on those sales      and  maturities were $ 576 and $ 3 for 1997;
$ 327
 and     $ 60 for  1996; and $ 131 and $ 13 for 1995,      respectively.
Included
 in shareholders' equity at December 31, 1997 and 1996 are $ 969 and $ 236 of net unrealized gains on securities available for sale, respectively, net of related tax effects.

    Securities carried at $ 12,462,948 and $ 13,608,144 at
December 31, 1997 and 1996, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

    Other bank stock on the balance sheet includes:

1997                 1996

    Federal Reserve Bank stock    $     81  $      81
    Federal Home Loan Bank stock  629  591
    Federal Home Mortgage Bank stock   250  250
    Federal Home Loan Mortgage Corporation preferred stock 500  750
    Atlantic Central Bankers Bank 45   45
    Other bank stock      4,729      2,464
              $ 6,234   $ 4,181

Note 3.  Allowance for Loan Losses

    Activity in the allowance for loan losses is summarized as follows:


1997                 1996               1995


(000 omitted)

    Balance at beginning of period     $ 1,947   $ 1,945   $ 1,856
    Recoveries     18   16   109
    Provision for possible loan losses charged to income           0          0
         0
         Total     1,965     1,961     1,965
    Losses         115         14        20
    Balance at end of period $ 1,850   $ 1,947   $ 1,945

Note 4.  Premises, Equipment, Furniture and Fixtures

Accumulated        Depreciated
                                                                 Cost

Depreciation               Cost


(000 omitted)

                                                                             -
- - - - - - - -
- - - - - 1997 - - - - - - - - - - - - - -

    Premises (including land $ 287,000)     $ 2,799   $ 1,310   $ 1,489
    Equipment, furniture and fixtures     2,003     1,281       722
         Totals, December 31, 1997     $ 4,802   $ 2,591   $ 2,211

                                                                             -
- - - - - - - -
- - - - - 1996 - - - - - - - - - - - - - -

    Premises (including land $ 287,000)     $ 2,536   $ 1,222   $ 1,314
    Equipment, furniture and fixtures     1,557     1,243       314
         Totals, December 31, 1996     $ 4,093   $ 2,465   $ 1,628

    Depreciation expense amounted to $ 229,000 in 1997, $
249,000 in 1996 and $ 244,000 in 1995.

Note 5.  Real Estate Owned Other Than Premises

    Included in real estate owned other than premises are certain properties which are located adjacent to the main office, and property in Washington County, Maryland. The Bank intends to hold these properties for future expansion purposes in order to protect its competitive position, and are renting certain of these properties until such time as the Bank decides they are needed. The depreciated cost of these properties was $ 458,189, $ 427,140 and $ 81,000 at
December 31, 1997, 1996 and 1995,      respectively.

Note 6.  Loans to Related Parties

    The company's subsidiary has granted loans to the officers
and directors of the company and its   subsidiary and to their
associates.  Related party loans are made on substantially the same
terms,   including interest rates and collateral, as those prevailing at
the time for comparable transactions   with unrelated persons and do
not involve more than normal risk of collectibility.  The aggregate dollar amount of these loans was $ 1,548,668 and $ 1,204,753
at December 31, 1997 and 1996,    respectively. During 1997, $
910,024 of new loans were made and repayments totaled $ 566,109.
    During 1996, $ 994,829 of new loans were made and repayments totaled $ 1,062,709.

    Outstanding loans to bank employees totaled $ 2,275,556 and $ 2,306,936 at December 31, 1997 and 1996, respectively.
-45-


Note 7.  Financial Instruments With Off-Balance-Sheet Risk

    The Bank is a party to financial instruments with off-balance-
sheet risk in the normal course of     business to meet the financial
needs of its customers and to reduce its own exposure to
    fluctuations in interest rates.  These financial instruments
include commitments to extend credit   and standby letters of credit.
Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the
balance sheets.  The contract     amounts of those instruments reflect the
extent of involvement the Bank has in particular classes   of
financial instruments.

    The Bank's exposure to credit loss in the event of
nonperformance by the other party to the    financial instrument for
commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of
those instruments.  The Bank uses      the same credit policies in
making commitments and conditional obligations as it does for on balance sheet instruments.

Contract or Notional Amount

1997                    1996
    Financial instruments whose contract amounts
      represent credit risk at December 31:
         Commitments to extend credit  $ 11,551,970   $ 11,228,809
         Standby letters of credit and financial
           guarantees written         1,949,714      1,175,714
              $ 13,501,684   $ 12,404,523

    Commitments to extend credit are agreements to lend to a
customer as long as there is no   violation of any condition established
in the contract.  Commitments generally have fixed    expiration dates
or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn
upon, the total commitment amounts     do not necessarily represent
future cash requirements.  The Bank evaluates each customer's creditworthiness on a case-by-case basis.  The amount of
collateral obtained, if deemed necessary    by the Bank upon
extension of credit, is based on management's credit evaluation of the
customer.     Collateral held varies, but may include accounts
receivable, inventory, real estate, equipment, and    income-
producing commercial properties.

    Standby letters of credit and financial guarantees written are
conditional commitments issued by      the Bank to guarantee the
performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing
arrangements.  The credit risk    involved in issuing letters of credit is
essentially the same as that involved in extending loans to
    customers.  The Bank holds collateral supporting those
commitments when deemed necessary by   management.

Note 8.  Nonaccrual/Impaired Loans

    The following table shows the principal balances of nonaccrual loans as of December 31:

1997
1996                   1995

    Nonaccrual loans    $ 477,917 $ 77,000  $ 135,000

    Interest income that would have been
      accrued at original contract rates    $  38,785 $  7,409  $   11,583
    Amount recognized as interest income        13,321               0
      0
            Foregone revenue $  25,464 $  7,409  $   11,583

Note 8.  Nonaccrual/Impaired Loans (Continued)

    Impaired loans at December 31, 1997 and 1995 had a
carrying value of $ 686,000 and
    $ 54,000, respectively which have been recognized in
conformity with FASB Statement No.     114, Accounting by Creditors
for Impairment of Loans.  The average recorded investment in impaired loans amounted to approximately $ 684,000 and $
54,000 for 1997 and 1995,    respectively.  Interest income of $
41,907 and $ 1,500 was recognized on cash payments    received on
these loans in 1997 and 1995, respectively.  The total allowance for
credit losses      related to these loans was $ 250,000 and $ 20,000 at
December 31, 1997 and 1995,  respectively.

    The corporation had no impairment of loans in 1996.

Note 9.  Retirement Plan

    The Bank maintains a target benefit retirement plan for
those employees who meet the eligibility    requirements set forth
in the plan.  Substantially all of the Bank's employees are covered by
the      plan.  The Bank's funding policy is to contribute annually
an amount, as determined under plan    provisions, necessary to meet
target benefits established by the plan.  Contributions charged to operations were $ 48,000 for 1997, $ 34,000 for 1996, and
$ 32,000 for 1995.

Note 10. Employee Benefit Plans

    The Bank maintains a profit-sharing plan for those
employees who meet the eligibility     requirements set forth in the
plan.  Contributions to the plan are based on Bank performance and are at the discretion of the Bank's Board of Directors.
Substantially all of the Bank's   employees are covered by the plan and
the contribution charged to operations was $ 67,000,
    $ 63,000, and $ 64,000 for 1997, 1996, and 1995,
respectively.

    The Bank maintains a deferred compensation plan for
certain key executives and directors, which provides supplemental retirement and life insurance benefits. The plan is partially funded by life insurance on the participants, which lists the bank as
beneficiary.  The estimated present    value of future benefits to be
paid, which are included in other liabilities, amounted to
    $ 983,530 and $ 955,083 at December 31, 1997 and 1996,
respectively.  Annual expense of
    $ 131,751, $ 120,812, and $ 120,895 was charged to
operations for 1997, 1996 and, 1995,   respectively.

    The Bank maintains an employee stock ownership plan
(ESOP) that generally covers all  employees who have completed
one year of service and attained the age of twenty.   Contributions
to the plan are determined annually by the Board of Directors as a
percentage of      the participants total earnings.  The payments of
benefits to participants are made at death,      disability, termination
or retirement.  Contributions to the plan for all employees charged to operations amounted to $ 134,000, $ 127,000 and $ 126,000
for 1997, 1996 and 1995,          respectively.  The number of
shares of the company's stock acquired for the plan are based   upon
the fair market value per share at the end of the year.  All shares held
in the plan are    considered issued and outstanding for earnings per
share calculations and all dividends earned      on ESOP shares are
charged against retained earnings, the same as other outstanding shares.

Note 11. Stock Option Plans

    In 1996 the Bank implemented two nonqualified stock
option plans, which are described      below.  The Bank accounts for
the fair value of grants under those plans in accordance with
    Statement of Financial Accounting Standards (SFAS)
Statement 123, Accounting for Stock-   Based Compensation.  The
compensation cost that has been charged against income for those plans was $ 10,375 and $ 8,262 for 1997 and 1996,
respectively.

Note 11. Stock Option Plans (Continued)

    The first plan is for select key employees.  This plan
granted options for up to 324 shares at a   purchase price of $
1.00 per share.  These options can be exercised only by the key
employee      during his/her lifetime.

    The second plan is for outside directors.  This plan granted
options of 373 and 324 shares for      each director at $ 34.00 and $
25.00 per share for the year ended December 31, 1997 and 1996, respectively which was based on the fair value of the stock
at the grant date.  Options are vested      one year following the grant
date and expire upon the earlier of 120 months   following the date
    of the grant or one year following the date on which a
director ceases to serve in such a capacity      for the corporation.

    A summary of the status of the company's two fixed stock
option plans as of December 31,   1997 is as follows:


Weighted Average
                    Fixed Options
Shares
Exercise Price Per Share

    Outstanding at beginning of year   2,268     $    25
    Granted   2,959     30
    Exercised 348  1
    Forfeited/expired         0   0
    Outstanding at end of year    4,879     28

    Options exercisable at year end    2,268     25

    Weighted average fair value of options per
      share granted during the year    $ 30

Note 12. Deposits

    Included in savings deposits at December 31 are NOW and
Money Market Account balances     totalling $ 30,463,000 and $
30,123,000 for 1997 and 1996, respectively.

    Time deposits of $ 100,000 and over aggregated $
14,465,517 and $ 13,969,000 at
    December 31, 1997 and 1996, respectively.

    At December 31, 1997 scheduled maturities of time deposits are as follows:

         1998 $ 44,627,155
         1999 11,036,565
         2000 4,126,274
         2001 856,134
         2002     1,861,886
              $ 62,508,014

    The bank accepts deposits of the officers, directors, and
employees of the corporation and its   subsidiary on the same terms,
including interest rates, as those prevailing at the time for comparable transactions with unrelated persons.  The
aggregate dollar amount of deposits of      officers and directors totaled $
1,907,317 and $ 1,571,913 at December 31, 1997 and 1996,
    respectively.


Note 13. Liabilities for Borrowed Money

    Federal funds purchased generally mature within one day
from transaction date.  Other     borrowed funds are as follows:

    At December 31, 1997 and 1996, $ 1,740,000 and $
878,000, respectively of other borrowed     funds represents the
outstanding balance on lines of credit at other area banks.  Total
amount of     the lines at December 31, 1997 and 1996 were $ 2,000,000
and $ 1,500,000, respectively.    Interest on these lines ranged
from 6.75% to 8.75% for 1997 and 1996.

    During 1989, the Bank purchased a property adjacent to the
Greencastle office for $ 265,000 by    paying $ 65,000 in cash and
issuing a note payable to the sellers for $ 200,000.  The note,      which
bears interest at 9% per year, is due on demand or January 31, 1999, whichever is earlier.

    In addition, $ 271,000 and $ 787,000 of the balance of
liabilities for other borrowed funds at     December 31, 1997 and 1996,
respectively, represents the balance of the Treasury Tax and    Loan
Investment Program.  The Bank elected to enter into this program in
accordance with    federal regulations.  This program permits the
Bank to borrow these Treasury Tax and Loan funds by executing an open-ended interest bearing note to the Federal Reserve Bank. Interest is payable monthly and is computed at 1/4% below the Federal
Funds interest rate.  The note is      secured by U.S. Government
obligations with a par value of $ 600,000 at December 31, 1997 and 1996.

    The Bank also has available a line of credit totalling $
5,000,000 with The Federal Home Loan   Bank of Pittsburgh.
There have been no borrowings against the line and the entire amount
was      available at December 31, 1997.  Collateral for the line
consists of certain securities and the      Bank's 1-4 family mortgage
loans totaling $ 55,575,000 at December 31, 1997.

Note 14. Income Taxes

    The components of federal income tax expense are summarized as follows:


1997           1996           1995


(000 omitted)
    Current year provision   $   921   $ 857     $ 762
    Deferred income taxes (benefit)    (         6)   (      8)     10
    Applicable income taxes     915    849  772
         Add: Income tax effect of securities gains        195      95        40
         Net income tax expense   $ 1,110   $ 944     $ 812

    Federal income taxes were computed after reducing pretax
accounting income for non-taxable      income in the amount of $
543,472, $ 547,946, and $ 742,135 for 1997, 1996 and 1995,
    respectively.

    A reconciliation of the effective applicable income tax rate
to the federal statutory rate is as    follows:

1997       1996       1995

    Federal income tax rate  34.0%     34.0%     34.0%
    Reduction resulting from:
       Nontaxable interest income and other timing differences    4.8       5.2
  7.8
    Effective income tax rate     29.2%     28.8%     26.2%

Note 14. Income Taxes (Continued)

    Deferred tax assets have been provided for deductible
temporary differences related to the   allowance for loan loss,
deferred compensation, interest on nonaccrual loans, and unrealized losses on securities available for sale.  Deferred tax
liabilities have been provided for taxable temporary differences related to depreciation and unrealized gains on securities available for sale.  The net deferred tax assets included in other assets in
the accompanying balance sheets at     December 31 are as follows:

                                                                1997

1996

    Total deferred tax assets     $ 745     $ 756
    Total deferred tax liabilities     (   499)  (  127)
    Net deferred tax assets  $ 246     $ 629

    The company has not recorded a valuation allowance for the deferred tax assets as they feel that it is more likely than not that they will be ultimately realized.

Note 15. Tower Bancorp Inc. (Parent Company Only) Financial
Information

    The following are the condensed balance sheets, income
statements, and statements of cash     flows for the parent company:
Balance Sheets
December 31


          Assets

1997                 1996


(000 omitted)
    Cash      $        0     $         2
    Securities available for sale 2,363     1,383
    Other bank stock    4,728     2,464
    Investment in The First National Bank of Greencastle     15,668    14,883
         Total assets        $ 22,759  $ 18,732

         Liabilities
    Other liabilities   $     585 $     149
    Notes payable      1,741        879
              Total liabilities       2,326     1,028

         Stockholders' Equity
    Common stock, par value $ 2.50; authorized 5,000,000
shares,
      issued 890,050 shares - 1997; 848,180 shares - 1996  2,225     2,120
    Additional paid-in capital    6,699     5,356
    Retained earnings   10,811    10,237
    Unrealized gain on investment securities available for sale       969
236
                   20,704    17,949
    Less:  Cost of Treasury stock, 6,952 shares - 1997;
                 7,967 shares - 1996   (        271)  (        245)
              Total stockholders' equity      20,433    17,704
              Total liabilities and stockholders' equity   $ 22,759  $ 18,732






Note 15. Tower Bancorp Inc. (Parent Company Only) Financial
Information (Continued)

Statements of Income
Years Ended December 31

1997             1996          1995


(000 omitted)
    Income
         Dividends $   146   $     95  $     65
         Net gain on sale of securities     565  332  129
         Cash dividends from wholly-owned subsidiary    1,725     1,507
727
                     2,436     1,934        921
    Expenses
         Interest       62   45   35
         Commissions    48   26   11
         Taxes          150  24   12
         Postage and printing     9    10   11
         Meetings       3    2    2
         Management fees     50   40   35
         Professional fees         25          8         19
                       347        155        125
    Income before equity in undistributed income 2,089     1,779     796

    Equity in undistributed income of subsidiary      605       557     1,489
              Net income     $ 2,694   $ 2,336   $ 2,285

Statements of Cash Flows
Years Ended December 31


1997          1996    1995


(000 omitted)
    Cash flows from operating activities:
              Net income     $ 2,694   $ 2,336   $ 2,285
         Adjustments to reconcile net income to cash
           provided by operating activities:
              Net gain on sale of investment securities    (      565)    (
 332)    (      129)
              Equity in undistributed income of subsidiary (      605)    (
 557)    (   1,489)
         Increase in accrued expenses       151          3         9
    Net cash provided by operating activities      1,675     1,450       676

    Cash flows from investing activities:
         Purchase of investment securities  (    3,683)    (  2,463) (     976)
         Sales of investment securities        1,842    1,567       329
    Net cash (used) by investing activities (    1,841)    (     896)     (
 647)

    Cash flows from financing activities:
         Purchase of treasury stock    (       189)   (     275)     (
31)
         Proceeds from sale of treasury stock    166  58   126       Dividends
paid     (       675)   (     547)     (     492)
         Net proceeds from short-term borrowing        862     210       366
         Net cash (used) by financing activities       164 (     554)     (
 31)

    Net (decrease) in cash   (          2)  0    (        2)
    Cash, beginning              2            2          4 Cash, ending   $
   0     $      2  $      2

    Supplemental disclosure of cash flow information:
         Cash paid during the year for:
              Interest  $       62     $    45   $     35
         Income taxes   1    15   12

Note 16. Compensating Balance Arrangements

    Included in cash and due from banks are required deposit balances at the Federal Reserve of
    $ 100,000 at both December 31, 1997 and 1996 and required deposit balances at Atlantic Central Banker's Bank of $
515,000 and $ 300,000 at December 31, 1997 and 1996,
    respectively. These are maintained to cover processing costs and service charges.

Note 17. Concentration of Credit Risk

    The Bank grants agribusiness, commercial and residential
loans to customers throughout the      Cumberland Valley area.
Although the Bank has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is
dependent upon the agribusiness   economic sector.

    The following is a summary of the loans to the agribusiness sector at December 31, 1997:

    Loans to finance agricultural production and
      loans to farmers ($ 5,211,318 secured by real estate)
$ 5,741,190

    The Bank evaluates each customer's creditworthiness on a
case-by-case basis.  The amount of     collateral obtained if deemed
necessary by the Bank upon the extension of credit is based on management's credit evaluation of the customer.  Collateral
held varies, but generally includes    equipment and real estate.

Note 18. Operating Lease Commitment

    The corporation leases its facilities in Mercersburg under a
noncancelable operating lease that     expires in 2002.  Total rent
expense charged to operations was $ 15,250, $ 15,000 and $ 15,000 for 1997, 1996 and 1995, respectively.

    The corporation also leases a site for an Automatic Teller
Machine under a noncancelable     operating lease that expires in
2003 with the right to negotiate an extended lease of two
    additional five year terms.  Total rent expense charged to
operations was $ 9,000 for 1997 and    1996.  The lease rental for the
second five years of the initial term is subject to negotiation.

    Following is a schedule, by years, of future minimum
rentals under the lease agreements as of    December 31, 1997:

                         Year Ending
         1998 $   25,500
         1999 25,500
         2000     25,500
         2001 25,500
         2002 22,750
         Thereafter           3,000
              $ 127,750

Note 19. Fair Value of Financial Instruments

The estimated fair values of the Corporation's financial instruments were as follows at December 31:

                                                         - - - - - - 1997 -
- - - - -       - - - - - - 1996 - - - - - -

Carrying
Fair           Carrying        Fair

Amount
Value           Amount        Value
    FINANCIAL ASSETS
              Cash and due from banks  $   4,311 $  4,311  $   3,034 $   3,034
              Interest bearing deposits with banks    6,029     6,079     4,071
4,104
              Securities available for sale 27,988    27,988    24,322    24,322
              Securities to be held to maturity  7,995     8,183     9,170
9,336
              Loans receivable    104,338   104,984   101,041   102,313
              Accrued interest receivable   993  993  948  948
              Other bank stock    6,234     6,234     4,181     4,181

         FINANCIAL LIABILITIES
              Time certificates   62,508    62,533    64,155    64,241
              Other deposits 70,276    70,276    62,449    62,449
              Short-term borrowed funds     4,981     4,981     2,731     2,731
              Accrued interest payable 424  424  409  409

Note 20. Regulatory Matters

    Dividends paid by Tower Bancorp Inc. are generally
provided from the Bank's dividends to Tower. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash should be covered by
current year earnings and the debt to equity ratio of the holding company must be below thirty percent. The Bank, as a national bank, is subject to the dividend restrictions set forth by the
Comptroller of the Currency.      Under such restrictions, the Bank may
not, without prior approval of the Comptroller of the      Currency,
declare dividends in excess of the sum of the current year's earnings (as defined) plus retained earnings (as defined) from the prior
two years.  The dividends as of December 31 that      the Bank could
declare without approval of the Comptroller of the Currency, amounted to approximately $ 3,295,110 and $ 4,291,026 for 1997 and 1996, respectively.

In addition, regulatory authorities have established capital guidelines in the form of the "leverage ratio" and "risk-based capital ratios". The leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of Tower
Bancorp's capital ratios to regulatory minimums at December 31 is as follows:

                                                                       Tower
Bancorp
Regulatory Minimum
                                                                    1997
      1996
Requirements

         Leverage ratio 10.12%    10.26%    4%
         Risk-based capital ratio
           Tier I (core capital)  17.17%    16.94%    4%
           Combined Tier I and Tier II
             (core capital plus allowance
             for loan losses)     17.83%    17.75%    8%

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED
SUBSIDIARIES

SELECTED FIVE-YEAR FINANCIAL DATA

                                                 1997             1996
1995
1994              1993
Income (000 omitted)

    Interest income     $ 11,977  $ 11,156  $ 11,002  $    9,666     $    9,034
    Interest expense    5,167     4,811     4,703     3,661     3,585
    Provision for loan losses               0              0              0

      13         235
    Net interest income after
      provision for loan losses   6,810     6,345     6,299     5,992     5,214
    Other operating income   1,390     990  719  697  735
    Other operating expenses     4,396     4,055     3,921       3,824
3,576
    Income before income taxes    3,804     3,280     3,097     2,865     2,373
    Applicable income tax
      (benefit)        1,110       944       812         748            684
           Net income   $  2,694  $  2,336  $  2,285  $    2,117     $    1,689


Per share amounts are based on the following weighted average shares outstanding after giving retroactive recognition to a 5% stock dividend issued in July 1997, 100% stock dividend issued in April 1996 and a 10% stock dividend issued in July 1995:

         1997 - 883,833 1995 - 887,288
1993 - 888,539
         1996 - 885,750 1994 - 885,978

    Net income     3.05 2.64 2.58 2.40 1.90
    Cash dividend paid  .76  .62  .55  .47  .41
    Book value     23.12     19.99     18.20     15.06     13.86

Year-End Balance Sheet Figures
   (000 omitted)

    Total assets   $ 159,935 $ 148,673 $ 139,182 $ 135,378 $ 125,495
    Net loans 102,388   99,094    93,905    93,282    84,750
    Total investment securities   42,217    37,673    33,733    30,841    29,687

    Deposits-noninterest bearing  9,651     7,959     8,201     7,308     7,542
    Deposits-interest bearing     123,133   118,645   111,559   106,906   101,74
2
    Total deposits 132,784   126,604   119,760   114,214   109,284
    Total stockholders' equity    20,433    17,704    16,148    13,343    12,319


Ratios

    Average equity/average assets 12.25     11.76     10.74     9.84 9.62
    Return on average equity 14.17     13.80     15.49     16.50     14.46
    Return on average assets 1.74 1.62 1.67 1.62 1.39

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED
SUBSIDIARIES

CHANGES IN INCOME AND EXPENSE - 1997 AND 1996

    The schedule below reflects comparative changes in income and expense included in the Consolidated Statements of Income for 1997 and 1996 together with changes in asset and liability volumes associated with these income and expense items.

                                             1997 Compared to 1996

1996 Compared to 1995
                                    Average Volumes     Income/Expense
Average Volumes     Income/Expense
($ 000 omitted)                    $            %             $          %

$           %             $          %

Loans    3,393     3.4  412  4.7  3,958     4.2  0    .0
Investment securities   4,994     14.4 334  15.5 2,532     7.9  112  5.5
Other short-term invest-
  ments    2,551   58.1   75 37.7    582      15.3       42       26.8
    Total       10,938     7.9    821   7.4 7,072        5.4     154    1.4

Interest bearing demand
  deposits    10,729    50.8 79   6.8  1,362     6.9  207  530.7
Savings deposits   (  5,618) (16.9)    135  17.5 1,560     4.9  (187)     (195.4
)
Time deposits 983  1.6  124  3.7  3,338     5.7  237  7.5
Short-term borrowings        304  15.3   18 27.6 (1,385)   (411.1)   ( 149)
(
69.6)
    Total        6,398    5.4     356   7.4 4,875        4.3     108    2.3

Net interest income               465  7.3            46   .7
Provision for loan losses                 0 .0                 0         .0
Net interest income after
  provision for loan losses            465  7.3              46     .7

Security transactions             295  106.1               160  135.5
Other operating income            105  14.7            111 18.5
Income before operating
  expense               865  11.8            271 37.7
Salaries & employee
  benefits              184  9.2            78   4.1
Occupancy & equipment
  expense               12   1.3            54   6.0
FDIC insurance premiums           14   700.0               (132)     ( 98.5)
Other operating
  expenses              131  11.8            134 13.8

    Total operating expenses           341  8.4             134 3.4
Income before income taxes             524  15.9           183  5.9

Applicable income tax expense               166  17.6            132 16.3
    Net income               358  15.3             51 22.3

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED
SUBSIDIARIES

SUMMARY OF QUARTERLY FINANCIAL DATA

    The unaudited quarterly results of operations for the years ended December 31, 1997 and 1996 are as follows:


                                   1997

1996
($ 000 omitted           - - - - - - - -Quarter Ended- - - - - - - - -    - - -
- - - - -Quarter Ended- - - - - - - - -
  except per share)     Mar. 31    June 30   Sept. 30   Dec. 31   Mar.
31    June 30   Sept. 30    Dec. 31

Interest income    $ 2,918   $ 2,943   $ 3,037   $ 3,079   $ 2,731   $ 2,809
$
2,780    $ 2,836
Interest expense     1,256     1,254     1,320     1,337     1,202     1,201

1,216      1,192
    Net interest income 1,662     1,689     1,717     1,742     1,529     1,608
1,564    1,644
Provision for loan
  losses        0         0         0         0         0          0        0

     0
    Net interest income
      after provision
     for loan losses    1,662     1,689     1,717     1,742     1,529     1,608
1,564    1,644
Other income  434  236  438  282  217  238  293  242
Other expenses       1,088     1,094     1,074     1,140       964     1,000

 993       1,098
    Operating income
      before income
       taxes  1,008     831  1,081     884  782  846  864  788
Applicable income
  taxes      293       242       316       259        217       232       252

  243
    Net income     $   715   $   589   $   765   $   625   $   565   $   614
$
 612     $   545



Net income applicable
  to common stock
Per share data:
    Net income     $   .81   $   .67   $   .86   $  .71    $  .64    $  .69
$
 .69 $  .62

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARIES

STATEMENTS OF AVERAGE BALANCES AND AVERAGE RATES

                                               1997      1996              1995
       1994      1993
($ 000 omitted)
LOANS
    Commercial     $   15,854     $  14,594 $   11,848     $   10,395     $
8,985
    Mortgage  64,833    65,296    66,699    66,570    61,737
    Consumer      21,752        19,156     16,541         14,024         10,951
         Total loans      102,439    99,046     95,088         90,989
81,673
INVESTMENT SECURITIES
    U.S. Government     698  931  1,460     1,640     1,302
    U.S. Government agencies 21,898    20,404    18,854    17,855    18,228
    State & municipal   9,608     8,413     8,157     8,000     7,206
    Other          7,377           4,839           3,584         3,864
3,416
         Total investment securities      39,581     34,587          32,055

31,359       30,152

OTHER SHORT-TERM INVESTMENTS
    Federal funds sold  1,371     758  990  86   784
    Certificates of deposit        5,571          3,633          2,819
1,997          2,469
         Total other short-term
           investments        6,942          4,391          3,809
2,083          3,253
         Total earning assets       148,962   138,024    130,952        124,431
   115,078
         Total assets   $ 155,264 $ 144,504 $ 137,204 $ 130,433 $ 121,325

Percent increase   7.4% 5.3% 5.2% 7.5% 5.1%

DEPOSITS
    Demand    $    8,835     $    8,222     $    7,613     $    7,083     $
6,277
    Interest-bearing demand  31,820    21,091    19,729    20,308    19,011
    Savings   27,647    33,265    31,705    33,548    35,804
    Time     62,592         61,609         58,271         51,973         46,152
         Total deposits   130,894   124,187   117,318   112,912   107,244
Short-term borrowings        2,288          1,984          3,369          2,620
        826

AVERAGE RATES EARNED (TAXABLE
  EQUIVALENT BASIS)                            %              %               %
               %               %
Loans
    Commercial     9.7  9.4  10.2      8.5  8.1
    Mortgage  8.9  8.7  8.9  8.0  8.3
    Consumer  9.1   9.0  9.1  8.8 9.6
         Total     9.0   8.9  9.2  8.4 8.4
Investment Securities
    U. S. Government    6.6  6.7  6.8  6.6  6.9
    U.S. Government agencies 6.7  6.5  6.4  6.0  6.7
    State & municipal   5.2  5.3  5.5  5.6  6.1
    Other     7.0   6.2  7.3  8.0 8.8
         Total     6.2   6.2  6.2  6.0 6.6
         Total other short-term
           investments  6.2   6.4  5.6  6.4 5.5
         Total earning assets     8.2   8.2  8.5  7.8 7.9

AVERAGE RATES PAID
    Time & savings deposits  4.1  4.1  4.1  3.3  3.5
    Short-term borrowings    5.9  5.3  6.2  4.3  4.0

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the selected supplementary financial information presented in this report.

OPERATING RESULTS

    The results of operations and financial condition are explained through an analysis of fluctuations in net interest income and other noninterest income and expense items.

    Net interest income is the difference between total interest income and total interest expense. Interest income is generated through earning assets which include loans, deposits with other banks and investments. The amount of interest income is dependent on many factors including the volume of earning assets, the level of and changes in interest rates, and volumes of nonperforming loans. The cost of funds varies with the volume of funds necessary to support earning assets, the rates paid to maintain deposits, rates paid on borrowed funds and the level of interest-free deposits.

    Net income was $ 2,694,000 in 1997, compared to $
2,336,000 in 1996 and $ 2,285,000 in 1995.  Net income on an adjusted per share basis for 1997 was $ 3.05, up $ .41 from $ 2.64 realized during 1996.

    Total interest income increased $ 821,000 from 1996 to 1997 and $ 154,000 from 1995 to 1996. Increases in 1997 were due to both an increase in interest rates and average earning assets, while increases in 1996 were primarily due to volume increases. Average loans outstanding in 1997 increased 3.4% over 1996. This coupled with increasing rates resulted in a 7.4% increase in interest income in 1997 as compared to a 1% increase realized in 1996. Total average earning assets increased 7.4% in 1997 compared to 5.3% in 1996. However, where this growth has occurred directly impacts the growth in earnings. Increases in earning assets during 1997 were proportionately higher in loans, which typically produce higher yields than investments. During 1996 the increases in earning assets shifted more toward investments.

    Interest from loans accounted for 77% of total interest income for 1997, as compared to 79% and 80% for 1996 and 1995 respectively. Interest and dividends on investments amounted to $ 2,756,000 or 23% of interest income for 1997, as compared to $ 2,148,000 or 19% in 1996 and
$ 2,036,000 or 18% in 1995.

    Total interest expense was $ 5,167,000 for 1997, an increase of $ 356,000 over the $ 4,811,000 for 1996. The increase in total average deposits was 5.4% in 1997 compared to 5.8% in 1996. Overall growth was moderate during 1997 with interest bearing demand, savings deposits, and time deposits having increased 5.4%. Although growth was moderate there were some significant changes in the mix of deposits, with saving deposits shifting to the interest bearing demand and time deposits. This change in mix along with the constant level of rates paid allowed the overall interest spread to decrease to 4.1% for 1997 compared to 4.6% in 1996.

    The Bank's net charge-offs have been lower than peer group performance for the past three years. Certain loan workout situations have materialized resulting in net recoveries for the two prior years. Net charge-offs were $ 97,000 for 1997, and net recoveries were $ 3,000 for 1996 and $ 89,000 for 1995. These net recoveries as well as an improving loan portfolio have allowed the bank to have a current year provision of $ 0 for 1997, 1996 and 1995. The provisions were based on management's evaluation of the adequacy of the reserve balance and represent amounts considered necessary to maintain the reserve at the appropriate level based on the quality of the loan portfolio and other economic conditions.



    Management has significantly expanded its detailed review of the loan portfolio, which is performed quarterly, in an effort to identify and act more readily on loans with deteriorating trends. As a result, nonaccrual loans have decreased over the past several years and have become more in line with peer banks. Balances were $
478,000 and $ 77,000 at year-end 1997 and 1996, respectively.
Management is not aware of any other problem loans that are indicative of trends, events, or uncertainties that would significantly impact future operations, liquidity or capital. Management also recognizes the need to maintain an adequate reserve to meet the constant risks associated with a growing loan portfolio and an expanding customer base and intends to continue to maintain the reserve at appropriate levels based on ongoing evaluations of the loan portfolio.

    Other income represents service charges on deposit accounts, commissions and fees received for the sale of travelers' checks, money orders and savings bonds, fees for trust services, fees for investment services, securities gains and losses and other income, such as safe deposit box rents. Other income increased $ 400,000 or 40.4% for 1997 over 1996, and $ 271,000 or 37.7% for 1996 over
1995. The increase in 1997 and 1996 was largely due to an increase in investment gains of $ 295,000 and $ 160,000, respectively, fees on trust services of $ 41,000 in 1997 and fees on investment services of $ 20,000 in 1997.

    The noninterest expenses are classified into five main categories: salaries and employee benefits; occupancy expenses, which include depreciation, maintenance, utilities, taxes and insurance; equipment expenses, which include depreciation, rents and maintenance; FDIC insurance premiums; and other operating expenses, which include all other expenses incurred in operating the Bank and the parent company.

    Personnel related expenses increased $ 184,000 or 9.2% in 1997 over 1996, compared to an increase of $ 78,000 or 4.1% in 1996 over 1995. Occupancy and equipment expense increased by 1.7% from 1996 to 1997 compared to 6.0% from 1995 to 1996. The
Bank expects noninterest expenses to continue to increase as their plans to expand take place. Total noninterest expenses increased 8.4% in 1997, compared to 3.4% and 7.5% in 1996 and 1995, respectively.

    Applicable income taxes changed between 1995, 1996 and 1997 as a result of changes in pre-tax accounting income and taxable income. As described in Note 1 of the Notes to Consolidated Financial Statements, deferred income taxes have been provided for timing differences in the recognition of certain expenses between financial reporting and tax purposes. Deferred income taxes have been provided at prevailing tax rates for such items as depreciation, provision for loan losses, deferred compensation, interest income on nonaccrual loans and unrealized gains and losses on investment securities available for sale as accounted for under SFAS 115. The marginal tax rate at which deferred taxes were provided during 1997 and 1996 is 34%. At December 31, 1997 and 1996, deferred taxes amounted to $ 246,000 and $ 629,000, respectively. If all timing differences reversed in 1997, the actual income taxes saved by the recognition of the aforementioned expenses would not be significantly different from the deferred income taxes recognized for financial reporting purposes.

    The current level of nontaxable investment and loan income is such that the Bank is not affected by the alternative minimum tax rules.

    The Bank has begun to prepare for the year 2000 changes to its computer system. A year 2000 plan has been developed and implementation was begun at the end of 1997. During 1997 all personal computers to include all LAN and WAN hardware and software have been updated and/or replaced. All vendors that supply software have been contacted and testing of updated software is expected to begin in the fall of 1998. Currently, the Bank does not expect there to be any problems with any conversion; and the expenditures have been budgeted over the next two years.

FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING
STANDARDS

    In June 1997, The Financial Accounting Standards
Board (FASB) issued SFAS 30 "Reporting Comprehensive Income", with the main objective of disclosing and reporting all changes in equity that result from recognized transactions; and other economic events of the period being reported. This statement is effective for fiscal years beginning after December 15, 1997, with quarterly reporting to begin March 31, 1998. The impact of this statement on the Bank will be limited to reporting on market value adjustments under SFAS 115 and disclosure of any activity of treasury stock.

 LIQUIDITY RISK MANAGEMENT

    Liquidity and interest rate sensitivity are related but distinctly different from one another.

    Liquidity involves the Bank's ability to meet cash withdrawal needs of customers and their credit needs in the form of loans. Liquidity is provided by cash on hand and transaction balances held at correspondent banks. Liquidity available to meet credit demands and/or adverse deposit flows is also made available from sales or maturities of short-term assets. Additional sources providing funds to meet credit needs is provided by access to the marketplace to obtain interest-bearing deposits and other borrowings.

Interest Rate Sensitivity Analysis

    A number of measures are used to monitor and manage interest rate risk including income simulation and interest sensitivity
(gap) analysis. An income simulation model is used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates. Key assumptions in the model include prepayment, repricing and maturity of loan related assets; deposit sensitivity; market conditions and changes in other financial instruments. The Bank's policy objective is to limit the change in annual earnings to 20% of projected earnings. At December 31, 1997, based on the results of the simulation model, the Bank would expect an increase in net interest income of $ 309,000 and a decrease in net interest income of $ 252,000 if interest rates gradually decreased or increased, respectively, from current rates by 300 basis points over a 12-month period.

    The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period.
A gap is considered positive when the amount of interest-earning assets maturing or repricing exceeds the amount of interest-bearing liabilities maturing or repricing within the same period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing exceeds the amount of interest-earning assets maturing or repricing within the same period. Accordingly, in a rising interest rate environment, an institution with a positive gap would be in a better position to invest in higher yielding assets which would result in the yield on its assets increasing at a pace closer to the cost of its interest-bearing liabilities, than would be the case if it had a negative gap.
During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap, which would tend to restrain the growth of its net interest income.

    The Bank closely monitors its interest rate risk as such risk relates to its operational strategies. The Bank's Board of Directors has established an Asset/Liability Committee responsible for reviewing its asset/liability policies and interest rate risk position, which generally meets monthly and reports to the Board on interest rate risk and trends on a quarterly basis.

    The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997 which are anticipated by the Bank, based upon certain assumptions described below, to reprice or mature in each of the future time periods shown. Adjustable-rate assets and liabilities are included in the table in the period in which their interest rates can next be adjusted.

    Money market, NOW and savings accounts have been included in both rate sensitive liabilities of "Zero - 90 days" and "91 - 360" due to these funds being subject to immediate withdrawal.

                                        Due 0 - 90      Due 91 -
360 Due After
                                            Days               Days
       1 Year             Total
Rate sensitive assets
    Interest bearing deposits with banks    $     500 $   1,176 $   4,353 $
6,029
    Investment securities    833  1,018     38,898    40,749
    Real estate, commercial and consumer loans     27,993    27,680    48,665

104,338
              $ 29,326  $ 29,874  $ 91,916  $ 151,116

                                        Due 0 - 90      Due 91 -
360 Due After
                                            Days               Days
       1 Year             Total
Rate sensitive liabilities
    Certificates of deposit over $ 100,000  $   3,858 $   9,245 $  1,363  $
14,466
    Other certificates of deposit 11,454    21,817    14,771    48,042
    Money market deposit accounts 5,210     2,605     0    7,815
    NOW accounts and other savings deposits 35,204    17,606    0    52,810
    Federal funds and other liabilities         4,781           0          200
    4,981
              $ 60,507  $ 51,273  $ 16,334  $ 128,114
    Cumulative interest sensitive GAP  (   31,181)    (   52,580)      23,002

  23,002
    Cumulative interest sensitive GAP ratio .48  .53  1.18 1.18

MARKET RISK MANAGEMENT

    The corporation has risk management policies to monitor and limit exposure to market risk, and strives to take advantage of profit opportunities available in interest rate movements.

    Management continuously monitors liquidity and interest rate risk through its ALCO reporting, and reprices products in order to maintain desired net interest margins. Management expects to continue to direct its marketing efforts toward attracting more low cost retail deposits while competitively pricing its time deposits in order to maintain favorable interest spreads, while minimizing structual interest rate risk.

    The following table sets forth the projected maturities and average rates for all rate sensitive assets and liabilities based on the following assumptions. All fixed and variable rate loans were based on original maturity of the note since the Bank has not experienced a significant rewriting of loans. Investments are based on maturity date except certain long-term agencies which are classified by call date.
The Bank has historically experienced very little deposit runoff and has in fact had net gains in deposits over the past fifteen years. Based on this experience, it was estimated that maximum runoff of noninterest bearing checking would be 33% and for all other deposits except time deposits, which would be 10%. Time deposits are classified by original maturity date.

(In Millions)              - - - - - - - - - - - Principal/Notional Amount
Maturing In: - - - - - - - - - -     Fair
Rate sensitive assets    1998       1999      2000        2001         2002

Thereafter     Total        Value
Fixed interest rate
  loans       $ 6,982   $ 6,582   $ 5,674   $ 4,721   $ 3,844   $ 18,928  $
46,729   $ 47,058
Average interest rate   9.41 9.25 9.13 9.07 9.06 9.07 9.15
Variable interest rate
  loans       18,110    1,875     2,004     2,108     2,224     31,288    57,609
    57,926
Average interest rate   9.33 8.53 8.54 8.57 8.58 8.50 8.77
Fixed interest rate
  securities       13,192    9,461     5,695     4,695     3,296     4,209
40,54
4   42,250
Average interest rate   6.9  7.15 6.45 5.79 5.79 5.60 6.54

Rate sensitive liabilities
Noninterest bearing
  checking         1,588     476  476  476  160  0    3,176     3,176
Average interest rate   - -       - -       - -       - -       - -       - -
-
-
Savings and interest
  bearing checking 1,861     1,241     1,241     1,241     620  0    8,204
8,204
Average interest rates  2.4  2.4  2.4  2.4  2.4  - -  2.4
Time deposits      45,958    7,795     4,417     994  1,931     - -  61,095
61,1
20
Average interest rates  5.45 5.4  6.00 5.3  5.77 0    5.49
Fixed interest rate
  borrowings       0    200  0    0    0    0    200  200
Average rate       - -       9.00 - -       - -       - -       - -  9.00
Variable interest rate
  borrowings       2,769     0    0    0    0    0    2,769     2,769
Average interest rate   5.3       - -       - -       - -       - -       - -
5.
3

CAPITAL FUNDS

    Internal capital generation has been the primary method utilized by Tower Bancorp Inc. to increase its capital. Stockholders' equity, which exceeded $ 20.4 million at December 31, 1997 has steadily increased. Regulatory authorities have established capital guidelines in the form of the "leverage ratio" and "risk-based capital ratios." The leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of Tower Bancorp's capital ratios to regulatory minimums at December
31 is as follows:

Regulatory Minimum
                                                       Tower
Bancorp             Requirements
                                                  1997
1996

    Leverage ratio 10.12%    10.26%    4%
    Risk-based capital ratio
      Tier I (core capital)  17.17%    16.94%    4%
      Combined Tier I and Tier II
        (core capital plus allowance
        for loan losses)     17.83%    17.75%    8%

    Tower Bancorp, Inc. has traditionally been well above required levels and expects equity capital to continue to exceed regulatory guidelines. Certain ratios are useful in measuring the ability of a company to generate capital internally.

    The following chart indicates the growth in equity capital for the past three years.

                                                    1997
1996                 1995
    Equity capital at December 31
      ($ 000 omitted)   $ 20,433  $ 17,704  $ 16,148
    Equity capital as a percent of
      assets at December 31  12.77%    11.91%    11.60%
    Return on average assets 1.74%     1.62%     1.67%
    Return on average equity 14.17%    13.80%    15.49%
    Cash dividend payout ratio    25.06%    23.42%    21.53%

STOCK MARKET ANALYSIS AND DIVIDENDS

    The corporation's common stock is traded inactively in the over-the-counter market. As of December 31, 1997 the approximate number of shareholders of record was 961.

                                              Market
Cash
          1997  (1)                                 Price

Dividend

    First Quarter  $ 35.00 - 35.00     $   0
    Second Quarter    34.25 - 36.00    .23
    Third Quarter  35.00 - 41.00  0
    Fourth Quarter 36.00 - 45.50  .53

                                              Market
Cash
          1996  (1)                                 Price

Dividend

    First Quarter  $ 25.50 - 26.50     $   0
    Second Quarter    26.00 - 28.00    .19
    Third Quarter  33.50 - 36.00  0
    Fourth Quarter 34.25 - 34.75  .43

    (1)   Note:    Cash dividends per share were based on
weighted average shares of common           stock outstanding after
giving retroactive recognition to a 5% stock dividend           issued
in July 1997 and 100% stock dividend issued in April 1996.

