Form 10-K, Exhibit 13
period 1998-12-31
TOWER BANCORP INC
filed 1999-03-31
CIK 740942

Consolidate Balance Sheets
ASSETS   1998 1997
              ________  ________
    (000 omitted)
Cash and due from banks      $     5,114    $     4,311
Interest-bearing deposits with banks        6,199     6,029
Investment Securities
    Available for sale       46,641    32,717
    Held to maturity, fair value of $ 8,183 - 1997         0    7,995
Federal Reserve, Federal Home Loan Bank, and Atlantic Central
    Bankers Bank stock; at cost which approximates fair value        1,876
1,505
Loans
    Commercial, financial and agricultural       15,164    10,699
    Real estate - Mortgages (net of deferred loan origination fees
      $ 191 - 1998; $ 199 - 1997)      87,350    80,597
    Real estate - Construction and land development        2,378     1,486
    Consumer       18,798    11,556
              ________  ________
              123,690   104,338
    Less: Allowance for loan losses         1,890     1,850
              ________  _______
Total loans        121,800   102,488
Premises, equipment, furniture and fixtures      2,910     2,211
Real estate owned other than premises       572  579
Prepaid federal taxes        40   100
Accrued interest receivable       984  993
Deferred income tax charges       179  246
Other assets       1,020     761
              ________  ________
    Total Assets        $ 187,335 $ 159,935
              ________  ________
              ________  ________
LIABILITIES
Deposits in domestic offices
    Demand, noninterest bearing        $   11,346     $     9,651
    Savings        69,281    60,625
    Time           61,839        62,508
              ________  ________
Total Deposits          142,466   132,784
Accrued interest payable          401  424
Federal funds purchased      2,366     2,769
Liabilities for other borrowed funds        18,131    2,212
Other liabilities           1,419       1,313
              ________  ________
Total Liabilities          164,783       139,502
              ________  ________
STOCKHOLDERS' EQUITY
Stockholders' equity
    Common stock: no par value; authorized 5,000,000 shares,
     issued 1,765,400 shares - 1998; 1,765,056 shares - 1997         2,225
2,225
    Additional paid-in capital         6,705     6,699
    Retained earnings        12,969    10,811
    Accumulated other comprehensive income           1,074          969
              ________  ________
              22,973    20,704
    Less:  Cost of Treasury stock, 14,700 shares - 1998; 6,952 shares - 1997
         (            421)   (            271)
              ________  ________
    Total Stockholders' Equity              22,552         20,433
              ________  _______
    Total Liabilities and Stockholders' Equity        $ 187,335 $ 159,935
              ________  ________
              ________  ________


Consolidated Statements of Income
     1998      1997     1996
              _______   _______   _______
      (000 omitted)
Interest and Dividend Income
    Interest and fees on loans         $     9,869    $  9,221  $   8,809

    Interest and dividends on investment securities
Taxable       1,816     1,987     1,701
Federal tax exempt      562  495  447
    Interest on federal funds sold          46   75   40
    Interest on deposits with banks                255            199
 159
              _______   _______   _______
Total interest income          12,548    11,977    11,156
              _______   _______   _______
Interest Expense
    Interest on time certificates of deposit of
      $ 100,000 or more      783  804  735
Interest on other deposits        4,190     4,242     4,011
    Interest on federal funds purchased and other borrowed funds           369
          121         65
              _______   _______   _______
Total interest expense          5,342     5,167     4,811
              _______   _______   _______
    Net interest income      7,206     6,810     6,345
    Provision for loan losses                   0               0              0
              _______   _______   _______
Net interest income after provision
for loan losses         7,206        6,810     6,345
              _______   _______   _______
Other Income
    Trust department income       391  293  252
    Service charges on deposit accounts          281  288  277
    Other service charges, collection and exchange
      charges, commissions and fees         212  181  159
    Investment securities gains        973  573  278
    Investment services income         74   44   24
    Gain on sale of other real estate       150  11   0
    Gain on sale of property, equipment, furniture & fixtures         1
   0     0
              _______   _______   _______
                 2,082     1,390        990
              _______   _______   _______
Other Expenses
    Salaries, wages and other employee benefits       2,483     2,179     1,995
    Occupancy expense        302  296  291
    Furniture and equipment expenses        918  668  661
    FDIC insurance premiums       20   16   2
    Other operating expenses          1,410     1,237     1,106
              _______   _______   _______
                  5,133      4,396         4,055
              _______   _______   _______
Income before income taxes        4,155     3,804     3,280
Applicable income tax expense              1,246     1,110        944
              _______   _______   _______
Net income         $  2,909  $  2,694  $  2,336
              _______   _______   _______
              _______   _______   _______
    Earnings per share of common stock
Net income         $    1.68 $    1.53 $    1.32
              _______   _______   _______
              _______   _______   _______


Consolidated Statements of Changes in Stockholder's Equity
                   Accumulated
         Additional          Other
    Common    Paid-In   Retained  Comprehensive  Treasury  Total
    Stock     Capital   Earnings  Income    Stock     Equity
         _______   _______   _______   _______   _______   _______
                   (000 omitted)
Balance at December 31, 1995 $ 1,060   $ 5,354   $   9,508 $    254  ($    28)
    $ 16,148
Comprehensive income:
    Net income     0    0    2,336     0        0     2,336
    Net unrealized loss on
      available for sale securities
      (net of tax $9)   0    0    0    (         18)  0    (           18)
         _______   _______   _______   _______   _______   _______
Total comprehensive income                                                2,318
    Purchase of treasury stock
      (6,475 shares)    0    0    0        0     (      275)    (         275)
    Sale of treasury stock
      (1,618 shares)         0            2         0      0       58     60
    Cash dividends declared
      on common stock ($ .31
      per share)   0    0    (         547) 0    0    (         547)
    Stock dividend issued           1,060              0   (       1,060)
  0
      0             0
         _______   _______   _______   _______   _______   _______
Balance at December 31, 1996  2,120     5,356     10,237    236 (    245) 17,704
Comprehensive income:
    Net income     0    0    2,694     0        0     2,694
    Net unrealized gain on available
      for sale securities (net of tax $377)          0                0
                0      733          0  733
         _______   _______   _______   _______   _______   _______
Total comprehensive income                                           3,427
    Cash dividends declared on
      common stock ($ .38
      per share)   0    0    (          675)     0    0    (         675)
    Purchase of treasury stock
      (4,592 shares)    0    0    0        0     (      189)    (         189)
    Sale of treasury stock
      (5,607 shares)         0            3         0      0       163    166
    Stock dividend issued            105         1,340     (       1,445)
     0
    0                 0
         _______   _______   _______   _______   _______   _______
Balance at December 31, 1997   2,225    6,699     10,811    969 (    271) 20,433
Comprehensive income:
    Net income          0          0     2,909         0         0     2,909
    Net unrealized gain on
      available for sale securities
      (net of tax $ 54)           0              0                0        105
             0              105
         _______   _______   _______   _______   _______   _______
Total comprehensive income
    3,014
    Cash dividends declared on
      common stock ($ .43 per share)   0    0    (          751)     0    0
(
      751)
    Purchase of treasury stock
      (9,806 shares)    0    0    0        0     (      357)    (         357)
    Sale of treasury stock (6,509 shares)                 0              6
   0
  0
  207            213
         _______   _______   _______   _______   _______   _______
Balance at December 31, 1998 $ 2,225   $ 6,705   $ 12,969  $ 1,074   ($  421)
$
22,552
         _______   _______   _______   _______   _______   _______
         _______   _______   _______   _______   _______   _______


Consolidated Statements of Cash Flows
    1998 1997 1996
                   _______   _______   _______
Cash flows from operating activities:            (000 omitted)
    Net income          $   2,909 $   2,694 $   2,336
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization      344  229  249
         (Gain) on sale of investment securities      (        973)  (
573)     ( 332)
         (Gain) on sale of other real estate          (        150)  (
11) 0
         Provision for deferred taxes       13   6    (           9)
         (Increase) decrease in:
Other assets       (        124)  (         74)  (        140)
Interest receivable          10   (         45)  (         57)
Prepaid income taxes         60   (         11)  18
    Increase (decrease) in:
Interest payable        (          23) 15   20
Other liabilities       (          29)       223       48
                   _______   _______   _______
    Net cash provided by operating activities               2,037       2,453

2,133
                   _______   _______   _______
Cash flows from investing activities:
    Net (increase) in loans       (   19,312)    (     3,394)   (     5,189)
    Purchases of bank premises, equipment, furniture and fixtures         (
1,043)
    (       805)   (         47)
    Purchases of other real estate          0    (         38)  (        346)
    Proceeds from the sale of other real estate       150  128  0
    Net (increase) decrease in interest-bearing deposits
      with banks        (        170)  (     1,958)   (       636)
    Maturity/sales of available for sale securities        17,191    8,569
7,931
    Maturities of held to maturity securities         0    1,890     1,113
    Purchases of available for sale securities        (   21,982)    (   10,534)
    (     9,640)
    Purchases of held to maturity securities          0    (     2,978)   (
2,257)
    Purchase of Federal Home Loan Bank stock          (        121)  (
38) (    1)
    Purchase of Federal Home Loan Mortgage Corporation
      preferred stock        (        250)  0    0
    Purchase of Federal National Mortgage Association stock          0    250
(
       750)
    Purchase of Federal Reserve Bank stock                  0             0
(
        4)
                   _______   _______   _______
Net cash (used) by investing activities          (25,537)  (  8,908) (  9,826)
                   _______   _______   _______
Cash flows from financing activities:
    Net increase in deposits      $   9,682 $   6,180 $   6,846
    Net increase in short-term borrowings        15,516    2,250     1,023
    Purchase of treasury stock         (       357)   (       189)   (
275)
    Proceeds from sale of treasury stock         213  166  58
    Cash dividends paid      (        751)  (       675)   (       547)
                   _______   _______   _______
Net cash provided by financing activities          24,303     7,732    7,105
                   _______   _______   _______
Net increase (decrease) in cash and cash equivalents       803  1,277     (
  588)
Cash and cash equivalents at beginning of year            4,311    3,034
3,622
                   _______   _______   _______
Cash and cash equivalents at end of year         $5,114    $ 4,311   $3,034
                   _______   _______   _______
                   _______   _______   _______
Supplemental disclosure of cash flows information:
    Cash paid during the year for:
         Interest       $   5,365 $   5,152 $   4,754
         Income taxes        1,184     1,187     911
Supplemental schedule of noncash investing and financing activities:
    Unrealized gain (loss) on securities available for sale (net
      of tax effects)        $      105     $      733     ($        18)
    Issuance of stock dividends        0    1,445     1,060
                   _______   _______   _______
                   _______   _______   _______

Note 1.  Summary of Significant Accounting Policies
Nature of Operations: Tower Bancorps primary activity consists of owning and supervising its subsidiary, The First National Bank of Greencastle, which is engaged in providing banking and bank related services in South Central Pennsylvania, principally Franklin County. Its six offices are located in Greencastle, Quincy, Shady Grove, Laurich, Mercersburg, and Waynesboro, Pennsylvania.
Principles of Consolidation: The consolidated financial statements include the accounts of the corporation and its wholly-owned subsidiary, The First National Bank of Greencastle. All significant intercompany transactions and accounts have been eliminated.
During 1990 Antrim-Tower Development Corporation was formed to be a wholly-owned subsidiary of Tower Bancorp for the purpose of developing and/or selling real estate that from time to time may be conveyed to the Bank as settlement for outstanding delinquent loans. Antrim-Tower Development Corporation has not had any development activity and to date has been an inactive corporation.
Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.
While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporations allowances for losses on loans and foreclosed real estate. Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information ava heir examination.  Because of these factors, managements estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.
Investment Securities: The Corporations investments in securities are classified in three categories and accounted for as follows:
    Trading Securities.  Securities held principally for resale in the near term are classified as trading securities and recorded at their fair values.
  Unrealized gains and losses on trading securities are included in other income.
    Securities to be Held to Maturity. Bonds and notes for which the Corporation has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.
    Securities Available for Sale. Securities available for sale consist of securities not classified as trading securities nor as securities to be held to maturity. These are securities that management intends to use as a part of its asset and liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related factors.
Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in other comprehensive income.
Gains and losses on the sale of securities available for sale are determined using the specific-identification method.
Fair values for investment securities are based on quoted market prices.
The Corporation had no trading securities in 1998 or 1997.
Restricted Bank Stock: The Corporation is required to maintain minimum investment balances in The Federal Reserve Bank, Federal Home Loan Bank and Atlantic Central Bankers bank. These investments are carried at cost because they are not actively traded and have no readily determinable market value.
Premises, Equipment, Furniture and Fixtures and Depreciation: Premises,
 equipment, and furniture and fixtures are carried at cost less accumulated depreciation. Depreciation has been provided generally on the straight-line method and is computed over the estimated useful lives of the various assets as follows:
         Years
Premises      15-30
Equipment, furniture and fixtures      3-15
Repairs and maintenance are charged to operations as incurred.
Other Real Estate Owned: Other real estate owned includes foreclosed properties for which the institution has taken physical possession in connection with loan foreclosure proceedings.
At the time of foreclosure, the real estate is recorded at the lower of the
 Banks cost (loan balance) or the assets fair value, less estimated costs to sell, which becomes the propertys new basis.  Any write-downs based on the assets fair value at date of acquisition are charged to the allowance for loan losses. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in income (loss) on other real estate owned.
Retirement Plan: The Bank has a target-benefit pension plan which covers all full-time employees who have attained the age of twenty (20) and have completed a minimum of one year of continuous service with the Bank. The Bank's policy is to fund pension costs accrued.
Loans and Allowance for Loan Losses: Loans are stated at the amount of unpaid principal, reduced by unearned discount, deferred loan origination fees, and an allowance for loan losses.  Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.
The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such
e and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.
In accordance with SFAS No. 91 loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Corporation is amortizing these amounts over the contractual life of the related loans.
Nonaccrual/Impaired Loans: The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely.  Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received are either applied to the outstanding principal balan me, depending on management's assessment of the ultimate collectibility of principal.
Earnings per Share of Common Stock: Earnings per share of common stock were computed based on weighted averages of 1,732,479, 1,765,056 and 1,775,069 shares outstanding in 1998, 1997 and 1996, respectively, after giving retroactive recognition to a 100% stock dividend in July 1998, a 5% stock dividend in July 1997 and a 100% stock dividend issued in April 1996.
  During 1998 the shareholders approved to reduce the par value of stock to zero (no par value).
Federal Income Taxes: For financial reporting purposes, the provision for loan losses charged to operating expense is based on management's judgment, whereas for federal income tax purposes, the amount allowable under present tax law is deducted. Additionally, deferred compensation is charged to operating expense in the period the liability is incurred for financial reporting purposes, whereas, for federal income tax purposes, these expenses are deducted when paid. There are also differences between the a for tax and financial reporting purposes, and an income tax effect caused by the adjustment to fair value for available for sale securities.  As a result of these timing differences, deferred income taxes are provided in the financial statements. See Note 14 for further details.
Cash Flows: For purposes of the Statements of Cash Flows, the company has defined cash and cash equivalents as highly liquid debt instruments with maturities of three months or less. They are included in the balance sheet caption "cash and due from banks." As permitted by Statement of Financial Accounting Standards No. 104, the company has elected to present the net increase or decrease in deposits in banks, loans and deposits in the
 Statements of Cash Flows.
Fair Values of Financial Instruments: Statement of Financial Accounting
 Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate
 and
 .  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the corporation.
  See Note 19 for further detail.
The following methods and assumptions were used by the corporation in estimating fair values of financial instruments as disclosed herein:
    Cash and Cash Equivalents. The carrying amounts of cash and short-term instruments approximate their fair value.
    Interest-Bearing Balances with Banks. Interest-bearing balances with banks having a maturity greater than one year have estimated fair values using discounted cash flows based on current market interest rates.
    Securities to be Held to Maturity and Securities Available for Sale. Fair values for investment securities are based on quoted market prices.
    Loans Receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values.  Fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.
    Deposit Liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date
 (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposits and IRAs are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a
d maturities on time deposits.
    Short-Term Borrowings. The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Banks current incremental borrowing rates for similar types of borrowing arrangements.
    Accrued Interest. The carrying amounts of accrued interest approximate their fair values.
    Off-Balance-Sheet Instruments. The Bank generally does not charge commitment fees. Fees for standby letters of credit and their off-balance-
sheet instruments are not significant.
Advertising: The Bank expenses advertising costs as they are incurred.
 Advertising expense for the years ended December 31, 1998, 1997 and 1996 were $165,501, $158,451 and $111,269, respectively.
Comprehensive Income: In 1998 the Corporation adopted Statement of Financial
 Accounting Standards (SFAS) No. 130  Reporting Comprehensive Income.
  Under SFAS No. 130, comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by stockholders and distributions to stockholders. Comprehensive income includes net income and certain elements of other comprehensive income such as accounting for future contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.
The Corporation has elected to report its comprehensive income in the statement of stockholders equity. The only element of other comprehensive income that the Corporation has is the unrealized gains or losses on available for sale securities. The 1997 financial statements have been reclassified to reflect these changes in reporting format.
The components of the change in net unrealized gains (losses) on securities were as follows:
         1998 1997 1996
Gross unrealized holding gains
(losses) arising during the year       $ 1,132   $ 1,683   ($ 305)
Reclassification adjustment for
gains realized in net income      (      973)    (     573)       278
         _____     _____     _____
Net unrealized holding gains
(losses) before taxes        159  1,110     (     27)
Tax effect         (        54)   (     377)          9
         _____     _____     _____
Net change         $    105  $   733   ($   18)
         _____     _____     _____
         _____     _____     _____
Note 2.  Investment Securities
The investment securities portfolio is comprised of securities classified as available for sale at December 31, 1998 and as available for sale and held to maturity at December 31, 1997, resulting in investment securities available for sale being carried at fair value and investment securities held to maturity being carried at cost, adjusted for amortization of premiums and accretions of discounts.
The amortized cost and fair value of investment securities available for sale at December 31 were:
         Gross Un- Gross Un-
    Amortized realized  realized  Fair
    Cost Gains     Losses    Value
    (000 omitted)
    1998
U.S. Treasury securities          $     399  $      14     $      0  $      413
Obligations of other U.S.
  government agencies        15,194    173  22   15,345
Mortgage-backed securities        6,390     38   25   6,403
Corporate bonds         2,654     16   27   2,643
Equities       8,906      1,251         85  10,072
Obligations of state and
  political subdivisions             11,470       325      30      11,765
         _____     _____     ____ _____
         $45,013   $ 1,817   $ 189     $46,641
         _____     _____     ____ _____
         _____     _____     ____ _____
    1997
U.S. Treasury securities          $      499      $      12     $      0  $
 511
Obligations of other U.S.
  government agencies        16,733    173  33   16,873
Mortgage-backed securities        5,165     43   31   5,177
Corporate bonds         718  21   1    738
Equities        5,869     1,224         1       7,092
Obligations of state and
  political subdivisions           2,265           61       0       2,326
         _____     _____     ____ _____
         $31,249   $ 1,534   $   66    $32,717
         _____     _____     ____ _____
         _____     _____     ____ _____
Effective January 1, 1998 all obligations of state and political subdivisions that were classified as held to maturity at December 31, 1997 were reclassified to available for sale.  All unrealized gains and losses on these securities are shown as part of other comprehensive income in the stockholders equity section.
The amortized cost and fair values of investment securities held to maturity at December 31 were:
         Gross Un- Gross Un-
    Amortized realized  realized  Fair
    Cost Gains     Losses    Value
    (000 omitted)
    1997
Obligations of state and
  political subdivisions          $ 7,995   $ 197     $    9    $ 8,183
         _____     _____     ____ _____
         _____     _____     ____ _____
The amortized cost and fair values of investment securities available for sale at December 31, 1998, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
         Securities Available for Sale
         Amortized Fair
         Cost      Value
         (000 omitted)
Due in one year or less      $      1,115   $      1,129
Due after one year through
  five years       5,652     5,742
Due after five years through
  ten years        14,795    15,036
Due after ten years          8,155          8,259
         _______   _______
         29,717    30,166
Mortgage-backed securities        6,390     6,403
Equity securities            8,906        10,072
         _______   _______
         $ 45,013  $ 46,641
         _______   _______
         _______   _______
Proceeds from sales and maturities of investment securities available for sale during 1998, 1997, and 1996 were $17,191,000, $8,569,000 and
 $7,931,000, respectively.  Gross realized gains and losses on those sales and maturities were $977,000 and $4,000 for 1998; $576,000 and $3,000 for
 1997; and $338,000 and $60,000 for 1996, respectively.
Securities carried at $13,300,000 and $12,462,948 at December 31, 1998 and
 1997, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.
Restricted bank stock on the balance sheet includes:
         1998 1997
Federal Reserve Bank stock        $        81    $        81
Federal Home Loan Bank stock      750  629
Federal Home Mortgage Bank stock       750  750
Federal Home Loan Mortgage
  Corporation preferred stock          250  0
Atlantic Central Bankers Bank               45          45
         _______   _______
         $ 1,876   $ 1,505
         _______   _______
         _______   _______
Note 3.  Allowance for Loan Losses
Activity in the allowance for loan losses is summarized as follows:
         1998 1997 1996
              (000 omitted)
Balance at beginning of period         $ 1,850   $  1,947  $  1,945
Recoveries         87   18   16
Provision for possible loan losses
  charged to income          0              0             0
         _____     _____     _____
     Total         1,937     1,965     1,961
Losses         47        115        14
         _____     _____     _____
Balance at end of period          $ 1,890   $ 1,850   $ 1,947
         _____     _____     _____
         _____     _____     _____
Note 4. Premises, Equipment, Furniture and Fixtures
              Accumulated    Depre-
              Depre-     ciated
         Cost ciation     Cost
         _____     _____     _____
                                       (000 omitted)
- - - - - - - - - - - - - - - 1998 - - - - - - - - - - - - - -
Premises (including land $442,000)          $  3,592  $  1,406  $  2,186
Equipment, furniture and fixtures        2,085      1,361       724
         _____     _____     _____
  Totals, December 31, 1998       $ 5,677   $ 2,767   $ 2,910
         _____     _____     _____
         _____     _____     _____
- - - - - - - - - - - - - - - 1997 - - - - - - - - - - - - - -
Premises (including land $287,000)          $ 2,799   $ 1,310   $  1,489
Equipment, furniture and fixtures      2,003        1,281       722
         _____     _____     _____
  Totals, December 31, 1997       $ 4,802   $ 2,591   $ 2,211
         _____     _____     _____
         _____     _____     _____
Depreciation expense amounted to $344,000 in 1998, $229,000 in 1997 and
 $249,000 in 1996.
Note 5. Real Estate Owned Other Than Premises
Included in real estate owned other than premises are certain properties which are located adjacent to the main office, and property in Washington County, Maryland. The Bank intends to hold these properties for future expansion purposes in order to protect its competitive position, and are renting certain of these properties until such time as the Bank decides they are needed.  The depreciated cost of these properties was $ 450,587,
 $ 458,189 and $ 427,140 at December 31, 1998, 1997 and 1996, respectively.
Note 6. Loans to Related Parties
The company's subsidiary has granted loans to the officers and directors of the company and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.  The aggregate dollar amount of these loans was $ 1,907,270 and $ 1,548,668 at December 31, 1998 and 1997, respectively.  During 1998 made and repayments totaled $ 778,781. During 1997, $ 910,024 of new loans were made and repayments totaled $ 566,109.
Outstanding loans to bank employees totaled $ 1,362,656 and $ 2,275,556 at
 December 31, 1998 and 1997, respectively.
Note 7. Financial Instruments With Off-Balance-Sheet Risk
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit.  Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect
Bank has in particular classes of financial instruments.
The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.
    Contract or Notional Amount
    1998 1997
         _________ _________
Financial instruments whose contract amounts
  represent credit risk at December 31:
Commitments to extend credit      $ 11,962,920   $ 11,551,970
Standby letters of credit and
  financial guarantees written         1,329,118 1,949,714
         _________ _________
         $ 13,292,038   $ 13,501,684
         _________ _________
         _________ _________
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount med necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.
Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral supporting those commitments when deemed necessary by management.
Note 8. Nonaccrual/Impaired Loans
The following table shows the principal balances of nonaccrual loans as of
 December 31:
         1998 1997 1996
Nonaccrual loans        $487,905  $477,917  $77,000
         ______    ______    _____
         ______    ______    _____
Interest income that would have been
  accrued at original contract rates        $  54,607 $  38,785 $  7,409
Amount recognized as interest
  income              661        13,321               0
         ______    ______    _____
  Foregone revenue      $  53,946 $  25,464 $ 7,409
         ______    ______    _____
         ______    ______    _____
Impaired loans at December 31, 1998 and 1997 had a carrying value of $0 and
 $686,000, respectively which have been recognized in conformity with FASB Statement No. 114, Accounting by Creditors for Impairment of Loans. The average recorded investment in impaired loans amounted to approximately $343,000 and $684,000 for 1998 and 1997, respectively. Interest income of $13,147 and $41,907 was recognized on cash payments received on these loans in 1998 and 1997, respectively.  The total allowance for credit lo
 $0 and $250,000 at December 31, 1998 and 1997, respectively.
The corporation had no impairment of loans in 1996.
Note 9. Retirement Plan
The Bank maintains a target benefit retirement plan for those employees who meet the eligibility requirements set forth in the plan.  Substantially all of the Bank's employees are covered by the plan.  The Bank's funding policy is to contribute annually an amount, as determined under plan provisions, necessary to meet target benefits established by the plan. Contributions charged to operations were $39,000 for 1998, $48,000 for 1997, and $34,000 for 1996.
Note 10. Employee Benefit Plans
The Bank maintains a profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan.  Contributions to the plan are based on Bank performance and are at the discretion of the Bank's Board of Directors. Substantially all of the Bank's employees are covered by the plan and the contribution charged to operations was $75,000, $67,000, and $63,000 for 1998, 1997, and 1996, respectively.
The Bank maintains a deferred compensation plan for certain key executives and directors, which provides supplemental retirement and life insurance benefits. The plan is partially funded by life insurance on the participants, which lists the bank as beneficiary.  The estimated present value of future benefits to be paid, which are included in other liabilities, amounted to $982,373 and $983,530 at December 31, 1998 and
 1997, respectively. Annual expense of $116,289, $131,751, and $120,812 was charged to o
996, respectively.
The Bank maintains an employee stock ownership plan (ESOP) that generally covers all employees who have completed one year of service and attained the age of twenty. Contributions to the plan are determined annually by the
 Board of Directors as a percentage of the participants total earnings. The payments of benefits to participants are made at death, disability, termination or retirement.  Contributions to the plan for all employees charged to operations amounted to $150,000, $134,000 and $127,000 for 199
  The number of shares of the companys stock acquired for the plan are based upon the fair market value per share at the end of the year. All shares held in the plan are considered issued and outstanding for earnings per share calculations and all dividends earned on ESOP shares are charged against retained earnings, the same as other outstanding shares.
Note 11. Stock Option Plans
In 1996 the Bank implemented two nonqualified stock option plans, which are described on the next page. The Bank accounts for the fair value of grants under those plans in accordance with Statement of Financial Accounting Standards (SFAS) Statement 123, Accounting for Stock-Based Compensation.
  The compensation cost that has been charged against income for those plans was $32,077, $10,375 and $8,262 for 1998, 1997 and 1996, respectively.
The first plan is for select key employees.  This plan granted options for up to 807 shares at a purchase price of $1.00 per share. These options can be exercised only by the key employee during his/her lifetime.
The second plan is for outside directors.  This plan granted options of
 1,411; 373; and 324 shares for each director at $22.25, $34.00 and $25.00 per share for the years ended December 31, 1998, 1997 and 1996, respectively, which was based on the fair value of the stock at the grant date.  Options are vested one year following the grant date and expire upon the earlier of 120 months following the date of the grant or one year following the date on which a director ceases to serve in such a capacity for the
A summary of the status of the companys two fixed stock option plans as of
 December 31, 1998 is as follows:
         Weighted Average
         Exercise Price
Fixed Options Shares    Per Share
Outstanding at beginning of year       4,879     $    28
Granted       9,273     17
Exercised          1,504     14
Forfeited/expired       0            0
         _____     _____
Outstanding at end of year        12,648    17
         _____
         _____
Options exercisable at year end        4,182     28
Weighted average fair value of options
  per share granted during the year         $      36
Note 12. Deposits
Included in savings deposits at December 31 are NOW and Money Market Account balances totaling $38,773,000 and $30,463,000 for 1998 and 1997, respectively. Time deposits of $100,000 and over aggregated $14,880,466 and $14,465,517 at
 December 31, 1998 and 1997, respectively.
At December 31, 1998 scheduled maturities of time deposits are as follows:
1999          $ 39,424,621
2000          12,461,714
2001          3,305,734
2002          2,104,610
2003              4,542,015
         _________
         $ 61,838,694
         _________
         _________
The Bank accepts deposits of the officers, directors, and employees of the corporation and its subsidiary on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers, directors and employees totaled $ 1,986,734 and $ 1,907,317 at December 31, 1998 and 1997, respectively.
Note 13. Liabilities for Borrowed Money
Federal funds purchased generally mature within one day from transaction date.  Other borrowed funds are as follows:
At December 31, 1998 and 1997, $2,554,000 and $1,740,000, respectively of
 other borrowed    funds represents the outstanding balance on lines of credit at other area banks.  Total amount of the lines at December 31, 1998 and
 1997 were $2,675,000 and $2,000,000, respectively. Interest on these lines ranged from 6.75% to 8.75% for 1998 and 1997.
During 1989, the Bank purchased a property adjacent to the Greencastle office for $265,000 by paying $65,000 in cash and issuing a note payable to the sellers for $200,000. The note, which bears interest at 9% per year, is due on demand or January 31, 1999, whichever is earlier.  During 1998 $50,000 was paid on this note leaving an outstanding balance of $150,000 at December 31, 1998.
In addition, $427,000 and $271,000 of the balance of liabilities for other borrowed funds at December 31, 1998 and 1997, respectively, represents the balance of the Treasury Tax and Loan Investment Program. The Bank elected to enter into this program in accordance with federal regulations. This program permits the Bank to borrow these Treasury Tax and Loan funds by executing an open-ended interest-bearing note to the Federal Reserve Bank.
  Interest is payable monthly and is computed at 1/4% below the Fede ote is secured by U.S. Government obligations with a par value of $900,000 and $600,000 at December 31, 1998 and 1997, respectively.
The Bank also has available a line of credit totaling $5,000,000 at
 December 31, 1998 and 1997, respectively with The Federal Home Loan Bank of Pittsburgh. The borrowings against the line were $0 at both December 31,
 1998 and 1997. In addition, the Bank also has three $5,000,000 loans with the Federal Home Loan Bank of Pittsburgh bearing interest at 4.63% to 5.39%
 and maturing 9/15/2008 through 11/24/2008. Collateral for the borrowings consists of certain securities and the Banks 1-4 family mortgage loan ly $53 million at December 31, 1998.
Note 14. Income Taxes
The components of federal income tax expense are summarized as follows:
    1998 1997 1996
         _____     _____     _____
         (000 omitted)
Current year provision       $    902  $    921  $ 857
Deferred income taxes (benefit)                13     (         6)   (       8)
         _____     _____     _____
Applicable income taxes      915     915    849
Add: Income tax effect of
securities gains        331        195     95
         _____     _____     _____
Net income tax expense       $ 1,246   $ 1,110   $ 944
         _____     _____     _____
         _____     _____     _____
Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $599,571, $543,472 and $547,946 for 1998, 1997 and 1996, respectively.
A reconciliation of the effective applicable income tax rate to the federal
 statutory rate is as   follows:
    1998 1997 1996
         _____     _____     _____
Federal income tax rate      34.0%     34.0%     34.0%
Reduction resulting from:
   Nontaxable interest income          4.1    4.8       5.2
         _____     _____     _____
Effective income tax rate         29.9%     29.2%     28.8%
         _____     _____     _____
         _____     _____     _____
Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan loss, deferred compensation, interest on nonaccrual loans, and unrealized losses on securities available for sale.
  Deferred tax liabilities have been provided for taxable temporary differences related to depreciation and unrealized gains on securities available for sale. The net deferred tax assets included in other assets in the accompanying balance sheets at December 31 are as follows:
    1998 1997
         _____     _____
Total deferred tax assets         $ 745     $ 745
Total deferred tax liabilities         (   566)  (   499)
         _____     _____
Net deferred tax assets      $ 179     $ 246
         _____     _____
         _____     _____
The company has not recorded a valuation allowance for the deferred tax assets as they feel that it is more likely than not that they will be ultimately realized.
Note 15. Tower Bancorp Inc. (Parent Company Only) Financial Information
The following are the condensed balance sheets, statements of income, and statements of cash flows for the parent company:
Balance Sheets
December 31
         1998 1997
         ______    ______
Assets        (000 omitted)
Cash          $           0  $          0
Securities available for sale          10,072    7,092
Investment in The First National
Bank of Greencastle             15,786    15,668
         ______    ______
Total assets       $25,858   $22,760
         ______    ______
         ______    ______
Liabilities
Other liabilities       $       752    $      586
Notes payable           2,554         1,741
         ______    ______
Total liabilities            3,306         2,327
         ______    ______
Stockholders' Equity
Common stock, no par value;
authorized 5,000,000 shares,
issued 1,765,400 shares - 1998;
1,765,056 shares - 1997      2,225     2,225
Additional paid-in capital        6,705     6,699
Retained earnings       12,969    10,811
Accumulated other
comprehensive income            1,074         969
         ______    ______
         22,973    20,704
Less:  Cost of Treasury stock, 14,700
shares - 1998; 6,952 shares - 1997          (        421)  (        271)
         ______    ______
Total stockholders' equity            22,552        20,433
         ______    ______
Total liabilities and
stockholders' equity         $25,858   $22,760
         ______    ______
         ______    ______
Statements of Income
Years Ended December 31
         1998 1997 1996
         ______    ______    ______
              (000 omitted)
Income
Dividends          $     220 $     146 $       95
Net gain on sale of securities         942  565  332
Cash dividends from
wholly-owned subsidiary      2,386       1,725     1,507
         ______    ______    ______
            3,548    2,436     1,934
         ______    ______    ______
Expenses
Interest      123  62   45
Commissions        68   48   26
Taxes         318  150  24
Postage and printing         15   9    10
Meetings      3    3    2
Management fees         60   50   40
Professional fees       28   25   8
         ______    ______    ______
         615  347  155
         ______    ______    ______
Income before equity in
undistributed income         2,933     2,089     1,779
Equity in undistributed income
of subsidiary      (        24)         605      557
         ______    ______    ______
Net income         $2,909    $2,694    $2,336
         ______    ______    ______
         ______    ______    ______
Statements of Cash Flows
Years Ended December 31
         1998 1997 1996
         ______    ______    ______
              (000 omitted)
Cash flows from operating activities:
Net income         $   2,909 $  2,694  $   2,336
Adjustments to reconcile net income to
cash provided by operating activities:
Net gain on sale of
investment securities        (     942)     (      565)    (      332)
Equity in undistributed
income of subsidiary         24   (      605)    (      557)
Increase in accrued expenses       188      151          3
         ______    ______    ______
Net cash provided by operating
activities           2,179     1,675     1,450
         ______    ______    ______
Cash flows from investing activities:
Purchase of investment securities      (  4,755) (    3,683)    (  2,463)
Sales of investment securities         2,658         1,842   1,567
         ______    ______    ______
Net cash (used) by investing
activities         (   2,097)     (    1,841)    (     896)
         ______    ______    ______
Cash flows from financing activities:
Purchase of treasury stock        (     357)     (       189)   (     275)
Proceeds from sale of treasury
stock         213  166  58
Dividends paid          (     751)     (       675)   (     547)
Net proceeds from short-term
borrowing           813       862     210
         ______    ______    ______
Net cash (used) by financing activities          (       82)          164 (
554)
         ______    ______    ______
Net (decrease) in cash       0    (          2)  0
Cash, beginning               0             2           2
         ______    ______    ______
Cash, ending       $         0    $          0   $          2
         ______    ______    ______
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest      $     123 $        62    $       45
Income taxes       23   1    15
Note 16. Compensating Balance Arrangements
Included in cash and due from banks are required deposit balances at the
 Federal Reserve of $100,000 at both December 31, 1998 and 1997 and required deposit balances at Atlantic Central Banker's Bank of $515,000 at both
 December 31, 1998 and 1997.  These are maintained to cover processing costs and service charges.
Note 17. Concentration of Credit Risk
The Bank grants agribusiness, commercial and residential loans to customers throughout the Cumberland Valley area. Although the Bank has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the agribusiness economic sector.
The following is a summary of the loans to the agribusiness sector at
 December 31, 1998:
Loans to finance agricultural production and loans
  to farmers ($ 4,834,854 secured by real estate)            $ 5,130,367
The Bank evaluates each customer's creditworthiness on a case-by-case basis.
  The amount of collateral obtained if deemed necessary by the Bank upon the extension of credit is based on management's credit evaluation of the customer. Collateral held varies, but generally includes equipment and real estate.
Note 18. Commitments
The corporation leases its facilities in Mercersburg under a noncancellable operating lease that expires in 2006.  Total rent expense charged to operations was $20,700, $15,250 and $15,000 for 1998, 1997 and 1996,
 respectively.
The corporation also leases a site for an Automatic Teller Machine under a noncancellable operating lease that expires in 2003 with the right to negotiate an extended lease of two additional five-year terms. Total rent expense charged to operations was $9,000 for 1998 and 1997. The lease rental for the second five-years of the initial term is subject to negotiation. Following is a schedule, by years, of future minimum rentals under the lease agreements as of December 31, 1998:
    Year Ending
    1999      $   29,700
    2000          29,700
    2001      29,700
    2002      22,575
    2003           22,200
               2004 and after               66,600
              _______
              $ 200,475
              _______
              _______
During 1998 the Bank started construction on a new branch office in
 Waynesboro, Pennsylvania at an estimated cost of $850,000.  As of
 December 31, 1998 the Bank had spent $658,000 on this project.  The branch is scheduled to open during the first quarter of 1999.
Note 19. Fair Value of Financial Instruments
The estimated fair values of the Corporations financial instruments were as follows at December31:
    - - - 1998 - - -    - - - 1997 - - -
    Carrying  Fair Carrying   Fair
    Amount    Value     Amount    Value
FINANCIAL ASSETS
Cash and due from banks      $ 5,114   $ 5,114   $   4,311 $  4,311
Interest-bearing deposits with
banks         6,199     6,307     6,029     6,079
Securities available for sale          46,641    46,641    32,717    32,717
Securities to be held to maturity      0    0    7,995     8,183
Loans receivable        123,690   122,390   104,338   104,984
Accrued interest receivable       984  984  993  993
Other bank stock        1,876     1,876     1,505     1,505
FINANCIAL LIABILITIES
Time certificates       61,839    60,970    62,508    62,533
Other deposits          80,627    80,627    70,276    70,276
Short-term borrowed funds         20,497    20,497    4,981     4,981
Accrued interest payable          401  401  424  424
Note 20. Regulatory Matters
Dividends paid by Tower Bancorp Inc. are generally provided from the Bank's dividends to Tower. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current year earnings and the debt to equity ratio of the holding company must be below thirty percent.  The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, with roller of the Currency, declare dividends in excess of the sum of the current years earnings (as defined) plus retained earnings (as defined) from the prior two years.  Dividends that the Bank could declare without approval of the Comptroller of the Currency, amounted to approximately $3,384,966 and $4,972,613 for 1998 and 1997, respectively.
In addition, regulatory authorities have established capital guidelines in the form of the leverage ratio and risk-based capital ratios.  The leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-
sheet activity in order to make capital levels more sensitive to risk profiles of individual banks.  A comparison of Tower Bancorps capital ratios to regulatory minimums at December 31 is as follows:
    Tower Bancorp  Regulatory Minimum
    1998 1997 Requirements
Leverage ratio          8.71%     10.12%    4%
Risk-based capital ratio
  Tier I (core capital)      13.20%    17.17%    4%
  Combined Tier I and Tier II
    (core capital plus
    allowance for loan losses)         14.45%    17.83%    8%

Selected Five-Year Financial Data
    1998      1997       1996     1995 1994
              ________  ________  ________  ________  ________
Income                  (000 omitted)
Interest income         $    12,548    $   11,977     $   11,156     $   11,002
$     9,666
Interest expense        5,342     5,167     4,811     4,703     3,661
Provision for loan losses          0              0             0
0             13
              ________  ________  ________  ________  ________
Net interest income after
  provision for loan losses       7,206     6,810     6,345     6,299     5,992
Other operating income       2,082     1,390     990  719  697
Other operating expenses              5,133     4,396     4,055     3,921
3,824
              ________  ________  ________  ________  ________
Income before income taxes        4,155     3,804     3,280     3,097     2,865
Applicable income tax
  (benefit)            1,246     1,110       944       812         748
              ________  ________  ________  ________  ________
           Net income        $  2,909  $  2,694  $  2,336  $  2,285  $  2,117
              ________  ________  ________  ________  ________
              ________  ________  ________  ________  ________
Per share amounts are based on the following weighted average shares outstanding after giving retroactive recognition to a 100% stock dividend issued in July 1998, 5% stock dividend issued in July 1997 and a 100% stock dividend issued in April 1996:
    1998  1,732,479     1996  1,775,069     1994  1,770,338
    1997  1,765,056     1995  1,771,728
Net income         1.68 1.53 1.32 1.29 1.20
Cash dividend paid      .43  .38  .31  .28  .24
Book value         13.02     11.58     9.99 9.10 7.53
Year-End Balance Sheet Figures
                        (000 omitted)
Total assets       $  187,335     $ 159,935 $  148,673     $ 139,182 $ 135,378
Net loans          121,800   102,388   99,094    93,905    93,282
Total investment securities       48,517    42,217    37,673    33,733    30,841

Deposits-noninterest bearing      11,346    9,651     7,959     8,201     7,308
Deposits-interest-bearing         131,120   123,133   118,645   111,559   106,90
6
Total deposits          142,466   132,784   126,604   119,760   114,214
Total stockholders' equity        22,552    20,433    17,704    16,148    13,343

Ratios
Average equity/average assets          12.72     12.25     11.76     10.74
9.84
Return on average equity          13.54     14.17     13.80     15.49     16.50
Return on average assets          1.72 1.74 1.62 1.67 1.62


Changes in Income and Expense  1998 and 1997
The schedule below reflects comparative changes in income and expense included in the Consolidated Statements of Income for 1998 and 1997 together with changes in asset and liability volumes associated with these income and expense items.
    1998 Compared to 1997    1997 Compared to 1996
              Average  Volumes    Income/Expense Average Volumes     Income/Expe
nse
              __________________  __________________  __________________  ______
___________
    ($ 000 omitted)
              $    %    $     %   $    %    $    %
              _______   _______   _______   _______   _______   _______   ______
_   _______
Loans         9,513     9.3  648  7.0  3,393     3.4  412  4.7
Investment securities        2,198     5.5  (    104) (    4.1) 4,994     14.4
3
34  15.5
Other short-term investments          285     4.1           27      9.9
2,551    58.1
      75 37.7
              _______   _______   _______   _______   _______   _______   ______
_   _______
    Total           11,996     8.1         571       4.8    10,938      7.9
821
 7.4
              _______   _______   _______   _______   _______   _______   ______
_   _______
Interest-bearing demand deposits       2,170     6.8  180  19.9 10,729    50.8
7
9   6.8
Savings deposits        3,918     114.2     (        8)    (    1.4) (  5,618)
(
16.9)    135  17.5
Time deposits      (  1,323) (    2.1) (    245) (    7.0) 983  1.6  124  3.7
Short-term borrowings          5,406   236.3         248   204.9           304
1
5.3   18 27.6
              _______   _______   _______   _______   _______   _______   ______
_   _______
    Total           10,171      8.2        175      3.4      6,398     5.4
356
7.4
              _______   _______   _______   _______   _______   _______   ______
_   _______
Net interest income                    396  5.8            465  7.3
Provision for loan losses                           0 .0                0 .0
                        _______                  _______
Net interest income after
  provision for loan losses                     396   5.8            465  7.3
                        _______                  _______
Security transactions                  400  69.8           295  106.1
Other operating income                   292     35.7           105  14.7
                        _______                  _______
Income before operating expense                  1,088     13.3           865
11
 .8
                        _______                  _______
Salaries & employee benefits                304  13.9           184  9.2
Occupancy & equipment expense                    6    2.0            12   1.3
FDIC insurance premiums                4    25.0           14   700.0
Other operating expenses                        423   22.2           131  11.8
                        _______                  _______
    Total operating expenses                    737   16.8           341  8.4
                        _______                  _______
Income before income taxes                  351  9.2            524  15.9
Applicable income tax expense                        136   12.3           166
17
 .6
                        _______                  _______
    Net income                        215   8.0            358  15.3
                        _______                  _______
                        _______                  _______


Summary of Quarterly Financial Data
The unaudited quarterly results of operations for the years ended December
 31, 1998 and 1997 are as follows:
    1998 Quarter Ended  1997 Quarter Ended
($ 000 omitted except per share)       Mar. 31   June 30   Sept. 30  Dec. 31
Mar
 . 31
    June 30   Sept. 30  Dec. 31
              _______   _______   _______   _______   _______   _______   ______
_   _______
Interest income         $ 3,019   $ 3,072   $ 3,143   $ 3,314   $ 2,918   $
2,943    $ 3,037   $ 3,079
Interest expense           1,301     1,292     1,371     1,378    1,256
1,254      1,320
      1,337
              _______   _______   _______   _______   _______   _______   ______
_   _______
    Net interest income      1,718     1,780     1,772     1,936     1,662
1,689
    1,717     1,742
Provision for loan losses               0            0              0
   0
       0        0         0         0
              _______   _______   _______   _______   _______   _______   ______
_   _______
    Net interest income after provision
      for loan losses        1,718     1,780     1,772     1,936     1,662
1,689
    1,717     1,742
Other income       604  553  639  286  434  236  438  282
Other expenses             1,220     1,359     1,282     1,272    1,088
1,094      1,074
      1,140
              _______   _______   _______   _______   _______   _______   ______
_   _______
    Operating income
      before income taxes         1,102     974  1,129     950  1,008     831
1,
081 884
Applicable income taxes            325      289            331        301
293
        242       316       259
              _______   _______   _______   _______   _______   _______   ______
_   _______
    Net income          $  777    $  685    $  798    $  649    $  715    $
589 $  765    $  625
              _______   _______   _______   _______   _______   _______   ______
_   _______
              _______   _______   _______   _______   _______   _______   ______
_   _______
Net income applicable to common stock
Per share data: Net income        $   .45   $  .40    $   .46   $   .37   $
 .41 $   .33
    $   .43   $   .36


Statements of Average Balances and Average Rates
    1998 1997 1996 1995 1994
    ________  ________  ________  ________  ________
    ($ 000 omitted)
LOANS
    Commercial          $   18,372     $   15,854     $   14,594     $   11,848
$   10,395
    Mortgage       65,160    64,833    65,296    66,699    66,570
    Consumer            28,420        21,752        19,156     16,541
14,024
    ________  ________  ________  ________  ________
Total Loans           111,952       102,439    99,046     95,088         90,989
    ________  ________  ________  ________  ________
INVESTMENT SECURITIES
    U.S. Government          484  698  931  1,460     1,640
    U.S. Government agencies      18,936    21,898    20,404    18,854    17,855
    State & municipal        10,988    9,608     8,413     8,157     8,000
    Other               11,371         7,377           4,839           3,584

   3,864
    ________  ________  ________  ________  ________
Total investment securities            41,779       39,581     34,587
32,055
        31,359
    ________  ________  ________  ________  ________
OTHER SHORT-TERM INVESTMENTS
    Federal funds sold       870  1,371     758  990  86
    Certificates of deposit              6,357          5,571         3,633

  2,819
          1,997
    ________  ________  ________  ________  ________
    Total other short-term investments             7,227          6,942
4,391
          3,809          2,083
    ________  ________  ________  ________  ________
    Total earning assets             160,958        148,962       138,024
130,952     124,431
    ________  ________  ________  ________  ________
    Total assets        $169,023  $155,264  $144,504  $137,204  $130,433
    ________  ________  ________  ________  ________
Percent increase        8.8% 7.4% 5.3% 5.2% 7.5%
DEPOSITS
    Demand         $   10,647     $     8,835    $     8,222    $      7,613
$
   7,083
    Interest-bearing demand       33,990    31,820    21,091    19,729    20,308
    Savings        31,565    27,647    33,265    31,705    33,548
    Time           61,269        62,592         61,609         58,271
51,973
    ________  ________  ________  ________  ________

total deposits             137,471       130,894   124,187   117,318   112,912
    ________  ________  ________  ________  ________
Short-term borrowings            7,694      2,288          1,984          3,369
     2,620
    ________  ________  ________  ________  ________
AVERAGE RATES EARNED
(TAXABLE EQUIVALENT BASIS)
Loans         %    %    %    %     %
    ________  ________  ________  ________  ________
    Commercial          9.3  9.7  9.4  10.2      8.5
    Mortgage       8.6  8.9  8.7  8.9  8.0
    Consumer       8.9  9.1   9.0  9.1  8.8
    ________  ________  ________  ________  ________
    Total          8.8  9.0   8.9  9.2  8.4
    ________  ________  ________  ________  ________
Investment Securities
    U. S. Government         6.7  6.6  6.7  6.8  6.6
    U.S. Government agencies      6.7  6.7  6.5  6.4  6.0
    State & municipal        5.1  5.2  5.3  5.5  5.6
    Other          6.4  7.0   6.2  7.3  8.0
    ________  ________  ________  ________  ________
    Total          6.4  6.2   6.2  6.2  6.0
    ________  ________  ________  ________  ________
    Total other short-term investments      6.1  6.2   6.4  5.6  6.4
    ________  ________  ________  ________  ________
Total earning assets         8.1  8.2   8.2  8.5  7.8
    ________  ________  ________  ________  ________
AVERAGE RATES PAID
    Time & savings deposits       3.9  4.1  4.1  4.1  3.3
    Short-term borrowings         4.4  5.9  5.3  6.2  4.3

Management's Discussion & Analysis of Consolidated Financial Condition &
 Results of Operations

The following discussion and analysis should be read in conjunction with the selected supplementary financial information presented in this report. OPERATING RESULTS
The results of operations and financial condition are explained through an analysis of fluctuations in net interest income and other noninterest income and expense items.
Net interest income is the difference between total interest income and total interest expense. Interest income is generated through earning assets which include loans, deposits with other banks and investments. The amount of interest income is dependent on many factors including the volume of earning assets, the level of and changes in interest rates, and volumes of nonperforming loans. The cost of funds varies with the volume of funds necessary to support earning assets, the rates paid to maintain depo nds and the level of interest-free deposits.
Net income was $ 2,909,000 in 1998, compared to $ 2,694,000 in 1997 and
 $ 2,336,000 in 1996.  Net income on an adjusted per share basis for 1998 was
 $ 1.68, up $ .15 from $ 1.53 realized during 1997.
Total interest income increased $ 571,000 from 1997 to 1998 and $ 821,000 from 1996 to 1997.  Increases in 1998 were primarily due to volume increases, and increases in 1997 were due to both an increase in interest rates and average earning assets.  Average loans outstanding in 1998 increased 9.3% over 1997. This coupled with steady rates resulted in a 7.0% increase in interest income in 1998 as compared to a 7.4% increase realized in 1997.  Total average earning assets increased 8.1% in 1998 compared to 7 is growth has occurred directly impacts the growth in earnings.  Increases in earning assets during 1998 and 1997 were proportionately higher in loans, which typically produce higher yields than investments thus producing the higher earnings during 1998.
Interest from loans accounted for 79% of total interest income for 1998, as compared to 77% and 79% for 1997 and 1996 respectively.  Interest and dividends on investments amounted to $ 2,679,000 or 21% of interest income for 1998, as compared to $ 2,756,000 or 23% in 1997 and $ 2,148,000 or 19%
 in 1996.
Total interest expense was $ 5,342,000 for 1998, an increase of $ 175,000 over the $ 5,167,000 for 1997.  The increase in total average deposits was
 5.0% in 1998 compared to 5.4% in 1997.  Overall growth was moderate during
 1998 and 1997 with interest-bearing demand, savings deposits, and time deposits having increased 3.9% and 5.4%, respectively. Although growth was moderate during 1998 there were some significant changes in the mix of deposits, with savings and time deposits shifting to the interest-bear along with the constant level of rates paid allowed the overall interest spread to increase to 4.4% for 1998 compared to 4.1% in 1997.
The Banks net charge-offs have been lower than peer group performance for the past three years. Certain loan workout situations have materialized resulting in net recoveries for two of the past three years. Net recoveries were $40,000 for 1998, net charge-offs were $97,000 for 1997, and net recoveries were $3,000 for 1996. These net recoveries, as well as an improving loan portfolio, have allowed the Bank to have a current year provision of $0 for 1998, 1997 and 1996. The provisions were based on manag acy of the reserve balance and represent amounts considered necessary to maintain the reserve at the appropriate level based on the quality of the loan portfolio and other economic conditions.
Management has significantly expanded its detailed review of the loan portfolio, which is performed quarterly, in an effort to identify and act more readily on loans with deteriorating trends.  As a result, nonaccrual loans have decreased over the past several years and have become more in line with peer banks.  Balances were $488,000 and $478,000 at year-end 1998 and 1997, respectively. Management is not aware of any other problem loans that are indicative of trends, events, or uncertainties that would si tions, liquidity or capital.  Management also recognizes the need to maintain an adequate reserve to meet the constant risks associated with a growing loan portfolio and an expanding customer base and intends to continue to maintain the reserve at appropriate levels based on ongoing evaluations of the loan portfolio.
Other income represents service charges on deposit accounts, commissions and fees received for the sale of travelers' checks, money orders and savings bonds, fees for trust services, fees for investment services, securities gains and losses and other income, such as safe deposit box rents. Other income increased $692,000 or 49.7% for 1996 over 1997, and $400,000 or 40.4%
 for 1997 over 1996. The increase in 1998 and 1997 was largely due to an increase in investment gains of $400,000 and $295,000, fees on t
1,000 and fees on investment services of $30,000 and $20,000, respectively.
The noninterest expenses are classified into five main categories: salaries and employee benefits; occupancy expenses, which include depreciation, maintenance, utilities, taxes and insurance; equipment expenses, which include depreciation, rents and maintenance; FDIC insurance premiums; and
 other operating expenses, which include all other expenses incurred in operating the Bank and the parent company.
Personnel related expenses increased $304,000 or 13.9% in 1998 over 1997, compared to an increase of $184,000 or 9.2% in 1997 over 1996.  Occupancy and equipment expense increased by 2.0% from 1997 to 1998 compared to 1.3%
 from 1996 to 1997. The Bank expects noninterest expenses to continue to increase as their plans to expand take place. Total noninterest expenses increased 16.8% in 1998, compared to 8.4% and 3.4% in 1997 and 1996, respectively.
Applicable income taxes changed between 1996, 1997 and 1998 as a result of changes in pre-tax accounting income and taxable income.  As described in
 Note 1 of the Notes to Consolidated Financial Statements, deferred income taxes have been provided for timing differences in the recognition of certain expenses between financial reporting and tax purposes.  Deferred income taxes have been provided at prevailing tax rates for such items as depreciation, provision for loan losses, deferred compensation, interest unrealized gains and losses on investment securities available for sale as accounted for under SFAS 115. The marginal tax rate at which deferred taxes were provided during 1998 and 1997 is 34%. At December 31, 1998 and 1997, deferred taxes amounted to $179,000 and $246,000, respectively. If all timing differences reversed in 1998, the actual income taxes saved by the recognition of the aforementioned expenses would not be significantly different from the deferred income taxes recognized for financial re
The current level of nontaxable investment and loan income is such that the
 Bank is not affected by the alternative minimum tax rules.
The Bank has begun to prepare for the year 2000 changes to its computer system. A year 2000 plan has been developed and implementation was begun at the end of 1997. During 1998 all personal computers to include all LAN and
 WAN hardware and software have been updated and/or replaced.  All vendors that supply software have been contacted and testing of updated software began in the summer of 1998.  Currently, the Bank does not expect there to be any problems with any conversion; and the remaining expenditur next year, and will be funded through operating cash flows.  The Banks service center (FiServ) has been updating their systems and expect to be compliant. In the event that the Banks service center is not compliant, other systems have been considered to be used as part of their contingency plan.
FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS
In June 1998, the Financial Accounting Standards Board (FASB) issued
 Statement of Financial Accounting Standard (SFAS) No. 133 Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivatives and hedging activities.
  In October 1998, the FASB issued SFAS No. 134  Accounting for Mortgage-
Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise.  This statement require mortgage banking activities to classify mortgage-backed securities as trading securities following the securitization of mortgage loans held for sale.
  Tower Bancorp Inc. has no derivative instruments and does not engage in hedging activities. The corporation has no loans held for sale nor do they engage in securitization of loans. Therefore, management does not expect that either of the aforementioned statements will impact future results of operations.
LIQUIDITY RISK MANAGEMENT
Liquidity and interest rate sensitivity are related but distinctly different from one another.
Liquidity involves the Bank's ability to meet cash withdrawal needs of customers and their credit needs in the form of loans.  Liquidity is provided by cash on hand and transaction balances held at correspondent banks.  Liquidity available to meet credit demands and/or adverse deposit flows is also made available from sales or maturities of short-term assets.
  Additional sources providing funds to meet credit needs is provided by access to the marketplace to obtain interest-bearing deposits and other borrow
Interest Rate Sensitivity Analysis
A number of measures are used to monitor and manage interest rate risk including income simulation and interest sensitivity (gap) analysis.  An income simulation model is used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates.
  Key assumptions in the model include prepayment, repricing and maturity of loan related assets; deposit sensitivity; market conditions and changes in other financial instruments. The Banks policy objective is to limit t
 20% of projected earnings.  At December 31, 1998, based on the results of the simulation model, the Bank would expect an increase in net interest income of $774,000 and a decrease in net interest income of $333,000 if interest rates gradually decreased or increased, respectively, from current rates by 300 basis points over a 12-month period.
The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are interest rate sensitive and by monitoring an institutions interest rate sensitivity gap.  An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.  The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific tim rest-bearing liabilities maturing or repricing within that same time period.
  A gap is considered positive when the amount of interest-earning assets maturing or repricing exceeds the amount of interest-bearing liabilities maturing or repricing within the same period. A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing exceeds the amount of interest-earning assets maturing or repricing within the same period.  Accordingly, in a rising interest rate environment a positive gap would be in a better position to invest in higher yielding assets which would result in the yield on its assets increasing at a pace closer to the cost of its interest-bearing liabilities, than would be the case if it had a negative gap.  During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap, which would tend to restrain the growth of its net interest income.
The Bank closely monitors its interest rate risk as such risk relates to its operational strategies. The Banks Board of Directors has established an Asset/Liability Committee responsible for reviewing its asset/liability policies and interest rate risk position, which generally meets monthly and reports to the Board on interest rate risk and trends on a quarterly basis.
The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998 which are anticipated by the Bank, based upon certain assumptions described below, to reprice or mature in each of the future time periods shown. Adjustable-rate assets and liabilities are included in the table in the period in which their interest rates can next be adjusted.
Money market, NOW and savings accounts have been included in both rate sensitive liabilities of "Zero - 90 days" and 91 - 360 days due to these funds being subject to immediate withdrawal.
    Due  Due  Due
    0-90 91-360    After
    Days      Days 1 Year    Total
         ______    ______    ______    ______
Rate sensitive assets
Interest-bearing deposits
with banks         $    499  $  1,983  $    3,717     $    6,199
Investment securities        305  1,032     45,552    46,889
Real estate, commercial
and consumer loans      11,969       50,027      61,694       123,690
         ______    ______    ______    ______
         $12,773   $53,042   $110,963  $176,778
         ______    ______    ______    ______
         ______    ______    ______    ______
    Due  Due  Due
    0-90 91-360    After
    Days      Days 1 Year    Total
         ______    ______    ______    ______
Rate sensitive liabilities
Certificates of deposit
over $100,000      $  2,711  $  8,703  $   3,467 $  14,881
Other certificates of deposit          9,277     19,772    17,909    46,958
Money market deposit
accounts      13,569    0    0    13,569
NOW accounts and other
savings deposits        55,712    0    0    55,712
Federal funds and other
liabilities        2,793                0      15,000      17,793
         ______    ______    ______    ______
         $84,062   $28,475   $  36,376 $148,913
         ______    ______    ______    ______
         ______    ______    ______    ______
Cumulative interest
sensitive GAP      ($71,289) ($46,722) $  27,865 $  27,865
Cumulative interest
sensitive GAP ratio          (       .15)   (       .58)   1.19 1.19
MARKET RISK MANAGEMENT
The corporation has risk management policies to monitor and limit exposure to market risk, and strives to take advantage of profit opportunities available in interest rate movements.
Management continuously monitors liquidity and interest rate risk through its
 ALCO reporting, and reprices products in order to maintain desired net interest margins. Management expects to continue to direct its marketing efforts toward attracting more low cost retail deposits while competitively pricing its time deposits in order to maintain favorable interest spreads, while minimizing structual interest rate risk.
The following table sets forth the projected maturities and average rates for all rate sensitive assets and liabilities based on the following assumptions.  All fixed and variable rate loans were based on original maturity of the note since the Bank has not experienced a significant rewriting of loans. Investments are based on maturity date except certain long-term agencies which are classified by call date. The Bank has historically experienced very little deposit runoff and has in fact had net gains in years.  Based on this experience, it was estimated that maximum runoff of noninterest bearing checking would be 33% and for all other deposits except time deposits, which would be 10%. Time deposits are classified by original maturity date.
(In Millions) Principal/Notional Amount Maturing In:  Fair
Rate sensitive assets   1999 2000 2001 2002 2003 Thereafter     Total     Value
Fixed interest rate
  loans       $8,926    $8,045    $7,977    $5,096    $6,328    $36,253   $72,62
5   $71,862
Average interest rate        9.11 8.95 8.93 8.53 8.63 7.93 7.99
Variable interest rate
  loans       13,493    3,760     2,720     5,460     2,930     22,702    51,065
    50,528
Average interest rate        8.00 8.62 8.64 8.77 8.74 8.41 8.38
Fixed interest rate
  securities       13,802    8,219     8,554     4,001     3,038     7,259
44,87
3   48,517
Average interest rate        6.31 6.00 5.81 5.63 5.63 5.95 5.99
Rate sensitive liabilities
Noninterest-bearing
  checking         1,866     560  560  560  187  0    3,733     3,733
Average interest rate        0    0    0    0    0    0    0
Savings and interest-
  bearing checking      2,121     1,414     1,414     1,414     707  0    7,070
7,070
Average interest rates       0    0    0    0    0    0    0
Time deposits      40,174    7,821     5,341     4,791     2,290     0    60,417
    60,970
Average interest rates       5.20 5.40 5.40 5.50 5.50 0    5.28
Fixed interest rate
  Borrowings       150  0    5,000     0    10,000    0    15,150    15,150
Average rate       9.0  0    4.63 0    5.2  0    5.06
Variable interest rate
  Borrowings       2,366     0    0    0    0    0    2,366     2,366
Average interest rate        4.75 0    0    0    0    0    4.75
CAPITAL FUNDS
Internal capital generation has been the primary method utilized by Tower
 Bancorp Inc. to increase its capital.  Stockholders' equity, which exceeded
 $ 22.5 million at December 31, 1998 has steadily increased. Regulatory authorities have established capital guidelines in the form of the
 "leverage ratio" and "risk-based capital ratios." The leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in orde ensitive to risk profiles of individual banks.  A comparison of Tower
 Bancorp's capital ratios to regulatory minimums at December 31 is as follows:
         Regulatory Minimum
    Tower Bancorp  Requirements
         1998 1997
Leverage ratio          8.71%     10.12%    4%
Risk-based capital ratio
  Tier I (core capital)      13.20%    17.17%    4%
  Combined Tier I and Tier II
    (core capital plus allowance
    for loan losses)         14.45%    17.83%    8%
Tower Bancorp Inc. has traditionally been well above required levels and expects equity capital to continue to exceed regulatory guidelines.
  Certain ratios are useful in measuring the ability of a company to generate capital internally.
The following chart indicates the growth in equity capital for the past three years.
         1998 1997 1996
         _______   _______   ______
Equity capital at December 31
($ 000 omitted)         $ 22,552  $ 20,433  $ 17,704
Equity capital as a percent of
  assets at December 31      12.04%    12.77%    11.91%
Return on average assets          1.72%     1.74%     1.62%
Return on average equity          13.54%    14.17%    13.80%
Cash dividend payout ratio        25.82%    25.06%    23.42%
STOCK MARKET ANALYSIS AND DIVIDENDS
The corporation's common stock is traded inactively in the over-the-counter market. As of December 31, 1998 the approximate number of shareholders of record was 1,039.
1998  (1)          Market Price   Cash Dividend
         _____________  _________
First Quarter      $ 24.00 - 28.75     $    0
Second Quarter          28.50  32.00   .13
Third Quarter      30.00  36.00   0
Fourth Quarter          30.00  33.00   .30
1997  (1)          Market Price   Cash Dividend
         _____________  _________
First Quarter      $ 17.50  17.50 $   0
Second Quarter          17.50  18.00        .12
Third Quarter      17.50  20.50   0
Fourth Quarter          18.00  22.75   .26
(1) Note: Cash dividends per share were based on weighted average shares of common stock outstanding after giving retroactive recognition to a 100% stock dividend issued in July 1998 and 5% stock dividend issued in July 1997.