Form 10-K, Exhibit 13
period 1999-12-31
TOWER BANCORP INC
filed 2000-03-21
CIK 740942

Tower Bancorp, Inc.

1999 Annual Financial Report


C O N T E N T S

                                                                       Page

INDEPENDENT AUDITOR'S REPORT 1

CONSOLIDATED FINANCIAL STATEMENTS

    Balance sheets 2
    Statements of income     3
    Statements of changes in stockholders' equity     4
    Statements of cash flows 5 and 6
    Notes to consolidated financial statements   7 - 22

SELECTED FIVE-YEAR FINANCIAL DATA 23

CHANGES IN INCOME AND EXPENSE - 1999 AND 1998    24

SUMMARY OF QUARTERLY FINANCIAL DATA    25

STATEMENTS OF AVERAGE BALANCES AND AVERAGE RATES 26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS  27 - 31

INDEPENDENT AUDITOR'S REPORT


Board of Directors
Tower Bancorp Inc.
Greencastle, Pennsylvania


    We have audited the accompanying consolidated balance sheets of Tower Bancorp Inc. and its wholly-owned subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of
income, changes in stockholders' equity and statements of cash flows for each of the three years ended
December 31, 1999.  These consolidated financial statements are the responsibility of the company's
management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tower Bancorp Inc. and its wholly-owned subsidiary as of
December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three
years ended December 31, 1999 in conformity with generally accepted accounting principles.








Chambersburg, Pennsylvania
January 28, 2000

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 1999 and 1998



    ASSETS                                 1999                         1998
                                                            (000 omitted)

Cash and due from banks $      5,062   $    5,114
Interest bearing deposits with banks   6,215     6,199
Investment Securities
    Available for sale  53,067    46,641
Federal Reserve, Federal Home Loan Bank, Citigroup Capital and
  Atlantic Central Bankers' Bank stock; at cost which approximates
  fair value  2,779     1,876
Loans
    Commercial, financial and agricultural  15,047    15,164
    Real estate - Mortgages (net of deferred loan origination fees
      $ 249 - 1999; $ 191 - 1998) 93,340    87,350
    Real estate - Construction and land development   4,146     2,378
    Consumer        19,227        18,798
         131,760   123,690
    Less: Allowance for loan losses           1,719         1,890

         Total loans    130,041   121,800



Premises, equipment, furniture and fixtures 3,213     2,910
Real estate owned other than premises  446  572
Prepaid federal taxes   215  40
Accrued interest receivable  1,137     984
Deferred income tax charges  1,094     179
Cash surrender value of life insurance 2,895     0
Other assets            710         1,020

         Total assets   $ 206,874 $ 187,335














The Notes to Consolidated Financial Statements are an integral part of these statements.

LIABILITIES                           1999                          1998
                                                    (000 omitted)

Deposits in domestic offices
    Demand, noninterest bearing   $    13,746    $   11,346
    Savings        81,678    69,281
    Time            64,300        61,839
         Total deposits 159,724   142,466
Accrued interest payable     385  401
Federal funds purchased 0    2,366
Liabilities for other borrowed funds   23,025    18,131
Other liabilities         1,604           1,419

         Total liabilities      184,738        164,783



         STOCKHOLDERS' EQUITY

Stockholders' equity
    Common stock: no par value, authorized 5,000,000 shares,
      issued 1,780,100 shares     2,225     2,225
    Additional paid-in capital    6,707     6,705
    Retained earnings   14,461    12,969
    Accumulated other comprehensive income  (          725)            1,074
              22,668    22,973
    Less:  Cost of Treasury stock, 17,499 shares - 1999; 14,700 shares -
                  1998  (         532) (         421)

         Total stockholders' equity         22,136         22,552

    Total liabilities and stockholders' equity   $ 206,874 $ 187,335

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1999, 1998 and 1997
      1999               1998                1997
                                                (000 omitted)
Interest and Dividend Income
    Interest and fees on loans    $ 10,374  $   9,869 $  9,221
    Interest and dividends on investment securities
         Taxable   2,184     1,816     1,987
         Federal tax exempt  667  562  495
    Interest on federal funds sold     85   46   75
    Interest on deposits with banks           338            255            199
         Total interest income      13,648    12,548    11,977

Interest Expense
    Interest on time certificates of deposit of
      $ 100,000 or more 763  783  804
    Interest on other deposits    4,363     4,190     4,242
    Interest on federal funds purchased and other borrowed
 funds          953            369           121
         Total interest expense       6,079     5,342    5,167

    Net interest income 7,569     7,206     6,810
    Provision for loan losses                0             0              0
         Net interest income after provision
           for loan losses       7,569    7,206     6,810

Other Income
    Trust department income  492  391  293
    Service charges on deposit accounts     291  281  288
    Other service charges, collection and exchange
      charges, commissions and fees    388  212  181
    Investment securities gains   1,453     973  573
    Investment services income    71   74   44
    Gain on sale of other real estate  0    150  11
    Gain on sale of property, equipment, furniture & fixtures
               0             1              0
    Proceeds from director's life insurance        127               0
    0
                  2,822    2,082     1,390
Other Expenses
    Salaries, wages and other employee benefits  2,922     2,483     2,179
    Occupancy expense   330  302  296
    Furniture and equipment expenses   922  918  668
    FDIC insurance premiums  13   20   16
    Other operating expenses     1,754     1,410     1,237
                  5,941     5,133      4,396

         Income before income taxes    4,450     4,155     3,804
    Applicable income tax expense     1,247     1,246     1,110
         Net income     $  3,203  $  2,909  $  2,694

    Earnings per share of common stock
         Net income     $   1.82  $  1.68   $  1.53


The Notes to Consolidated Financial Statements are an integral part of these statements.

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 1999, 1998 and 1997


Accumulated
                                                   Additional
 Other
                                                         Common
     Paid-In        Retained            Comprehensive     Treasury       Total
                                                            Stock
         Capital        Earnings                  Income               Stock
           Equity
                                        (000 omitted)

Balance at December 31, 1996 $ 2,120   $ 5,356   $ 10,237  $   236   ($ 245)
$
17,704

Comprehensive income:
    Net income     0    0    2,694     0        0     2,694
    Net unrealized gain on available
      for sale securities (net of tax
      $ 377)           0                0               0      733          0

        733
Total comprehensive income
3,427

    Cash dividends declared on
      common stock ($ .38
      per share)   0    0    (         675) 0    0    (         675)
    Purchase of treasury stock
      (4,592 shares)    0    0    0        0     (   189)  (         189)
    Sale of treasury stock
      (5,607 shares)         0            3         0      0       163    166
    Stock dividend issued            105         1,340     (     1,445)
    0
      0               0

Balance at December 31, 1997   2,225    6,699     10,811    969 (  271)   20,433

Comprehensive income:
    Net income          0          0     2,909         0         0     2,909
    Net unrealized gain on
      available for sale securities
      (net of tax $ 54)           0              0                0        105

    0             105
Total comprehensive income                                                 3,014

    Cash dividends declared on
      common stock ($ .43 per share)   0    0    (        751)  0    0    (
    751)
    Purchase of treasury stock
      (9,806 shares)    0    0    0        0     (    357) (         357)
    Sale of treasury stock
      (6,509 shares)                  0               6                    0


        0           207         213

Balance at December 31, 1998  2,225     6,705     12,969    1,074    (    421)
22,552

Comprehensive income:
    Net income     0    0    3,203     0        0     3,203
    Net unrealized loss on
      available for sale
      securities (net of tax
      $ 926)                     0               0               0   (  1,799)

    0    (     1,799)
Total comprehensive income
1,404

    Cash dividends declared
      on common stock ($ .97
      per share)             0              0    (      1,711)           0

  0
    (     1,711)
    Purchase of treasury stock
      (9,691 shares)    0    0    0        0     (   271)  (         271)
    Sale of treasury stock
      (6,892 shares)               0             2                0
0
  160            162

Balance at December 31, 1999  $ 2,225  $ 6,707   $ 14,461  ($   725)
    ($  532)  $ 22,136





The Notes to Consolidated Financial Statements are an integral part of these statements.

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1999, 1998 and 1997

                       1999                 1998                  1997

                                               (000 omitted)

Cash flows from operating activities:
    Net income     $  3,203  $   2,909 $  2,694
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization 385  344  229
         (Gain) on sale of investment securities (     1,453)   (         973)
    (      573)
         (Gain) on sale of other real estate     0    (         150) (
11)
         Provision for deferred taxes  8    13   6
         (Increase) decrease in:
              Other assets   310  (         124) (        74)
              Interest receivable (       153)   10   (        45)
              Prepaid income taxes     (       175)   60   (        11)
         Increase (decrease) in:
              Interest payable    (         16)  (           23)     15
              Other liabilities          185     (           29)           223

    Net cash provided by operating activities        2,294       2,037
2,453

Cash flows from investing activities:
    Net (increase) in loans  (    8,241)    (    19,312)   (    3,394)
    Purchases of bank premises, equipment,
      furniture and fixtures (       683)   (      1,043)  (       805)
    Purchases of other real estate     0    0    (         38)
    Proceeds from the sale of other real estate  121  150  128
    Net (increase) decrease in interest bearing deposits
      with banks   (         16)  (         170) (    1,958)
    Maturity/sales of available for sale securities   10,758    17,191    8,569
    Maturities of held to maturity securities    0    0    1,890
    Purchases of available for sale securities               (   18,451)
    (    21,982)   (  10,534)
    Purchases of held to maturity securities     0    0    (    2,978)
    Purchase of Federal Home Loan Bank stock     (       403)   (         121)
    (         38)
    Purchase of Federal Home Loan Mortgage Corporation
      preferred stock   0    (         250) 0
    Purchase of Federal National Mortgage Association stock     0    0    250
    Purchase of Citigroup Capital Preferred (       500)              0
    0
    Purchase of life insurance policies     (    2,895)              0
    0

Net cash (used) by investing activities     (  20,310)     (  25,537)     (
8,908)







The Notes to Consolidated Financial Statements are an integral part of these statements.

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

Years Ended December 31, 1999, 1998 and 1997

                           1999                1998                  1997

                                               (000 omitted)

Cash flows from financing activities:
    Net increase in deposits $ 17,258   $   9,682     $ 6,180
    Net increase in short-term borrowings   2,526     15,516    2,250
    Purchase of treasury stock    (        271)  (       357)   (      189)
    Proceeds from sale of treasury stock    162  213  166
    Cash dividends paid (     1,711)   (       751)   (      675)

Net cash provided by financing activities     17,964    24,303     7,732

Net increase (decrease) in cash and cash equivalents  (          52) 803  1,277

Cash and cash equivalents at beginning of year        5,114         4,311
3,034

Cash and cash equivalents at end of year    $   5,062 $  5,114  $ 4,311

Supplemental disclosure of cash flows information:

    Cash paid during the year for:

         Interest  $   6,095 $  5,365  $ 5,152
         Income taxes   1,421     1,184     1,187

Supplemental schedule of noncash investing and financing activities:

    Unrealized gain (loss) on securities available for sale (net
      of tax effects)   ($   1,799)    $    105  $    733
    Issuance of stock dividends   0    0    1,445

















The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

    Nature of Operations

    Tower Bancorp's primary activity consists of owning and supervising its subsidiary, The First
    National Bank of Greencastle, which is engaged in providing banking and bank related services in
    South Central Pennsylvania, principally Franklin County. Its six offices are located in
    Greencastle, Quincy, Shady Grove, Laurich, Waynesboro and Mercersburg, Pennsylvania.

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

    Investment Securities

    The Corporation's investments in securities are classified in three categories and accounted for as follows:

         ?    Trading Securities.  Securities held principally for resale in the near
 term are classified as
         trading securities and recorded at their fair values. Unrealized gains and losses on trading
         securities are included in other income.

    ?    Securities to be Held to Maturity.  Bonds and notes for which the
 Corporation has the
         positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the
         interest method over the period to maturity.

    ?    Securities Available for Sale.  Securities available for sale consist of
 securities not
         classified as trading securities nor as securities to be held to maturity.
  These are securities
         that management intends to use as a part of its asset and liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other
         related factors.

    Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in other comprehensive income.

    Gains and losses on the sale of securities available for sale are determined using the specific-
    identification method.

    Fair values for investment securities are based on quoted market prices.

    The Corporation had no trading or held to maturity securities in 1999 or 1998.

    Restricted Bank Stock

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

    Earnings per Share of Common Stock

Earnings per share of common stock were computed based on weighted averages of
 1,763,548,
1,732,479 and 1,765,056 shares outstanding in 1999, 1998 and 1997, respectively, after giving
retroactive recognition to a 100% stock dividend in July 1998 and a 5% stock dividend in July 1997.
During 1998 the shareholders approved to reduce the par value of stock to zero
 (no par value).

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

    Advertising

    The Bank expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 1999, 1998 and 1997 was $ 247,368, $ 165,501 and $
158,451,
    respectively.

    Comprehensive Income

In 1998 the Corporation adopted Statement of Financial Accounting Standards
 (SFAS) No. 130 -
"Reporting Comprehensive Income".  Under SFAS No. 130, comprehensive income is defined as the
change in equity from transactions and other events from nonowner sources.  It includes all changes in
equity except those resulting from investments by stockholders and distributions to stockholders.
Comprehensive income includes net income and certain elements of "other comprehensive income"
such as foreign currency transactions; accounting for futures contracts;
 employers accounting for
pensions; and accounting for certain investments in debt and equity securities.

The Corporation has elected to report its comprehensive income in the statement of stockholders'
equity.  The only element of "other comprehensive income" that the Corporation has is the unrealized
gains or losses on available for sale securities.  The 1997 financial statements have been reclassified to
reflect these changes in reporting format.

    The components of the change in net unrealized gains (losses) on securities were as follows:

                                 1999               1998            1997

    Gross unrealized holding gains (losses) arising during the year  ($ 4,178)
    $ 1,132   $ 1,683
    Reclassification adjustment for gains realized in net income       1,453
    (      973)    (      573)
    Net unrealized holding gains (losses) before taxes     (   2,725)     159
1,
110
    Tax effect          926  (        54)   (      377)
    Net change     ($ 1,799) $    105  $    733

Note 2.  Investment Securities

The investment securities portfolio is comprised of securities classified as available for sale at
December 31, 1999 and 1998, resulting in investment securities available for sale being carried at
fair value.

    The amortized cost and fair value of investment securities available for sale at December 31 were:
                                            Gross                  Gross
                   Amortized     Unrealized          Unrealized       Fair
          Cost               Gains                  Losses           Value
                                                           (000 omitted)

                                                                   1999
    U.S. Treasury securities $     199  $       3     $        0     $      202
    Obligations of other U.S. government
      agencies     20,984    1    1,149     19,836
    Mortgage-backed securities    5,129     5    195  4,939
    Corporate bonds     1,534     0    56   1,478
    Equities      10,835       1,119         305 11,649
    Obligations of state and political
      subdivisions    15,479        47      563     14,963
         $ 54,160  $ 1,175   $ 2,268   $ 53,067

                                                                    1998
    U.S. Treasury securities $     399  $     14 $        0     $      413
    Obligations of other U.S. government
      agencies     15,194    173  22   15,345
    Mortgage-backed securities    6,390     38   25   6,403
    Corporate bonds     2,654     16   27   2,643
    Equities      8,906   1,251         85  10,072
    Obligations of state and political
      subdivisions    11,470       325         30        11,765
         $ 45,013  $ 1,817   $    189  $ 46,641

Effective January 1, 1998 all obligations of state and political subdivisions that were classified as held
to maturity at December 31, 1997 were reclassified to available for sale.  All unrealized gains and losses
on these securities are shown as part of other comprehensive income in the stockholders' equity section.

The fair values of investment securities available for sale at December 31,
 1999, by contractual
maturity, are shown below.  Contractual maturities will differ from expected maturities because
borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Securities Available
                                                           for Sale
                                         Amortized                    Fair
                                      Cost                           Value
                                                           (000 omitted)
    Due in one year or less       $    8,418     $   8,137
    Due after one year through
      five years        13,460    12,733
    Due after five years through
      ten years         16,068    15,383
    Due after ten years              250            226
              38,196    36,479
    Mortgage-backed securities         5,129     4,939
    Equity securities           10,835    11,649
              $ 54,160  $ 53,067

    Proceeds from sales and maturities of investment securities available for sale
 during 1999, 1998,
and 1997 were $ 10,758,000, $ 17,191,000 and $ 8,569,000, respectively.  Gross realized gains and
losses on those sales and    maturities were $ 1,454,301 and $ 1,148 for 1999;
 $ 977,000 and $ 4,000
for 1998 and $ 576,000 and $ 3,000 for 1997, respectively.

    Securities carried at $ 13,035,000 and $ 13,300,000 at December 31, 1999 and 1998, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

    Restricted bank stock on the balance sheet includes:
                                              1999                   1998

    Federal Reserve Bank stock    $     81  $      81
    Federal Home Loan Bank stock  1,153     750
    Federal Home Mortgage Bank stock   750  750
    Federal Home Loan Mortgage Corporation preferred stock 250  250
    Atlantic Central Bankers Bank 45           45
    Citigroup Capital preferred stock        500          0
              $ 2,779   $ 1,876

Note 3.  Allowance for Loan Losses

    Activity in the allowance for loan losses is summarized as follows:

                        1999                   1998                  1997
                                                    (000 omitted)

    Balance at beginning of period     $ 1,890   $ 1,850   $ 1,947
    Recoveries     45   87   18
    Provision for possible loan losses charged to income             0
   0
              0
         Total     1,935     1,937     1,965
    Losses          216        47       115
    Balance at end of period $ 1,719   $ 1,890   $ 1,850

Note 4.  Premises, Equipment, Furniture and Fixtures
                                           Accumulated          Depreciated
                     Cost                 Depreciation                    Cost
                                          (000 omitted)
            - - - - - - - - - - - - - - - 1999 - - - - - - - - - - - - - -

    Premises (including land $ 442,000)     $ 3,980   $ 1,515   $ 2,465
    Equipment, furniture and fixtures     2,106     1,358       748
         Totals, December 31, 1999     $ 6,086   $ 2,873   $ 3,213


             - - - - - - - - - - - - - - - 1998 - - - - - - - - - - - - - -

    Premises (including land $ 442,000)     $ 3,592   $ 1,406   $ 2,186
    Equipment, furniture and fixtures     2,085     1,361       724
         Totals, December 31, 1998     $ 5,677   $ 2,767   $ 2,910

    Depreciation expense amounted to $ 385,000 in 1999, $ 344,000 in 1998 and $ 229,000 in 1997.

Note 5.  Real Estate Owned Other Than Premises

Included in real estate owned other than premises are certain properties which are located adjacent
to the main office, and property in Washington County, Maryland.  The Bank intends to hold these
properties for future expansion purposes in order to protect its competitive position, and are renting
certain of these properties until such time as the Bank decides they are needed.  The depreciated
cost of these properties was $ 445,647, $ 450,587 and $ 458,189 at December
 31, 1999, 1998 and
1997, respectively.

Note 6.  Loans to Related Parties

    The company's subsidiary has granted loans to the officers and directors of the company and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $ 2,340,524 and $ 1,907,270 at December 31, 1999 and 1998,
    respectively. During 1999, $ 1,451,896 of new loans were made and repayments totaled $ 961,077.
    During 1998, $ 1,137,383 of new loans were made and repayments totaled
 $ 778,781.

    Outstanding loans to bank employees totaled $ 1,619,387 and $ 1,362,656 at December 31, 1999 and 1998, respectively.

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

    The Bank's exposure to credit loss in the event of nonperformance by the other
 party to the
    financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as
 it does for on
    balance sheet instruments.
                                               Contract or Notional Amount
                                      1999                         1998
    Financial instruments whose contract amounts
      represent credit risk at December 31:
         Commitments to extend credit  $ 12,144,216   $ 11,962,920
         Standby letters of credit and financial
           guarantees written             909,095          1,329,118
              $ 13,053,311   $ 13,292,038

Commitments to extend credit are agreements to lend to a customer as long as there is no violation
of any condition established in the contract.  Commitments generally have fixed expiration dates or
other termination clauses and may require payment of a fee.  Since many of the commitments are
expected to expire without being drawn upon, the total commitment amounts do not necessarily
represent future cash requirements.  The Bank evaluates each customer's creditworthiness on a case-
by-case basis.  The amount of collateral obtained, if deemed necessary by the
 Bank upon extension
of credit, is based on management's credit evaluation of the customer.
  Collateral held varies, but
may include accounts receivable, inventory, real estate, equipment, and income-producing
commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by
the Bank to guarantee the performance of a customer to a third party.  Those guarantees are
primarily issued to support public and private borrowing arrangements.  The credit risk involved
in issuing letters of credit is essentially the same as that involved in extending loans to customers.
The Bank holds collateral supporting those commitments when deemed necessary by management.

Note 8.  Nonaccrual/Impaired Loans

    The following table shows the principal balances of nonaccrual loans as of December 31:

               1999                      1998                         1997

    Nonaccrual loans    $ 459,702 $ 487,905 $ 477,917

    Interest income that would have been
      accrued at original contract rates    $   44,439     $   54,607     $
38,785
    Amount recognized as interest income         18,054             661
13,321
            Foregone revenue $   26,385     $   53,946     $  25,464

Impaired loans at December 31, 1998 and 1997 had a carrying value of $ 0 and
 $ 686,000,
respectively which have been recognized in conformity with FASB Statement No.
 114,
Accounting by Creditors for Impairment of Loans.  The average recorded investment in impaired
loans amounted to approximately $ 343,000 and $ 684,000 for 1998 and 1997, respectively.
Interest income of $ 13,147 and $ 41,907 was recognized on cash payments received on these
loans in 1998 and 1997, respectively.  The total allowance for credit losses related to these loans
was $ 0 and $ 250,000 at December 31, 1998 and 1997, respectively.

The corporation had no impairment of loans in 1999.

Note 9.  Retirement Plan

    The Bank maintains a target benefit retirement plan for those employees who meet the eligibility requirements set forth in the plan. Substantially all of the Bank's employees are covered by the
    plan. The Bank's funding policy is to contribute annually an amount, as determined under plan provisions, necessary to meet target benefits established by the plan. Contributions charged to operations were $ 62,000 for 1999, $ 39,000 for 1998, and $ 48,000 for 1997.

Note 10. Employee Benefit Plans

The Bank maintains a profit-sharing plan for those employees who meet the eligibility
requirements set forth in the plan.  Contributions to the plan are based on
 Bank performance and
are at the discretion of the Bank's Board of Directors.  Substantially all of
 the Bank's employees
are covered by the plan and the contribution charged to operations was
 $ 81,000, $ 75,000, and
    $ 67,000 for 1999, 1998, and 1997, respectively.

    The Bank maintains a deferred compensation plan for certain key executives and directors, which provides supplemental retirement and life insurance benefits. The plan is partially funded
    by life insurance on the participants, which lists the bank as beneficiary. The estimated present value of future benefits to be paid, which are included in other liabilities, amounted to
    $ 950,790 and $ 982,373 at December 31, 1999 and 1998, respectively. Annual expense of
    $ 100,009, $ 116,289, and $ 131,751 was charged to operations for 1999, 1998 and, 1997,
    respectively.

During 1999 a director who was a participant of the plan deceased.  The present value of this
participant's benefits, which will be paid out over ten years, was $ 222,178 as of December 31,
1999.  The Bank recorded a gain on the proceeds of $ 127,338 which is reflected in other income
for 1999.

During 1999 the Bank adopted a supplemental group term retirement plan which covers all
officers of the Bank.  This plan is funded with single premium life insurance on the plan
participants.  The cash surrender value of the policies is an unrestricted asset of the Bank.  The
estimated present value of the future benefits to be paid totaled $ 3,342 at
 December 31, 1999.
Total annual expense for this plan was $ 3,342 for 1999.

    The Bank maintains an employee stock ownership plan (ESOP) that generally covers all employees who have completed one year of service and attained the age of twenty.
    Contributions to the plan are determined annually by the Board of Directors as a percentage of the participants total earnings. The payments of benefits to participants are made at death, disability, termination or retirement. Contributions to the plan for all employees charged to operations amounted to $ 162,000, $ 150,000 and $ 134,000 for 1999, 1998 and
 1997,
    respectively. The number of shares of the company's stock acquired for the plan are based upon the fair market value per share at the end of the year. All shares held in the plan are
    considered issued and outstanding for earnings per share calculations and all dividends earned
    on ESOP shares are charged against retained earnings, the same as other outstanding shares.

Note 11. Stock Option Plans

    In 1996 the Bank implemented two nonqualified stock option plans, which are described below. The Bank accounts for the fair value of grants under those plans in accordance with
    Statement of Financial Accounting Standards (SFAS) Statement 123, Accounting for Stock-
    Based Compensation. The compensation cost that has been charged against income for those plans was $ 28,870, $ 32,077 and $ 10,375 for 1999, 1998 and 1997,
 respectively.

    The first plan is for select key employees. This plan granted options for up to 1,020 shares at a
    purchase price of $ 1.00 per share. These options can be exercised only by the key employees during his/her lifetime.

The second plan is for outside directors.  This plan granted options of 4,080,
 1,411, and 373
shares for each director at $ 32.12, $ 22.25 and $ 34.00 per share for the years ended
December 31, 1999, 1998 and 1997, respectively, which was based on the fair value of the stock
at the grant date.  Options are vested one year following the grant date and expire upon the earlier
of 120 months following the date of the grant or one year following the date on which a director
ceases to serve in such a capacity for the corporation.

    A summary of the status of the company's two fixed stock option plans as of December 31,
    1999 is as follows:
                                                           Weighted Average
                    Fixed Options    Shares        Exercise Price Per Share

    Outstanding at beginning of year   12,648    $    17
    Granted   5,100     26
    Exercised 1,020     1
    Forfeited/expired           0         0
    Outstanding at end of year    16,728    21

    Options exercisable at year end    12,648    17

    Weighted average fair value of options per
      share granted during the year    $ 32
-16-

 Note 12.     Deposits

    Included in savings deposits at December 31 are NOW and Money Market Account balances totaling $ 51,160,000 and $ 38,773,000 for 1999 and 1998, respectively.

    Time deposits of $ 100,000 and over aggregated $ 14,424,451 and $ 14,880,466 at
    December 31, 1999 and 1998, respectively.

    At December 31, 1999 scheduled maturities of time deposits are as follows:

         2000 $ 42,220,172
         2001 9,928,264
2002 3,005,452
2003 4,372,888
2004          4,773,470
              $ 64,300,246

The bank accepts deposits of the officers, directors, and employees of the corporation and its
subsidiary on the same terms, including interest rates, as those prevailing at the time for
comparable transactions with unrelated persons.  The aggregate dollar amount of deposits of
officers, directors and employees totaled $ 2,194,722 and $ 1,986,734 at
 December 31, 1999 and
1998, respectively.

Note 13. Liabilities for Borrowed Money

    Federal funds purchased generally mature within one day from transaction date. Other borrowed funds are as follows:

At December 31, 1999 and 1998, $ 1,213,900 and $ 2,554,000, respectively, of other borrowed
funds represents the outstanding balance on lines of credit at other area banks.  Total amount of
the lines at December 31, 1999 and 1998 was $ 2,675,000.  Interest on these lines ranged from
6.75% to 8.25% for 1999 and 1998.

During 1989, the Bank purchased a property adjacent to the Greencastle office for $ 265,000 by
paying $ 65,000 in cash and issuing a note payable to the sellers for
 $ 200,000.  The note, which
bears interest at 9% per year, is due on demand or January 31, 1999, whichever is earlier.  During
1998 $ 50,000 was paid on this note leaving an outstanding balance of
 $ 150,000 at
December 31, 1998.  This note was paid off in 1999.

In addition, $ 295,275 and $ 427,000 of the balance of liabilities for other borrowed funds at
December 31, 1999 and 1998, respectively, represents the balance of the
 Treasury Tax and Loan
Investment Program.  The Bank elected to enter into this program in accordance with federal
regulations.  This program permits the Bank to borrow these Treasury Tax and
 Loan funds by
executing an open-ended interest bearing note to the Federal Reserve Bank.
  Interest is payable
monthly and is computed at 1/4% below the Federal Funds interest rate.  The note is secured by
U.S. Government obligations with a par value of $ 1,006,950 and $ 900,000 at
 December 31, 1999
and 1998, respectively.

    The Bank also had the following borrowings from the Federal Home Loan Bank:
                  1999                                               1998
              Loan Type                Interest Rate          Balance
   Interest Rate         Balance        Maturity

    Convertible    5.01 $ 5,000,000    5.01 $ 5,000,000    11/24/08
    Convertible    4.63 5,000,000 4.63 5,000,000 11/24/08
    Convertible    5.395     5,000,000 5.395     5,000,000 9/15/08
    Line of credit (1)  5.02 0    5.02 0    - -
    Line of credit (2)  4.05 6,516,000 N/A  N/A  6/30/00

(1) Total amount available under this line is $ 5,000,000 at December 31, 1999 and 1998.
(2) Total amount available under this line is $ 20,000,000 at December 31, 1999.

Collateral for borrowings consists of certain securities and the Bank's 1-4 family mortgage loans
totaling approximately $ 55 million at December 31, 1999.

Note 14. Income Taxes

    The components of federal income tax expense are summarized as follows:

                                 1999              1998               1997
                                              (000 omitted)
    Current year provision:
         Federal   $ 1,074   $ 1,165   $ 1,081
         State     161  68   35
    Deferred income taxes (benefit)           12        13 (          6)
              $ 1,247   $ 1,246   $ 1,110

    Federal income taxes were computed after reducing pretax accounting income for non-taxable
    income in the amount of $ 871,583, $ 599,571, and $ 543,472 for 1999, 1998
and
 1997,
    respectively.

    A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:
                                               1999        1998    1997

    Federal income tax rate  34.0%     34.0%     34.0%
    Increase resulting from:
         State taxes, net of federal tax benefit 3.6  1.6  1.0
    Reduction resulting from:
       Nontaxable interest income   9.5       5.7       5.8
    Effective income tax rate     28.1%     29.9%     29.2%

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
                                        1999                         1998
    Total deferred tax assets     $ 1,379   $ 745
    Total deferred tax liabilities     (      285)    (   566)
    Net deferred tax assets  $ 1,094   $ 179

    The company has not recorded a valuation allowance for the deferred tax assets as management
    feels that it is more likely than not that they will be ultimately realized.

 Note 15.     Tower Bancorp Inc. (Parent Company Only) Financial Information

    The following are the condensed balance sheets, statements of income, and statements of cash flows for the parent company:

Balance Sheets
December 31
          Assets                              1999                     1998
                                                         (000 omitted)
    Cash      $          0   $           0
    Securities available for sale 11,649    10,072
    Investment in The First National Bank of Greencastle      14,889    15,786
         Total assets        $ 26,538  $ 25,858

         Liabilities
    Other liabilities   $      788     $      752
    Notes payable       3,614          2,554
              Total liabilities        4,402          3,306

         Stockholders' Equity
    Common stock, no par value; authorized 5,000,000 shares,
      issued 1,780,100 shares     2,225     2,225
    Additional paid-in capital    6,707     6,705
    Retained earnings   14,461    12,969
    Accumulated other comprehensive income  (        725)       1,074
                   22,668    22,973
    Less:  Cost of Treasury stock, 17,499 shares - 1999;
                 14,700 shares - 1998  (        532)  (         421)
              Total stockholders' equity       22,136         22,552

              Total liabilities and stockholders' equity   $ 26,538  $ 25,858

Statements of Income
Years Ended December 31                  1999             1998          1997
                                  (000 omitted)
    Income
         Dividends $    260  $    220  $   146
         Net gain on sale of securities     1,440     942  565
         Cash dividends from wholly-owned subsidiary     1,829     2,386
1,725
                      3,529     3,548    2,436
    Expenses
         Interest       209  123  62
         Commissions    107  68   48
         Taxes          538  318  150
         Postage and printing     14   15   9
         Meetings       3    3    3
         Management fees     100  60   50
         Professional fees          26         28            25
                        997        615     347
    Income before equity in undistributed income 2,532     2,933     2,089

    Equity in undistributed income of subsidiary      671  (        24)
605
              Net income     $ 3,203   $ 2,909   $ 2,694

Note 15. Tower Bancorp Inc. (Parent Company Only) Financial Information (Continued)

Statements of Cash Flows
Years Ended December 31
                                           1999           1998         1997
                                                (000 omitted)
    Cash flows from operating activities:
              Net income     $ 3,203   $ 2,909   $ 2,694
         Adjustments to reconcile net income to cash
           provided by operating activities:
              Net gain on sale of investment securities    (   1,440)     (
  942)
    (      565)
              Equity in undistributed income of subsidiary (      671)    24
(
    605)
         Increase in accrued expenses       159       188       151
    Net cash provided by operating activities      1,251     2,179     1,675

    Cash flows from investing activities:
         Purchase of investment securities  (   3,995)     (   4,755)     (
3,683)
         Sales of investment securities        3,506     2,658      1,842
    Net cash (used) by investing activities (      489)    (   2,097)     (
1,841)

    Cash flows from financing activities:
         Purchase of treasury stock    (      271)    (      357)    (
189)
         Proceeds from sale of treasury stock    162  213  166
         Dividends paid (   1,711)     (      751)    (       675)
         Net proceeds from short-term borrowing     1,058        813       862
         Net cash (used) by financing activities (      762)    (        82)
          164

    Net (decrease) in cash   0    0    (          2)
    Cash, beginning               0               0             2
    Cash, ending   $        0     $         0    $        0

    Supplemental disclosure of cash flow information:
         Cash paid during the year for:
              Interest  $    209  $     123 $       62
              Income taxes   171  23   1

Note 16. Compensating Balance Arrangements

    Included in cash and due from banks are required deposit balances at the Federal Reserve of
$ 100,000 at both December 31, 1999 and 1998 and required deposit balances at
 Atlantic Central
Banker's Bank of $ 515,000 at both December 31, 1999 and 1998.  These are maintained to cover
processing costs and service charges.

Note 17. Concentration of Credit Risk

The Bank grants agribusiness, commercial and residential loans to customers throughout the
Cumberland Valley area.  The Bank maintains a diversified loan portfolio and evaluates each
customer's credit-worthiness on a case-by-case basis.  The amount of collateral obtained, if
deemed necessary by the Bank upon the extension of credit, is based on management's credit
evaluation of the customer.  Collateral held varies, but generally includes equipment and real
estate.

The Bank maintains deposit balances at several correspondent banks, which provide check
collection and item processing services to the bank.  The balances with these correspondent banks,
at times, exceed federally insured limits, which management considers to be a normal business
risk.

Note 18. Commitments

    The corporation leases its facilities in Mercersburg under a noncancellable operating lease that expires in 2006. Total rent expense charged to operations was $ 20,700, $ 20,700 and $ 15,250 for 1999, 1998 and 1997, respectively.

    The corporation also leases a site for an Automatic Teller Machine under a noncancellable operating lease that expires in 2008 with the right to negotiate an extended lease of two additional five year terms. Total rent expense charged to operations was $ 9,000 for 1999 and
    1998. The lease rental for the second five years of the initial term is subject to negotiation.

    Following is a schedule, by years, of future minimum rentals under the lease agreements as of
    December 31, 1999:

                                             Year Ending
         2000     $ 29,700
         2001 29,700
2002 31,200
2003          31,200
         2004 31,200
         2005 and after      74,400
              $ 227,400

Note 19. Fair Value of Financial Instruments

The estimated fair values of the Corporation's financial instruments were as follows at
December 31:
          - - - - - - 1999 - - - - - -          - - - - - - 1998 - - - - - -
                  Carrying         Fair               Carrying        Fair
                   Amount         Value              Amount         Value
    FINANCIAL ASSETS
              Cash and due from banks  $    5,062     $   5,062 $     5,114
$
  5,114
              Interest bearing deposits with banks    6,215     6,206     6,199
6,307
              Securities available for sale 53,067    53,067    46,641    46,641
              Loans receivable    131,760   134,546   123,690   122,390
              Accrued interest receivable   1,137     1,137     984  984
              Other bank stock    2,779     2,779     1,876     1,876

         FINANCIAL LIABILITIES
              Time certificates   64,300    65,185    61,839    60,970
              Other deposits 95,424    95,424    80,627    80,627
              Short-term borrowed funds     23,025    23,025    20,497    20,497
              Accrued interest payable 398  398  401  401

Note 20. Regulatory Matters

Dividends paid by Tower Bancorp Inc. are generally provided from the Bank's dividends to
Tower.  The Federal Reserve Board, which regulates bank holding companies, establishes
guidelines which indicate that cash dividends should be covered by current year earnings and the
debt to equity ratio of the holding company must be below thirty percent.  The
 Bank, as a national
bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency.  Under
such restrictions, the Bank may not, without prior approval of the Comptroller of the Currency,
declare dividends in excess of the sum of the current year's earnings (as
 defined) plus     retained
earnings (as defined) from the prior two years.  Dividends that the Bank could declare without
approval of the Comptroller of the Currency, amounted to approximately
 $ 5,106,914 and
$ 3,384,966 for 1999 and 1998, respectively.

The financial institution is also subject to various regulatory capital requirements administered by
federal banking agencies.  Failure to meet minimum capital requirements can initiate certain
mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could
have a direct material effect on the financial institution's financial statements.  Under capital
adequacy guidelines, the financial institution is required to maintain minimum capital ratios.  The
"leverage ratio", which compares capital to adjusted total balance sheet assets while risk-based
ratios compare capital to risk-weighted assets and off-balance sheet activity in order to make
capital levels more sensitive to risk profiles of individual banks.  A comparison of Tower
Bancorp's capital ratios to regulatory minimums at December 31 is as follows:

                          Tower Bancorp                Regulatory Minimum
                   1999                  1998                   Requirements

         Leverage ratio      10.56%    8.71%     4%
         Risk-based capital ratio
           Tier I (core capital)       15.06%    13.20%    4%
           Combined Tier I and Tier II
             (core capital plus allowance
             for loan losses)          16.16%    14.45%    8%

As of December 31, 1999 the most recent notification from the Office of the Comptroller of the
Currency categorized the financial institution as well capitalized under the regulatory framework
for prompt corrective action.  There are no conditions or events since that notification that
management believes have changed the financial institution's category.

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARIES

SELECTED FIVE-YEAR FINANCIAL DATA


       1999              1998             1997              1996
1995
Income (000 omitted)

    Interest income     $ 13,648  $ 12,548  $ 11,977  $ 11,156  $ 11,002
    Interest expense    6,079     5,342     5,167     4,811     4,703
    Provision for loan losses                0               0             0

       0
              0
    Net interest income after
      provision for loan losses   7,569     7,206     6,810     6,345     6,299
    Other operating income   2,822     2,082     1,390     990  719
    Other operating expenses     5,941      5,133         4,396     4,055
3,921
    Income before income taxes    4,450     4,155     3,804     3,280     3,097
    Applicable income tax
      (benefit)        1,247     1,246     1,110       944       812
           Net income   $  3,203  $  2,909  $  2,694  $  2,336  $  2,285


Per share amounts are based on the following weighted average shares outstanding after giving retroactive
recognition to a 100% stock dividend issued in July 1998, 5% stock dividend issued in July 1997 and a 100%
stock dividend issued in April 1996:

         1999 - 1,763,548    1997 - 1,765,056                1995 - 1,771,728
         1998 - 1,732,479    1996 - 1,775,069

    Net income     1.82 1.68 1.53 1.32 1.29
    Cash dividend paid  .97  .43  .38  .31  .28
    Book value     12.56     13.02     11.58     9.99 9.10

Year-End Balance Sheet Figures
   (000 omitted)

    Total assets   $ 206,874 $ 187,335 $ 159,935 $ 148,673 $ 139,182
    Net loans 130,041   121,800   102,388   99,094    93,905
    Total investment securities   55,846    48,517    42,217    37,673    33,733

    Deposits-noninterest bearing  13,746    11,346    9,651     7,959     8,201
    Deposits-interest bearing     145,978   131,120   123,133   118,645   111,55
9
    Total deposits 159,724   142,466   132,784   126,604   119,760
    Total stockholders' equity    22,136    22,552    20,433    17,704    16,148


Ratios

    Average equity/average assets 11.42     12.72     12.25     11.76     10.74
    Return on average equity 14.09     13.54     14.17     13.80     15.49
    Return on average assets 1.63 1.72 1.74 1.62 1.67

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARIES

CHANGES IN INCOME AND EXPENSE - 1999 AND 1998

    The schedule below reflects comparative changes in income and expense included in the
Consolidated Statements of Income for 1999 and 1998 together with changes in asset and liability volumes
associated with these income and expense items.


             1999 Compared to 1998                1998 Compared to 1997
    Average  Volumes    Income/Expense     Average Volumes     Income/Expense
($ 000 omitted)  $   %      $             %    $      %   $            %

Loans    15,250    13.6 505  5.1  9,513     9.3  648  7.0
Investment securities   12,095    28.9 473  19.9 2,198     5.5  (     104)
(
4.1)
Other short-term invest-
  ments       536     7.4       122      40.5        285     4.1           27

  9.9
    Total      27,881    17.3     1,100        8.8    11,996      8.1
571     4.8

Interest bearing demand
  deposits    13,150    38.7 346  55.1 2,170     6.8  180  19.9
Savings deposits   1,400     4.4  (     46) (    4.2) 3,918     114.2     (
   8)    (    1.4)
Time deposits 2,141     3.5  (   147)  4.5  (  1,323) (    2.1) (    245) (
7.0)
Short-term borrowings   11,229    145.9        584    158.3       5,406   236.3
    248  204.9
    Total      27,920     20.7       737      13.8    10,171       8.2
175    3.4

Net interest income               363  5.0            396  5.8
Provision for loan losses                     0  .0                     0 .0
Net interest income after
  provision for loan losses               363    5.0                396   5.8

Security transactions             480  49.3           400  69.8
Other operating income               260    23.4              292    35.7
Income before operating
  expense               1,103     11.9           1,088     13.3
Salaries & employee
  benefits              439  17.7           304  13.9
Occupancy & equipment
  expense               32   2.6            6    2.0
FDIC insurance premiums           (        7)    (  35.0)            4    25.0
Other operating
  expenses                 344    11.7               423   22.2

    Total operating expenses              808    15.7               737   16.8
Income before income taxes             295  7.1            351  9.2

Applicable income tax expense                     1   .1                 136
12.
3
    Net income                 294     10.1               215   8.0

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARIES

SUMMARY OF QUARTERLY FINANCIAL DATA

    The unaudited quarterly results of operations for the years ended December
31,
 1999 and
1998 are as follows:



           1999                                                           1998
($ 000 omitted              - - - - - - - -Quarter Ended- - - - - - - - -
     - - - - - - - -Quarter Ended- - - - - - - - -
  except per share)      Mar. 31     June 30    Sept. 30     Dec. 31    Mar. 31
    June 30    Sept. 30     Dec. 31

Interest income    $ 3,288   $ 3,381   $ 3,470   $ 3,509   $ 3,019   $ 3,072
$
3,143    $ 3,314
Interest expense      1,441     1,577     1,549     1,512     1,301     1,292

 1,371
       1,378
    Net interest income 1,847     1,804     1,921     1,997     1,718     1,780
1,772    1,936
Provision for loan
  losses          0              0              0              0             0
        0
        0              0
    Net interest income
      after provision
     for loan losses    1,847     1,804     1,921     1,997     1,718     1,780
1,772    1,936
Other income  560  831  817  614  604  553  639  286
Other expenses        1,427     1,637     1,510     1,367     1,220     1,359

 1,282
       1,272
    Operating income
      before income
          taxes    980  998  1,228     1,244     1,102     974  1,129     950
Applicable income
  taxes       294       301        368       284       325      289
331
          301
    Net income     $   686   $   697   $    860  $    960  $    777  $   685
$
  798    $    649




Net income applicable
  to common stock
Per share data:
    Net income     $ .39     $ .39     $ .49     $ .55     $  .45    $  .40
$
 .46 $   .37

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARIES

STATEMENTS OF AVERAGE BALANCES AND AVERAGE RATES

                     1999       1998              1997              1996
1995
($ 000 omitted)
LOANS
    Commercial     $  23,260 $   18,372     $   15,854     $  14,594 $   11,848
    Mortgage  70,808    65,160    64,833    65,296    66,699
    Consumer      33,134          28,420        21,752        19,156     16,541
         Total loans      127,202    111,952       102,439    99,046     95,088
INVESTMENT SECURITIES
    U.S. Government     288  484  698  931  1,460
    U.S. Government agencies 24,391    18,936    21,898    20,404    18,854
    State & municipal   12,860    10,988    9,608     8,413     8,157
    Other         16,335          11,371         7,377           4,839
 3,584
         Total investment securities       53,874          41,779       39,581
   34,587
         32,055

OTHER SHORT-TERM INVESTMENTS
    Federal funds sold  1,711     870  1,371     758  990
    Certificates of deposit         6,052          6,357          5,571
3,633
           2,819
         Total other short-term
           investments         7,763          7,227          6,942
4,391           3,809
         Total earning assets        188,839        160,958        148,962

138,024     130,952
         Total assets   $ 199,069 $ 169,023 $ 155,264 $ 144,504 $ 137,204

Percent increase   17.8%     8.8% 7.4% 5.3% 5.2%

DEPOSITS
    Demand    $   11,206     $   10,647     $    8,835     $    8,222     $
7,613
    Interest-bearing demand  47,140    33,990    31,820    21,091    19,729
    Savings   32,965    31,565    27,647    33,265    31,705
    Time      63,410         61,269        62,592         61,609         58,271
         Total deposits    154,721        137,471       130,894   124,187
117,318
Short-term borrowings        18,923           7,694        2,288          1,984
     3,369

AVERAGE RATES EARNED (TAXABLE
  EQUIVALENT BASIS)            %       %        %       %         %
Loans
    Commercial     8.0  9.3  9.7  9.4  10.2
    Mortgage  7.9  8.6  8.9  8.7  8.9
    Consumer  8.8  8.9  9.1   9.0  9.1
         Total     8.2  8.8  9.0   8.9  9.2
Investment Securities
    U. S. Government    6.7  6.7  6.6  6.7  6.8
    U.S. Government agencies 6.3  6.7  6.7  6.5  6.4
    State & municipal   5.2  5.1  5.2  5.3  5.5
    Other     6.1  6.4  7.0   6.2  7.3
         Total     5.9  6.4  6.2   6.2  6.2
         Total other short-term
           investments  6.4  6.1  6.2   6.4  5.6
         Total earning assets     7.6  8.1  8.2   8.2  8.5

AVERAGE RATES PAID
    Time & savings deposits  3.6  3.9  4.1  4.1  4.1
    Short-term borrowings    5.1  4.4  5.9  5.3  6.2

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

    Net income was $ 3,203,000 in 1999 compared to $ 2,909,000 in 1998, and $ 2,694,000 in
1997.  Net income on an adjusted per share basis for 1999 was $ 1.82, up $ .14 from $ 1.68 realized during
1998.
    Total interest income increased $ 1,100,000 from 1998 to 1999 and $ 571,000 from 1997 to
1998.  Increases in 1999 and 1998 were primarily due to volume increases in average earning assets.
Average loans outstanding in 1999 increased 13.6% over 1998.  This coupled with marginal lower rates
resulted in a 5% increase in interest income from loans in 1999 as compared to a 7.0% increase realized in
1998.  Earnings on investments (excluding gains from sales) increased 19.9% in
 1999 compared to a 4.1%
decrease in 1998.  This increase was primarily the result of increased average volume of investment
securities which increased 28.9% in 1999 compared to a 5.5% increase in 1998.
 Total average earning assets
increased 17.3% in 1999 compared to 8.1% in 1998.  Increases in earning assets during 1999 and 1998 were
proportionately higher in loans, which typically produce higher yields than investments thus producing the
higher earnings during 1999 and 1998.

    Interest from loans accounted for 76% of total interest income for 1999, as compared to 79%
and 77% for 1998 and 1997, respectively.  Interest and dividends on investments amounted to $ 3,274,000 or
24% of interest income for 1999, as compared to $ 2,679,000 or 21% in 1998 and
 $ 2,756,000 or 23% in
1997.

    Total interest expense was $ 6,079,000 for 1999, an increase of $ 737,000 over the
$ 5,342,000 for 1998.  The increase in total average deposits was 12.5% in 1999 compared to 5.0% in 1998.
Overall growth was high during 1999 and moderate in 1998 with interest bearing demand, savings deposits,
and time deposits having increased 13.2% and 3.9%, respectively.  Although growth was high during 1999
which caused an increase in interest expense on deposits of 3.0%, there were some significant changes in the
level of borrowed funds which caused total interest expense to increase by
 13.8%.  This change in volume
along with the constant level of rates paid for deposits and increased rates on borrowed funds caused the
overall interest spread to decrease to 3.7% for 1999 compared to 4.8% in 1998.

    The Bank's net charge-offs have been lower than peer group performance for the past three
years.  Certain loan workout situations have materialized resulting in net recoveries for 1998.  Net charge-
offs were $ 171,000 for 1999, net recoveries were $ 40,000 for 1998, and net charge-offs were $ 97,000 for
1997.  Previous years' net recoveries, as well as an improving loan portfolio, have allowed the bank to have a
current year provision of $ 0 for 1999, 1998 and 1997. The provisions were based on management's evaluation of the adequacy of the reserve balance and represent amounts considered necessary to maintain
the reserve at the appropriate level based on the quality of the loan portfolio and other economic conditions.

    Management has significantly expanded its detailed review of the loan portfolio, which is performed quarterly, in an effort to identify and act more readily on loans with deteriorating trends.  As a
result, nonaccrual loans have decreased over the past several years and have become more in line with peer
group averages. Balances were $ 460,000 and $ 488,000 at year-end 1999 and 1998, respectively.

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

    Other income represents service charges on deposit accounts, commissions and fees received for the sale of travelers' checks, money orders and savings bonds, fees for trust services, fees for investment services,
securities gains and losses and other income, such as safe deposit box rents.
  Other income increased $ 740,000
or 35.5% for 1999 over 1998, and $ 692,000 or 49.7% for 1998 over 1997.  The increase in 1999 and 1998 was
largely due to an increase in investment gains of $ 480,000 and $ 400,000, fees on trust services of $ 101,000 and
$ 98,000, respectively.

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

    Personnel related expenses increased $ 439,000 or 17.7% in 1999 over 1998, compared to an increase of $ 304,000 or 13.9% in 1998 over 1997.  Occupancy and equipment expense increased by 9.2% from
1999 to 1998 compared to 2.0% from 1997 to 1998. Management expected noninterest expenses to increase in
1999 with the opening of their new branch and they expect noninterest expense to continue increasing as their
plans to expand take place.  Total noninterest expenses increased 15.7% in 1999, compared to 16.8% and 8.4% in
1998 and 1997, respectively.

    Applicable income taxes changed between 1997, 1998 and 1999 as a result of changes in pre-tax accounting income and taxable income.  As described in Note 1 of the Notes to
 Consolidated Financial
Statements, deferred income taxes have been provided for timing differences in the recognition of certain
expenses between financial reporting and tax purposes.  Deferred income taxes have been provided at prevailing
tax rates for such items as depreciation, provision for loan losses, deferred compensation, interest income on
nonaccrual loans and unrealized gains and losses on investment securities available for sale as accounted for
under SFAS 115.  The marginal tax rate at which deferred taxes were provided during 1999 and 1998 is 34%.  At
December 31, 1999 and 1998, deferred taxes amounted to $ 1,094,000 and
 $ 179,000, respectively.  If all timing
differences reversed in 1999, the actual income taxes saved by the recognition of the aforementioned expenses
would not be significantly different from the deferred income taxes recognized for financial reporting purposes.

    The current level of nontaxable investment and loan income is such that the Bank is not affected by the alternative minimum tax rules.

    The Bank has successfully prepared for the year 2000 changes to its computer systems and experienced no interruptions in its operations beyond January 1, 2000.
  Management will continue to monitor and
evaluate its information technology to ensure that adequate safeguards and back-up systems are in place.

FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and
Hedging Activities, effective for fiscal years beginning after June 15, 1999.
  This Statement establishes
accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or
liabilities in the balance sheet and measure them at fair value.  If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted
transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-
for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign
operation.  The Statement generally provides for matching the timing of the recognition of the gain or loss on
derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item
being hedged.  Depending on the type of hedge, such recognition will be in either net income or other
comprehensive income.  For a derivative not designated as a hedging instrument, changes in fair value will be
recognized in net income in the period of change.  Management is currently evaluating the impact of adopting
this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.

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

Interest Rate Sensitivity Analysis

    A number of measures are used to monitor and manage interest rate risk including income simulation and interest sensitivity (gap) analysis.  An income simulation model is used to assess the direction and
magnitude of changes in net interest income resulting from changes in interest rates.  Key assumptions in the
model include prepayment, repricing and maturity of loan related assets; deposit sensitivity; market conditions
and changes in other financial instruments.  The Bank's policy objective is to limit the change in annual earnings
to 20% of projected earnings.  At December 31, 1999, based on the results of the simulation model, the Bank
would expect an increase in net interest income of $ 88,000 and a decrease in net interest income of $ 68,000 if
interest rates gradually decreased or increased, respectively, from current rates by 300 basis points over a 12-
month period.

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

    The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999 which are anticipated by the Bank, based upon certain assumptions
described below, to reprice or mature in each of the future time periods shown.
  Adjustable-rate assets and
liabilities are included in the table in the period in which their interest rates can next be adjusted.

    Money market, NOW and savings accounts have been included in both rate sensitive liabilities of
"Zero - 90 days" and "91 - 360" due to these funds being subject to immediate withdrawal.

                            Due 0 - 90       Due 91 - 360       Due After
        Days                 Days                  1 Year               Total
Rate sensitive assets
    Interest bearing deposits with banks    $       615    $    2,537     $
 3,063
    $      6,215
    Investment securities    5,883     2,254     44,930    53,067
    Real estate, commercial and consumer loans      16,399    49,962      65,399
       131,760
         $ 22,897  $ 54,753  $ 113,392 $ 191,042

                               Due 0 - 90       Due 91 - 360     Due After
             Days                  Days              1 Year               Total
Rate sensitive liabilities
    Certificates of deposit over $ 100,000  $    2,917     $    8,301     $
3,206
    $   14,424
    Other certificates of deposit 10,858    20,144    18,874    49,876
    Money market deposit accounts 21,388    0    0    21,388
    NOW accounts and other savings deposits 60,291    0    0    60,291
    Federal funds and other liabilities                 0       6,516
16,509
    23,025
              $ 95,454  $ 34,961  $ 38,589  $ 169,004
    Cumulative interest sensitive GAP  ($ 72,557)     ($ 52,765)     $ 22,038
$
  22,038
    Cumulative interest sensitive GAP ratio (       .24)   (       .60)   1.13
1
 .13

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

(In Millions)                  - - - - - - - - - - - Principal/Notional Amount
 Maturing In: - - - - - - - - - -      Fair
Rate sensitive assets      2000        2001       2002          2003
  2004      Thereafter     Total        Value
Fixed interest rate
  Loans       16,171    10,548    9,033     6,996     5,993     33,094    81,835
    83,636
Average interest rate   9.00 9.10 9.00 8.80 8.50 8.30 8.70
Variable interest rate
  Loans       11,172    2,164     4,268     2,309     2,309     27,703    49,925
    50,910
Average interest rate   8.30 7.50 8.60 7.50 7.50 7.40 7.70
Fixed interest rate
  Securities       15,000    9,920     3,957     2,846     6,756     11,318
49,7
97  48,792
Average interest rate   6.30 6.10 5.80 5.60 5.70 5.50 5.90

Rate sensitive liabilities
Noninterest bearing
  Checking         2,263     678  678  678  226  0    4,523     4,523
Savings and interest
  bearing checking 2,490     1,659     1,659     1,659     830  0    8,297
8,297
Average interest rates  2.55 2.55 2.55 2.55 2.55 0.0  2.55
Time deposits      42,219    9,928     3,005     5,523     2,331     1,294
64,30
0   65,185
Average interest rates  4.70 5.10 5.40 5.20 5.00 4.3  5.28
Fixed interest rate
  Borrowings       0    0    5,150     0    10,000    0    15,150    15,150
Average rate       0    0.0  4.53      0         5.20      0.0  5.06
Variable interest rate
  Borrowings       7,875     0    0    0    0    0    7,875     7,875
Average interest rate   5.50      0.0  0.0       0.0       0.0       0.0  5.50

CAPITAL FUNDS

    Internal capital generation has been the primary method utilized by Tower Bancorp Inc. to increase its capital.  Stockholders' equity, which exceeded $ 22.1 million at
 December 31, 1999 has steadily
increased.  Regulatory authorities have established capital guidelines in the form of the "leverage ratio" and
"risk-based capital ratios." The leverage ratio compares capital to total balance sheet assets, while the risk-
based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital
levels more sensitive to risk profiles of individual banks.  A comparison of
 Tower Bancorp's capital ratios to
regulatory minimums at December 31 is as follows:
                                                       Regulatory Minimum
                                 Tower Bancorp                   Requirements
                                                1999                1998

    Leverage ratio 10.56%    8.71%     4%
    Risk-based capital ratio
      Tier I (core capital)  15.06%    13.20%    4%
      Combined Tier I and Tier II
        (core capital plus allowance
        for loan losses)     16.16%    14.45%    8%

    Tower Bancorp, Inc. has traditionally been well above required levels and expects equity capital to continue to exceed regulatory guidelines.  Certain ratios are useful in measuring the ability of a
company to generate capital internally.

    The following chart indicates the growth in equity capital for the past three years.

                               1999                  1998               1997
    Equity capital at December 31
      ($ 000 omitted)   $ 22,136  $ 22,552  $ 20,433
    Equity capital as a percent of
      assets at December 31  10.70%    12.04%    12.77%
    Return on average assets 1.63%     1.72%     1.74%
    Return on average equity 14.09%    13.54%    14.17%
    Cash dividend payout ratio    53.42%    25.82%    25.06%

STOCK MARKET ANALYSIS AND DIVIDENDS

    The corporation's common stock is traded inactively in the over-the-counter market. As of
December 31, 1999 the approximate number of shareholders of record was 1,040.

                                                       Market
Cash
          1999                                        Price
Dividend

    First Quarter  $ 29.50 - 33.00     $    0
    Second Quarter 28.00 - 30.25  .15
    Third Quarter  23.75 - 28.38  .50
    Fourth Quarter 23.50 - 26.75  .32

                                                     Market
  Cash
          1998  (1)                                       Price
Dividend

    First Quarter  $ 24.00 - 28.75     $    0
    Second Quarter 28.50 - 32.00  .13
    Third Quarter  30.00 - 36.00  0
    Fourth Quarter 30.00 - 33.00  .30

    (1)   Note:    Cash dividends per share were based on weighted average
shares of
 common
         stock outstanding after giving retroactive recognition to a 100% stock dividend issued in July 1998.