Form 10-K, Exhibit 13
period 2004-12-31
TOWER BANCORP INC
filed 2005-03-30
CIK 740942

Exhibit 13





                               Tower Bancorp, Inc.

                          2004 Annual Financial Report


                                 C O N T E N T S
                                                             Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM         1

CONSOLIDATED FINANCIAL STATEMENTS

  Balance sheets                                                2
  Statements of income                                          3
  Statements of changes in stockholders' equity                 4
  Statements of cash flows                                5 and 6
  Notes to consolidated financial statements               7 - 24

SELECTED FIVE-YEAR FINANCIAL DATA                              25

SUMMARY OF QUARTERLY FINANCIAL DATA                            26

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY   27

CHANGES IN NET INTEREST INCOME-TAX EQUIVALENT YIELDS           28

MATURITIES OF INVESTMENT SECURITIES                            29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS                     30 - 37


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
Tower Bancorp Inc.
Greencastle, Pennsylvania


          We have audited the accompanying consolidated balance sheets of Tower Bancorp Inc. and its wholly-owned subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tower Bancorp Inc. and its wholly-owned subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with U. S. generally accepted accounting principles.







Chambersburg, Pennsylvania
January 18, 2005





               TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2004 and 2003

                                                             2004             2003
                                                        (000 omitted)
ASSETS
Cash and due from banks                                      $   10,045         $   8,929
Interest bearing deposits with banks                                196               675
Investment Securities
   Available for sale                                            62,871            63,076
Restricted Bank stock; at cost which approximates                 2,858             3,219
fair value
Loans
   Commercial, financial and agricultural                        40,257            38,703
   Real estate - Mortgages (net of deferred loan
origination
     fees; $ 1,151 - 2004; $ 998 - 2003)                        171,415           155,649
   Real estate - Construction and land development                6,793             7,156
   Consumer                                                      11,004            12,559
                                                              ---------         ---------
                                                                229,469           214,067
Less:  Allowance for loan losses                                  1,902             1,864
                                                              ---------         ---------
      Total loans                                               227,567           212,203





Premises, equipment, furniture and fixtures                       4,030             4,158
Real estate owned other than premises                               983               476
Prepaid federal taxes                                                 0               241
Accrued interest receivable                                         904               962
Cash surrender value of life insurance                            7,070             6,659
Other assets                                                        366               140
                                                              ---------         ---------
      Total assets                                            $ 316,890         $ 300,738
                                                              =========         =========


                                                             2004             2003
                                                        (000 omitted)
LIABILITIES
Deposits in domestic offices
   Demand, noninterest bearing                               $   23,944        $   18,412
   Savings                                                      122,625           116,484
   Time                                                          83,721            72,069
                                                             ----------        ----------
      Total deposits                                            230,290           206,965

Liabilities for other borrowed funds                             34,932            47,373
Accrued interest payable                                            265               204
Accrued federal tax                                                  37                 0
Deferred income tax charges                                       4,114             3,274
Other liabilities                                                 3,181             2,484
                                                             ----------        ----------
      Total liabilities                                         272,819           260,300
                                                             ----------        ----------
STOCKHOLDERS' EQUITY
Stockholders' equity
   Common Stock: no par value, authorized 5,000,000
shares,
     issued 1,780,100 shares                                      2,225             2,225
   Additional paid-in capital                                     6,782             6,763
   Retained earnings                                             28,177            25,765
   Accumulated other comprehensive income                         8,801             7,006
                                                             ----------       -----------
                                                                 45,985            41,759
   Less:  Cost of treasury stock, 58,109 shares -
2004;
     45,595 shares - 2003                                    (   1,914)        (   1,321)
                                                             ----------        ----------
      Total stockholders' equity                                 44,071            40,438
                                                             ----------        ----------
      Total liabilities and stockholders' equity             $  316,890        $  300,738
                                                             ==========        ==========




       The Notes to the Financial Statements are an integral part of these statements.

                                       -2-

               TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 2004, 2003, and 2002

                                                        2004           2003            2002
                                                                   (000 omitted)
Interest and Dividend Income
 Interest and fees on loans                            $   12,031      $   12,073    $   13,130
 Interest and dividends on investment securities
  Taxable                                                     997           1,091         1,352
  Federal tax exempt                                        1,059           1,117         1,153
 Interest on federal funds sold                                 0               1             0
 Interest on deposits with banks                               39              68           145
                                                       ----------     -----------   -----------
     Total interest income                                 14,126          14,350        15,780
                                                       ----------     -----------   -----------
Interest Expense
 Interest on time certificates of deposit of
  $ 100,000 or more                                           378             442           709
 Interest on other deposits                                 1,929           2,200         3,088
 Interest on borrowed funds                                 1,704           1,625         1,455
                                                        ---------      ----------    ----------
     Total interest expense                                 4,011           4,267         5,252
                                                        ---------      ----------    ----------
 Net interest income                                       10,115          10,083        10,528
 Provision for loan losses                                    360             360           310
                                                        ---------      ----------    ----------
     Net interest income after provision
       for loan losses                                      9,755           9,723        10,218
                                                        ---------      ----------    ----------
Other Income
 Investment services income                                    79              31             0
 Service charges on deposit accounts                          992             864           621
 Other service charges, collection and exchange
  charges, commissions and fees                               559             431           390
 Investment securities gains                                2,648           3,143         1,720
 Other income                                                  58              56           326
                                                        ---------      ----------    ----------
                                                            4,336           4,525         3,057
                                                        ---------      ----------    ----------
Other Expenses
   Salaries, wages and other employee benefits              4,078           3,901         3,558
   Occupancy expense                                          456             397           353
   Furniture and equipment expenses                         1,246           1,197         1,222
   Other operating expenses                                 1,899           1,981         1,526
                                                        ---------      ----------    ----------
                                                            7,679           7,476         6,659
                                                        ---------      ----------    ----------
       Income before income taxes                           6,412           6,772         6,616
   Applicable income tax expense                            1,689           1,821         1,763
                                                        ---------      ----------    ----------
       Net income                                       $   4,723      $    4,951    $    4,853
                                                        =========      ==========    ==========
   Earnings per share:
       Basic earnings per share                         $    2.73      $     2.86    $     2.79
       Weighted average shares outstanding              1,727,856       1,733,477     1,737,298
       Diluted earnings per share                       $    2.69      $     2.81    $     2.76
       Weighted average shares outstanding              1,756,044       1,760,563     1,760,989

          The Notes to the Financial Statements are an integral part of these statements.

                                       -3-
               TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Years Ended December 31, 2004, 2003, and 2002

                                          Common   Additional  Retained    Accumulated  Treasury      Total
                                          Stock     Paid-in    Earnings       Other       Stock    Stockholders'
                                                    Capital               Comprehensive               Equity
                                                                             Income

                                            (000 omitted)

 Balance at December 31, 2001            $   2,225  $   6,707   $ 19,604      $     863 ($   881)     $  28,518

 Comprehensive income:
 Net income                                      0          0      4,853              0         0         4,853
 Net unrealized gain on available
    for sale securities (net of tax $            0          0          0          1,332         0         1,332
 686)
                                                                                                      ---------
 Total comprehensive income                                                                               6,185
                                                                                                      ---------
 Cash dividends declared on common
    stock ($ .84 per share)                      0          0   ( 1,458)              0         0     (  1,458)
 Purchase of treasury stock
    (21,127 shares)                              0          0          0              0 (    546)     (    546)
 Sale of treasury stock (6,637 shares)           0          6          0              0       161           167
                                         ---------  ---------  ---------      --------- ---------     ---------
 Balance at December 31, 2002                2,225      6,713     22,999          2,195 (  1,266)        32,866

 Comprehensive income:
 Net income                                      0          0      4,951              0         0         4,951
 Net unrealized gain on available
    for sale securities (net of tax $            0          0          0          4,811         0         4,811
 2,478)
                                                                                                      ---------
 Total comprehensive income                                                                               9,762
                                                                                                      ---------
 Cash dividends declared on common
    stock ($ 1.26 per share)                     0          0          (              0         0     (  2,185)
                                                                  2,185)
 Purchase of treasury stock
    (14,833 shares)                              0          0          0              0  (   513)     (    513)
 Sale of treasury stock (16,528                  0         50          0              0       458           508
 shares)
                                         ---------  ---------  ---------      --------- ---------     ---------
 Balance at December 31, 2003                2,225      6,763     25,765          7,006  ( 1,321)        40,438
                                         ---------  ---------  ---------      --------- ---------     ---------
 Comprehensive income:
 Net income                                      0          0      4,723              0         0         4,723
 Net unrealized gain on available
    for sale securities (net of tax $ 925)       0          0          0          1,795         0         1,795
                                                                                                      ---------
                                                                                                          6,518
                                                                                                      ---------
 Cash dividends declared on common
    stock ($ 1.34 per share)                     0          0  (  2,311)              0         0    (   2,311)
 Purchase of treasury stock
    (20,436 shares)                              0          0          0              0 (    835)    (     835)
 Sale of treasury stock (8,079 shares)           0         19          0              0       242           261
                                         ---------  ---------  ---------      --------- ---------     ---------
 Balance at December 31, 2004            $   2,225  $   6,782  $  28,177      $   8,801 ($ 1,914)     $  44,071
                                         =========  =========  =========      ========= =========     =========

         The Notes to Financial Statements are an integral part of these statements.

                                       -4-
               TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2004, 2003, and 2002

                                                      2004         2003          2002

                                                                   (000
                                                                 omitted)

Cash flows from operating activities:
  Net income                                         $   4,723     $   4,951   $   4,853
  Adjustments to reconcile net income to net cash
    provided by operating activities:
   Depreciation and amortization                           392           386         429
   (Gain) on sale of investment securities          (   2,648)    (   3,143)   (  1,720)
   Provision for deferred taxes                     (      83)    (       8)           8
   (Increase) decrease in:
     Other assets                                   (     226)           229         412
     Interest receivable                                    58            51         183
     Prepaid income taxes                                  278    (      58)   (    132)
     Cash surrender value of life insurance         (     411)    (     353)   (    409)
  Increase (decrease) in:
   Interest payable                                         61    (      83)   (    142)
   Other liabilities                                (     196)           425         135
                                                    ----------    ----------   ---------
  Net cash provided by operating activities              1,948         2,397       3,617
                                                    ----------    ----------   ---------
Cash flows from investing activities:
  Net (increase) in loans                           (  15,364)    (  26,298)   ( 19,806)
  Purchases of property and equipment               (     773)    (     794)   (  1,058)
  Net decrease in interest bearing deposits with           479           969       1,073
banks
  Maturity/sales of available for sale securities       11,617        12,800      15,820
  Purchases of available for sale securities        (   4,512)    (  13,754)   (  6,136)
  Purchase of Federal Home Loan Bank stock          (   1,172)    (     909)   (    940)
  Purchase of life insurance policies                        0             0   (  1,850)
                                                     ---------    ----------   ---------
Net cash (used) by investing activities             ($  9,725)    ($ 27,986)          ($
                                                                                 12,897)
                                                     ---------    ----------   ---------


   The Notes to Financial Statements are an integral part of these statements.

               TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  Years Ended December 31, 2004, 2003, and 2002


                                                     2004             2003           2002

                                                 (000 omitted)

Cash flows from financing activities:
Net increase in deposits                              $   23,325     $   19,408     $    9,958
Borrowings (payments) on short term                  (   12,441)          3,321     (    3,289)
borrowings
Borrowings on long-term debt                                   0          5,000           5,000
Purchase of treasury stock                           (      835)    (      513)     (      546)
Proceeds from sale of treasury stock                         261            508             167
Cash dividends paid                                  (    1,417)    (    2,149)     (    1,147)
                                                     -----------    -----------     -----------
Net cash provided by financing activities                  8,893         25,575          10,143
                                                     -----------    -----------     -----------
Net increase (decrease) in cash and cash                   1,116    (       14)             863
equivalents
Cash and cash equivalents at beginning of                  8,929          8,943           8,080
year
                                                     -----------    -----------     -----------
Cash and cash equivalents at end of year              $   10,045    $     8,929     $     8,943
                                                     ===========    ===========     ===========
Supplemental disclosure of cash flows information:

Cash paid during the year for:

Interest                                               $   3,949    $     4,350     $     5,393
Income taxes                                               1,737          1,755           1,861

Supplemental schedule of noncash investing and financing activities:

Unrealized gain (loss) on securities
available
for sale (net of tax effects)                          $   1,795    $     4,811     $     1,332


   The Notes to Financial Statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.   Summary of Significant Accounting Policies

      Nature of Operations

      Tower Bancorp's primary activity consists of owning and supervising its subsidiary, The First National Bank of Greencastle (the Bank), which is engaged in providing banking and bank related services in South Central Pennsylvania, principally Franklin County. Its nine offices are located in Greencastle, Quincy, Shady Grove, Laurich, Waynesboro, Chambersburg
      (2), and Mercersburg, Pennsylvania; and Hagerstown, Maryland.

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


                                      - 7 -
Note 1.   Summary of Significant Accounting Policies (Continued)

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

      The Corporation had no trading or held to maturity securities in 2004 or 2003.

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

      Premises, Equipment, Furniture and Fixtures and Depreciation

      Premises, equipment, and furniture and fixtures are carried at cost less accumulated depreciation. Depreciation has been provided generally on the straight-line method and is computed over the estimated useful lives of the various assets as follows:
                                                                 Years

                       Premises                                  15-40
                       Equipment, furniture and fixtures          3-15

      Repairs and maintenance are charged to operations as incurred.

      Foreclosed Property

      Includes foreclosed properties for which the institution has taken physical possession in connection with loan foreclosure proceedings.

      At the time of foreclosure, the real estate is recorded at the lower of the Corporation's cost (loan balance) or the asset's fair value, less estimated costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in operations.


      Retirement Plan

      The Corporation has a money purchase pension plan which covers all full-time employees who have attained the age of twenty (20) and have completed a minimum of one year of continuous service with the Corporation. The Corporation's policy is to fund pension costs accrued.

Note 1.   Summary of Significant Accounting Policies (Continued)

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

      Loan origination fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Corporation is amortizing these amounts over the contractual life of the related loans.

      Nonaccrual/Impaired Loans

      The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on such loans is recognized only to the extent of interest payments received.

      Earnings per Share of Common Stock

      Earnings per share of common stock were computed based on weighted average shares outstanding. For diluted earnings per share, net income is divided by the weighted average number of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents. The corporation's common stock equivalents consist of outstanding stock options. See Note 11 for further details.

      A reconciliation of the weighted average shares outstanding used to calculate basic net income per share and diluted net income per share follows. There is no adjustment to net income to arrive at diluted net income per share.

                                                         2004        2003              2002
      Weighted average shares outstanding (basic)     1,727,856    1,733,477      1,737,298
      Impact of common stock equivalents                 28,188       27,086         23,691
                                                      ---------    ---------      ---------
      Weighted average shares outstanding (diluted)   1,756,044    1,760,563      1,760,989
                                                      =========    =========      =========

Note 1.   Summary of Significant Accounting Policies (Continued)

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

      Cash Flows

      For purposes of the Statements of Cash Flows, the company has defined cash and cash equivalents as highly liquid debt instruments with maturities of three months or less. They are included in the balance sheet caption "cash and due from banks". As permitted by generally accepted accounting principles, the company has elected to present the net increase or decrease in deposits in banks, loans and deposits in the Statements of Cash Flows.


      Fair Values of Financial Instruments

      Generally Accepted Accounting Principles (GAAP) require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. GAAP exclude certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the corporation. See Note 19 for further details.

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

          Loans Receivable. For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Note 1.   Summary of Significant Accounting Policies (Continued)

          Deposit Liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposits and IRA's are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities on time deposits.

          Federal Funds Purchased and Other Borrowed Funds. The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

          Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

          Off-Balance-Sheet Instruments. The Corporation generally does not charge commitment fees. Fees for standby letters of credit and their off-balance-sheet instruments are not significant.

      Advertising

      The Corporation expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2004, 2003, and 2002 was $ 240,029, $ 199,968, and $ 210,196, respectively.


      Comprehensive Income

      The Corporation follows generally accepted accounting principles when reporting comprehensive income. Comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by stockholders and distributions to stockholders. Comprehensive income includes net income and certain elements of "other comprehensive income" such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.

      The Corporation has elected to report its comprehensive income in the statement of stockholders' equity. The only element of "other comprehensive income" that the Corporation has is the unrealized gains or losses on available for sale securities.

      During 2003, the Corporation revised estimated calculations for unrealized holding gains (losses) on certain equity securities in its available-for-sale portfolio due to the continuing development of reliable sources for market values of securities traded in the over-the-counter market. Consequently, investments that were not marked to market in the past are recorded at market value in 2003.

      The components of the change in net unrealized gains (losses) on securities are as follows:

                                                              2004             2003       2002
                                                                     (000 Omitted)
   Gross unrealized holding gains (losses)                 $    5,368    $   10,432 $    3,738
      arising during the year
   Reclassification adjustment for (gains) realized       (    2,648)   (    3,143) (   1,720)
                                                           ----------    ---------- ----------
   Net unrealized holding gains (losses) before taxes           2,720         7,289      2,018
   Tax effect                                             (      925)   (    2,478) (     686)
                                                           ----------    ---------- ----------
   Net change                                              $    1,795    $    4,811 $    1,332
                                                           ==========    ========== ==========

Note 1.   Summary of Significant Accounting Policies (Continued)



      Stock Option Plans

      The Corporation applies APB Opinion 25 and related Interpretations in accounting for its stock option plans. Accordingly, only compensation cost for the intrinsic value of options has been recognized. Had compensation cost for the Corporation's stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by FASB Statement No. 123, the Corporation's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                       2004         2003        2002

     Net income (000 omitted)         As reported     $ 4,723     $ 4,951     $ 4,853
                                      Pro forma         4,701       4,942       4,842

     Earnings per share               As reported      2.73         2.86        2.79
                                      Pro forma        2.72         2.85        2.78

     Earnings per share assuming      As reported      2.69         2.81        2.76
      dilution
                                      Pro forma        2.68         2.80        2.75

      See Note 11 for further details concerning the Corporation's Stock Options Plans.

      Reclassifications

      Certain reclassifications have been made to the 2003 and 2002 financial statements to conform to reporting for 2004.


Note 2.   Investment Securities

      The investment securities portfolio is comprised of securities classified as available for sale at December 31, 2004 and 2003, resulting in investment securities available for sale being carried at fair value.

      The amortized cost and fair value of investment securities available for sale at December 31 were:

                                                   Amortized      Gross        Gross       Fair
                                                      Cost     Unrealized   Unrealized     Value
                                                                  Gains       Losses
                                                                    (000 omitted)
                                                                        2004
   Obligations of other U.S. government agencies   $   2,000     $       0    $     4    $   1,996
   Mortgage-backed securities                          2,711            22         11        2,722
      Corporate bonds                                  3,950            79         26        4,003
      Equities                                        20,771        12,331        120       32,982
   Obligations of state and political                 20,104         1,066          2       21,168
      subdivisions
                                                   ---------     ---------    -------    ---------
                                                   $  49,536     $  13,498    $   163    $  62,871
                                                   =========     =========    =======    =========
                                                                        2003
   Obligations of other U.S. government agencies   $   4,605     $      31    $     0    $   4,636
   Mortgage-backed securities                          3,994            46         17        4,023
      Corporate bonds                                  4,159           157         42        4,274
      Equities                                        18,430         9,408        185       27,653
   Obligations of state and political                 21,272         1,221          3       22,490
      subdivisions
                                                   ---------     ---------    -------    ---------
                                                   $  52,460     $  10,863    $   247    $  63,076
                                                   =========     =========    =======    =========

Note 2.   Investment Securities (Continued)

      The fair values of investment securities available for sale at December 31, 2004, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Securities Available
                                                         for Sale

                                                                   Fair
                                                 Amortized
                                                    Cost          Value
                                                       (000 omitted)
      Due in one year or less                     $   1,345        $   1,373
      Due after one year through five years           5,121            5,230
      Due after five years through ten years          4,333            4,608
      Due after ten years                            15,255           15,956
                                                  ---------        ---------
                                                     26,054           27,167
      Mortgage-backed securities                      2,711            2,722
      Equity securities                              20,771           32,982
                                                  ---------        ---------
                                                  $  49,536        $  62,871
                                                  =========        =========

      Proceeds from sales and maturities of investment securities available for sale during 2004, 2003, and 2002, were $ 11,617,000, $ 12,800,000, and
      $ 15,820,000, respectively. Gross realized gains and losses on those sales and maturities were $ 2,648,000 and $ 0 for 2004, $ 3,143,000 and $ 0 for 2003, and $ 1,720,000 and $ 0 for 2002, respectively.

      Securities carried at $ 16,880,300 and $ 19,589,285 at December 31, 2004 and 2003, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

      Restricted bank stock includes:

                                                        2004        2003
                                                         (000 omitted)

      Federal Reserve Bank stock                        $    81     $    81
      Federal Home Loan Bank stock                        2,477       2,838
      Federal Home Loan Mortgage Corporation preferred      250         250
         stock
      Atlantic Central Bankers Bank                          50          50
                                                        -------     -------
                                                        $ 2,858     $ 3,219
                                                        =======     =======

      The following table shows the Corporation's gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

                                                       (000 omitted)
                             Less than 12 Months      12 Months or Greater              Total

       Description        Market      Unrealized    Market     Unrealized      Market    Unrealized
                          Value          Loss        Value        Loss         Value        Loss
    Obligations of        $ 1,996       $    4      $     0       $    0       $ 1,996       $     4
      other U. S.
      government
      agencies
    Mortgage-backed         1,885           11            0            0         1,885            11
      securities
    Corporate bonds           468            6          950           20         1,418            26
    Equities                1,399           61          154           59         1,553           120
    Obligations of              0            0          178            2           178             2
      state and
      political
      subdivisions
                          -------       ------      -------       ------       -------       -------
     Total                $ 5,748       $   82      $ 1,282       $   81       $ 7,030       $   163
                          =======       ======      =======       ======       =======       =======

     Management considers several factors in determining that these losses are temporary, such as market analysis, security price volatility, and specific security analysis.

Note 3.   Allowance for Loan Losses

      Activity in the allowance for loan losses is summarized as follows:

      <S

                                                     2004         2003         2002
                                                             (000 omitted)

      Balance at beginning of period                  $ 1,864      $ 1,632      $ 1,577
      Recoveries                                           60           63           51
      Provision for possible loan losses                  360          360          310
        charged to income
                                                      -------      -------      -------
      Total                                             2,284        2,055        1,938
      Losses                                              382          191          306
                                                      -------      -------      -------
      Balance at end of period                        $ 1,902      $ 1,864      $ 1,632
                                                      =======      =======      =======


Note 4.   Premises, Equipment, Furniture and Fixtures

                                             Cost              Accumulated        Depreciated
                                                               Depreciation          Cost
                                                                (000 omitted)
                                              - - - - - - - - - - - - 2004 - - - - - - - - - - -
      Premises (including land $ 1,316)             $ 5,684          $ 2,257              $ 3,427
      Equipment, furniture and fixtures               3,375            2,772                  603
                                                    -------          -------              -------
           Totals, December 31, 2004                $ 9,059          $ 5,029              $ 4,030
                                                    =======          =======              =======
                                              - - - - - - - - - - - - 2003 - - - - - - - - - - -
      Premises (including land $ 798)               $ 5,477          $ 1,971              $ 3,506
      Equipment, furniture and fixtures               3,191            2,539                  652
                                                    -------          -------              -------
           Totals, December 31, 2003                $ 8,668          $ 4,510              $ 4,158
                                                    =======          =======              =======

      Depreciation expense amounted to $ 392,404 in 2004, $ 385,580 in 2003, and $ 429,480 in 2002.


Note 5.   Real Estate Owned Other Than Premises

      Included in real estate owned other than premises are certain properties which are located adjacent to the main office, as well as in Chambersburg and Waynesboro. The Bank intends to hold these properties for future expansion purposes in order to protect its competitive position, and are renting certain of these properties until such time as the Bank decides they are needed. The depreciated cost of these properties was $ 982,636 and $ 476,136 at December 31, 2004 and 2003, respectively.

Note 6.   Loans

      Related Party Loans

      The company's subsidiary has granted loans to the officers and directors of the company and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $ 2,112,724 and $ 3,289,663 at December 31, 2004 and 2003, respectively.
      During 2004, $ 592,315 of new loans were made and repayments totaled
      $ 1,769,254.

      Outstanding loans to bank employees totaled $ 2,458,889 and $ 2,467,001 at December 31, 2004 and 2003, respectively.

      Loan Maturities

      The following table shows the maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2004.

                      Due within    Due over 1    Due over 5  Nonaccruing     Total
                       one year     but within      years        loans
                                      5 years
                                               (000 omitted)
   Loans at              $ 20,019       $ 25,805    $ 29,881    $     9       $ 75,714
     predeter-
     mined interest
     rates
   Loans at                20,865         28,491     104,399          0        153,755
     floating or
     adjustable
     interest rates
                         --------       --------   ---------     ------      ---------
      Total (1)          $ 40,884       $ 54,296   $ 134,280     $    9      $ 229,469
                         ========       ========   =========     ======      =========

   (1) These amounts have not been reduced by the allowance for possible loan losses.

Note 7.   Financial Instruments With Off-Balance-Sheet Risk

      The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

      The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.


                                                    Contract or Notional Amount
                                                        2004           2003
                                                           (000 omitted)
   Financial instruments whose contract amounts
     represent credit risk at December 31:
           Commitments to extend credit                 $ 33,517        $ 25,919
   Standby letters of credit and financial                   587             671
     guarantees written
                                                        --------        --------
                                                        $ 34,104        $ 26,590
                                                        ========        ========

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.

      Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments when deemed necessary by management.


Note 8.   Nonaccrual/Impaired Loans

      Loans 90 days or more past due (still accruing interest) were as follows at December 31:

                                           (000 omitted)
                                     2004       2003       2002
      Commercial loans              $   0        $ 112       $   0
      Real estate mortgages             0           97         141
   Consumer loans                      13           76          24
                                    -----        -----       -----
      Total                          $ 13        $ 285       $ 165
                                    =====        =====       =====

      The following table shows the principal balances of nonaccrual loans as of December 31:

                                                      (000 omitted)
                                              2004        2003        2002
      Nonaccrual loans                        $   9        $ 540         $ 782
                                              =====        =====         =====

      Interest income that would have         $   0        $  12         $  85
      been accrued at original contract
      rates
      Amount recognized as interest income        0            4             6
                                              -----        -----         -----
      Foregone revenue                        $   0        $   8         $  79
                                              =====        =====         =====

      The Corporation had no impairment of loans at December 31, 2004, 2003, or 2002.


Note 9.   Retirement Plan

      The Corporation maintains a money purchase retirement plan for those employees who meet the eligibility requirements set forth in the plan. Substantially all of the Corporation's employees are covered by the plan. The Corporation's funding policy is to contribute annually an amount, as determined under plan provisions, necessary to meet the minimum funding standards established by the plan. Contributions charged to operations were $ 102,000 for 2004, $ 82,000 for 2003, and $ 47,000 for 2002.

Note 10.  Employee Benefit Plans

      The Corporation maintains a profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. Contributions to the plan are based on Corporation performance and are at the discretion of the Corporation's Board of Directors. Substantially all of the Corporation's employees are covered by the plan and the contribution charged to operations was $ 120,000, $ 120,000, and $ 110,000, for 2004,
      2003, and 2002, respectively.

      The Corporation maintains a deferred compensation plan for certain key executives and directors, which provides supplemental retirement and life insurance benefits. The plan is partially funded by life insurance on the participants, which lists the bank as beneficiary. The estimated present value of future benefits to be paid, which are included in other liabilities, amounted to $ 766,685 and $ 781,039 at December 31, 2004 and 2003, respectively. Annual expense of $ 80,405, $ 84,146, and $ 82,680 was charged to operations for 2004, 2003, and 2002, respectively.
      During 1999 a director who was a participant of the plan deceased. The present value of this participant's benefits, which will be paid out over ten years, was $ 116,611, $ 140,287, and $ 162,108, as of December 31,
      2004, 2003, and 2002, respectively.

      The Corporation has a supplemental group term retirement plan which covers certain officers of the Corporation. This plan is funded with single premium life insurance on the plan participants. The cash surrender value of the policies is an unrestricted asset of the Corporation. The estimated present value of the future benefits to be paid totaled $ 82,940 and $ 52,925 at December 31, 2004 and 2003, respectively. Total annual expense for this plan was $ 60,996, $ 59,841, and $ 23,989, for 2004,
      2003, and 2002, respectively.

      The Corporation maintains an employee stock ownership plan (ESOP) that generally covers all employees who have completed one year of service and attained the age of twenty. Contributions to the plan are determined annually by the Board of Directors as a percentage of the participants' total compensation. Compensation for the plan is defined as compensation paid including salary reduction and Sections 125 and 401(k) but excluding nontaxable fringe benefits and any compensation over $ 200,000. The payments of benefits to participants are made at death, disability, termination or retirement. Contributions to the plan for all employees charged to operations amounted to $ 120,000, $ 120,000, and $ 110,000, for 2004, 2003, and 2002, respectively. All shares held in the plan are considered issued and outstanding for earnings per share calculations and all dividends earned on ESOP shares are charged against retained earnings, the same as other outstanding shares. Total shares of the plan were 86,215 and 81,586 at December 31, 2004 and 2003, respectively.

Note 11.  Stock Option Plans

      In 1996 the Corporation implemented two nonqualified stock option plans, which are described below. The compensation cost that has been charged against income for those plans was $ 67,965, $ 104,819, and $ 51,353 for 2004, 2003, and 2002, respectively.

      The first plan is for select key employees. This plan granted options for up to 1,703 shares at a purchase price of $ 1.00 per share. These options can be exercised only by the key employees during his/her lifetime.

      The second plan is for outside directors. This plan granted options of 4,644, 4,060, and 3,600 shares for each director at $ 38.75, $ 30.00, and
      $ 24.25, per share for the years ended December 31, 2004, 2003, and 2002, respectively, which was based on the market value of the stock at the grant date. Options are vested one year following the grant date and expire upon the earlier of 120 months following the date of the grant or one year following the date on which a director ceases to serve in such a capacity for the corporation. At December 31, 2004 the range of exercise prices was from $ 11.91 to $ 38.75 per share. At December 31, 2004, there were 107,808 shares that can still be granted under these plans.

      A summary of the status of the Corporation's two fixed stock option plans as of December 31 is as follows:

                                        - - - 2004 - - -       - - - 2003 - - -    - - - 2002 - - -
                                                                                          -
                                                 Weighted               Weighted           Weighted
                                       Shares     Average    Shares      Average  Shares    Average
                                                 Exercise               Exercise           Exercise
              Fixed Options                     Price Per              Price Per           Price Per
                                                  Share                  Share               Share
   Outstanding at beginning of year      23,316      $ 22      23,691      $ 21    25,102     $ 21
   Granted                                6,347        29       5,683        22     5,040       18
   Exercised                              1,703         1       6,058        21     3,548       10
   Forfeited/expired                          0         0           0         0     2,903       21
                                         ------      ----      ------      ----    ------     ----
   Outstanding at end of year            27,960      $ 25      23,316      $ 22    23,691     $ 21
                                         ======      ====      ======      ====    ======     ====
   Options exercisable at year end       23,316                20,068              20,091
   Weighted average fair value of        $ 7.11                $ 4.40              $ 3.33
     options per share granted
      during
     the year

      Outstanding options at December 31, 2004 consist of the following:




                                   Shares       Remaining     Exercise
                  Shares         Exercisable   Contractual     Price
                                                   Life
                  Outstanding
                      2,720             2,720       2 years     11.91
                      2,856             2,856       3 years     16.19
                      2,856             2,856       4 years     22.25
                      2,720             2,720       5 years     32.13
                      2,600             2,600       6 years     24.37
                      3,436             3,436       7 years     20.13
                      2,880             2,880       8 years     24.25
                      3,248             3,248       9 years     30.00
                      4,464                 0      10 years     38.75
                    -------           -------      --------   -------
      Total/Average  27,960            23,316       8 years   $ 25.00
                    =======           =======      ========   =======

      The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

                                  2004        2003      2002
      Dividend yield              3.0%        2.8%      2.8%
      Expected life                 8          8         8
      Expected volatility         15.02      14.26     13.50
      Risk-free interest rate     4.55        3.50      3.50

Note 12.  Deposits

      Included in savings deposits at December 31 are NOW and Money Market Account balances totaling $ 93,168,000 and $ 90,089,000 for 2004 and 2003, respectively.

      Time deposits of $ 100,000 and over aggregated $ 17,500,000 and $ 14,509,480 at December 31, 2004 and 2003, respectively. At December 31, 2004 and 2003 the scheduled maturities of time deposits of $ 100,000 and over are as follows:

                                                      2004              2003
                                                      (000 omitted)
      Maturity
      Three months or less                           $  2,977         $  1,965
      Over three months through twelve months           7,022            5,036
      Over twelve months                                7,501            7,508
                                                     --------         --------
                                                     $ 17,500         $ 14,509
                                                     ========         ========

      At December 31, 2004 scheduled maturities of all time deposits are as follows:

                        (000 omitted)

           2005              $ 42,499
           2006                22,768
           2007                 8,654
           2008                 5,582
           2009                 4,218
                             --------
                             $ 83,721
                             ========

     The aggregate amount of demand deposits reclassified as loan balances were $ 70,541 and $ 506,904 at December 31, 2004 and 2003, respectively.

      The Corporation accepts deposits of the officers, directors, and employees on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers, directors and employees totaled
      $ 2,594,629 and $ 2,422,286 at December 31, 2004 and 2003, respectively.

Note 13.  Liabilities for Other Borrowed Funds

      The total amount available under lines of credit at other area banks at December 31, 2004 and 2003 was $ 11,600,000 and $ 5,800,000, respectively.
      Of this amount, $ 4,350,000 and $ 3,935,000 were outstanding at December 31, 2004 and 2003, respectively. Interest on these lines ranged from 3.00% to 5.25% for 2004 and 2003.

      In addition, $ 356,709 and $ 202,595 of the balance of liabilities for other borrowed funds at December 31, 2004 and 2003, respectively, represents the balance of the Treasury Tax and Loan Investment Program. The Corporation elected to enter into this program in accordance with federal regulations. This program permits the Corporation to borrow these Treasury Tax and Loan funds by executing an open-ended interest bearing note to the Federal Reserve Bank. Interest is payable monthly and is computed at 1/4% below the Federal Funds interest rate. The note is secured by U.S. Government obligations with a par value of $ 756,950 and $ 439,915 at December 31, 2004 and 2003, respectively.

Note 13.  Liabilities for Other Borrowed Funds

      The Corporation also had the following borrowings from the Federal Home Loan Bank:



                                       2004                      2003
           Loan Type         Interest      Balance     Interest     Balance
                               Rate                      Rate                    Maturity

      Convertible            5.25         $ 5,000,000   5.25       $ 5,000,000     04/06/11
      Convertible            5.01           5,000,000   5.01         5,000,000     11/24/08
      Convertible            4.63           5,000,000   4.63         5,000,000     11/20/08
      Convertible            5.395          5,000,000   5.395        5,000,000     09/15/08
      Line of credit (1)     2.21             225,000   1.03        13,236,000     02/27/05
      Convertible            3.99           5,000,000   3.99         5,000,000     11/27/12
      Convertible            4.13           5,000,000   4.13         5,000,000     05/07/18
                                         ------------             ------------
                                         $ 30,225,000             $ 43,236,000
                                         ============             ============


      (1) Total remaining amount available under this line is $ 24,775,000 at December 31, 2004.

      Total maximum borrowing capacity from Federal Home Loan Bank at December 31, 2004 was $ 151,216,000. Collateral for borrowings consists of certain securities and the Corporation's 1-4 family mortgage loans totaling approximately $ 151 million at December 31, 2004.

Note 14.  Income Taxes

      The components of income tax expense are summarized as follows:

                                               2004          2003           2002
                                                         (000 omitted)
      Current year provision:
      Federal                                 $ 1,512          $ 1,535       $ 1,604
      State                                       260              294           151
      Deferred income taxes (benefit)         (    83)        (     8)           8
                                              -------          -------       -------
                                              $ 1,689          $ 1,821       $ 1,763
                                              =======          =======       =======

      Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $ 1,703,078, $ 1,810,195, and $ 1,741,545 for 2004, 2003, and 2002, respectively.

      A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

                                                  2004      2003       2002

   Federal income tax rate                         34.0%      34.0%      34.0%
   Increase resulting from:
   State taxes, net of federal tax benefit         3.9          4.2        2.3
   Reduction resulting from:
   Nontaxable interest income                     11.6         11.3        9.7
                                                  ------     ------     ------
   Effective income tax rate                       26.3%      26.9%      26.6%
                                                  ======     ======     ======

Note 14.  Income Taxes (Continued)

      Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan loss, deferred compensation, and interest on nonaccrual loans. Deferred tax liabilities have been provided for taxable temporary differences related to depreciation and unrealized gains on securities available for sale. The net deferred taxes included in the accompanying balance sheets at December 31 are as follows:

                                            2004           2003          2002
      Deferred Tax Assets
      Bad debts                             $    496        $    483     $    404
      Deferred compensation                      261             266          276
      Non-accrual loan income                      0               4           27
                                            --------        --------     --------
                                                 757             753          707
                                            --------        --------     --------
      Deferred Tax Liabilities
      Depreciation                          (     63)      (     50)    (     13)
   Unrealized gain on investment            (  4,808)      (  3,977)    (  1,498)
     securities
                                             -------         -------      -------
                                            (  4,871)      (  4,027)    (  1,511)
                                             -------         -------      -------
   Net deferred tax (liability)             ($ 4,114)      ($ 3,274)    ($   804)
                                             =======         =======      =======

      The company has not recorded a valuation allowance for the deferred tax assets as management feels that it is more likely than not that they will be ultimately realized.

Note 15.  Tower Bancorp Inc. (Parent Company Only) Financial Information

      The following are the condensed balance sheets, statements of income, and statements of cash flows for the parent company:




      Balance Sheets
                                           December 31
                                                                       2004            2003
      Assets
                                                                       (000 omitted)
      Cash                                                          $     13       $      3
      Securities available for sale                                   32,983         27,653
      Investment in The First National Bank of Greencastle            24,564         24,333
                                                                    --------       --------
      Total assets                                                  $ 57,560       $ 51,989
                                                                    ========       ========


      Liabilities
      Other liabilities                                             $  6,739       $  5,416
      Notes payable - subsidiary                                       2,400          2,200
      Notes payable - other                                            4,350          3,935
                                                                    --------       --------
      Total liabilities                                               13,489         11,551
                                                                    --------       --------


      Stockholders' Equity
   Common stock, no par value; authorized 5,000,000 shares,            2,225          2,225
      issued
     1,780,100 shares
      Additional paid-in capital                                       6,782          6,763
      Retained earnings                                               28,177         25,765
      Accumulated other comprehensive income                           8,801          7,006
                                                                    --------        -------
                                                                      45,985         41,759
   Less:  Cost of Treasury stock, 58,109 shares - 2004;            (  1,914)      (  1,321)
     45,595 shares - 2003
                                                                     -------        -------
      Total stockholders' equity                                      44,071         40,438
                                                                    --------       --------
      Total liabilities and stockholders' equity                    $ 57,560       $ 51,989
                                                                    ========       ========

Note 15. Tower Bancorp Inc. (Parent Company Only) Financial Information (Continued)

                                   Statements of Income
                                 Years Ended December 31
                                                 2004         2003          2002
                                                          (000 omitted)

   Income
      Dividends                                  $    520    $     409     $     334
      Net gain on sale of securities                2,648        3,130         1,720
      Cash dividends from wholly-owned              2,711        2,149         1,147
      subsidiary
                                                 --------     --------      --------
                                                    5,879        5,688         3,201
                                                 --------     --------      --------


   Expenses
      Interest                                        272          197           185
      Taxes                                           896        1,057           573
      Postage and printing                             38           39            36
      Management fees                                 108          102           102
      Professional fees                               249          286           152
      Other expenses                                    2           36             0
                                                 --------     --------      --------
                                                    1,565        1,717         1,048
                                                 --------     --------      --------
   Income before equity in undistributed income     4,314        3,971         2,153

   Equity in undistributed income of subsidiary       409          980         2,700
                                                 --------     --------      --------
      Net Income                                 $  4,723     $  4,951       $ 4,853
                                                 ========     ========       =======




                                      Statements of Cash Flows
                                       Years Ended December 31
                                                           2004          2003          2002
                                                                    (000 omitted)
   Cash flows operating activities:
   Net income                                               $ 4,723        $ 4,951      $ 4,853
   Adjustments to reconcile net income to cash
      provided by operating activities:
   Net gain on sale of investment securities              (   2,648)     (  3,130)     ( 1,720)
   Equity in undistributed income of subsidiary           (     409)     (    980)     ( 2,700)
   Increase in accrued expenses                           (     587)          808           304
                                                           --------        -------     --------
   Net cash provided by operating activities                   1,079         1,649          737
                                                           --------        -------     --------

   Cash flows from investing activities:
   Purchase of investment securities                      (   4,512)     (  6,644)     ( 6,145)
   Sales of investment securities                              4,819         6,011        5,416
                                                           --------        -------     --------
   Net cash provided (used) by investing activities              307     (    633)     (   729)
                                                           --------        -------     --------

   Cash flows from financing activities:
   Purchase of treasury stock                             (     835)     (    513)     (   545)
   Proceeds from sale of treasury stock                          261           508          167
   Dividends paid                                         (   1,417)     (  2,149)     ( 1,147)
   Net proceeds (payments) on/from short-term borrowings         615         1,135        1,521
                                                           --------        -------     --------
   Net cash (used) by financing activities                (   1,376)     (  1,019)     (     4)
                                                           --------        -------     --------


      Net increase (decrease) in cash                             10     (      3)            4
      Cash, beginning                                              3             6            2
                                                           --------        -------     --------
      Cash, ending                                         $      13    $        3   $        6
                                                           ========        =======     ========

Note 16.  Compensating Balance Arrangements

      Included in cash and due from banks are required deposit balances at the Federal Reserve of $ 615,000 at December 31, 2004 and 2003 and required deposit balances at Equifax of $ 41,822 and $ 39,391 at December 31, 2004 and 2003, respectively. These are maintained to cover processing costs and service charges.

Note 17.  Concentration of Credit Risk

      The Corporation grants agribusiness, commercial and residential loans to customers throughout the Cumberland Valley area. The Corporation maintains a diversified loan portfolio and evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but generally includes equipment and real estate.

      The Corporation maintains deposit balances at several correspondent banks, which provide check collection and item processing services to the bank. The balances with these correspondent banks, at times, exceed federally insured limits, which management considers to be a normal business risk.

Note 18.  Commitments and Contingencies

      The Corporation leases its facilities in Mercersburg under a noncancellable operating lease that expires in 2006. Total annual rent expense charged to operations was $ 22,200 for 2004, 2003, and 2002.

      The Corporation leases its facilities in Chambersburg under a noncancellable lease that expires in September 2007, with a year-to-year basis thereafter. Total rent expense charged to operations was $ 9,600, $ 9,600, and $ 3,200 for 2004, 2003, and 2002, respectively.

      The Corporation also leases a site for an Automatic Teller Machine under a noncancellable operating lease that expires in 2008 with the right to negotiate an extended lease of two additional five year terms. Total rent expense charged to operations was $ 10,800, $ 10,200, and $ 9,000 for 2004, 2003, and 2002, respectively. The lease rental for the second five years of the initial term is subject to negotiation.

      Following is a schedule, by years, of future minimum rentals under the lease agreements as of December 31, 2004:

      Year Ending
         2005                 $   42,600
         2006                     42,600
         2007                     17,200
         2008                      3,600
                              ----------
                              $  106,000
                              ==========


                                     - 23 -
Note 19.  Fair Value of Financial Instruments

      The estimated fair values of the Corporation's financial instruments were as follows at December 31:

                                                - - - - - - 2004 - - - -   - - - - - - 2003 - - - -
                                                           -                          -
                                                 Carrying                    Carrying
                                                  Amount    Fair              Amount     Fair
                                                                Value                       Value
      FINANCIAL ASSETS
      Cash and due from banks                    $   10,045    $   10,045     $   8,929    $  8,929
      Interest bearing deposits with banks              196           196           675          675
      Securities available for sale                  62,871        62,871        63,076       63,076
      Loans receivable                              229,469       231,956       214,067      214,048
      Accrued interest receivable                       904           904           962          962
      Other bank stock                                2,858         2,858         3,219        3,219

      FINANCIAL LIABILITIES
      Time certificates                              83,721        82,020        72,069       72,988
      Other deposits                                146,569       146,569       134,896      134,896
      Other borrowed funds                           34,932        35,313        47,373       47,314
      Accrued interest payable                          265           265           204          204

Note 20.  Regulatory Matters

      Dividends paid by Tower Bancorp Inc. are generally provided from the subsidiary bank's dividends to Tower. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current year earnings and the debt to equity ratio of the holding company must be below thirty percent. The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus retained earnings (as defined) from the prior two years. Dividends that the Bank could declare without approval of the Comptroller of the Currency, amounted to approximately $ 6,778,739 and $ 6,777,799 for 2004 and 2003, respectively.

      The Corporation is also subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the corporation's financial statements. Under capital adequacy guidelines, the corporation is required to maintain minimum capital ratios. The "leverage ratio", compares capital to adjusted total balance sheet assets while risk-based ratios compare capital to risk-weighted assets and off-balance sheet activity in order to make capital levels more sensitive to risk profiles of individual banks.
      A comparison of Tower Bancorp's capital ratios to regulatory minimums at December 31 is as follows:

                                              Tower Bancorp     Regulatory
                                                                 Minimum
                                                                Requirements

                                             2004        2003
      Leverage ratio                        11.27%       11.74%      4%
      Risk-based capital ratio
       Tier I (core capital)                16.55%       17.03%      4%
       Combined Tier I and Tier II (core    20.02%       20.06%      8%
         capital plus allowance for loan
         losses)

      As of December 31, 2004 the most recent notification from the Office of the Comptroller of the Currency categorized the financial institution as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the financial institution's category.



               TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

                        SELECTED FIVE-YEAR FINANCIAL DATA

                                   2004         2003         2002        2001       2000
Income (000 omitted)

Interest income                      $ 14,126     $ 14,350     $ 15,780   $ 16,510   $ 15,523
Interest expense                        4,011        4,267        5,252      6,988      7,295
Provision for loan losses                 360          360          310        120          0
                                     --------     --------     --------   --------   --------
Net interest income after               9,755        9,723       10,218      9,402      8,228
  provision for loan losses
Other operating income                  4,336        4,525        3,057      2,937      3,615
Other operating expenses                7,679        7,476        6,659      6,702      6,261
                                     --------     --------     --------   --------   --------
Income before income taxes              6,412        6,772        6,616      5,637      5,582
Applicable income tax                   1,689        1,821        1,763      1,636      1,489
                                     --------     --------     --------   --------   --------
Net income                           $  4,723     $  4,951     $  4,853   $  4,001   $  4,093
                                     ========     ========     ========   ========   ========

Per share amounts are based on the following weighted average shares outstanding.

2004 - 1,727,856     2002 - 1,737,298     2000 - 1,761,699
2003 - 1,733,477     2001 - 1,745,847

Net income                            $  2.73     $  2.86      $  2.79     $  2.29    $  2.32
Cash dividend                            1.34        1.26          .84        1.12        .56
Book value                              25.51       23.33        18.92       16.33      15.14


Year-End Balance Sheet Figures
(000 omitted)                       2004         2003         2002        2001        2000

Total assets                        $ 316,890   $ 300,738    $ 262,589   $ 245,574  $ 224,512
Net loans                             227,567     212,203      185,905     166,100    145,984
Total investment securities            65,729      66,295       54,000      59,005     60,022
Deposits - noninterest bearing         23,944      18,412       13,297      13,328     16,359
Deposits - interest bearing           206,346     188,553      174,260     164,271    160,638
Total deposits                        230,290     206,965      187,557     177,599    176,997
Total stockholders' equity             44,071      40,438       32,866      28,518     26,676

Ratios

Average equity/average assets           13.76       13.01        12.10       11.96      10.96
Return on average equity                11.24       14.46        15.81       14.40      17.17
Return on average assets                 1.55        1.80         1.91        1.72       1.88



               TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

                       SUMMARY OF QUARTERLY FINANCIAL DATA

      The unaudited quarterly results of operations for the years ended December 31, 2004 and 2003 are as follows:

                                          2004                                      2003
($ 000 omitted except per  - - - - - - Quarter Ended - - - - - -   - - - - - - - - - Quarter Ended - - - -
share)
                          Mar. 31    June 30  Sept. 30   Dec. 31    Mar. 31    June 30  Sept. 30   Dec. 31

Interest income            $ 3,445   $ 3,487   $ 3,557   $ 3,637    $ 3,670    $ 3,663   $ 3,604   $ 3,497
Interest expense               982       989     1,050       990      1,111      1,103     1,060       993
                           -------   -------   -------   -------    -------    -------   -------   -------
Net interest income          2,463     2,498     2,507     2,647      2,559      2,560     2,544     2,504
Provision for loan              90        90        90        90         90         90        90        90
losses
                           -------   -------   -------   -------    -------    -------   -------   -------
Net interest income          2,373     2,408     2,417     2,557      2,469      2,470     2,454     2,414
  after provision for
  loan losses
Other income                 1,031     1,047       784     1,474      1,365      1,063     1,114       899
Other expenses               2,018     2,038     1,998     1,625      1,896      1,994     1,962     1,624
                           -------   -------   -------   -------    -------    -------   -------   -------
Operating income before      1,386     1,417     1,203     2,406      1,938      1,539     1,606     1,689
  income taxes
Applicable income taxes        365       373       309       642        532        419       438       432
                           -------   -------   -------   -------    -------    -------   -------   -------
Net income                 $ 1,021   $ 1,044  $    894   $ 1,764    $ 1,406    $ 1,120   $ 1,168   $ 1,257
                           =======   =======   =======   =======    =======    =======   =======   =======
Net income applicable to
  common stock
Per share data:
Net income               $     .59   $   .60 $     .52  $   1.02  $     .81  $     .65   $   .67   $   .73


                                     - 26 -
               TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

          DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY
         Interest Rates and Interest Differential Tax Equivalent Yields
                             Years Ended December 31

                            Average   Interest     Rate      Average    Interest     Rate      Average     Interest    Rate
                            Balance                          Balance                           Balance
                           - - - - - - - 2004 - - - - - -   - - - - - - - 2003 - - - - - -    - - - - - - - 2002 - - - - - -
                              (000 omitted)                    (000 omitted)                      (000 omitted)
Assets
Investment Securities:
  Taxable interest income  $  41,994   $    997      2.40%   $  34,041  $   1,091     3.20%    $  30,551   $   1,352     4.40%
  Nontaxable interest         19,552      1,059      5.40%      20,559      1,117     5.40%       21,222       1,153     5.40%
income
                           ---------   --------      -----   ---------  ---------     -----    ---------   ---------     -----
    Total investment          61,546      2,056      3.30%      54,600      2,208     4.00%       51,773       2,505     4.84%
      securities
Loans (net of unearned       220,789     12,031      5.50%     198,599     12,073     6.10%      183,805      13,130     7.10%
  discounts)
Other short-term               3,623         39      1.10%       4,428         69     1.60%        5,666         145     2.60%
investments
                           ---------   --------      -----   ---------  ---------     -----    ---------   ---------     -----
    Total interest earning   285,958   $ 14,126      4.90%     257,627  $  14,350     5.60%      241,244   $  15,780     6.60%
      assets
Allowance for loan losses  (  1,872)   ========       ====  (   1,722)  =========      ====   (   1,606)   =========      ====
Cash and due from banks        8,261                             6,869                             8,511
Bank premises and              4,732                             4,126                             3,416
equipment
Other assets                   8,436                             8,072                             2,517
    Total assets           $ 305,515                        $  274,972                        $  254,082

Liabilities and Stockholders' Equity
Interest bearing demand            $   $    443      0.50%  $   84,107  $     539     0.60%   $   76,373   $     932     1.20%
  deposits                    92,933
Savings deposits              28,787         84      0.30%      25,702        110     0.40%       22,792         200     0.90%
Time deposits                 75,463      1,780      2.40%      72,307      1,993     2.80%       71,631       2,665     3.70%
                           ---------   --------      -----   ---------  ---------     -----    ---------   ---------     -----
Borrowed funds                41,160      1,704      4.10%      40,252      1,625     4.00%       41,487       1,455     3.50%
    Total interest bearing   238,343   $  4,011      1.70%     222,368  $   4,267     1.90%      212,283   $   5,252     2.50%
      liabilities
Demand deposits               19,386   ========       ====      15,144  =========      ====       12,470   =========      ====
Other liabilities              5,753                             3,216                             1,367
                           ---------                         ---------                         ---------
    Total liabilities        263,482                           240,728                           223,390
Stockholders' equity          42,033                            34,244                            30,692
                           ---------                         ---------                         ---------
    Total liabilities &
      stockholders'equity  $ 305,515                         $ 274,972                         $ 254,082
                           =========                         =========                         =========
Net interest income/net
  yield on average earning
  assets                    $ 10,115       3.5%               $ 10,083      3.9%                 $ 10,528      4.4%
                            ========       ====               ========      ====                 ========      ====

               TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

                         CHANGES IN NET INTEREST INCOME
                              TAX EQUIVALENT YIELDS


                                                2004 Versus 2003
                                                        Increase (Decrease)
                                                         Due to Change in
                                                                           Total
                                                  Average    Average     Increase
                                                  Volume       Rate     (Decrease)
                                                           (000 omitted)
Interest Income
Loans (net of unearned discounts)                    $ 1,354   ($ 1,396)  ($      42)
Taxable investment securities                            382   (    482)  (      100)
Nontaxable investment securities                    (    51)   (     66)  (      117)
Other short-term investments                        (    31)         66            35
                                                   -------   ---------     ----------
Total interest income                                1,654   (  1,878)    (      224)
                                                   -------   ---------     ----------
Interest Expense
Interest bearing demand                                 53   (    149)   (        96)
Savings deposits                                        12   (     38)   (        26)
Time deposits                                           88   (    301)   (       213)
Other short-term borrowings                             39          40            79
                                                   -------   ---------    ----------
Total interest expense                                 192   (    448)   (       256)
                                                   -------   ---------    ----------
Net interest income                                                      $        32
                                                                           =========

                                                2003 Versus 2002
                                                        Increase (Decrease)
                                                         Due to Change in
                                                                          Total
                                                  Average    Average     Increase
                                                  Volume      Rate      (Decrease)
                                                           (000 omitted)
Interest Income
Loans (net of unearned discounts)                    $ 1,065  ($ 2,122)     ($ 1,057)
Taxable investment securities                            154  (    415)     (    261)
Nontaxable investment securities                    (     36)         0     (     36)
Other short-term investments                        (     32) (     44)     (     76)
                                                    --------   --------      --------
Total interest income                                  1,151  (  2,581)     (  1,430)
                                                    -------- ---------      --------
Interest Expense
Interest bearing demand                                   93  (    486)     (    393)
Savings deposits                                          26  (    116)     (     90)
Time deposits                                             25  (    697)     (    672)
Other short-term borrowings                         (     43)       213           170
                                                    --------  ---------     ---------
Total interest expense                                   101  (  1,086)     (    985)
                                                    ---------  --------      --------
Net interest income                                                         ($   445)
                                                                             ========

     Changes which are attributed in part to volume and in part to rate are allocated in proportion to their relationships to the amounts of changes.

               TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

                       MATURITIES OF INVESTMENT SECURITIES

                                December 31, 2004

          The following table shows the maturities of investment securities at amortized cost as of December 31, 2004, and weighted average yields of such securities. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

                                    Within 1 year    After 1 year    After 5       After 10       Total
                                                     but within 5   years but       years
                                                        years       within 10
                                                                      years
                                            (000 omitted)
Bonds:

U.S. Government agencies/mortgage-
backed securities
Book value                                 $    16         $ 2,248      $ 2,036      $    411      $  4,711
Yield                                        5.97%           3.84%        4.07%         4.65%         4.02%

State and municipal
Book value                                 $   344         $ 1,616      $ 4,333      $ 13,810      $ 20,103
Yield                                        5.92%           6.02%        7.65%         7.76%         7.56%

Other
Book value                                 $ 1,002         $ 1,505      $ 1,444      $      0      $  3,951
                                           -------         -------      -------      --------      --------
Yield                                        6.18%           5.71%        2.98%         0.00%         4.83%
                                           -------         -------      -------      --------      --------
Total book value                           $ 1,362         $ 5,369      $ 7,813      $ 14,221      $ 28,765
                                           =======         =======      =======      ========      ========
Yield                                        6.11%           5.02%        5.85%         7.67%         6.61%
                                           =======         =======      =======      ========      ========
Equity Securities:
Total Equity Securities                                                                            $ 20,771
                                                                                                   ========
Yield                                                                                                 2.63%
                                                                                                   ========
Total Investment Securities                                                                        $ 49,536
                                                                                                   ========
Yield                                                                                                 4.94%
                                                                                                   ========

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

          Net income was $ 4,723,000 in 2004 compared to $ 4,951,000 in 2003 and $ 4,853,000 in 2002. Net income on an adjusted per share basis for 2004 was $ 2.73 down $ .13 from $ 2.86, realized during 2003.

          Total interest income decreased $ 224,000 from 2003 to 2004 and $ 1,423,000 from 2002 to 2003. Decreases in 2004 and 2003 were due to reductions in rates. Average loans outstanding in 2004 increased 11.2% over 2003. However, the continuing decline in rates resulted in a 0.3% decrease in interest income from loans in 2004 as compared to a 8.0% decrease realized in 2003. Earnings on investments (excluding gains from sales) decreased 8.0% in 2004 compared to a 14.0% decrease in 2003. This decrease was primarily the result of decreased average rates of investment securities which dropped to 3.3% in 2004 from 4.0% in 2003. Total average earning assets increased 11.0% in 2004 compared to 6.8% in 2003. Increases in earning assets during 2004 and 2003 were proportionately higher in loans, which typically produce higher yields than investments.

          Interest from loans accounted for 85% of total interest income for 2004, as compared to 84% and 83% for 2003 and 2002, respectively. Interest and dividends on investments amounted to $ 2,095,000 or 15.0% of interest income for 2004, as compared to $ 2,277,000 or 16% in 2003 and $ 2,650,000 or 17% in 2002.

          Total interest expense was $ 4,011,000 for 2004, a decrease of $ 256,000 over the $ 4,267,000 for 2003. The increase in total average interest bearing deposits was 8.3% in 2004 compared to 6.6% in 2003. Overall growth was moderate during 2004 and 2003 with interest bearing demand deposits increasing 10.5% and time deposits and savings increasing 4.4% and 12.0%, respectively. Although overall growth was moderate during 2004, rates decreased 20 basis points which caused a decrease in interest expense on deposits of 12.7%. There was little change in the level of borrowed funds resulting in an overall increase in interest expense on borrowed funds by 4.9%. This change in volume along with the decreased level of rates paid for deposits and on borrowed funds was offset somewhat by increases in average volumes in earning assets. The decrease in rates on earning assets caused the overall net interest margin to decrease by 40 basis points for 2004 compared to 2003.

          The Corporation's net charge-offs have been lower than peer group performance for the past five years. Net charge-offs were $ 322,000, $ 128,000, and $ 255,000 for 2004, 2003, and 2002, respectively. Previous years' net recoveries, as well as an improving loan portfolio, have allowed the bank to have a current year provision of $ 360,000, $ 360,000, and $ 310,000 for 2004, 2003, and 2002, respectively. The provisions were based on management's evaluation of the adequacy of the reserve balance and represent amounts considered necessary to maintain the reserve at the appropriate level based on the quality of the loan portfolio and other economic conditions.

          Management has significantly expanded its detailed review of the loan portfolio, which is performed quarterly, in an effort to identify and act more readily on loans with deteriorating trends. As a result, nonaccrual loans have decreased and were less than 1% of total loans over the past several years.

          Management is not aware of any problem loans that are indicative of trends, events, or uncertainties that would significantly impact future operations, liquidity or capital. Management also recognizes the need to maintain an adequate reserve to meet the constant risks associated with a growing loan portfolio and an expanding customer base and intends to continue to maintain the reserve at appropriate levels based on ongoing evaluations of the loan portfolio.

          Other income represents service charges on deposit accounts, late fees on loans, commissions and fees received for the sale of travelers' checks, money orders and savings bonds, fees for trust services, fees for investment services, securities gains and losses and other income, such as safe deposit box rents. Other income decreased $ 189,000 or 4.2% for 2004 over 2003, and increased
$ 1,468,000 or 48.0% for 2003 over 2002. The decrease in 2004 was due to decreased gains on investment security sales.

          The noninterest expenses are classified into four main categories: salaries and employee benefits; occupancy expenses, which include depreciation, maintenance, utilities, taxes and insurance; equipment expenses, which include depreciation, rents and maintenance; and other operating expenses, which include all other expenses incurred in operating the Corporation.

          Personnel related expenses increased $ 177,000 or 4.5% in 2004 over 2003, compared to an increase of $ 343,000 or 9.6% in 2003 over 2002. Occupancy and equipment expense increased by 6.8% from 2004 to 2003 compared to an increase of 1.2% from 2003 to 2002. Management expected noninterest expenses to increase in 2004 and 2003 with the opening of their new branches and they expect noninterest expense to continue increasing as their plans to expand take place. Other operating expenses decreased $ 82,000 or 4.1% in 2004 over 2003, compared to an increase of $ 455,000 or 29.8% in 2003 over 2002. Total noninterest expenses increased 2.7% in 2004, compared to a decrease of 12.3% in 2003.

          Applicable income taxes changed between 2002, 2003, and 2004 as a result of changes in pre-tax accounting income and taxable income. As described in Note 1 of the Notes to Consolidated Financial Statements, deferred income taxes have been provided for timing differences in the recognition of certain expenses between financial reporting and tax purposes. Deferred income taxes have been provided at prevailing tax rates for such items as depreciation, provision for loan losses, deferred compensation, interest income on nonaccrual loans and unrealized gains and losses on investment securities available for sale as accounted for under SFAS 115. The marginal tax rate at which deferred taxes were provided during 2004 and 2003 is 34%. At December 31, 2004 and 2003, deferred taxes amounted to ($ 4,114,000) and ($ 3,247,000), respectively. This increase is due mainly to a change in the estimate of unrealized gains and losses on investment securities. If all timing differences reversed in 2004, the actual income taxes saved by the recognition of the aforementioned expenses would not be significantly different from the deferred income taxes recognized for financial reporting purposes.

          The current level of nontaxable investment and loan income is such that the Corporation is not affected by the alternative minimum tax rules.

CRITICAL ACCOUNTING POLICIES

          The Bank policy related to the allowance for loan losses is considered to be a critical accounting policy because the allowance for loan losses represents a particularly sensitive accounting estimate. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.

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

FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

          In December 2003, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The scope of the SOP applies to unhealthy "problem" loans that have been acquired, either individually in a portfolio, or in a business acquisition. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. The SOP does not apply to loans originated by the Company. The Company intends to adopt the provisions of SOP 03-3 effective January 1, 2005, and does not expect the initial implementation to have a significant effect on the Company's consolidated financial position or consolidated results of operations.

          On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105"). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments ("IRLC"), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, "Scope Exceptions:
When a Loan Commitment is included in the Scope of Statement 133." Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The Company has adopted the provisions of SAB 105. Since the provisions of SAB 105 affect only the timing of the recognition of mortgage banking income, management does not anticipate that this guidance will have a material adverse effect on either the Company's consolidated financial position or consolidated results of operations.

          Emerging Issues Task Force Issue No. (EITF) 03-1 "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" was issued and is effective March 31, 2004. The EITF 03-1 provides guidance for determining the meaning of "other -than-temporarily impaired" and its application to certain debt and equity securities within the scope of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. On September 30, 2004, the Financial Accounting Standards Board decided to delay the effective date for the measurement and recognitionguidance contained in Issue 03-1. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The disclosure guidance in Issue
03-1 was not delayed.

          EITF No. 03-16, "Accounting for Investments in Limited Liability Companies was ratified by the Board and is effective for reporting periods beginning after June 15, 2004." APB Opinion No. 18, "The Equity Method of Accounting Investments in Common Stock," prescribes the accounting for investments in common stock of corporations that are not consolidated. AICPA Accounting Interpretation 2, "Investments in Partnerships Ventures," of Opinion 18, indicates that "many of the provisions of the Opinion would be appropriate in accounting" for partnerships. In EITF Abstracts, Topic No. D-46, "Accounting for Limited Partnership Investments," the SEC staff clarified its view that investments of more than 3 to 5 percent are considered to be more than minor and, therefore, should be accounted for using the equity method. Limited liability companies (LLCs) have characteristics of both corporations and partnerships, but are dissimilar from both in certain respects. Due to those similarities and differences, diversity in practice exists with respect to accounting for non-controlling investments in LLCs. The consensus reached was that an LLC should be viewed as similar to a corporation or similar to a partnership for purposes of determining whether a non-controlling investment should be accounted for using the cost method or the equity method of accounting.

          In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment." This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). The entity will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the
settlement date.    Changes in fair value during the requisite service period
will be recognized as compensation cost over that period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the
original award immediately before the modification.   This Statement is
effective for public entities that do not file as small business issuers-as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. For public companies that file as small business issuers - as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Under the transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either
recognition or pro forma disclosures.   For periods before the required
effective date, entities may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123.

                                     - 33 -
LIQUIDITY RISK MANAGEMENT

          Liquidity and interest rate sensitivity are related but distinctly different from one another.

          Liquidity involves the Corporation's ability to meet cash withdrawal needs of customers and their credit needs in the form of loans. Liquidity is provided by cash on hand and transaction balances held at correspondent banks. Liquidity available to meet credit demands and/or adverse deposit flows is also made available from sales or maturities of short-term assets. Additional sources providing funds to meet credit needs is provided by access to the marketplace to obtain interest-bearing deposits and other borrowings. At December 31, 2004, the Corporation had off-balance sheet liabilities in the form of commitments to extend credit and letters of credit in the amount of $ 34,104,000. The Corporation also has available additional borrowing capacity of up to $ 128,241,000.

Interest Rate Sensitivity Analysis

          A number of measures are used to monitor and manage interest rate risk including income simulation and interest sensitivity (gap) analysis. An income simulation model is used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates. Key assumptions in the model include prepayment, repricing and maturity of loan related assets; deposit sensitivity; market conditions and changes in other financial instruments. The Corporation's policy objective is to limit the change in annual earnings to 20% of net interest income. At December 31, 2003, based on the results of the simulation model, the Corporation would expect an increase in net interest income of $ 260,000 over a 12-month period if interest rates increased from current rates by 300 basis points. If interest rates decreased from current rates by 100 basis points, the Corporation would expect a decrease in the net interest income of $ 360,000 over a 12-month period.

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

          The Corporation closely monitors its interest rate risk as such risk relates to its operational strategies. The Corporation's Board of Directors has established an Asset/Liability Committee responsible for reviewing its asset/liability policies and interest rate risk position, which generally meets quarterly and reports to the Board on interest rate risk and trends on a quarterly basis.

          The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004 which are anticipated by the Corporation, based upon certain assumptions described below, to reprice or mature in each of the future time periods shown. Adjustable-rate assets and liabilities are included in the table in the period in which their interest rates can next be adjusted.

                                            Due 0 - 90   Due 91 - 360  Due After 1
                                               Days          Days         Year          Total
                                                               (000 omitted)

Rate sensitive assets

Interest bearing deposits with banks
  and investment securities                   $    5,302    $     3,174    $   24,537    $   33,013
Real estate, commercial and consumer loans        56,334         97,089        76,046       229,469
                                              ----------      ---------     ---------     ---------
                                              $   61,636      $ 100,263     $ 100,583     $ 262,482
                                              ==========      =========     =========     =========
Rate sensitive liabilities

NOW accounts, savings deposits, and money      $ 124,513    $     2,004    $   20,052     $ 146,569
   market accounts
Certificate of deposits                           11,742         29,392        42,587        83,721
Borrowings                                         4,932              0        30,000        34,932
                                              ----------      ---------     ---------     ---------
                                               $ 141,187     $   31,396    $   92,639     $ 265,222
                                              ==========      =========     =========     =========
Cumulative interest sensitive GAP/total       (   79,551)    (  10,684)   (    2,740)    (   2,740)
  assets from financial statements
Cumulative interest sensitive GAP ratio       (   25.11%)    (   3.38%)   (    0.87%)    (   0.87%)

MARKET RISK MANAGEMENT

          The Corporation has risk management policies to monitor and limit exposure to market risk, and strives to take advantage of profit opportunities available in interest rate movements.

          Management continuously monitors liquidity and interest rate risk through its ALCO reporting, and reprices products in order to maintain desired net interest margins. Management expects to continue to direct its marketing efforts toward attracting more low cost retail deposits while competitively pricing its time deposits in order to maintain favorable interest spreads, while minimizing structural interest rate risk.

          The following table sets forth the projected maturities and average rates for all rate sensitive assets and liabilities based on the following assumptions. All fixed and variable rate loans were based on original maturity of the note since the Corporation has not experienced a significant rewriting of loans. Investments are based on maturity date. The Corporation has historically experienced very little deposit runoff and has in fact had net gains in deposits over the past fifteen years. Based on this experience, it was estimated that maximum runoff of noninterest bearing checking would be 33% and for all other deposits except time deposits, which would be 10%. Time deposits are classified by original maturity date.

(In Thousands)               - - - - -  - - - - Principal/Notional Amount Maturing In: - - - - -
                                                              -
                                                                                                       Fair
Rate sensitive assets          2005     2006      2007      2008     2009    Thereafter   Total       Value
Fixed interest rate loans       20,019     8,375    6,808     6,030    4,592      29,890    75,714     76,145
Average interest rate             6.02      6.93     6.79      6.68     6.57        6.39      6.42
Variable interest rate loans    20,865     6,796    6,997     7,228    7,470     104,399   153,755    155,811
Average interest rate             5.65      4.81     4.80      4.82     4.81        4.67      4.83
Fixed interest rate              1,489     1,591      895     2,481      612      23,017    30,085     30,323
securities
Average interest rate             5.80      5.12     5.42      4.28     5.07        4.86      4.89
Noninterest bearing checking     3,991     1,197    1,197     1,197      399      15,963    23,944     23,944
Savings and interest bearing     3,679     2,453    2,453     2,453    1,226     110,361   122,625    122,625
  checking
Average interest rates            0.45      0.45     0.45      0.45     0.45        0.45      0.45
Time deposits                   42,499    22,768    8,654     5,582    4,218           0    83,721     82,020
Average interest rates            2.19      2.47     3.21      3.16     3.43           0      2.50
Fixed interest rate                  0         0        0    15,000        0      15,000    30,000     30,381
borrowings
Variable interest rate           4,932         0        0         0        0           0     4,932      4,932
  barrowings
Borrowings average interest       4.22         0        0      5.01        0        4.46      4.66
rate

CAPITAL FUNDS

          Internal capital generation has been the primary method utilized by Tower Bancorp Inc. to increase its capital. Stockholders' equity, which exceeded $ 44.0 million at December 31, 2004 has steadily increased. Regulatory authorities have established capital guidelines in the form of the "leverage ratio" and "risk-based capital ratios." The leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of Tower Bancorp's capital ratios to regulatory minimums at December 31 is as follows:




                                                                       Regulatory
                                             Tower Bancorp              Minimum
                                                                       Requirements

                                                  2004         2003
Leverage ratio                                    11.27%       11.74%        4%
Risk-based capital ratio Tier I (core capital)    16.55%       17.03%        4%
Combined Tier I and Tier II (core capital plus    20.02%       20.06%        8%
   allowance for loan losses)

          Tower Bancorp, Inc. has traditionally been well above required levels and expects equity capital to continue to exceed regulatory guidelines. Certain ratios are useful in measuring the ability of a company to generate capital internally.

          The following chart indicates the growth in equity capital for the past three years.

                                    2004       2003       2002
Equity capital at December 31      $44,071    $ 40,438   $ 32,866
  ($ 000 omitted)
Equity capital as a percent         13.91%      13.45%     12.52%
of assets at December 31
Return on average assets             1.55%       1.80%      1.91%
Return on average equity            11.24%      14.46%     15.81%
Cash dividend payout ratio          48.90%      44.13%     30.04%



STOCK MARKET ANALYSIS AND DIVIDENDS

          The Corporation's common stock is traded in the over-the-counter market. As of December 31, 2004 the approximate number of shareholders of record was 1,011.

                          Market             Cash
      2004                Price            Dividend

First Quarter         $ 38.65 - 43.00           $ .20
Second Quarter          40.10 - 43.00             .20
Third Quarter           40.05 - 42.00             .22
Fourth Quarter          41.00 - 44.00             .72

                          Market             Cash
      2003                Price            Dividend

First Quarter         $ 29.50 - 34.90           $ .68
Second Quarter          33.80 - 36.50             .18
Third Quarter           35.10 - 36.50             .20
Fourth Quarter          35.40 - 40.00             .20

                           - 37 -