Form 10-K, Exhibit 13
period 2005-12-31
TOWER BANCORP INC
filed 2006-03-13
CIK 740942

Exhibit 13

Tower Bancorp, Inc.

2005 Annual Financial Report

C O N T E N T S

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1 – 2

MANAGEMENT’S REPORT ON INTERNAL CONTROL	3

CONSOLIDATED FINANCIAL STATEMENTS

Balance sheets	4
Statements of income	5
Statements of changes in stockholders’ equity	6
Statements of cash flows	7 - 8
Notes to consolidated financial statements	9 - 29

SELECTED FIVE-YEAR FINANCIAL DATA	30

SUMMARY OF QUARTERLY FINANCIAL DATA	31

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY	32

CHANGES IN NET INTEREST INCOME-TAX EQUIVALENT YIELDS	33

MATURITIES OF INVESTMENT SECURITIES	34

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS	35 – 49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Tower Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Tower Bancorp, Inc. and its wholly-owned subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005.  We also have audited management’s assessment, included in the accompanying Management’s Report on Internal Control, that Tower Bancorp, Inc. and its wholly-owned subsidiary maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The management of Tower Bancorp, Inc. and its wholly-owned subsidiary is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Bancorp, Inc and its wholly-owned subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, management’s assessment that Tower Bancorp, Inc. and its wholly-owned subsidiary maintained effective internal control over financial reporting as of December 31, 2005 is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway commission (COSO).  Furthermore, in our opinion, Tower Bancorp, Inc. and its wholly-owned subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/S/ Smith Elliott Kearns & Company, LLC
Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania
March 2, 2006

MANAGEMENT’S REPORT ON INTERNAL CONTROL

To our shareholders,
Tower Bancorp, Inc.
Greencastle, Pennsylvania

The management of Tower Bancorp, Inc. and its wholly-owned subsidiary has the responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting.  Management maintains a comprehensive system of internal control to provide reasonable assurance of the proper authorization of transactions, the safeguarding of assets and the reliability of the financial records.  The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees.  Tower Bancorp, Inc. and its wholly-owned subsidiary maintains an internal auditing program, under the supervision of the Audit Committee of the Board of Directors, which independently assesses the effectiveness of the system of internal control and recommends possible improvements.

Under the supervision and with the participation of the Corporation’s management, including its Chief Executive Officer and Chief Financial Officer, the Corporation has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2005, using the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Based upon this evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the Corporation’s disclosure controls and procedures are adequate and effective to ensure that material information relating to the Corporation and its consolidated subsidiary is made known to them by others within those entities.  The Chief Executive Officer and the Chief Financial Officer believe that at December 31, 2005, Tower Bancorp, Inc. and its wholly-owned subsidiary maintained an effective system of internal control over financial reporting.

The accounting firm Smith Elliott Kearns & Company, LLC has issued an attestation report on management’s assessment of the Corporation’s internal control over financial reporting.  The accounting firm’s attestation report is included in this financial report.

/S/ Jeffrey B. Shank	/S/ Franklin T. Klink, III
Jeffrey B. Shank	Franklin T. Klink, III
President and Chief Executive Officer	Chief Financial Officer

March 2, 2006

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
	(000 omitted)
ASSETS
Cash and due from banks	$11,744	$10,045
Federal funds sold	10,093	0
Interest bearing deposits with banks	3,083	196
Investment Securities
Available for sale	83,157	63,121
Restricted Bank stock; at cost which approximates fair value	2,177	2,608
Loans
Commercial, financial and agricultural	41,619	40,257
Real estate – Mortgages (net of deferred loan origination fees; $1,034 - 2005; $1,151 - 2004)	173,923	171,415
Real estate – Construction and land development	2,556	6,793
Consumer	11,210	11,004
	229,308	229,469
Less: Allowance for loan losses	2,129	1,902

Total loans	227,179	227,567

Premises, equipment, furniture and fixtures	4,220	4,030
Real estate owned other than premises	1,635	983
Prepaid federal taxes	99	0
Accrued interest receivable	1,103	904
Cash surrender value of life insurance	7,387	7,070
Other assets	346	366

Total assets	$352,223	$316,890

	2005	2004
	(000 omitted)
LIABILITIES
Deposits in domestic offices
Demand, noninterest bearing	$29,162	$23,944
Savings	144,952	122,625
Time	87,064	83,721

Total deposits	261,178	230,290

Liabilities for other borrowed funds	35,516	34,932
Accrued interest payable	364	265
Accrued federal tax	0	37
Deferred income tax charges	4,525	4,114
Other liabilities	2,251	3,181
Total liabilities	303,834	272,819

STOCKHOLDERS’ EQUITY
Stockholders’ equity
Common Stock: no par value, authorized 5,000,000 shares, issued 1,780,100 shares	2,225	2,225
Additional paid-in capital	6,760	6,782
Retained earnings	31,618	28,177
Accumulated other comprehensive income	9,557	8,801
	50,160	45,985
Less: Cost of treasury stock, 52,008 shares - 2005; 58,109 shares – 2004	(1,771)	(1,914)

Total stockholders’ equity	48,389	44,071

Total liabilities and stockholders’ equity	$352,223	$316,890

The notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003
	(000 omitted)
Interest and Dividend Income
Interest and fees on loans	$13,943	$12,031	$12,073
Interest and dividends on investment securities
Taxable	1,266	997	1,091
Federal tax exempt	1,065	1,059	1,117
Interest on federal funds sold	148	0	1
Interest on deposits with banks	72	39	68
Total interest income	16,494	14,126	14,350

Interest Expense
Interest on time certificates of deposit of $100,000 or more	437	378	442
Interest on other deposits	2,988	1,929	2,200
Interest on borrowed funds	1,727	1,704	1,625
Total interest expense	5,152	4,011	4,267

Net interest income	11,342	10,115	10,083
Provision for loan losses	270	360	360
Net interest income after provision for loan losses	11,072	9,755	9,723

Other Income
Investment services income	254	79	31
Service charges on deposit accounts	1,112	992	864
Other service charges, collection and exchange charges, commissions and fees	722	559	431
Investment securities gains	2,394	2,648	3,143
Other income	320	313	336
	4,802	4,591	4,805
Other Expenses
Salaries, wages and other employee benefits	4,474	4,078	3,901
Occupancy expense	580	456	397
Furniture and equipment expenses	1,306	1,246	1,197
Other operating expenses	2,455	2,154	2,261
	8,815	7,934	7,756

Income before income taxes	7,059	6,412	6,772
Applicable income tax expense	2,027	1,689	1,821
Net income	$5,032	$4,723	$4,951

Earnings per share:
Basic earnings per share	$2.91	$2.73	$2.86
Weighted average shares outstanding	1,727,055	1,727,856	1,733,477
Diluted earnings per share	$2.86	$2.69	$2.81
Weighted average shares outstanding	1,758,409	1,756,044	1,760,563

The notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2005, 2004, and 2003

				Accumulated
		Additional		Other		Total
	Common	Paid-in	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Capital	Earnings	Income	Stock	Equity
	(000 omitted)

Balance at December 31, 2002	$2,225	$6,713	$22,999	$2,195	$(1,266)	$32,866

Comprehensive income:
Net income	0	0	4,951	0	0	4,951
Net unrealized gain on available for sale securities (net of tax $2,478)	0	0	0	4,811	0	4,811
Total comprehensive income						9,762

Cash dividends declared on common stock ($1.26 per share)	0	0	(2,185)	0	0	(2,185)
Purchase of treasury stock (14,833 shares)	0	0	0	0	(513)	(513)
Sale of treasury stock (16,528 shares)	0	50	0	0	458	508

Balance at December 31, 2003	2,225	6,763	25,765	7,006	(1,321)	40,438

Comprehensive income:
Net income	0	0	4,723	0	0	4,723
Net unrealized gain on available for sale securities (net of tax $925)	0	0	0	1,795	0	1,795
Total comprehensive income						6,518

Cash dividends declared on common stock ($1.34 per share)	0	0	(2,311)	0	0	(2,311)
Purchase of treasury stock (20,436 shares)	0	0	0	0	(835)	(835)
Sale of treasury stock (8,079 shares)	0	19	0	0	242	261

Balance at December 31, 2004	2,225	6,782	28,177	8,801	(1,914)	44,071

Comprehensive income:
Net income	0	0	5,032	0	0	5,032
Net unrealized gain on available for sale securities (net of tax $389)	0	0	0	756	0	756
Total comprehensive income						5,788

Cash dividends declared on common stock ($.92 per share)	0	0	(1,591)	0	0	(1,591)
Purchase of treasury stock (5,212 shares)	0	(53)	0	0	(234)	(287)
Sale of treasury stock (11,313 shares)	0	31	0	0	377	408

Balance at December 31, 2004	$2,225	$6,760	$31,618	$9,557	$(1,771)	$48,389

The notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003
	(000 omitted)

Cash flows from operating activities:
Net income	$5,032	$4,723	$4,951
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	388	392	386
Provisions for loan loss	270	360	360
(Gain) on sale of investment securities	(2,394)	(2,648)	(3,143)
Provision for deferred taxes	(71)	(83)	(8)
(Increase) decrease in:
Other assets	20	(226)	229
Interest receivable	(199)	58	51
Prepaid income taxes	(136)	278	(58)
Cash surrender value of life insurance	(317)	(411)	(353)
Increase (decrease) in:
Interest payable	99	61	(83)
Other liabilities	(12)	(196)	425

Net cash provided by operating activities	2,680	2,308	2,757

Cash flows from investing activities:
Net (increase) in loans	118	(15,724)	(26,658)
Purchases of property and equipment	(1,230)	(773)	(794)
Net decrease in interest bearing deposits with banks	(2,887)	479	969
Maturity/sales of available for sale securities	10,537	11,617	12,800
Purchases of available for sale securities	(25,980)	(4,512)	(13,754)
Purchase of Federal Home Loan Bank stock	(623)	(1,172)	(909)

Net cash (used) by investing activities	$(20,065)	$(10,085)	$(28,346)

The notes to Consolidated Financial Statements are an integral part of these statements

	2005	2004	2003
	(000 omitted)

Cash flows from financing activities:
Net increase in deposits	$30,888	$23,325	$19,408
Borrowings (payments) on short term borrowings	(9,509)	(12,441)	3,321
Borrowings on long-term debt	0	0	5,000
Purchase of treasury stock	(287)	(835)	(513)
Proceeds from sale of treasury stock	408	261	508
Cash dividends paid	(2,416)	(1,417)	(2,149)

Net cash provided by financing activities	19,084	8,893	25,575

Net increase (decrease) in cash and cash equivalents	1,699	1,116	(14)
Cash and cash equivalents at beginning of year	10,045	8,929	8,943

Cash and cash equivalents at end of year	$11,744	$10,045	$8,929

Supplemental disclosure of cash flows information:

Cash paid during the year for:

Interest	$5,054	$3,949	$4,350
Income taxes	2,227	1,737	1,755

Supplemental schedule of noncash investing and financing activities:

Unrealized gain (loss) on securities available for sale (net of tax effects)	$756	$1,795	$4,811

The notes to Consolidated Financial Statements are an integral part of these statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.                    Summary of Significant Accounting Policies

Nature of Operations

Tower Bancorp, Inc. (the “Corporation”) is a bank holding company whose primary activity consists of owning and supervising its subsidiary, The First National Bank of Greencastle (the Bank), which is engaged in providing banking and bank related services in South Central Pennsylvania, principally Franklin County, and Washington County, Maryland.  Its ten offices are located in Greencastle, Quincy, Shady Grove, Laurich, Waynesboro, Chambersburg (2), and Mercersburg, Pennsylvania; and Hagerstown (2), Maryland.

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

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowances for losses on loans and foreclosed real estate.  Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.  Because of these factors, management’s estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

Investment Securities

The Corporation’s investments in securities are classified in three categories and accounted for as follows:

•            Trading Securities.  Securities held principally for resale in the near term are classified as trading securities and recorded at their fair values.  Unrealized gains and losses on trading securities are included in other income.

•                     Securities to be Held to Maturity.  Bonds and notes for which the Corporation has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

•                     Securities Available for Sale.  Securities available for sale consist of securities not classified as trading securities nor as securities to be held to maturity.  These are securities that management intends to use as a part of its asset and liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related factors.

Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in other comprehensive income.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

Fair values for investment securities are based on quoted market prices.

The Corporation had no trading or held to maturity securities in 2005 or 2004.

Restricted Bank Stock

The Corporation is required to maintain minimum investment balances in The Federal Reserve Bank, Federal Home Loan Bank and Atlantic Central Banker’s Bank.  These investments are carried at cost because they are not actively traded and have no readily determinable market value.

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

Foreclosed Property

Real estate owned other than premises includes foreclosed properties for which the institution has taken physical possession in connection with loan foreclosure proceedings.

At the time of foreclosure, the real estate is recorded at the lower of the Corporation’s cost (loan balance plus accrued interest) or the asset’s fair value less estimated costs to sell, which becomes the property’s new basis.  Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses.  Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in operations.

Retirement Plan

The Corporation had a money purchase pension plan which covered all full-time employees who had attained the age of twenty (20) and had completed a minimum of one year of continuous service with the Corporation.  The Corporation’s policy was to fund pension costs accrued.  This plan was terminated at December 31, 2004.

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

The allowance for loan losses is established through a provision for loan losses charged to expense.  Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.  The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience.  The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers’ ability to pay.

Loan origination fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan’s yield.  The Corporation is amortizing these amounts over the contractual life of the related loans.

Nonaccrual/Impaired Loans

The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely.  Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized.  Subsequent payments received are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the ultimate collectibility of principal.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Impairment is measured on a loan-by-loan basis by comparing the contractual principal and interest payments to the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.  Consumer loans, comprised of smaller balance homogeneous loans, are collectively evaluated for impairment.  Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote.  Interest income on such loans is recognized only to the extent of interest payments received.

Earnings per Share of Common Stock

Earnings per share of common stock were computed based on weighted average shares outstanding.  For diluted earnings per share, net income is divided by the weighted average number of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents.  The corporation’s common stock equivalents consist of outstanding stock options.  See Note 11 for further details.

A reconciliation of the weighted average shares outstanding used to calculate basic net income per share and diluted net income per share follows.  There is no adjustment to net income to arrive at diluted net income per share.

	2005	2004	2003
Weighted average shares outstanding (basic)	1,727,055	1,727,856	1,733,477
Impact of common stock equivalents	31,354	28,188	27,086
Weighted average shares outstanding (diluted)	1,758,409	1,756,044	1,760,563

Federal Income Taxes

For financial reporting purposes, the provision for loan losses charged to operating expense is based on management’s judgment, whereas for federal income tax purposes, the amount allowable under present tax law is deducted.  Additionally, deferred compensation is charged to operating expense in the period the liability is incurred for financial reporting purposes, whereas, for federal income tax purposes, these expenses are deducted when paid.  There are also differences between the amount of depreciation expensed for tax and financial reporting purposes, and an income tax effect caused by the adjustment to fair value for available for sale securities.  As a result of these timing differences, deferred income taxes are provided in the financial statements.  See Note 14 for further details.

Cash Flows

For purposes of the Statements of Cash Flows, the company has defined cash and cash equivalents as highly liquid debt instruments with maturities of three months or less.  They are included in the balance sheet caption “cash and due from banks”.  As permitted by generally accepted accounting principles, the company has elected to present the net increase or decrease in deposits in banks, loans and deposits in the Statements of Cash Flows.

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

Cash Surrender Value of Life Insurance.  The carrying amounts of cash surrender value of life insurance approximate their fair value.

Deposit Liabilities.  The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts).  The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date.  Fair values for fixed rate certificates of deposits and IRA’s are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities on time deposits.

Federal Funds Purchased and Other Borrowed Funds.  The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values.  Fair values of other borrowings are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest.  The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments.  The Corporation generally does not charge commitment fees. Fees for standby letters of credit and their off-balance-sheet instruments are not significant.

Advertising

The Corporation expenses advertising costs as they are incurred.  Advertising expense for the years ended December 31, 2005, 2004, and 2003, was $ 241,697, $ 240,029, and $ 199,968, respectively.

Comprehensive Income

The Corporation follows generally accepted accounting principles when reporting comprehensive income.  Comprehensive income is defined as the change in equity from transactions and other events from nonowner sources.  It includes all changes in equity except those resulting from investments by stockholders and distributions to stockholders.  Comprehensive income includes net income and certain elements of “other comprehensive income” such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.

The Corporation has elected to report its comprehensive income in the statement of stockholders’ equity.  The only element of “other comprehensive income” that the Corporation has is the unrealized gains or losses on available for sale securities.

During 2003, the Corporation revised estimated calculations for unrealized holding gains (losses) on certain equity securities in its available-for-sale portfolio due to the continuing development of reliable sources for market values of securities traded in the over-the-counter market.  Consequently, investments that were not marked to market in the past are recorded at market value in 2003.

The components of the change in net unrealized gains (losses) on securities are as follows:

	2005	2004	2003
	(000 Omitted)
Gross unrealized holding gains (losses) arising during the year	$3,539	$5,368	$10,432
Reclassification adjustment for (gains) realized in net income	(2,394)	(2,648)	(3,143)
Net unrealized holding gains (losses) before taxes	1,145	2,720	7,289
Tax effect	(389)	(925)	(2,478)
Net change	$756	$1,795	$4,811

Stock Option Plans

The Corporation applies APB Opinion 25 and related Interpretations in accounting for its stock option plans.  Accordingly, only compensation cost for the intrinsic value of options has been recognized.  Had compensation cost for the Corporation’s stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by FASB Statement No. 123, the Corporation’s net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

		2005	2004	2003

Net income (000 omitted)	As reported	$5,032	$4,723	$4,951
	Pro forma	5,010	4,701	4,942

Earnings per share	As reported	2.91	2.73	2.86
	Pro forma	2.90	2.72	2.85

Earnings per share assuming dilution	As reported	2.86	2.69	2.81
	Pro forma	2.85	2.68	2.80

See Note 11 for further details concerning the Corporation’s Stock Options Plans.

Reclassifications

Certain reclassifications have been made to the 2004 and 2003 financial statements to conform to reporting for 2005.

Note 2.                    Investment Securities

The investment securities portfolio is comprised of securities classified as available for sale at December 31, 2005 and 2004, resulting in investment securities available for sale being carried at fair value.

The amortized cost and fair value of investment securities available for sale at December 31 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(000 omitted)
2005
Obligations of other U.S. government agencies	$16,967	$0	$87	$16,880
Mortgage-backed securities	1,919	4	39	1,884
Corporate bonds	2,944	23	55	2,912
Equities	22,977	14,124	367	36,734
Obligations of state and political subdivisions	23,870	955	78	24,747
	$68,677	$15,106	$626	$83,157
2004
Obligations of other U.S. government agencies	$2,000	$0	$4	$1,996
Mortgage-backed securities	2,711	22	11	2,722
Corporate bonds	3,950	79	26	4,003
Equities	21,021	12,331	120	32,232
Obligations of state and political subdivisions	20,104	1,066	2	21,168
	$49,786	$13,498	$163	$63,121

The fair values of investment securities available for sale at December 31, 2005, by contractual maturity, are shown below.  Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized	Fair
	Cost	Value
	(000 omitted)
Due in one year or less	$16,363	$16,290
Due after one year through five years	8,638	8,551
Due after five years through ten years	4,556	4,797
Due after ten years	14,224	14,901
	43,781	44,539
Mortgage-backed securities	1,919	1,884
Equity securities	22,977	36,734
	$68,677	$83,157

Proceeds from sales and maturities of investment securities available for sale during 2005, 2004, and 2003, were $ 10,537,000, $ 11,617,000, and $ 12,800,000, respectively.  Gross realized gains and losses on those sales and maturities were $ 2,426,000 and $ 32,000 for 2005, $ 2,648,000 and $ 0 for 2004, and $ 3,143,000 and $ 0 for 2003, respectively.

Securities carried at $ 15,556,252 and $ 16,880,300 at December 31, 2005 and 2004, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

Restricted bank stock includes:

	2005	2004
	(000 omitted)

Federal Reserve Bank stock	$81	$81
Federal Home Loan Bank stock	2,046	2,477
Atlantic Central Bankers Bank	50	50
	$2,177	$2,608

The following table shows the Corporation’s gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004:

	2005
	(000 omitted)
	Less than 12 Months		12 Months or Greater		Total
Description	Market Value	Unrealized Loss	Market Value	Unrealized Loss	Market Value	Unrealized Loss
Obligations of other U. S. government agencies	$14,929	$38	$1,951	$49	$16,880	$87
Mortgage-backed securities	0	0	1,368	39	1,368	39
Corporate bonds	971	35	1,427	20	2,398	55
Equities	3,723	245	307	122	4,030	367
Obligations of state and political subdivisions	5,045	77	179	1	5,224	78
Total	$24,668	$395	$5,232	$231	$29,900	$626

	2004
	(000 omitted)
	Less than 12 Months		12 Months or Greater		Total
Description	Market Value	Unrealized Loss	Market Value	Unrealized Loss	Market Value	Unrealized Loss
Obligations of other U. S. government agencies	$1,996	$4	$0	$0	$1,996	$4
Mortgage-backed securities	1,885	11	0	0	1,885	11
Corporate bonds	468	6	950	20	1,418	26
Equities	1,399	61	154	59	1,553	120
Obligations of state and political subdivisions	0	0	178	2	178	2
Total	$5,748	$82	$1,282	$81	$7,030	$163

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, but management’s intent is to hold all investments until maturity unless market, economic or specific investment concerns warrant a sale of securities.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2005, six U. S. Government agencies, two mortgage-backed securities, four corporate bonds,  twenty-four equities, and thirteen obligations of state and political subdivisions had unrealized losses.  As management has the ability to hold these securities until maturity, or for the foreseeable future, no declines are deemed to be other than temporary.

Note 3.                    Allowance for Loan Losses

Activity in the allowance for loan losses is summarized as follows:

	2005	2004	2003
	(000 omitted)

Balance at beginning of period	$1,902	$1,864	$1,632
Recoveries	54	60	63
Provision for possible loan losses charged to income	270	360	360
Total	2,226	2,284	2,055
Losses	97	382	191
Balance at end of period	$2,129	$1,902	$1,864

Note 4.                    Premises, Equipment, Furniture and Fixtures

	Cost	Accumulated Depreciation	Depreciated Cost
	(000 omitted)
2005
Premises (including land $ 2,003)	$5,897	$2,411	$3,486
Equipment, furniture and fixtures	3,718	2,984	734
Totals, December 31, 2005	$9,615	$5,395	$4,220

2004
Premises (including land $ 1,352)	$5,684	$2,257	$3,427
Equipment, furniture and fixtures	3,375	2,772	603
Totals, December 31, 2004	$9,059	$5,029	$4,030

Depreciation expense amounted to $ 387,625 in 2005, $ 392,404 in 2004, and $ 385,580 in 2003.

Note 5.                    Real Estate Owned Other Than Premises

Included in real estate owned other than premises are certain properties which are located adjacent to the main office, as well as in Chambersburg, Mercersburg, Rouzerville, and Waynesboro.  The Corporation intends to hold these properties for future expansion purposes in order to protect its competitive position, and are renting certain of these properties until such time as the Bank decides they are needed.  The depreciated cost of these properties was $ 1,634,531 and $ 982,636 at December 31, 2005 and 2004, respectively.

Note 6.                    Loans

Related Party Loans

The Corporation’s subsidiary has granted loans to the officers and directors of the Corporation and its subsidiary and to their associates.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.  The aggregate dollar amount of these loans and the related activity for 2005 and 2004 was as follows:

	2005	2004
Beginning balance	$2,112,724	$3,289,663
New loans	755,013	592,315
Repayments	(810,359)	(1,769,254)
Ending balance	$2,057,378	$2,112,724

Outstanding loans to bank employees totaled $ 2,014,714 and $ 2,458,889 at December 31, 2005 and 2004, respectively.

Loan Maturities

The following table shows the maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2005.

	Due within one year	Due over 1 but within 5 years	Due over 5 years	Nonaccruing loans	Total
	(000 omitted)
Loans at predetermined interest rates	$14,519	$25,018	$27,056	$3	$66,596
Loans at floating or adjustable interest rates	20,817	25,452	116,402	41	162,712
Total (1)	$35,336	$50,470	$143,458	$44	$229,308

(1) These amounts have not been reduced by the allowance for possible loan losses.

Loans Serviced for Others

During 2005, the Corporation began participation in the Federal Home Loan Bank of Pittsburgh’s (FHLB) Mortgage Partnership Finance Program.  Under this program, certain loans are sold to FHLB, but the Corporation retains the servicing rights to these loans.  The outstanding balance of loans sold to FHLB was $ 9,598,871 at December 31, 2005.

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

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments.  The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

	Contract or Notional Amount
	2005	2004
	(000 omitted)
Financial instruments whose contract amounts represent credit risk at December 31:
Commitments to extend credit	$34,768	$33,517
Standby letters of credit and financial guarantees written	1,383	587
	$36,151	$34,104

Note 7.                    Financial Instruments With Off-Balance-Sheet Risk

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Corporation evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the customer.  Collateral held varies, but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.

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

Note 8.                    Nonaccrual/Impaired Loans

Loans 90 days or more past due (still accruing interest) were as follows at December 31:

	(000 omitted)
	2005	2004	2003
Commercial loans	$0	$0	$112
Real estate mortgages	36	0	97
Consumer loans	23	13	76
Total	$59	$13	$285

The following table shows the principal balances of nonaccrual loans as of December 31:

	(000 omitted)
	2005	2004	2003
Nonaccrual loans	$44	$9	$540

Interest income that would have been accrued at original contract rates	3	0	$12
Amount recognized as interest income	2	0	4
Foregone revenue	$1	$0	$8

The Corporation had no impairment of loans at December 31, 2005, 2004, and 2003.

Note 9.                    Retirement Plan

The Corporation maintained a money purchase retirement plan for those employees who met the eligibility requirements set forth in the plan.  Substantially all of the Corporation’s employees were covered by the plan.  The Corporation’s funding policy was to contribute annually an amount, as determined under plan provisions, necessary to meet the minimum funding standards established by the plan.  Contributions charged to operations were $ 102,000 for 2004 and $ 82,000 for 2003.  This plan was terminated at December 31, 2004.

Note 10.             Employee Benefit Plans

The Corporation maintains a profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan.  Contributions to the plan are based on Corporation performance and are at the discretion of the Corporation’s Board of Directors.  Substantially all of the Corporation’s employees are covered by the plan and the contributions charged to operations were $ 229,900; $ 120,000; and $ 120,000 for 2005, 2004, and 2003, respectively.

The Corporation maintains a deferred compensation plan for certain key executives and directors, which provides supplemental retirement and life insurance benefits.  The plan is partially funded by life insurance on the participants, which lists the bank as beneficiary.  The estimated present value of future benefits to be paid, which are included in other liabilities, amounted to $ 744,098 and $ 766,685 at December 31, 2005 and 2004, respectively.  Annual expense of $ 79,121; $ 80,405; and $ 84,146 was charged to operations for 2005, 2004, and 2003, respectively.

During 1999 a director who was a participant of the plan deceased.  The present value of this participant’s benefits, which will be paid out over ten years, was $ 90,923; $ 116,611; and $ 140,287, as of December 31, 2005, 2004, and 2003, respectively.

The Corporation has a supplemental group term retirement plan which covers certain officers of the Corporation.  This plan is funded with single premium life insurance on the plan participants.  The cash surrender value of the policies is an unrestricted asset of the Corporation.  The estimated present value of the future benefits to be paid totaled $ 110,738 and $ 82,940 at December 31, 2005 and 2004, respectively.  Total annual expense for this plan was $ 60,529; $ 60,996; and $ 59,841, for 2005, 2004, and 2003, respectively.

The Corporation maintains an employee stock ownership plan (ESOP) that generally covers all employees who have completed one year of service and attained the age of twenty.  Contributions to the plan are determined annually by the Board of Directors as a percentage of the participants’ total compensation.  Compensation for the plan is defined as compensation paid including salary reduction and Sections 125 and 401(k) but excluding nontaxable fringe benefits and any compensation over $ 200,000.  The payments of benefits to participants are made at death, disability, termination or retirement.  Contributions to the plan for all employees charged to operations amounted to $ 137,224; $ 120,000; and $ 120,000, for 2005, 2004, and 2003, respectively.  All shares held in the plan are considered issued and outstanding for earnings per share calculations and all dividends earned on ESOP shares are charged against retained earnings, the same as other outstanding shares.  Total shares of the plan were 91,988 and 86,215 at December 31, 2005 and 2004, respectively.

Note 11.             Stock Option Plans

In 1996 the Corporation implemented two nonqualified stock option plans, which are described below.  The compensation cost that has been charged against income for those plans was $ 71,004; $ 67,965; and $ 104,819 for 2005, 2004, and 2003, respectively.

The first plan is for select key employees.  This plan granted options for up to 1,498 shares at a purchase price of $ 1.00 per share.  These options vest upon issuance and can be exercised only by the key employees during his/her lifetime.

The second plan is for outside directors.  This plan granted options of 4,086; 4,644; and 4,060, shares for each director at $ 43.75, $ 38.75, and $ 30.00 per share for the years ended December 31, 2005, 2004, and 2003, respectively, which was based on the market value of the stock at the grant date.  Options are vested one year following the grant date and expire upon the earlier of 120 months following the date of the grant or one year following the date on which a director ceases to serve in such a capacity for the Corporation.  At December 31, 2005 the range of exercise prices was from $ 11.91 to $ 43.75 per share.  At December 31, 2005, there were 102,224 shares that can still be granted under these plans.

A summary of the status of the Corporation’s two fixed stock option plans as of December 31 is as follows:

	2005		2004		2003
Fixed Options	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	27,960	$25	23,316	$22	23,691	$21
Granted	5,584	32	6,347	29	5,683	22
Exercised	3,538	7	1,703	1	6,058	21
Forfeited/expired	0	0	0	0	0	0
Outstanding at end of year	30,006	$29	27,960	$25	23,316	$22
Options exercisable at year end	25,920		23,316		20,068
Weighted average fair value of options per share granted during the year	$8.31		$7.11		$4.40

Outstanding options at December 31, 2005 consist of the following:

	Shares Outstanding	Shares Exercisable	Remaining Contractual Life	Exercise Price
	680	680	1 year	$11.91
	2,856	2,856	2 years	16.19
	2,856	2,856	3 years	22.25
	2,720	2,720	4 years	32.13
	2,600	2,600	5 years	24.37
	3,436	3,436	6 years	20.13
	2,880	2,880	7 years	24.25
	3,248	3,248	8 years	30.00
	4,644	4,644	9 years	38.75
	4,086	0	10 years	43.75
Total/Average	30,006	25,920	6 years	$28.79

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

	2005	2004	2003
Dividend yield	2.0%	3.0%	2.8%
Expected life	8	8	8
Expected volatility	12.64%	15.02	14.26
Risk-free interest rate	4.05	4.55	3.50

Note 12.             Deposits

Included in savings deposits at December 31 are NOW and Money Market Account balances totaling $ 112,937,000 and $ 93,168,000 for 2005 and 2004, respectively.

Time deposits of $ 100,000 and over aggregated $ 15,090,000 and $ 17,500,000 at December 31, 2005 and 2004, respectively.  At December 31, 2005 and 2004 the scheduled maturities of time deposits of $ 100,000 and over are as follows:

	2005	2004
	(000 omitted)
Maturity
Three months or less	$3,876	$2,977
Over three months through twelve months	6,785	7,022
Over twelve months	4,429	7,501
	$15,090	$17,500

At December 31, 2005 scheduled maturities of all time deposits are as follows:

(000 omitted)

2006	$56,401
2007	13,325
2008	11,003
2009	3,675
2010	2,660
$87,064

The aggregate amount of demand deposits reclassified as loan balances were $ 86,688 and $ 70,541 at December 31, 2005 and 2004, respectively.

The Corporation accepts deposits of the officers, directors, and employees on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons.  The aggregate dollar amount of deposits of officers, directors and employees totaled $ 2,902,971 and $ 2,594,629 at December 31, 2005 and 2004, respectively.

Note 13.             Liabilities for Other Borrowed Funds

The total amount available under lines of credit at other area banks at December 31, 2005 and 2004 was $ 11,600,000 and $ 11,600,000, respectively.  Of this amount, $ 5,180,000 and $ 4,350,000 were outstanding at December 31, 2005 and 2004, respectively.  Interest on these lines ranged from 3.00% to 7.75% for 2005 and 2004.

In addition, $ 335,708 and $ 356,709 of the balance of liabilities for other borrowed funds at December 31, 2005 and 2004, respectively, represents the balance of the Treasury Tax and Loan Investment Program.  The Corporation elected to enter into this program in accordance with federal regulations.  This program permits the Corporation to borrow these Treasury Tax and Loan funds by executing an open-ended interest bearing note to the Federal Reserve Bank.  Interest is payable monthly and is computed at 1/4% below the Federal Funds interest rate.  The note is secured by U.S. Government obligations with a par value of $ 502,048 and $ 516,378 at December 31, 2005 and 2004, respectively.

The Corporation also had the following borrowings from the Federal Home Loan Bank:

	2005		2004
Loan Type	Interest Rate	Balance	Interest Rate	Balance	Maturity

Convertible	5.25	$5,000,000	5.25	$5,000,000	04/06/11
Convertible	5.01	5,000,000	5.01	5,000,000	11/24/08
Convertible	4.63	5,000,000	4.63	5,000,000	11/20/08
Convertible	5.395	5,000,000	5.395	5,000,000	09/15/08
Line of credit (1)	4.22	0	2.21	225,000	02/27/06
Convertible	3.99	5,000,000	3.99	5,000,000	11/27/12
Convertible	4.13	5,000,000	4.13	5,000,000	05/07/18
		$30,000,000		$30,225,000

(1)                Total remaining amount available under this line is $ 25,000,000 at December 31, 2005.

Total maximum borrowing capacity from Federal Home Loan Bank at December 31, 2005 was $ 168,119,000.  Collateral for borrowings consists of certain securities and the Corporation’s 1-4 family mortgage loans totaling approximately $ 169 million at December 31, 2005.

Note 14.             Income Taxes

The components of income tax expense are summarized as follows:

	2005	2004	2003
	(000 omitted)
Current year provision:
Federal	$1,893	$1,512	$1,535
State	205	260	294
Deferred income taxes (benefit)	(71)	(83)	(8)
	$2,027	$1,689	$1,821

Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $ 1,555,212; $ 1,703,078; and $ 1,810,195 for 2005, 2004, and 2003, respectively.

A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

	2005	2004	2003

Federal income tax rate	34.0%	34.0%	34.0%
Increase resulting from:
State taxes, net of federal tax benefit	2.8	3.9	4.2
Reduction resulting from:

Nontaxable interest income	8.1	11.6	11.3
Effective income tax rate	28.7%	26.3%	26.9%

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

	2005	2004	2003
Deferred Tax Assets
Bad debts	$573	$496	$483
Deferred compensation	253	261	266
Non-accrual loan income	0	0	4
	826	757	753
Deferred Tax Liabilities
Depreciation	(61)	(63)	(50)
Unrealized gain on investment securities	(5,290)	(4,808)	(3,977)
	(5,351)	(4,871)	(4,027)
Net deferred tax (liability)	$(4,525)	$(4,114)	$(3,274)

The company has not recorded a valuation allowance for the deferred tax assets as management feels that it is more likely than not that they will be ultimately realized.

Note 15.             Tower Bancorp Inc. (Parent Company Only) Financial Information

The following are the condensed balance sheets, statements of income, and statements of cash flows for the parent company:

Balance Sheets

December 31

	2005	2004
	(000 omitted)
Assets
Cash	$21	$13
Securities available for sale	36,734	32,983
Investment in The First National Bank of Greencastle	25,020	24,564
Other assets	147	0
Total assets	$61,922	$57,560

Liabilities
Other liabilities	$6,153	$6,739
Notes payable – subsidiary	2,200	2,400
Notes payable – other	5,180	4,350
Total liabilities	13,533	13,489

Stockholders’ Equity
Common stock, no par value; authorized 5,000,000 shares, issued 1,780,100 shares	2,225	2,225
Additional paid-in capital	6,760	6,782
Retained earnings	31,618	28,177
Accumulated other comprehensive income	9,557	8,801
	50,160	45,985
Less: Cost of Treasury stock, 52,008 shares – 2005; 58,109 shares – 2004	(1,771)	(1,914)
Total stockholders’ equity	48,389	44,071

Total liabilities and stockholders’ equity	$61,922	$57,560

Statements of Income

Years Ended December 31

	2005	2004	2003
	(000 omitted)
Income
Dividends	$541	$520	$409
Net gain on sale of securities	2,426	2,648	3,130
Cash dividends from wholly-owned subsidiary	2,976	2,711	2,149
	5,943	5,879	5,688
Expenses
Interest	408	272	197
Taxes	689	896	1,057
Postage and printing	37	38	39
Management fees	108	108	102
Professional fees	368	249	286
Other expenses	21	2	36
	1,631	1,565	1,717
Income before equity in undistributed income	4,312	4,314	3,971

Equity in undistributed income of subsidiary	720	409	980
Net Income	$5,032	$4,723	$4,951

Statements of Cash Flows

Years Ended December 31

	2005	2004	2003
	(000 omitted)
Cash flows operating activities:
Net income	$5,032	$4,723	$4,951
Adjustments to reconcile net income to cash provided by operating activities:
Net gain on sale of investment securities	(2,426)	(2,648)	(3,130)
Equity in undistributed income of subsidiary	(720)	(409)	(980)
Increase in other assets	(147)	0	0
Increase in accrued expenses	(286)	(587)	808
Net cash provided by operating activities	1,453	1,079	1,649

Cash flows from investing activities:
Purchase of investment securities	(5,875)	(4,512)	(6,644)
Sales of investment securities	6,095	4,819	6,011
Net cash provided (used) by investing activities	220	307	(633)

Cash flows from financing activities:
Purchase of treasury stock	(287)	(835)	(513)
Proceeds from sale of treasury stock	408	261	508
Dividends paid	(2,416)	(1,417)	(2,149)
Net proceeds from (payments on) short-term borrowings	630	615	1,135
Net cash (used) by financing activities	(1,665)	(1,376)	(1,019)

Net increase (decrease) in cash	8	10	(3)
Cash, beginning	13	3	6
Cash, ending	$21	$13	$3

Note 16.             Compensating Balance Arrangements

Included in cash and due from banks are required deposit balances at the Federal Reserve of $ 615,000 at December 31, 2005 and 2004 and required deposit balances at Equifax of $ 45,029 and $ 41,822 at December 31, 2005 and 2004, respectively.  These are maintained to cover processing costs and service charges.

Note 17.             Concentration of Credit Risk

The Corporation grants agribusiness, commercial and residential loans to customers throughout the Cumberland Valley area.  The Corporation maintains a diversified loan portfolio and evaluates each customer’s credit-worthiness on a case-by-case basis.  At December 31, 2005 and 2004, respectively, 65% and 63% of the Corporation’s loan portfolio is concentrated in mortgages secured by 1-4 family properties, and 17% and 14% is concentrated in commercial and industrial loans.  The amount of collateral obtained, if deemed necessary by the Corporation upon the extension of credit, is based on management’s credit evaluation of the customer.  Collateral held varies, but generally includes equipment and real estate.

The Corporation maintains deposit balances at several correspondent banks, which provide check collection and item processing services to the bank.  The balances with these correspondent banks, at times, exceed federally insured limits, which management considers to be a normal business risk.

Note 18.             Commitments and Contingencies

The Corporation leases its facilities in Mercersburg under a noncancellable operating lease that expires in 2006.  Total annual rent expense charged to operations was $ 22,200 for 2005, 2004, and 2003.

The Corporation leases its facilities in Chambersburg under a noncancellable lease that expires in September 2007, with a year-to-year option thereafter.  Total rent expense charged to operations was $ 9,600 for 2005, 2004, and 2003, respectively.

During 2005, the Corporation entered into a lease for its facilities in Hagerstown on Eastern Boulevard under a noncancellable operating lease that expires in 2020.  Beginning June 1, 2006, the lease will be subjected to a CPI increase not to exceed 5% per year.  Total annual rent expense charged to operations was $ 56,000 for 2005.

The Corporation also leases a site for an Automatic Teller Machine under a noncancellable operating lease that expires in 2008 with the right to negotiate an extended lease of two additional five year terms. Total rent expense charged to operations was $ 10,800; $ 10,800; and $ 10,200 for 2005, 2004, and 2003, respectively.  The lease rental for the second five years of the initial term is subject to negotiation.

Following is a schedule, by years, of future minimum rentals under the lease agreements as of December 31, 2005 based on current lease terms:

Year Ending
2006	$138,400
2007	113,200
2008	99,600
2009	96,000
2010	96,000
Thereafter	904,000
$1,447,200

Tower Bancorp, Inc. announced September 22, 2005 that it has executed an agreement to merge with FNB Financial Corporation (FNB), headquartered in McConnellsburg, Pennsylvania, Fulton County.  The merger is subject to regulatory approval as well as approval of the shareholders of both entities.  The merger is expected to close early in the second quarter of 2006.  Pursuant to the terms of the agreement, FNB shareholders will be entitled to receive 0.8663 shares of Tower common stock or

$ 39.00 for each share of FNB common stock.  Each shareholder of FNB will have the right to receive shares of Tower common stock for a portion of their shares and cash for the remaining portion of their shares.  Shareholder election will be subject to allocation procedures, which are intended to ensure that a minimum of 85% of the FNB common stock will be converted into shares of Tower common stock and up to 15% of the FNB common stock will be paid in cash.  The total value of the merger is estimated at $ 31.2 million.

Note 19.             Fair Value of Financial Instruments

The estimated fair values of the Corporation’s financial instruments were as follows at December 31:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
FINANCIAL ASSETS
Cash and due from banks	$11,744	$11,744	$10,045	$10,045
Federal funds sold	10,093	10,093	0	0
Interest bearing deposits with banks	3,083	3,083	196	196
Securities available for sale	83,157	83,157	63,121	63,121
Loans receivable	229,308	230,920	229,469	231,956
Cash surrender value of life insurance	7,387	7,387	7,070	7,070
Accrued interest receivable	1,103	1,103	904	904
Other bank stock	2,177	2,177	2,608	2,608

FINANCIAL LIABILITIES
Time certificates	87,064	85,768	83,721	82,020
Other deposits	174,114	174,114	146,569	146,569
Other borrowed funds	35,516	34,917	34,932	35,313
Accrued interest payable	364	364	265	265

Note 20.             Regulatory Matters

Dividends paid by Tower Bancorp Inc. are generally provided from the subsidiary bank’s dividends to Tower.  The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current year earnings and the debt to equity ratio of the holding company must be below thirty percent.  The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency.  Under such restrictions, the Bank may not, without prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year’s earnings (as defined) plus retained earnings (as defined) from the prior two years.  Dividends that the Bank could declare without approval of the Comptroller of the Currency, amounted to approximately $ 5,581,177 and $ 6,778,739 for 2005 and 2004, respectively.

The Corporation is also subject to various regulatory capital requirements administered by federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the corporation’s financial statements.  Under capital adequacy guidelines, the corporation is required to maintain minimum capital ratios.  The “leverage ratio”, compares capital to adjusted total balance sheet assets while risk-based ratios compare capital to risk-weighted assets and off-balance sheet activity in order to make capital levels more sensitive to risk profiles of individual banks.  A comparison of Tower Bancorp’s capital ratios to regulatory minimums at December 31 is as follows:

	Tower Bancorp		Regulatory Minimum
	2005	2004	Requirements
Leverage ratio	11.46%	11.27%	4%
Risk-based capital ratio
Tier I (core capital)	17.44%	16.55%	4%
Combined Tier I and Tier II (core capital plus allowance for loan losses)	21.17%	20.02%	8%

As of December 31, 2005 the most recent notification from the Office of the Comptroller of the Currency categorized the financial institution as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the financial institution’s category.

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

SELECTED FIVE-YEAR FINANCIAL DATA

Income (000 omitted)	2005	2004	2003	2002	2001

Interest income	$16,494	$14,126	$14,350	$15,780	$16,510
Interest expense	5,152	4,011	4,267	5,252	6,988
Provision for loan losses	270	360	360	310	120
Net interest income after provision for loan losses	11,072	9,755	9,723	10,218	9,402
Other operating income	4,802	4,591	4,805	3,327	3,103
Other operating expenses	8,815	7,934	7,756	6,929	6,868
Income before income taxes	7,059	6,412	6,772	6,616	5,637
Applicable income tax	2,027	1,689	1,821	1,763	1,636
Net income	$5,032	$4,723	$4,951	$4,853	$4,001

Per share amounts are based on the following weighted average shares outstanding.

2005 – 1,727,055	2003 – 1,733,477	2001 – 1,745,847
2004 – 1,727,856	2002 – 1,737,298

	2005	2004	2003	2002	2001
Net income	$2.91	$2.73	$2.86	$2.79	$2.29
Cash dividend	.92	1.34	1.26	.84	1.12
Book value	28.02	25.51	23.33	18.92	16.33

Year-End Balance Sheet Figures

(000 omitted)	2005	2004	2003	2002	2001

Total assets	$352,223	$316,890	$300,738	$262,589	$245,574
Net loans	227,179	227,567	212,203	185,905	166,100
Total investment securities	85,334	65,729	66,295	54,000	59,005
Deposits – noninterest bearing	29,162	23,944	18,412	13,297	13,328
Deposits – interest bearing	232,016	206,346	188,553	174,260	164,271
Total deposits	261,178	230,290	206,965	187,557	177,599
Total stockholders’ equity	48,389	44,071	40,438	32,866	28,518

Ratios

Average equity/average assets	13.85	13.76	13.01	12.10	11.96
Return on average equity	10.90	11.24	14.46	15.81	14.40
Return on average assets	1.51	1.55	1.80	1.91	1.72

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended December 31, 2005 and 2004 are as follows:

	2005				2004
($ 000 omitted except	Quarter Ended				Quarter Ended
per share)	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31

Interest income	$3,725	$3,995	$4,336	$4,438	$3,445	$3,487	$3,557	$3,637
Interest expense	1,073	1,240	1,409	1,430	982	989	1,050	990
Net interest income	2,652	2,755	2,927	3,008	2,463	2,498	2,507	2,647
Provision for loan losses	90	60	60	60	90	90	90	90
Net interest income after provision for loan losses	2,562	2,695	2,867	2,948	2,373	2,408	2,417	2,557
Other income	639	1,161	1,430	1,572	1,031	1,047	784	1,729
Other expenses	1,976	2,148	2,292	2,399	2,018	2,038	1,998	1,880
Operating income before income taxes	1,225	1,708	2,005	2,121	1,386	1,417	1,203	2,406
Applicable income taxes	308	484	553	682	365	373	309	642
Net income	$917	$1,224	$1,452	$1,439	$1,021	$1,044	$894	$1,764

Net income applicable to common stock
Per share data:
Net income	$.53	$.71	$.84	$.83	$.59	$.60	$.52	$1.02

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest Rates and Interest Differential Tax Equivalent Yields

Years Ended December 31

	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	2005			2004			2003
	(000 omitted)			(000 omitted)			(000 omitted)
Assets
Investment Securities:
Taxable interest income	$53,360	$1,266	2.4%	$41,994	$997	2.4%	$34,041	$1,091	3.2%
Nontaxable interest income	20,895	1,065	5.1%	19,552	1,059	5.4%	20,559	1,117	5.4%
Total investment securities	74,255	2,331	3.1%	61,546	2,056	3.3%	54,600	2,208	4.0%
Loans, including non-accrual loans, (net of unearned discounts)	228,848	13,943	6.1%	220,789	12,031	5.5%	198,599	12,073	6.1%
Interest-bearing deposits with banks	1,724	72	4.2%	524	39	7.4%	1,064	68	6.4%
Federal funds sold	4,392	148	3.4%	18	0	0.0%	79	1	1.3%
Total interest earning assets	309,219	$16,494	5.3%	282,877	$14,126	5.0%	254,342	$14,350	5.6%
Restricted bank stock	2,374			3,081			3,285
Allowance for loan losses	(2,039)			(1,872)			(1,722)
Cash and due from banks	9,542			8,261			6,869
Bank premises and equipment	5,037			4,732			4,126
Other assets	9,334			8,436			8,072
Total assets	$333,467			$305,515			$274,972

Liabilities and Stockholders’ Equity
Interest bearing demand deposits	$105,492	$1,052	1.0%	$92,933	$443	0.5%	$84,107	$539	0.6%
Savings deposits	30,936	93	0.3%	28,787	84	0.3%	25,702	110	0.4%
Time deposits	84,308	2,280	2.7%	75,463	1,780	2.4%	72,307	1,993	2.8%
Borrowed funds	36,543	1,727	4.7%	41,160	1,704	4.1%	40,252	1,625	4.0%
Total interest bearing liabilities	257,279	$5,152	2.0%	238,343	$4,011	1.7%	222,368	$4,267	1.9%
Demand deposits	23,435			19,386			15,144
Other liabilities	6,572			5,753			3,216
Total liabilities	287,286			263,482			240,728
Stockholders’ equity	46,181			42,033			34,244
Total liabilities & stockholders’ equity	$333,467			$305,515			$274,972
Net interest income/net yield on average earning assets		$11,342	3.7%		$10,115	3.6%		$10,083	4.0%

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CHANGES IN NET INTEREST INCOME

TAX EQUIVALENT YIELDS

	2005 Versus 2004 Increase (Decrease) Due to Change in
	Average Volume	Average Rate	Total Increase (Decrease)
	(000 omitted)
Interest Income
Loans (including non-accrual loans, net of unearned discounts)	$443	$1,469	$1,912
Taxable investment securities	273	2	275
Nontaxable investment securities	73	(8)	65
Other short-term investments	54	62	116
Total interest income	843	1,525	2,368

Interest Expense
Interest bearing demand	63	546	609
Savings deposits	6	3	9
Time deposits	212	288	500
Other short-term borrowings	(189)	212	23
Total interest expense	92	1,049	1,141

Net interest income			$(1,227)

	2004 Versus 2003 Increase (Decrease) Due to Change in
	Average Volume	Average Rate	Total Increase (Decrease)
	(000 omitted)
Interest Income
Loans (including non-accrual loans, net of unearned discounts)	$1,354	$(1,396)	$(42)
Taxable investment securities	382	(482)	(100)
Nontaxable investment securities	(51)	(66)	(117)
Other short-term investments	(31)	66	35
Total interest income	1,654	(1,878)	(224)

Interest Expense
Interest bearing demand	53	(149)	(96)
Savings deposits	12	(38)	(26)
Time deposits	88	(301)	(213)
Other short-term borrowings	39	40	79
Total interest expense	192	(448)	(256)

Net interest income			$32

Changes which are attributed in part to volume and in part to rate are allocated in proportion to their relationships to the amounts of changes.

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

MATURITIES OF INVESTMENT SECURITIES

December 31, 2005

The following table shows the maturities of investment securities at amortized cost as of December 31, 2005, and weighted average yields of such securities.  Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

		After 1	After 5
		year but	years but
	Within 1	within 5	within 10	After 10
	year	years	years	years	Total
	(000 omitted)
Bonds:

U.S. Government agencies/mortgage-backed securities
Book value	$15,040	$3,426	$116	$303	$18,885
Yield	3.67%	3.81%	6.16%	5.22%	3.74%

State and municipal
Book value	$390	$6,147	$4,556	$12,777	$23,870
Yield	5.88%	4.46%	7.63%	7.54%	6.74%

Other
Book value	$1,007	$491	$0	$1,447	$2,945
Yield	5.16%	6.82%	0.00%	5.08%	5.40%

Total book value	$16,437	$10,064	$4,672	$14,527	$45,700
Yield	3.82%	4.36%	7.59%	7.24%	5.41%

Equity Securities:

Total Equity Securities					$22,977

Yield					2.40%

Total Investment Securities					$68,677

Yield					4.40%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of the significant changes in the consolidated results of operations, capital resources and liquidity presented in the accompanying unaudited consolidated financial statements for the Corporation.  This discussion should be read in conjunction with the preceding consolidated financial statements and related footnotes, as well as the Corporation’s December 31, 2005 Annual Report.  Current performance does not guarantee and may not be indicative of similar performance in the future.

In addition to historical information, this annual report contains forward-looking statements.  The forward-looking statements contained in this report are subject to certain risks, assumptions and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from those projected in the forward-looking statements.  Additional factors that might cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to:

•                  operating, legal and regulatory risks,

•                  economic, political and competitive forces affecting the Company’s services, and

•                  the risk that management’s analyses of these risks could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Corporation’s forward-looking statements are relevant only as of the date on which the statements are made. By making forward-looking statements, the Corporation assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. Readers should carefully review the risk factors described in other periodic reports and public documents that the Corporaiton files from time to time with the Securities and Exchange Commission.

CRITICAL ACCOUNTING POLICIES

Disclosure of the Corporation’s significant accounting policies is included in Note 1 to the consolidated financial statements of the Corporation’s Annual Report for the year ended December 31, 2005.  Some of these policies are particularly sensitive, requiring significant judgments, estimates and assumptions to be made by management.

The Bank policy related to the allowance for loan losses is considered to be a critical accounting policy because the allowance for loan losses represents a particularly sensitive accounting estimate.  The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.

The allowance for loan losses is established through a provision for loan losses charged to expense.  Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.  The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience.  The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers’ ability to pay.

FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In November 2005, FASB Staff Position (FSP) 115-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” was issued.  The FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss.  This FSP also includes accounting considerations subsequent to the recognition of another-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments.  The guidance in this FSP amends FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”.  The FSP applies to investments in debt and equity securities and cost-method investments.  The application guidance within the FSP includes items to consider in determining whether an investment is impaired, in evaluating if an impairment is other than temporary and recognizing impairment losses equal to the difference between the investment’s cost and its fair value when an impairment is determined.  The FSP is required for all reporting periods beginning after December 15, 2005. Earlier application is permitted. The Corporation does not anticipate the amendment will have a material effect on its financial statements.

In May 2005, the Financial Accounting Standards Board (FASB) issued Statement No. 154, (“SFAS No. 154”) “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3.” The new standard changes the requirements for the accounting for and reporting of a change in accounting principle.  Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement”.  The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  The Corporation does not anticipate this revision will have a material effect on its financial statements.

In December 2004, the FASB issued Statement No. 123 (Revised 2004) (SFAS No. 123R) “Share-Based Payment”, which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements.  SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”.  Share-based compensation arrangements include share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  SFAS No. 123R requires all share-based payments to employees to be valued using a fair value method on the date of grant and expensed based on that fair value over the applicable vesting period.  SFAS No. 123R also amends SFAS No. 95 “Statement of Cash Flows” requiring the benefits of tax deductions in excess of recognized compensation cost be reported as financing instead of operating cash flows.  The Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (“SAB 107”), which expresses the SEC’s views regarding the interaction between SFAS No. 123R and certain SEC rules and regulations.  Additionally, SAB No. 107 provides guidance related to share-based payment transactions for public companies.  The Corporation will be required to apply SFAS No. 123R as of the annual reporting period that begins after June 15, 2005.  This will require the recognition of compensation expense for the unvested portion of existing awards and new grants.  All options awarded by the Corporation in prior years were fully vested within one year of grant date.  Application of this pronouncement is not expected to have a material effect on the Corporation’s liquidity, capital resources or results of operations.

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”).  SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality.  It includes loans purchased by the Corporation or acquired in business combinations. SOP 03-3 does not apply to loans originated by the Corporation.  The Corporation adopted the provisions of SOP 03-3 effective January 1, 2005.  The initial implementation had no material effect on the Corporation’s financial statements.

OVERVIEW

Net income for the years ended December 31, 2005 and 2004 was $ 5,032,000 and $ 4,723,000, respectively.  The increase of $ 309,000, or 6.6%, is attributable to the Corporation’s core banking business, where net interest income increased 12.1%, other income increased 4.6% and the provision for loan losses decreased 25.0%.  On a basic and diluted per share basis, net income for the year ended December 31, 2005 was $ 2.91 and $ 2.73, respectively, as compared with $ 2.73 and $ 2.69 for the year ended December 31, 2004.  Net income as a percentage of average assets on an annualized basis, also known as return on average assets, decreased to 1.51% for 2005 from 1.55% for 2004 as a result of increased average assets.  Net income as a percentage of total average stockholders’ equity on an annualized basis, also known as return on average equity, was 13.85% and 13.76% for 2005 and 2004, respectively.  The increase in this ratio is attributable to an increased level of net income.

During 2005, the Corporation’s assets grew $ 35,333,000, or 11.1%, to $ 352,233,000 as of December 31, 2005 from $ 316,890,000 as of December 31, 2004.  This increase is primarily attributable to growth in security investments, which increased to $ 83,157,000 as of December 31, 2005 from $ 62,871,000 as of December 31, 2004. Total deposits increased by $ 30,888,000, or 13.4%, during 2005 to $ 261,178,000 as of December 31, 2005 from $ 230,290,000 as of December 31, 2004.  This compares to an increase of $ 23,325,000, or 11.3%, to $ 230,290,000 at December 31, 2004 from $ 206,965,000 as of December 31, 2003.  The growth in total deposits during 2005 was about the same as growth in deposits during the same period in 2004. A new money market account for an estate, in the amount of $ 12,766,000 opened in 2005.  That account is expected to close sometime in the first quarter of 2006.  As a result of competition in the market, and, to a certain degree, customers’ continued uncertainty as to how to best invest their monies, deposit growth may not continue to grow at the current rates. Since deposit growth was more than sufficient to fund the increased loan demand, investment securities were purchased.

RESULTS OF OPERATIONS

Net Interest Income

For the year ended December 31, 2005, total interest income increased by $ 2,368,000, or 16.8%, to $ 16,494,000, compared with $ 14,126,000 for the year ended December 31, 2004.  This increase is the result of an 9.0% increase in average interest-earning assets, which grew to $ 311,593,000 for 2005, from $ 285,958,000 for 2004.  The growth in average interest earning assets was attributable to increased loan volume and investment securities, which were funded from the cash flow generated from deposit growth.  Management targeted efforts to attract mortgage and small commercial loans.  Management believes that our experience in making mortgage and small commercial loans positions the Corporation well to meet the financing demands of individuals and small businesses.  Further impacting interest income were seven 25-basis point increases in the prime rate and increases in the one year Treasury during 2005 that resulted in higher yields on interest earning assets.

Total interest expense increased by $ 1,141,000, or 28.4%, to $ 5,152,000 for the year ended December 31, 2005, from $ 4,011,000 for the twelve months ended December 31, 2004.  This increase is attributable to the growth in average interest bearing liabilities, which increased to $ 257,279,000 for 2005 from $ 238,343,000 for 2004.  Increases in rates were needed to attract deposits, particularly money market accounts, which increased 107 basis points to 1.98%.  The interest expense for money market accounts increased $ 584,000 to $ 953,000 for 2005, from $ 369,000 for 2004.

Net interest income increased by $ 1,227,000, or 12.1%, to $ 11,342,000 for the year ended December 31, 2005 from $ 10,115,000 for the year ended December 31, 2004.  This increase is attributable to the repricing of mortgages, and to a lesser extent commercial loans tied to the one year treasury and prime rates plus the increased earning assets funded by deposit growth.

The net interest rate spread was 3.5% for the year ended December 31, 2005, and the net interest margin was 3.7%.  Due to a large investment portfolio at the holding company level, these ratios are lower than the Bank’s separate performance of 4.0% net interest spread and 4.2% net interest margin for the same period.

Provision for Loan Losses

For the year ended December 31, 2005, the provision for loan losses was $ 270,000, a decrease of $ 90,000, or 25.0%, compared with $ 360,000 for the twelve months ended December 31, 2004. The decrease in the provision is attributable to the consistency in the high quality of the loan portfolio.

The allowance for loans losses represented 0.93% of total loans at December 31, 2005, compared with 0.83% as of December 31, 2004.  Management performs ongoing assessments of the loan loss reserve in relation to loan portfolio growth, credit exposure to individual borrowers, overall trends in the loan portfolio and other relevant factors. Based upon these factors, management believes that as of December 31, 2005, the reserve is reasonable and sufficient to support the increased loan growth in light of the strong asset quality as supported by the ratios reflected on page 29.

Other Income

Other income for the year ended December 31, 2005 increased $ 211,000, or 4.6%, to $ 4,802,000 from $ 4,591,000 for 2004. This increase was primarily due a $ 175,000 increase in investment services.  Other income was positively impacted by increases of $ 115,600 in NSF fees, $ 82,000 in ATM fees due to an increased surcharge fee as of July 2004 and $ 98,000 in mortgage banking activities.

Other Expenses

For the year ended December 31, 2005, total other expenses increased $ 881,000, or 11.1%, to $ 8,815,000 from $ 7,934,000 for the year ended December 31, 2004.  The increase is the result of the Corporation’s growth, increases in legal and accounting fees, SOX 404 compliance costs, and expenses for a new office.

Salary expenses and related employee benefits were $ 4,474,000 for the year ended December 31, 2005, an increase of $ 396,000, or 9.7%, compared with $ 4,078,000 for the year ended December 31, 2004.  The increase is primarily attributable to increased salary expenses of $ 268,000, or 9.2%, and the associated benefit costs.

Occupancy and equipment expenses for the year ended December 31, 2005 increased to $ 1,886,000 from $ 1,702,000 for the year ended December 31, 2004. The increase of $ 184,000, or 10.8%, is primarily due to an increase of $ 64,000 rent expense associated with a new office on Eastern Boulevard, Hagerstown.  Occupancy and equipment expenses were also negatively impacted by increases of $ 19,000 in repairs and maintenance, $ 13,000 in real estate taxes and $ 9,000 in utilities.

Other operating expenses increased $ 301,000, or 14.0%, to $ 2,455,000 for the year ended December 31, 2005 from $ 2,154,000 for the year ended December 31, 2004. This increase was primarily the result of accounting fees increasing $126,000 due to SOX 404 compliance, legal fees increasing $82,000 and a $48,000 increase of donation expense.  Other expenses increasing were $9,000 insurance expense, $8,000 dues and subscription expenses and $8,000 PA shares tax expense.  Offsetting the increased expenses were a $30,000 decrease in check losses and an $8,000 decrease of postage expense.

Income Taxes

For the year ended December 31, 2005, the tax provision was $ 2,027,000 compared with $ 1,689,000 for the year ended December 31, 2004. This increase of $ 338,000, or 20.0%, is the result of achieving a higher level of pre-tax net income coupled with a lower amount of tax-exempt income.  The effective tax rate was 28.7% for 2005 and 26.3% for 2004.

Net Income

Net income for the year ended December 31, 2005 was $ 5,032,000, an increase of $ 309,000, or 6.5%, compared with $ 4,723,000 for the year ended December 31, 2004.  The increase in net income is the result of increases of $ 1,227,000 in net interest income, a decrease of $ 90,000 in the provision for loan losses, and an increase of $ 211,000 in other income, offset by increases of $ 881,000 in other expenses and $ 338,000 in taxes.  Factors contributing to the increased level of net income include increased interest income from the impact of rate increases and increased interest income from investment security growth, as well as the Bank’s efforts to manage its cost of funds.  Increased other income, derived from investment service fees, and increased customer service fees further enhanced net income.  Basic and diluted earnings per share for the year ended December 31, 2005 were $ 2.91 and $ 2.86 compared with $ 2.73 and $ 2.69 for the year ended December 31, 2004.

FINANCIAL CONDITION

Securities

The Corporation’s securities portfolio is comprised of securities that not only provide interest and dividend income, including tax-exempt income, but also provide a source of liquidity, diversify the earning assets portfolio, allow for the management of risk and tax liability, and provide collateral for repurchase agreements and public fund deposits. Policies are in place to address various aspects of managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines.

Although the Corporation generally intends to hold its investment securities to maturity, a significant portion of the securities portfolio is classified as available for sale, with new purchases generally categorized as such. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders’ equity. Securities in the held to maturity category are accounted for at amortized cost.  All securities held as of December 31, 2005 are classified as available for sale.  The Corporation holds no trading securities in its portfolio.  The securities portfolio includes equities owned by the holding company, most of which are investments in banks, bank holding companies and financial institutions.  Equity investments are accounted for at fair market value.  The remaining securities, primarily debt instruments, are owned by the Bank.

The consolidated securities portfolio at December 31, 2005 was $ 83,157,000, compared to $ 62,871,000 at December 31, 2004, an increase of $ 20,286,000, or 32.3%.  The increase is due primarily to the purchase of $ 15,000,000 short-term bank owned investments funded by a large money market deposit account open in June 2005 for an estate.

Bank Owned Securities

The Bank owned securities portfolio at December 31, 2005 was $ 46,423,000, compared to $29,888,000 at December 31, 2004, an increase of $ 16,535,000, or 55.3%.  The increase is attributable primarily to deposits from an estate (see description on page 42) and resulted in June 2005 purchases of $15,000,000 available for sale securities maturing within twelve months and July 2005 purchases of $5,000,000 available for sale securities maturing in late 2008 and 2009.

The carrying value of the available for sale portion of the portfolio at December 31, 2005 includes an unrealized gain of $ 723,000 (reflected as accumulated other comprehensive income of $ 477,000 in stockholders’ equity, net of a deferred income tax liability of $ 346,000). This compares with an unrealized gain at December 31, 2004 of $1,122,000 (reflected as accumulated other comprehensive income of $741,000 in stockholders’ equity, net of a deferred income tax liability of $381,000).

Holding Company Owned Securities

The holding company securities portfolio at December 31, 2005 was $ 36,734,000, compared to $ 32,983,000 at December 31, 2004, an increase of $ 3,751,000, or 11.4%.  The increase is attributable to the purchase of $ 5,875,000 equity securities plus $ 1,546,000 increase of unrealized gains less the sale of $ 3,670,000 equity securities.  Gain on sale of equity securities was $ 2,426,000.

The carrying value of the available for sale portion of the portfolio at December 31, 2005 includes an unrealized gain of $ 13,758,000 (reflected as accumulated other comprehensive income of $ 9,080,000 in stockholders’ equity, net of a deferred income tax liability of $ 4,678,000). This compares with an unrealized gain at December 31, 2004 of $ 12,212,000 (reflected as accumulated other comprehensive income of $ 8,060,000 in stockholders’ equity, net of a deferred income tax liability of $ 4,152,000).

Loans

The loan portfolio comprises the major component of the Corporation’s earning assets and generally is the highest yielding asset category. Total loans receivable, net of unearned fees and origination costs, decreased $ 161,000, or 0.1%, to $ 229,308,000 at December 31, 2005 from $ 229,469,000 at December 31, 2004. Total loans represented 87.8% of total deposits at December 31, 2005 as compared with 99.6% at December 31, 2004, since deposit growth has outpaced loan growth.  Loan growth in 2005 was modest in mortgage loans, commercial loans and lines of credit.  Tax free loans at December 31, 2005 were $ 767,000, compared to $ 4,924,000 at December 31, 2004, a decrease of $ 4,157,000 or 84.4%.  The bank, in June 2005, began selling mortgage loans to Federal Home Loan Bank of Pittsburgh in order to offer long term fixed rate mortgages while managing long term interest rate risk. At December 31, 2005 the bank had sold mortgage loans with a balance of $ 9,599,000 to the Federal Home Loan Bank of Pittsburgh.

Credit Risk and Loan Quality

The Corporation continues to be prudent in its efforts to minimize credit risk. The Bank’s written lending policy requires underwriting, loan documentation and credit analysis standards to be met prior to the approval and funding of any loan. In accordance with that policy, the loan review process monitors the loan portfolio on an ongoing basis. The Credit Administration area and the accounting department then prepares an analysis of the allowance for loan losses which is then submitted to the Board of Directors for its assessment as to the adequacy of the allowance. The allowance for loan losses is an accumulation of expenses that has been charged against past and present earnings in anticipation of potential losses in the loan portfolio.

The allowance for loan losses at December 31, 2005 and December 31, 2004 was $ 2,129,000 and $ 1,902,000, respectively.  The increase in the allowance is attributable to the modest growth of the loan portfolio and the shift in the loan mix, where there has been continued growth in commercial loans, which generally carry a higher level of credit risk.  At December 31, 2005, the allowance for loan losses represented 0.93% of the gross loan portfolio, compared with 0.83% at December 31, 2004.  At December 31, 2005, in consideration of the strong asset quality, management believes the allowance for loan loss reserve to be reasonable and adequate to support the loan growth and to address any potential losses.

The Bank’s lending policy is executed through the assignment of tiered loan limit authorities to individual officers of the Bank, the Officer’s Loan Committee and the Board of Directors. Although the Bank maintains sound credit policies, certain loans may deteriorate for a variety of reasons. The Bank’s policy is to place all loans on a non-accrual status upon becoming 90 days delinquent in their payments, unless there is a documented and reasonable expectation of the collection of the delinquent amount. Loans are reviewed monthly as to their status, and on a quarterly basis presented to the Board of Directors. Management is not aware of any material potential loan problems that have not been disclosed in this report.

At December 31, 2005, the Corporation had other real estate owned (not used in operations) in the amount of $ 1,635,000, which was up from the $ 983,000 owned at December 31, 2004.  At December 31, 2005 and December 31, 2004, the Corporation had non-accrual loans in the amount of $ 44,000 and $ 9,000, respectively.

Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or having similar characteristics exceeds 10% of loans outstanding in any one category.  The Corporation maintains a diversified loan portfolio, granting agribusiness, commercial, and residential loans to customers.  The majority of the Bank’s lending is made within its primary market area, which includes southern Franklin County, Pennsylvania and northern Washington County, Maryland.  At December 31, 2005, 65% of the Corporation’s loan portfolio is concentrated in mortgages secured by 1-4 family properties and 17% is concentrated in commercial and industrial loans.

Bank Owned Life Insurance

The Corporation has Bank Owned Life Insurance (“BOLI”) for certain officers, whereby the Bank is the owner and beneficiary of the policies. The Bank’s deposits and proceeds from the sale of investment securities funded the BOLI. Earnings from the BOLI are recognized as other income. The BOLI generates income from the appreciation of the cash surrender values of the pool of insurance, and its tax advantage to the Corporation. This income is used to “fund” a portion of current and future employee benefit costs and a Nonqualified Supplemental Executive Retirement Plan for certain Corporation key executives.

The Corporation had $7,387,000 and $7,070,000 in BOLI as of December 31, 2005 and 2004, respectively.  Although the BOLI is an asset that may be liquidated, it is the Corporation’s intention to hold this pool of insurance because it provides tax-exempt income that lowers the Corporation’s tax liability, while enhancing its overall capital position.  The Corporation also expects to collect future proceeds as the beneficiary of the policies.

Deposits

Deposits are the major source of the Corporation’s funds for lending and investment purposes. Total deposits at December 31, 2005 were $ 261,178,000, an increase of $ 30,888,000, or 13.4%, from total deposits of $ 230,290,000 at December 31, 2004. The increase in deposits included a money market account opened in June 2005 for an estate with a $ 12,766,000 balance on December 31, 2005.  The account is expected to close during the first quarter of 2006.  In addition, savings and interest bearing demand deposit accounts increased $ 9,561,000 from December 31, 2004 to December 31, 2005.

During the same year non-interest demand deposits increased $ 5,218,000 as a result of introducing free checking in 2005.  From December 2005 to March 2006 approximately $ 11,500,000 in a special 14-month time deposit product will mature.  Management has reviewed options to manage the funding of the Bank and respond to the maturing time deposits.  The cost of deposits has increased due to the increased costs associated with attracting deposits at a time when short term interest rates are rising.  Higher rates impacted the cost of interest bearing deposits, which increased to 1.55% as of December 31, 2005 from 1.17% as of December 31, 2004.

Short-Term Borrowings

Short term borrowings at December 31, 2005 were $ 5,516,000, compared to $ 4,932,000 at December 31, 2004, an increase of $ 584,000, or 11.8%.  Federal funds purchased, Treasury Tax and Loan demand note, lines of credit with banks and overnight borrowings with the Federal Home Loan Bank of Pittsburgh are considered to be short term borrowings.  Short term borrowings fluctuate daily to meet the liquidity needs of the Corporation.  The Corporation had short term sources of available borrowings in the amount of a $ 25,000,000 overnight line from the Federal Home Loan Bank of Pittsburgh and $ 11,600,000 from area banks.  As of December 31, 2005, the maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh is approximately $ 168,119,000, of which the $ 25,000,000 overnight line is part.

Long-Term Debt and Borrowing Capacity

There were $30 million outstanding in fixed rate term loans with the Federal Home Loan Bank of Pittsburgh at December 31, 2005, the same amount borrowed at December 31, 2004.  Interest costs on borrowings were $ 1,727,000 in 2005 at an average rate of 4.7%, and $ 1,704,000 in 2004 at an average rate of 4.1%.

The Bank has a total maximum borrowing capacity for both short and long-term borrowings of approximately $ 168,119,000 with the Federal Home Loan Bank of Pittsburgh, out of which $ 30 million represents fixed rate term loans, that were outstanding at December 31, 2005, and resulted in an unused borrowing capacity of $ 138,119,000.

Asset/Liability Management

The management of interest rate risk involves measuring and analyzing the maturity and repricing of interest-earning assets and interest bearing liabilities at specific points in time. The imbalance between interest-earning assets and interest bearing liabilities is commonly referred to as the interest rate gap. The interest rate gap is one measure of the risk inherent in the existing balance sheet as it relates to potential changes in net interest income. Maintaining an appropriate balance between interest-earning assets and interest bearing liabilities is a means of monitoring and possibly avoiding material fluctuations in the net interest margin during periods of changing interest rates.

The Corporation’s overall sensitivity to interest rate risk is low due to its non-complex balance sheet. The Corporation manages its balance sheet with the intent of stabilizing net interest income and net economic value under a broad range of interest rate environments. The Corporation has the ability to effect various strategies to manage interest rate risk, which include, but are not limited to, selling newly originated residential mortgage loans, controlling the volume mix of fixed/variable rate commercial loans, mortgage loans and securities, increasing/ decreasing deposits via interest rate changes, borrowing from the Federal Home Loan Bank of Pittsburgh, and buying/selling securities. Adjustments to the mix of assets and liabilities are made periodically in an effort to give the Corporation dependable and steady growth in net interest income, while at the same time, managing the related risks.

Liquidity

Liquidity represents the Corporation’s ability to efficiently manage cash flows at reasonable rates to support possible commitments to borrowers or the demands of depositors. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Liquidity needs may be met by converting assets into cash or obtaining sources of additional funding.

Liquidity from asset categories is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which were $ 24,920,000 at December 31, 2005, compared to $ 10,241,000 at December 31, 2004. Additional asset liquidity sources include principal and interest payments from securities in the Corporation’s investment portfolio and cash flow from its amortizing loan portfolio. Longer-term liquidity needs may be met by selling securities available for sale, selling loans or raising additional capital. At December 31, 2005, there were $ 67,601,000 in liquid securities as compared to $ 45,991,000 at December 31, 2004. Liquid securities increased by $ 21,610,000 since December 31, 2004 due to purchases exceeding sales, calls and maturity of investment securities, primarily the $ 15,000,000 in short term investments purchased in June 2005.

Liability liquidity sources include attracting deposits at competitive rates. Deposits at December 31, 2005 were $ 261,178,000, compared to $ 230,290,000 at December 31, 2004. In addition, the Corporation has borrowing capacity and lines of credit with the Federal Home Loan Bank of Pittsburgh, Atlantic Central Bankers Bank and several local banks.

The Corporation’s financial statements do not reflect various off-balance sheet commitments that are made in the normal course of business, which may involve some liquidity risk. Off-balance sheet arrangements are discussed in detail below.

Management is of the opinion that its liquidity position, at December 31, 2005, is adequate to respond to fluctuations “on” and “off” the balance sheet. In addition, management knows of no trends, demands, commitments, events or uncertainties that may result in, or that are reasonably likely to result in the Corporation’s inability to meet anticipated or unexpected liquidity needs.

Off-Balance Sheet Arrangements

The Corporation’s financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made in accordance with the same standards as on-balance sheet instruments. Unused commitments at December 31, 2005 were $ 69,401,000, which consisted of $ 68,021,000 in unfunded commitments to existing loans and unfunded new loans and $ 1,383,000 in letters of credit. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present a significant liquidity risk to the Corporation. Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Corporation has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Interest Rate Sensitivity Analysis

A number of measures are used to monitor and manage interest rate risk including income simulation and interest sensitivity (gap) analysis.  An income simulation model is used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates.  Key assumptions in the model include prepayment, repricing and maturity of loan related assets; deposit sensitivity; market conditions and changes in other financial instruments.  The Corporation’s policy objective is to limit the change in annual earnings to 20% of net interest income.  At December 31, 2005, based on the results of the simulation model, the Corporation would expect an increase in net interest income of $ 637,000 over a 12-month period if interest rates increased from current rates by 200 basis points.  If interest rates decreased from current rates by 100 basis points, the Corporation would expect a decrease in the net interest income of $ 632,000 over a 12-month period.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap”.  An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.  The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period.  A gap is considered positive when the amount of interest-earning assets maturing or repricing exceeds the amount of interest-bearing liabilities maturing or repricing within the same period.  A gap is considered negative when the amount of interest-bearing liabilities maturing or repricing exceeds the amount of interest-earning assets maturing or repricing within the same period.  Accordingly, in a rising interest rate environment, an institution with a positive gap would be in a better position to invest in higher yielding assets which would result in the yield on its assets increasing at a pace closer to the cost of its interest-bearing liabilities, than would be the case if it had a negative gap.  During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap, which would tend to restrain the growth of its net interest income.

The Corporation closely monitors its interest rate risk as such risk relates to its operational strategies.  The Corporation’s Board of Directors has established an Asset/Liability Committee responsible for reviewing its asset/liability policies and interest rate risk position, which generally meets quarterly and reports to the Board on interest rate risk and trends on a quarterly basis.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2005 which are anticipated by the Corporation, based upon certain assumptions described below, to reprice or mature in each of the future time periods shown.  Adjustable-rate assets and liabilities are included in the table in the period in which their interest rates can next be adjusted.

LIQUIDITY RISK MANAGEMENT

	Due 0 – 90 Days	Due 91 – 360 Days	Due After 1 Year	Total
	(000 omitted)

Rate sensitive assets

Interest bearing deposits with banks and investment securities	$22,453	$11,708	$25,438	$59,599
Real estate, commercial and consumer loans	65,793	89,226	74,289	229,308
	$88,246	$100,934	$99,727	$288,907
Rate sensitive liabilities

NOW accounts, savings deposits, and money market accounts	$132,665	$2,437	$9,850	$144,952
Certificate of deposits	20,831	35,543	30,690	87,064
Borrowings	5,516	0	30,000	35,516
	$159,012	$37,980	$70,540	$267,532
Cumulative interest sensitive GAP/total assets from financial statements	(70,766)	(7,812)	21,375	21,375
Cumulative interest Sensitive GAP ratio	(20.09)%	(2.21)%	6.07%	6.07%

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

(In Thousands)	Principal/Notional Amount Maturing In:
Rate sensitive assets	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value
Fixed interest rate loans	14,519	7,425	6,686	5,292	5,618	27,056	66,596	67,008
Average interest rate	6.96	7.21	7.10	6.89	6.83	6.76	6.90
Variable interest rate loans	20,858	6,022	6,274	6,526	6,630	116,402	162,712	163,912
Average interest rate	7.20	5.95	5.94	5.95	5.90	6.07	4.96
Fixed interest rate securities	19,423	808	5,335	2,524	1,494	19,199	48,783	49,506
Average interest rate	3.76	5.42	3.44	3.30	4.08	5.12	4.27
Noninterest bearing checking	4,861	1,458	1,458	1,458	486	19,441	29,162	29,162
Savings and interest bearing checking	4,349	2,899	2,899	2,899	1,450	130,456	144,952	144,952
Average interest rates	0.84	0.84	0.84	0.84	0.84	0.84	0.84
Time deposits	56,401	13,325	11,003	3,675	2,660	0	87,064	85,768
Average interest rates	2.93	3.57	3.36	3.49	3.91	0.00	3.14
Fixed interest rate borrowings	0	0	15,000	0	0	15,000	30,000	29,400
Variable interest rate barrowings	5,516	0	0	0	0	0	5,516	5,516
Borrowings average interest rate	5.78	0.00	5.01	0.00	0.00	4.46	4.90

CAPITAL

Internal capital generation has been the primary method utilized by Tower Bancorp Inc. to increase its capital.  Stockholders’ equity, which exceeded $ 48.0 million at December 31, 2005 has steadily increased.  Regulatory authorities have established capital guidelines in the form of the “leverage ratio” and “risk-based capital ratios.” The leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks.  A comparison of Tower Bancorp’s capital ratios to regulatory minimums at December 31 is as follows:

	Tower Bancorp		Regulatory Minimum
	2005	2004	Requirements
Leverage ratio	11.46%	11.27%	4%
Risk-based capital ratio Tier I (core capital)	17.44%	16.55%	4%
Combined Tier I and Tier II (core capital plus allowance for loan losses)	21.17%	20.02%	8%

Tower Bancorp, Inc. has traditionally been well above required levels and expects equity capital to continue to exceed regulatory guidelines.  Certain ratios are useful in measuring the ability of a Corporation to generate capital internally.

The following chart indicates the growth in equity capital for the past three years.

	2005	2004	2003
Equity capital at December 31 ($ 000 omitted)	$48,389	$44,071	$40,438
Equity capital as a percent of assets at December 31	13.74%	13.91%	13.45%
Return on average assets	1.51%	1.55%	1.80%
Return on average equity	10.90%	11.24%	14.46%
Cash dividend payout ratio	31.62%	48.90%	44.13%

Banking laws and regulations limit the amount of cash dividends that may be paid without prior approval from the Corporation’s regulatory agencies. In abidance with such requirements, on December 14, 2005, the Board of Directors authorized and declared a quarterly cash dividend in the amount of $ 0.24 per share, payable on January 23, 2006 to all shareholders of record as of January 6, 2006. The declaration of this quarterly cash dividend decreased retained earnings by $ 415,000.

STOCK MARKET ANALYSIS AND DIVIDENDS

The Corporation’s common stock is traded in the over-the-counter market.  As of December 31, 2004 the approximate number of shareholders of record was 1,011.

2005	Market Price	Cash Dividend

First Quarter	$43.75 – 54.00	$.22
Second Quarter	49.00 – 53.00	.22
Third Quarter	42.30 – 49.40	.24
Fourth Quarter	43.25 – 48.00	.24

2004	Market Price	Cash Dividend

First Quarter	$38.65 – 43.00	$.20
Second Quarter	40.10 – 43.00	.20
Third Quarter	40.05 – 42.00	.22
Fourth Quarter	41.00 – 44.00	.72