Form 10-K/A, Exhibit 13
period 2005-12-31
TOWER BANCORP INC
filed 2006-05-01
CIK 740942

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

The notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2005, 2004, and 2003

				Accumulated
		Additional		Other		Total
	Common	Paid-in	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Capital	Earnings	Income	Stock	Equity
	(000 omitted)

Balance at December 31, 2002	$2,225	$6,713	$22,999	$2,195	$(1,266)	$32,866

Comprehensive income:
Net income	0	0	4,951	0	0	4,951
Net unrealized gain on available for sale securities (net of tax $2,478)	0	0	0	4,811	0	4,811
Total comprehensive income						9,762

Cash dividends declared on common stock ($1.26 per share)	0	0	(2,185)	0	0	(2,185)
Purchase of treasury stock (14,833 shares)	0	0	0	0	(513)	(513)
Sale of treasury stock (16,528 shares)	0	50	0	0	458	508

Balance at December 31, 2003	2,225	6,763	25,765	7,006	(1,321)	40,438

Comprehensive income:
Net income	0	0	4,723	0	0	4,723
Net unrealized gain on available for sale securities (net of tax $925)	0	0	0	1,795	0	1,795
Total comprehensive income						6,518

Cash dividends declared on common stock ($1.34 per share)	0	0	(2,311)	0	0	(2,311)
Purchase of treasury stock (20,436 shares)	0	0	0	0	(835)	(835)
Sale of treasury stock (8,079 shares)	0	19	0	0	242	261

Balance at December 31, 2004	2,225	6,782	28,177	8,801	(1,914)	44,071

Comprehensive income:
Net income	0	0	5,032	0	0	5,032
Net unrealized gain on available for sale securities (net of tax $389)	0	0	0	756	0	756
Total comprehensive income						5,788

Cash dividends declared on common stock ($.92 per share)	0	0	(1,591)	0	0	(1,591)
Purchase of treasury stock (5,212 shares)	0	(53)	0	0	(234)	(287)
Sale of treasury stock (11,313 shares)	0	31	0	0	377	408

Balance at December 31, 2005	$2,225	$6,760	$31,618	$9,557	$(1,771)	$48,389

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

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CHANGES IN NET INTEREST INCOME

TAX EQUIVALENT YIELDS

	2005 Versus 2004 Increase (Decrease) Due to Change in
	Average Volume	Average Rate	Total Increase (Decrease)
	(000 omitted)
Interest Income
Loans (including non-accrual loans, net of unearned discounts)	$443	$1,469	$1,912
Taxable investment securities	273	2	275
Nontaxable investment securities	73	(8)	65
Other short-term investments	54	62	116
Total interest income	843	1,525	2,368

Interest Expense
Interest bearing demand	63	546	609
Savings deposits	6	3	9
Time deposits	212	288	500
Other short-term borrowings	(189)	212	23
Total interest expense	92	1,049	1,141

Net interest income			$1,227

	2004 Versus 2003 Increase (Decrease) Due to Change in
	Average Volume	Average Rate	Total Increase (Decrease)
	(000 omitted)
Interest Income
Loans (including non-accrual loans, net of unearned discounts)	$1,354	$(1,396)	$(42)
Taxable investment securities	382	(482)	(100)
Nontaxable investment securities	(51)	(66)	(117)
Other short-term investments	(31)	66	35
Total interest income	1,654	(1,878)	(224)

Interest Expense
Interest bearing demand	53	(149)	(96)
Savings deposits	12	(38)	(26)
Time deposits	88	(301)	(213)
Other short-term borrowings	39	40	79
Total interest expense	192	(448)	(256)

Net interest income			$32

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

During 2005, the Corporation’s assets grew $ 35,333,000, or 11.1%, to $ 352,233,000 as of December 31, 2005 from $ 316,890,000 as of December 31, 2004.  This increase is primarily attributable to growth in security investments, which increased to $ 83,157,000 as of December 31, 2005 from $ 63,121,000 as of December 31, 2004. Total deposits increased by $ 30,888,000, or 13.4%, during 2005 to $ 261,178,000 as of December 31, 2005 from $ 230,290,000 as of December 31, 2004.  This compares to an increase of $ 23,325,000, or 11.3%, to $ 230,290,000 at December 31, 2004 from $ 206,965,000 as of December 31, 2003.  The growth in total deposits during 2005 was about the same as growth in deposits during the same period in 2004. A new money market account for an estate, in the amount of $ 12,766,000 opened in 2005.  That account is expected to close sometime in the first quarter of 2006.  As a result of competition in the market, and, to a certain degree, customers’ continued uncertainty as to how to best invest their monies, deposit growth may not continue to grow at the current rates. Since deposit growth was more than sufficient to fund the increased loan demand, investment securities were purchased.

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

The consolidated securities portfolio at December 31, 2005 was $ 83,157,000, compared to $ 63,121,000 at December 31, 2004, an increase of $ 20,036,000, or 31.7%.  The increase is due primarily to the purchase of $ 15,000,000 short-term bank owned investments funded by a large money market deposit account open in June 2005 for an estate.

Bank Owned Securities

The Bank owned securities portfolio at December 31, 2005 was $ 46,423,000, compared to $30,138,000 at December 31, 2004, an increase of $ 16,285,000, or 54.0%.  The increase is attributable primarily to deposits from an estate (see description on page 42) and resulted in June 2005 purchases of $15,000,000 available for sale securities maturing within twelve months and July 2005 purchases of $5,000,000 available for sale securities maturing in late 2008 and 2009.

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

STOCK MARKET ANALYSIS AND DIVIDENDS

The Corporation’s common stock is traded in the over-the-counter market.  As of December 31, 2005 the approximate number of shareholders of record was 1,011.

2005	Market Price	Cash Dividend

First Quarter	$43.75 – 54.00	$.22
Second Quarter	49.00 – 53.00	.22
Third Quarter	42.30 – 49.40	.24
Fourth Quarter	43.25 – 48.00	.24

2004	Market Price	Cash Dividend

First Quarter	$38.65 – 43.00	$.20
Second Quarter	40.10 – 43.00	.20
Third Quarter	40.05 – 42.00	.22
Fourth Quarter	41.00 – 44.00	.72