Form 10-K, Exhibit 13
period 2006-12-31
TOWER BANCORP INC
filed 2007-03-15
CIK 740942

Exhibit 13

Tower Bancorp, Inc.

2006 Annual Financial Report

C O N T E N T S

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1 - 2

MANAGEMENT’S REPORT ON INTERNAL CONTROL	3

CONSOLIDATED FINANCIAL STATEMENTS

Balance sheets	5
Statements of income	6
Statements of changes in stockholders’ equity	7
Statements of cash flows	8 - 9
Notes to consolidated financial statements	10 - 34

SELECTED FIVE-YEAR FINANCIAL DATA	35

SUMMARY OF QUARTERLY FINANCIAL DATA	36

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY	37

CHANGES IN NET INTEREST INCOME	38

MATURITIES OF INVESTMENT SECURITIES	39

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS	40 - 55

[ SEK & CO letterhead]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Tower Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Tower Bancorp, Inc. and its wholly-owned subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006.  We also have audited management’s assessment, included in the accompanying Management’s Report on Internal Control, that Tower Bancorp, Inc. and its wholly-owned subsidiary maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The management of Tower Bancorp, Inc. and its wholly-owned subsidiary is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Corporation’s internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tower Bancorp, Inc. and its wholly-owned subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, management’s assessment that Tower Bancorp, Inc. and its wholly-owned subsidiary maintained effective internal control over financial reporting as of December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway commission (COSO).  Furthermore, in our opinion, Tower Bancorp, Inc. and its wholly-owned subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

As discussed in Note 1 to the consolidated financial statements, the Corporation changed its policy for accounting for stock-based compensation in 2006.

Chambersburg, Pennsylvania
February 27, 2007

MANAGEMENT’S REPORT ON INTERNAL CONTROL

To our Shareholders,
Tower Bancorp, Inc.
Greencastle, Pennsylvania

The management of Tower Bancorp, Inc. and its wholly-owned subsidiary has the responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting.  Management maintains a comprehensive system of internal control to provide reasonable assurance of the proper authorization of transactions, the safeguarding of assets and the reliability of the financial records.  The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees.  Tower Bancorp, Inc. and its wholly-owned subsidiary maintain an internal auditing program, under the supervision of the Audit Committee of the Board of Directors, which independently assesses the effectiveness of the system of internal control and recommends possible improvements.

Under the supervision and with the participation of the Corporation’s management, including its Chief Executive Officer and Chief Financial Officer, the Corporation has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2006, using the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Based upon this evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the Corporation’s disclosure controls and procedures are adequate and effective to ensure that material information relating to the Corporation and its consolidated subsidiaries is made known to them by others within those entities.  The Chief Executive Officer and the Chief Financial Officer believe that at December 31, 2006, Tower Bancorp, Inc. and its wholly-owned subsidiary maintained an effective system of internal control over financial reporting.

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

February 27, 2007

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2005

	2006	2005
	(000 omitted)
ASSETS
Cash and due from banks	$14,128	$11,744
Federal funds sold	6,530	10,093
Interest bearing deposits with banks	97	3,083
Investment securities available for sale	87,631	83,157
Restricted Bank stock	3,123	2,177

Loans
Commercial, financial and agricultural	54,313	41,619
Real estate — Mortgages	298,338	174,957
Real estate — Construction and land development	20,871	2,556
Consumer	17,897	11,210
	391,419	230,342
Net deferred loan fees, costs and discounts	(1,000)	(1,034)
Less: Allowance for loan losses	(3,610)	(2,129)

Total loans	386,809	227,179

Premises, equipment, furniture and fixtures	9,675	4,220
Real estate owned other than premises	1,904	1,635
Accrued interest receivable	1,841	1,103
Cash surrender value of life insurance	10,683	7,387
Goodwill	16,535	0
Core deposit intangible	2,095	0
Other assets	1,116	445

Total assets	$542,167	$352,223

	2006	2005
	(000 omitted)
LIABILITIES
Deposits in domestic offices
Demand, noninterest bearing	$47,548	$29,162
Savings	188,147	144,952
Time	174,140	87,064
Total deposits	409,835	261,178

Liabilities for other borrowed funds	41,643	35,516
Accrued interest payable	994	364
Deferred income taxes	5,299	4,525
Other liabilities	2,843	2,251
Total liabilities	460,614	303,834

STOCKHOLDERS’ EQUITY
Stockholders’ equity
Common Stock: no par value, authorized 5,000,000 shares, issued 2,420,481 shares	2,225	2,225
Additional paid-in capital	34,810	6,760
Retained earnings	36,148	31,618
Accumulated other comprehensive income	10,731	9,557
	83,914	50,160
Less: Cost of treasury stock, 63,278 shares - 2006; 52,008 shares — 2005	(2,361)	(1,771)

Total stockholders’ equity	81,553	48,389

Total liabilities and stockholders’ equity	$542,167	$352,223

The Notes to Consolidated Financial Statements are an integral part of these statements.

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2006, 2005, and 2004

	2006	2005	2004
	(000 omitted)
Interest and Dividend Income
Interest and fees on loans	$22,384	$13,943	$12,031
Interest and dividends on investment securities
Taxable	1,800	1,266	997
Federal tax exempt	1,227	1,065	1,059
Interest on federal funds sold	348	148	0
Interest on deposits with banks	40	72	39
Total interest income	25,799	16,494	14,126

Interest Expense
Interest on time certificates of deposit of $100,000 or more	896	437	378
Interest on other deposits	6,482	2,988	1,929
Interest on borrowed funds	2,495	1,727	1,704
Total interest expense	9,873	5,152	4,011

Net interest income	15,926	11,342	10,115
Provision for loan losses	360	270	360
Net interest income after provision for loan losses	15,566	11,072	9,755

Other Income
Investment services income	413	254	79
Service charges on deposit accounts	1,523	1,112	992
Other service charges, collection and exchange charges, commissions and fees	1,084	722	559
Investment securities gains	3,923	2,394	2,648
Other income	381	320	313
	7,324	4,802	4,591
Other Expenses
Salaries, wages and other employee benefits	6,949	4,474	4,078
Occupancy expense	853	580	456
Furniture and equipment expenses	2,220	1,306	1,246
Other operating expenses	4,018	2,455	2,154
	14,040	8,815	7,934

Income before income taxes	8,850	7,059	6,412
Applicable income tax expense	2,718	2,027	1,689
Net income	$6,132	$5,032	$4,723

Earnings per share:
Basic earnings per share	$2.92	$2.91	$2.73
Weighted average shares outstanding	2,103,487	1,727,055	1,727,856
Diluted earnings per share	$2.87	$2.86	$2.69
Weighted average shares outstanding	2,137,168	1,758,409	1,756,044

The Notes to Consolidated Financial Staterments are an integral part of these statements

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2006, 2005, and 2004

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders’s Equity
	(000 omitted)
Balance at December 31, 2003	$2,225	$6,763	$25,765	$7,006	($1,321)	$40,438

Comprehensive income:
Net income	0	0	4,723	0	0	4,723
Net unrealized gain on available for sale securities (net of tax $925)	0	0	0	1,795	0	1,795
Total comprehensive income						6,518

Cash dividends declared on common stock ($1.34 per share)	0	0	(2,311)	0	0	(2,311)
Purchase of treasury stock (20,436 shares)	0	0	0	0	(835)	(835)
Sale of treasury stock (8,079 shares)	0	19	0	0	242	261

Balance at December 31, 2004	2,225	6,782	28,177	8,801	(1,914)	44,071

Comprehensive income:
Net income	0	0	5,032	0	0	5,032
Net unrealized gain on available for sale securities (net of tax $389)	0	0	0	756	0	756
Total comprehensive income						5,788

Cash dividends declared on common stock ($.92 per share)	0	0	(1,591)	0	0	(1,591)
Purchase of treasury stock (5,212 shares)	0	(53)	0	0	(234)	(287)
Sale of treasury stock (11,313 shares)	0	31	0	0	377	408

Balance at December 31, 2005	2,225	6,760	31,618	9,557	(1,771)	48,389

Comprehensive income:
Net income	0	0	6,132	0	0	6,132
Net unrealized gain on available for sale securities (net of tax $605)	0	0	0	1,174	0	1,174
Total comprehensive income						7,306

Cash dividends declared on common stock ($.74 per share)	0	0	(1,602)	0	0	(1,602)
Merger activity		28,009			(72)	27,937
Stock options granted		108				108
Stock options exercised		(69)				(69)
Purchase of treasury stock (19,889 shares)	0	(30)	0	0	(813)	(843)
Sale of treasury stock (8,619 shares)	0	32	0	0	295	327

Balance at December 31, 2006	$2,225	$34,810	$36,148	$10,731	($2,361)	$81,553

The Notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006, 2005, and 2004

	2006	2005	2004
	(000 omitted)
Cash flows from operating activities:
Net income	$6,132	$5,032	$4,723
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	915	388	392
Provisions for loan loss	360	270	360
Granting of Stock Options	109	0	0
(Gain) on sale of investment securities	(3,923)	(2,394)	(2,648)
Provision for deferred taxes	(13)	(71)	(83)
(Increase) decrease in:
Other assets	(292)	(116)	52
Interest receivable	(738)	(199)	58
Cash surrender value of life insurance	(378)	(317)	(411)
Increase (decrease) in:
Interest payable	(113)	99	61
Other liabilities	151	(12)	(196)
Other net	(112)	0	0

Net cash provided by operating activities	2,098	2,680	2,308

Cash flows from investing activities:
Net (increase) in loans	(19,949)	118	(15,724)
Purchases of property and equipment	(2,593)	(1,230)	(773)
Net decrease in interest bearing deposits with banks	3,086	(2,887)	479
Maturity/sales of available for sale securities	47,407	10,537	11,617
Purchases of available for sale securities	(16,728)	(25,980)	(4,512)
Sales of fixed assets	6	0	0
Purchase of restricted bank stock	(1,066)	(623)	(1,172)
Cash Acquired in Acquisition	4,594	0	0
Purchase Price of Shares Exchanged for Cash	(2,935)	0	0

Net cash provided (used) by investing activities	$11,822	$(20,065)	$(10,085)

The Notes to Consolidate Financial Statements are an integral part of these statements

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Years Ended December 31, 2006, 2005, and 2004

	2006	2005	2004
	(000 omitted)
Cash flows from financing activities:
Net increase in deposits	$9,599	$30,888	$23,325
Borrowings (payments) on short term borrowings	(18,531)	(9,509)	(12,441)
Purchase of treasury stock	(813)	(287)	(835)
Proceeds from sale of treasury stock	226	408	261
Cash dividends paid	(2,017)	(2,416)	(1,417)

Net cash provided by financing activities	(11,536)	19,084	8,893

Net increase (decrease) in cash and cash equivalents	2,384	1,699	1,116
Cash and cash equivalents at beginning of year	11,744	10,045	8,929

Cash and cash equivalents at end of year	$14,128	$11,744	$10,045

Supplemental disclosure of cash flows information:

Cash paid during the year for:

Interest	$9,243	$5,054	$3,949
Income taxes	2,783	2,227	1,737

Supplemental schedule of noncash investing and financing activities:

Unrealized gain (loss) on securities available for sale (net of tax effects)	$1,174	$756	$1,795

Additional paid-in capital issued in merger	28,009	0	0

The Notes to Consolidated Financial Statements are an integral part of these statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.       Summary of Significant Accounting Policies

Nature of Operations

Tower Bancorp, Inc. (the “Corporation”) is a bank holding company whose primary activity consists of owning and supervising its subsidiary, The First National Bank of Greencastle, which is engaged in providing banking and bank related services in South Central Pennsylvania, principally Franklin and Fulton Counties, and Washington County, Maryland.  Its sixteen (16) offices are located in Greencastle, Quincy, Shady Grove, Laurich, Waynesboro, Chambersburg (2), Rouzerville, McConnellsburg (2) Needmore, Fort Loudon and Mercersburg, Pennsylvania; Hancock and Hagerstown (2), Maryland.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, The First National Bank of Greencastle (the “Bank”).  All significant intercompany transactions and accounts have been eliminated.

FNB Mortgage Brokers, Inc. is a wholly-owned subsidiary of the Bank, and was acquired in the merger with FNB Financial Corporation in 2006.  The Corporation is currently winding up operations and plans to liquidate FNB Mortgage Brokers, Inc. during 2007.

First Fulton County Community Development Corporation (FFCCDC) is a wholly-owned subsidiary of the Bank, and was acquired in the merger with FNB Financial Corporation in 2006.  The purpose of FFCCDC is to serve the needs of low to moderate income individuals and small business in Fulton County under the Community Development and Regulatory Improvement Act of 1995.  FFCCDC has been inactive since it was acquired.

During 2006, the Corporation completed the merger of FNB Financial Corporation, and these operations are included subsequent to the purchase.  See Note 22 for further discussion.

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

The Corporation had no trading or held to maturity securities in 2006 or 2005.

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

Repairs and maintenance are charged to operations as incurred.  Land is not depreciated.

Foreclosed Property

Includes foreclosed properties for which the institution has taken physical possession in connection with loan foreclosure proceedings.

At the time of foreclosure, the real estate is recorded at the lower of the Corporation’s cost (loan balance) or the asset’s fair value, less estimated costs to sell, which becomes the property’s new basis.  Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses.  Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in operations.

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

	2006	2005	2004
Weighted average shares outstanding (basic)	2,103,487	1,727,055	1,727,856
Impact of common stock equivalents	33,681	31,354	28,188
Weighted average shares outstanding (diluted)	2,137,168	1,758,409	1,756,044

Goodwill

Goodwill represents the excess of the purchase price over the underlying fair value of merged entities.  Goodwill is accounted for under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, and is assessed for impairment at least annually and as triggering events occur.  In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data.  There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment.  Changes in economic and operating conditions could result in a goodwill impairment in future periods.  Disruptions to the business such as end market conditions and protracted economic weakness, unexpected significant declines in operating results, and market capitalization declines may result in a goodwill impairment.  These types of events and the resulting analysis could result in additional charges for goodwill and other asset impairments in the future.  See Note 19 for further details.

Intangible Assets

Intangible assets represent premiums from purchases of core deposit relationships acquired in the merger with FNB Financial Corporation.  Identifiable intangible assets are being amortized over ten years on a sum-of-the-years-digits basis.  See Note 19 for further details.

Federal Income Taxes

For financial reporting purposes, the provision for loan losses charged to operating expense is based on management’s judgment, whereas for federal income tax purposes, the amount allowable under present tax law is deducted.  Additionally, deferred compensation is charged to operating expense in the period the liability is incurred for financial reporting purposes, whereas, for federal income tax purposes, these expenses are deducted when paid.  There are also differences between the amount of depreciation, intangible amortization, and deferred compensation expensed for tax and financial reporting purposes, and an income tax effect caused by the adjustment to fair value for available for sale securities.  As a result of these timing differences, deferred income taxes are provided in the financial statements.  See Note 14 for further details.

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

Fair Values of Financial Instruments

Generally accepted accounting principles (GAAP) require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.  GAAP exclude certain financial instruments and all nonfinancial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the corporation.  See Note 20 for further details.

The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

Cash and Cash Equivalents.  The carrying amounts of cash and short-term instruments approximate their fair value.

Interest Bearing Deposits with Banks.  Interest bearing balances with banks having a maturity greater than one year have estimated fair values using discounted cash flows based on current market interest rates.

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

Advertising

The Corporation expenses advertising costs as they are incurred.  Advertising expense for the years ended December 31, 2006, 2005, and 2004, was $ 332,246, $ 241,697, and $ 240,029, respectively.

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

The Corporation has elected to report its comprehensive income in the statement of changes in stockholders’ equity.  The only element of “other comprehensive income” that the Corporation has is the unrealized gains or losses on available for sale securities.

The components of the change in net unrealized gains (losses) on securities are as follows:

	2006	2005	2004
	(000 Omitted)
Gross unrealized holding gains (losses) arising during the year	$5,702	$3,539	$5,368
Reclassification adjustment for (gains) realized in net income	(3,923)	(2,394)	(2,648)
Net unrealized holding gains (losses) before taxes	1,779	1,145	2,720
Tax effect	(605)	(389)	(925)
Net change	$1,174	$756	$1,795

Stock Option Plans

The Corporation maintains two stock-based compensation plans.  These plans provide for the granting of stock options to the Corporation’s employees and directors.  The Corporation has historically accounted for the plans using the intrinsic-value method under the recognition and measurement principles of APB Opinion No. 25 and related Interpretations.  In December 2004, the FASB issued a final FAS Statement No. 123R, “Share-Based Payment”, which requires financial statement recognition of compensation cost for stock options and other stock-based awards based on use of a fair value determination on the date of grant and expensing over the applicable vesting period.

As a result of adopting Statement 123R on January 1, 2006, the Corporation’s income before taxes and net income for the year ended December 31, 2006, are $ 32,000 and $ 11,000 less, respectively, than if it had continued to account for shared-based compensation under APB Opinion 25.  Basic and diluted earnings per share for the year ended December 31, 2006 are $ 0.03 and $ 0.03 less, respectively, than if the Corporation had continued to account for share-based compensation under APB Opinion 25.  The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model.

The Corporation applied APB Opinion 25 and related Interpretations in accounting for its stock option plans for 2005 and 2004.  Accordingly, only compensation cost for the intrinsic value of options has been recognized.  Had compensation cost for the Corporation’s stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by FASB Statement No. 123, the Corporation’s net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

		2005	2004
Net income (000 omitted)	As reported	$5,032	$4,723
	Pro forma	5,010	4,701

Earnings per share	As reported	2.91	2.73
	Pro forma	2.90	2.72

Earnings per share assuming dilution	As reported	2.86	2.69
	Pro forma	2.85	2.68

See Note 11 for further details concerning the Corporation’s Stock Option Plans.

Reclassifications

Certain reclassifications have been made to the 2005 and 2004 financial statements to conform to reporting for 2006.

Note 2.       Investment Securities

The investment securities portfolio is comprised of securities classified as available for sale at December 31, 2006 and 2005, resulting in investment securities available for sale being carried at fair value.

The amortized cost and fair value of investment securities available for sale at December 31 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(000 omitted)
2006
Obligations of other U.S. government agencies	$0	$0	$0	$0
Mortgage-backed securities	12,744	168	22	12,890
Corporate bonds	1,943	14	7	1,950
Equities	27,684	15,655	186	43,153
Obligations of state and political subdivisions	29,000	762	124	29,638
	$71,371	$16,599	$339	$87,631
2005
Obligations of other U.S. government agencies	$16,967	$0	$87	$16,880
Mortgage-backed securities	1,919	4	39	1,884
Corporate bonds	2,944	23	55	2,912
Equities	22,977	14,124	367	36,734
Obligations of state and political subdivisions	23,870	955	78	24,747
	$68,677	$15,106	$626	$83,157

The fair values of investment securities available for sale at December 31, 2006, by contractual maturity, are shown below.  Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized	Fair
	Cost	Value
	(000 omitted)
Due in one year or less	$657	$657
Due after one year through five years	7,153	7,114
Due after five years through ten years	7,981	8,133
Due after ten years	15,152	15,684
	30,943	31,588
Mortgage-backed securities	12,744	12,890
Equity securities	27,684	43,153
	$71,371	$87,631

Proceeds from sales and maturities of investment securities available for sale during 2006, 2005, and 2004, were $ 47,407,000, $ 10,537,000, and $ 11,617,000, respectively.  Gross realized gains and losses on those sales and maturities were $ 4,025,315 and $ 102,297 for 2006, $ 2,426,000 and $ 32,000 for 2005, and $ 2,648,000 and $ 0 for 2004, respectively.

Securities carried at $ 16,293,655 and $ 15,556,252 at December 31, 2006 and 2005, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

Restricted bank stock includes:

	2006	2005
	(000 omitted)
Federal Reserve Bank stock	$133	$81
Federal Home Loan Bank stock	2,910	2,046
Atlantic Central Bankers Bank	80	50
	$3,123	$2,177

The following table shows the Corporation’s gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005:

	2006
	(000 omitted)
	Less than 12 Months		12 Months or Greater		Total
Description	Market Value	Unrealized Losses	Market Value	Unrealized Losses	Market Value	Unrealized Losses
Obligations of other U. S. government agencies	$0	$0	$0	$0	$0	$0
Mortgage-backed securities	9	0	1,129	22	1,138	22
Corporate bonds	0	0	967	7	967	7
Equities	2,561	70	470	116	3,031	186
Obligations of state and political subdivisions	5,005	46	5,001	78	10,006	124
Total	$7,575	$116	$7,567	$223	$15,142	$339

	2005
	(000 omitted)
	Less than 12 Months		12 Months or Greater		Total
Description	Market Value	Unrealized Losses	Market Value	Unrealized Losses	Market Value	Unrealized Losses
Obligations of other U. S. government agencies	$14,929	$38	$1,951	$49	$16,880	$87
Mortgage-backed securities	0	0	1,368	39	1,368	39
Corporate bonds	971	35	1,427	20	2,398	55
Equities	3,723	245	307	122	4,030	367
Obligations of state and political subdivisions	5,045	77	179	1	5,224	78
Total	$24,668	$395	$5,232	$231	$29,900	$626

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

At December 31, 2006, three (3) mortgage-backed securities, two (2) corporate bonds,  eighteen (18) equities, and twenty-eight (28) obligations of state and political subdivisions had unrealized losses.  Management has determined that no declines are deemed to be other than temporary.

Note 3.       Allowance for Loan Losses

Activity in the allowance for loan losses is summarized as follows:

	2006	2005	2004
	(000 omitted)
Balance at beginning of period	$2,129	$1,902	$1,864
Recoveries	45	54	60
Provision for possible loan losses charged to income	360	270	360
Additions for acquired credit risk	1,163	0	0
Total	3,697	2,226	2,284
Losses	87	97	382
Balance at end of period	$3,610	$2,129	$1,902

Note 4.       Premises, Equipment, Furniture and Fixtures

	Cost	Accumulated Depreciation	Depreciated Cost
	(000 omitted)
2006
Premises (including land $1,626)	$11,910	$4,216	$7,694
Equipment, furniture and fixtures	7,260	5,279	1,981
Totals, December 31, 2006	$19,170	$9,495	$9,675

2005
Premises (including land $798)	$5,897	$2,411	$3,486
Equipment, furniture and fixtures	3,718	2,984	734
Totals, December 31, 2005	$9,615	$5,395	$4,220

Depreciation expense amounted to $ 667,151 in 2006, $ 387,625 in 2005, and $ 392,404 in 2004.

Note 5.       Real Estate Owned Other Than Premises

Included in real estate owned other than premises are certain properties which are located adjacent to the main office, as well as in Chambersburg, Mercersburg, and Waynesboro.  The Corporation intends to hold these properties for future expansion purposes in order to protect its competitive position, and are renting certain of these properties until such time as the Corporation decides they are needed.  The depreciated cost of these properties was $ 1,904,000 and $ 1,635,000 at December 31, 2006 and 2005, respectively.

Note 6.       Loans

Related Party Loans

The Corporation’s subsidiary has granted loans to the officers and directors of the Corporation and its subsidiary and to their associates.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.  The aggregate dollar amount of these loans and the related activity for 2006 and 2005 was as follows:

	2006	2005
Beginning balance	$2,057,378	$2,112,724
Balance acquired in merger	3,546,704	0
New loans	2,588,000	755,013
Repayments	(3,665,044)	(810,359)
Ending balance	$4,527,038	$2,057,378

Outstanding loans to bank employees totaled $ 2,809,261 and $ 2,014,714 at December 31, 2006 and 2005, respectively.

Loan Maturities

The following table shows the maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2006.

	Due within one year	Due over 1 but within 5 years	Due over 5 years	Nonaccruing loans	Total
	(000 omitted)
Loans at predetermined interest rates	$28,031	$42,291	$47,562	$49	$117,933
Loans at floating or adjustable interest rates	35,886	37,164	198,796	639	272,485
Total (1)	$63,917	$79,455	$246,358	$688	$390,418

(1) These amounts have not been reduced by the allowance for possible loan losses

Loans Serviced for Others

During 2005, the Corporation began participation in the Federal Home Loan Bank of Pittsburgh’s (FHLB) Mortgage Partnership Finance Program.  Under this program, certain loans are sold to FHLB, but the Corporation retains the servicing rights to these loans.  The outstanding balance of loans sold to FHLB was $ 20,546,300 and $ 9,598,871 at December 31, 2006 and 2005, respectively.

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

	Contract or Notional Amount
	2006	2005
	(000 omitted)
Financial instruments whose contract amounts represent credit risk at December 31:
Commitments to extend credit	$48,690	$34,768
Standby letters of credit and financial guarantees written	3,065	1,383
	$51,755	$36,151

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

Note 8.       Nonaccrual/Impaired Loans

Loans 90 days or more past due (still accruing interest) were as follows at December 31:

	(000 omitted)
	2006	2005	2004
Commercial loans	$0	$0	$0
Real estate mortgages	336	36	0
Consumer loans	57	23	13
Total	$393	$59	$13

The following table shows the principal balances of nonaccrual loans as of December 31:

	(000 omitted)
	2006	2005	2004
Nonaccrual loans	$688	$44	$9

Interest income that would have been accrued at original contract rates	$51	$3	$0
Amount recognized as interest income	29	2	0
Foregone revenue	$22	$1	$0

The following table reflects impairment of loans recognized in conformity with generally accepted accounting principles.

2006
(000 Omitted)
Recorded investment at December 31	$932
Average recorded investment during the year	917
Allowance for loan losses related to impaired loans at December 31	420
Interest income recognized for cash payments received during the year	42

The Corporation had no impairment of loans at December 31, 2005 and 2004.

Note 9.       Retirement Plan

The Corporation maintained a money purchase retirement plan for those employees who met the eligibility requirements set forth in the plan.  Substantially all of the Corporation’s employees were covered by the plan.  The Corporation’s funding policy was to contribute annually an amount, as determined under plan provisions, necessary to meet the minimum funding standards established by the plan.  Contributions charged to operations were $ 102,000 for 2004.  This plan was terminated at December 31, 2004.

Note 10.    Employee Benefit Plans

The Corporation maintains a profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan.  Contributions to the plan are based on Corporation performance and are at the discretion of the Corporation’s Board of Directors.  Substantially all of the Corporation’s employees are covered by the plan and the contribution charged to operations was $ 240,000, $ 229,900, and $ 120,000, for 2006, 2005, and 2004, respectively.

As a result of the merger with FNB Financial Corporation in 2006, the Corporation acquired a 401-K plan which covers all employees of the former FNB Financial Corporation who have attained the age of 20 and who have completed six months of full-time service.  The plan provides for the Corporation to match employee contributions to a maximum of 5% of annual compensation.  The Corporation also has the option to make additional discretionary contributions to the plan based upon the Corporation’s performance and subject to approval by the Board of Directors.  The Corporation’s total expense for this plan was $ 83,528 for the year ended December 31, 2006.  Pending IRS approval, this plan will be terminated as of December 31, 2006.  All employees covered under this plan will be moved to the Corporation’s profit sharing plan effective January 1, 2007.

The Corporation maintains a deferred compensation plan for certain key executives and directors, which provides supplemental retirement and life insurance benefits.  The plan is partially funded by life insurance on the participants, which lists the bank as beneficiary.  The estimated present value of future benefits to be paid, which are included in other liabilities, amounted to $ 718,390 and $ 744,098 at December 31, 2006 and 2005, respectively.  Annual expense of $ 76,008, $ 79,121, and $ 80,405 was charged to operations for 2006, 2005, and 2004, respectively.

During 1999 a director who was a participant of the plan deceased.  The present value of this participant’s benefits, which will be paid out over ten years, was $ 63,052, $ 90,923, and $ 116,611, as of December 31, 2006, 2005, and 2004, respectively.

As a result of the merger in 2006 with FNB Financial Corporation, the Corporation acquired three supplemental retirement benefit plans for directors and executive officers.  These plans are funded with single premium life insurance on the plan participants.  The cash value of the life insurance policies is an unrestricted asset of the Corporation.  The estimated present value of future benefits to be paid totaled $ 486,417 at December 31, 2006, which is included in other liabilities.  Total annual expense for these plans amounted to $ 123,149 for 2006.

The Corporation has a supplemental group term retirement plan which covers certain officers of the Corporation.  This plan is funded with single premium life insurance on the plan participants.  The cash surrender value of the policies is an unrestricted asset of the Corporation.  The estimated present value of the future benefits to be paid totaled $ 142,775 and $ 110,738 at December 31, 2006 and 2005, respectively.  Total annual expense for this plan was $ 66,225, $ 60,529, and $ 60,996, for 2006, 2005, and 2004, respectively.

The Corporation maintains an employee stock ownership plan (ESOP) that generally covers all employees who have completed one year of service and attained the age of twenty.  Contributions to the plan are determined annually by the Board of Directors as a percentage of the participants’ total compensation.  Compensation for the plan is defined as compensation paid including salary reduction and Sections 125 and 401(k) but excluding nontaxable fringe benefits and any compensation over $ 200,000.  The payments of benefits to participants are made at death, disability, termination or retirement.  Contributions to the plan for all employees charged to operations amounted to $ 144,000, $ 137,224, and $ 120,000, for 2006, 2005, and 2004, respectively.  All shares held in the plan are considered issued and outstanding for earnings per share calculations and all dividends earned on ESOP shares are charged against retained earnings, the same as other outstanding shares.  Total shares of the plan were 94,907 and 91,988 at December 31, 2006 and 2005, respectively.

Note 11.    Stock Option Plans

In 1996 the Corporation implemented two nonqualified stock option plans, which are described below.  The compensation cost that has been charged against income for those plans was $ 108,615, $ 71,004, and $ 67,965, for 2006, 2005, and 2004, respectively.

The first plan is for select key employees.  This plan granted options for up to 1,488 shares at a purchase price of $ 1.00 per share.  These options can be exercised only by the key employees during his/her lifetime.

The second plan is for outside directors.  This plan granted options of 4,062, 4,086, and 4,644, shares for each director at $ 47.75, $ 43.75, and $ 38.75, per share for the years ended December 31, 2006, 2005, and 2004, respectively, which was based on the market value of the stock at the grant date.  Options are vested one year following the grant date and expire upon the earlier of 120 months following the date of the grant or one year following the date on which a director ceases to serve in such a capacity for the corporation.  At December 31, 2006 the range of exercise prices was from $ 11.91 to $ 47.75 per share.  At December 31, 2006, there were 96,674 shares that can still be granted under these plans.

A summary of the status of the Corporation’s two fixed stock option plans as of December 31 is as follows:

	2006		2005		2004
Fixed Options	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	30,006	$29	27,960	$25	23,316	$22
Granted	5,550	35	5,584	32	6,347	29
Exercised	2,882	7	3,538	7	1,703	1
Forfeited/expired	0	0	0	0	0	0
Outstanding at end of year	32,674	$32	30,006	$29	27,960	$25
Options exercisable at year end	28,612		25,920		23,316
Weighted average fair value of options per share granted during the year	$19.57		$8.31		$7.11

Outstanding options at December 31, 2006 consist of the following:

	Shares Outstanding	Shares Exercisable (Vested)	Remaining Contractual Life	Exercise Price
	2,142	2,142	1 year	16.19
	2,856	2,856	2 years	22.25
	2,720	2,720	3 years	32.13
	2,600	2,600	4 years	24.37
	3,436	3,436	5 years	20.13
	2,880	2,880	6 years	24.25
	3,248	3,248	7 years	30.00
	4,644	4,644	8 years	38.75
	4,086	4,086	9 years	43.75
	4,062	0	10 years	47.75
Total/Average	32,674	28,612	6 years	$31.77

The total intrinsic value of options exercised under both plans in 2006 was $ 110,626.  The aggregate intrinsic value of outstanding stock options was $ 424,056 at December 31, 2006.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

	2006	2005	2004
Dividend yield	3.01%	2.0%	3.0%
Expected life — Director	8	8	8
Expected life — Officer	0.25	8	8
Expected volatility	19.79%	12.64%	15.02%
Risk-free interest rate — Director	4.43%	4.05%	4.55%
Risk-free interest rate — Officer	4.30%	4.05%	4.55%

Note 12.    Deposits

Included in savings deposits at December 31 are NOW and Money Market Account balances totaling $ 141,168,000 and $ 112,937,000 for 2006 and 2005, respectively.

Time deposits of $ 100,000 and over aggregated $ 34,338,000 and $ 15,090,000 at December 31, 2006 and 2005, respectively.  At December 31, 2006 and 2005 the scheduled maturities of time deposits of $ 100,000 and over are as follows:

Maturity	2006	2005
	(000 omitted)
Three months or less	$7,549	$3,876
Over three months through twelve months	14,883	6,785
Over twelve months	11,906	4,429
	$34,338	$15,090

At December 31, 2006 scheduled maturities of all time deposits are as follows:

(000 omitted)
2007	$112,324
2008	31,434
2009	14,038
2010	11,009
2011	5,298
Thereafter	37
$174,140

The aggregate amount of demand deposits reclassified as loan balances were $ 189,674 and $ 86,688 at December 31, 2006 and 2005, respectively.

The Corporation accepts deposits of the officers, directors, and employees on the same terms including interest rates, as those prevailing at the time for comparable transactions with unrelated persons.  The aggregate dollar amount of deposits of officers, directors and employees totaled $ 3,910,260 and $ 2,902,971 at December 31, 2006 and 2005, respectively.

Derivative Instruments

As a result of the merger with FNB Financial Corporation, the Corporation has included in time deposits Index Powered Certificates of Deposit (“IPCD’s”) totaling $ 231,563 at December 31, 2006.  The IPCD product is offered through a program with the Federal Home Loan Bank (FHLB).  The ultimate pay off at maturity, which is five years after issuance, is the initial deposited principal plus the appreciation in the S&P 500 Index (“S&P Call Option”).  The S&P Call Option is considered an embedded derivative designated as a non-hedging item.  The change in fair value of the S&P Call Option resulted in a gain of $ 71,873 for 2006, which is included in other income.

In order to hedge its risk associated with the IPCD Product, the Corporation has entered into a derivative contract with the FHLB whereby the Corporation pays FHLB a fixed rate interest charge (ranging from 4.20% to 4.97%) in return for a guarantee that the FHLB will pay the Corporation the cash equivalent of the growth in the S&P 500 Index due at the IPCD maturity date.  The change in fair value of the FHLB Derivative Contract resulted in a loss of $ 49,789 for 2006, which is included in other income.

Note 13.    Liabilities for Other Borrowed Funds

The total amount available under lines of credit at other area banks at December 31, 2006 and 2005 was $ 13,000,000 and $ 11,600,000, respectively.  Of this amount, $ 9,545,000 and $ 5,180,000 were outstanding at December 31, 2006 and 2005, respectively.  Interest on these lines ranged from 7.25% to 8.75% for 2006 and 2005.

In addition, $ 329,986 and $ 335,708 of the balance of liabilities for other borrowed funds at December 31, 2006 and 2005, respectively, represents the balance of the Treasury Tax and Loan Investment Program.  The Corporation elected to enter into this program in accordance with federal regulations.  This program permits the Corporation to borrow these Treasury Tax and Loan funds by executing an open-ended interest bearing note to the Federal Reserve Bank.  Interest is payable monthly and is computed at 1/4% below the Federal Funds interest rate.  The note is secured by U.S. Government obligations with a par value of $ 1,000,000 and $ 502,048 at December 31, 2006 and 2005, respectively.

The Corporation also had the following borrowings from the Federal Home Loan Bank:

	2006		2005
Loan Type	Interest Rate	Balance	Interest Rate	Balance	Maturity

Fixed rate	4.45%	$1,500,000	N/A	$0	08/05/25
Fixed rate	6.64	120,767	N/A	0	07/17/17
Convertible	6.23	2,250,000	N/A	0	08/30/10
Convertible	5.83	2,000,000	N/A	0	08/10/10
Convertible	5.975	500,000	N/A	0	07/21/10
Convertible	5.25	5,000,000	5.25	5,000,000	04/06/11
Convertible	5.01	5,000,000	5.01	5,000,000	11/24/08
Convertible	6.54	500,000	4.63	5,000,000	07/12/10
Convertible	5.395	5,000,000	5.395	5,000,000	09/15/08
Convertible	3.99	5,000,000	3.99	5,000,000	11/27/12
Convertible	4.13	5,000,000	4.13	5,000,000	05/07/18
		31,870,767		30,000,000
Purchase accounting fair value adjustment		(103,324)		0
		$31,767,443		$30,000,000

Total maximum borrowing capacity from Federal Home Loan Bank at December 31, 2006 was $ 263,034,000.  Collateral for borrowings consists of certain securities and the Corporation’s 1-4 family mortgage loans totaling approximately $ 264 million at December 31, 2006.

Note 14.    Income Taxes

The components of income tax expense are summarized as follows:

	2006	2005	2004
	(000 omitted)
Current year provision:
Federal	$2,405	$1,893	$1,512
State	326	205	260
Deferred income taxes (benefit)	(13)	(71)	(83)
	$2,718	$2,027	$1,689

Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $ 1,466,777, $ 1,555,212, and $ 1,703,078, for 2006, 2005, and 2004, respectively.

A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

	2006	2005	2004

Federal income tax rate	34.0%	34.0%	34.0%
Increase resulting from:
State taxes, net of federal tax benefit	3.6	2.8	3.9
Reduction resulting from:
Nontaxable interest income	6.9	8.1	11.6
Effective income tax rate	30.7%	28.7%	26.3%

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

	2006	2005	2004
Deferred Tax Assets
Bad debts	$1,077	$573	$496
Deferred compensation	410	253	261
Stock options	13	0	0
Amortization of intangibles	54	0	0
	1,554	826	757
Deferred Tax Liabilities
Depreciation	(187)	(61)	(63)
Unrealized gain on investment securities	(5,895)	(5,290)	(4,808)
Merger-related activity	(68)	0	0
Purchase accounting fair value adjustments	(703)	0	0
	(6,853)	(5,351)	(4,871)
Net deferred tax (liability)	($5,299)	($4,525)	($4,114)

The company has not recorded a valuation allowance for the deferred tax assets as management feels that it is more likely than not that they will be ultimately realized.

Note 15.    Tower Bancorp Inc. (Parent Company Only) Financial Information

The following are the condensed balance sheets, statements of income, and statements of cash flows for the parent company:

Balance Sheets

December 31

	2006	2005
	(000 omitted)
Assets
Cash	$0	$21
Securities available for sale	43,153	36,734
Investment in subsidiaries	58,874	25,020
Other assets	41	147
Total assets	$102,068	$61,922
Liabilities
Other liabilities	$7,270	$6,153
Notes payable — subsidiary	3,700	2,200
Notes payable — other	9,545	5,180
Total liabilities	20,515	13,533
Stockholders’ Equity
Common stock, no par value; authorized 5,000,000 shares, issued 2,420,481 shares	2,225	2,225
Additional paid-in capital	34,810	6,760
Retained earnings	36,148	31,618
Accumulated other comprehensive income	10,731	9,557
	83,914	50,160
Less: Cost of Treasury stock, 63,278 shares — 2006; 52,008 shares — 2005	(2,361)	(1,771)
Total stockholders’ equity	81,553	48,389
Total liabilities and stockholders’ equity	$102,068	$61,922

Statements of Income

Years Ended December 31

	2006	2005	2004
	(000 omitted)
Income
Dividends	$594	$541	$520
Net gain on sale of securities	3,995	2,426	2,648
Cash dividends from wholly-owned subsidiary	2,016	2,976	2,711
	6,605	5,943	5,879
Expenses
Interest	795	408	272
Taxes	1,154	689	896
Postage and printing	70	37	38
Management fees	120	108	108
Professional fees	510	368	249
Other expenses	28	21	2
	2,677	1,631	1,565
Income before equity in undistributed income	3,928	4,312	4,314

Equity in undistributed income of subsidiary	2,204	720	409
Net Income	$6,132	$5,032	$4,723

Statements of Cash Flows

Years Ended December 31

	2006	2005	2004
	(000 omitted)
Cash flows operating activities:
Net income	$6,132	$5,032	$4,723
Adjustments to reconcile net income to cash provided by operating activities:
Net gain on sale of investment securities	(3,995)	(2,426)	(2,648)
Granting stock options	109	0	0
Equity in undistributed income of subsidiaries	(2,203)	(720)	(409)
Increase in other assets	(48)	(147)	0
Increase (decrease) in other liabilities	670	(286)	(587)
Net cash provided by operating activities	664	1,453	1,079

Cash flows from investing activities:
Purchase of investment securities	(11,903)	(5,875)	(4,512)
Cash paid in merger	(2,370)	0	0
Sales of investment securities	11,377	6,095	4,819
Net cash provided (used) by investing activities	(2,896)	220	307

Cash flows from financing activities:
Purchase of treasury stock	(813)	(287)	(835)
Proceeds from sale of treasury stock	226	355	261
Dividends paid	(2,017)	(2,416)	(1,417)
Net proceeds from short-term borrowings	4,815	630	615
Net cash provided (used) by financing activities	2,211	(1,665)	(1,376)

Net increase (decrease) in cash	(21)	8	10
Cash, beginning	21	13	3
Cash, ending	$0	$21	$13

Note 16.    Compensating Balance Arrangements

Included in cash and due from banks are required deposit balances at the Federal Reserve of $ 615,000 at December 31, 2006 and 2005 and required deposit balances at Equifax of $ 51,804 and $ 45,029 at December 31, 2006 and 2005, respectively.  These are maintained to cover processing costs and service charges.

Note 17.    Concentration of Credit Risk

The Corporation grants agribusiness, commercial and residential loans to customers throughout the Cumberland Valley area, Fulton County, Pennsylvania and Hancock, Maryland.  The Corporation maintains a diversified loan portfolio and evaluates each customer’s credit-worthiness on a case-by-case basis.  At December 31, 2006 and 2005, respectively, 61% and 65% of the Corporation’s loan portfolio is concentrated in mortgages secured by 1-4 family properties, and 14% and 17% is concentrated in commercial and industrial loans.  The amount of collateral obtained, if deemed necessary by the Corporation upon the extension of credit, is based on management’s credit evaluation of the customer.  Collateral held varies, but generally includes equipment and real estate.

The Corporation maintains deposit balances at several correspondent banks, which provide check collection and item processing services to the bank.  The balances with these correspondent banks, at times, exceed federally insured limits, which management considers to be a normal business risk.

Note 18.    Commitments and Contingencies

The Corporation leases its facilities in Mercersburg under a noncancellable operating lease that expires in 2007 with the right to extend the lease until June 30, 2008.  Total annual rent expense charged to operations was $ 22,200 for 2006, 2005, and 2004.

The Corporation leases its facilities in Chambersburg under a noncancellable lease that expires in September 2007, with a year-to-year option thereafter.  Total rent expense charged to operations was $ 9,600 for 2006, 2005, and 2004.

During 2005, the Corporation entered into a lease for its facilities in Hagerstown at Eastern Boulevard under a noncancellable operating lease that expires in 2020.  Beginning June 1, 2006, the lease will be subjected to a CPI increase not to exceed 5% per year.  Total annual rent expense charged to operations was $ 96,000 and $ 56,000 for 2006 and 2005.

The Corporation leases a site for an Automatic Teller Machine under a noncancellable operating lease that expires in 2008 with the right to negotiate an extended lease of two additional five year terms.  Total rent expense charged to operations was $ 10,800 for 2006, 2005, and 2004, respectively.  The lease rental for the second five years of the initial term is subject to negotiation.

The Corporation leases a site for an Automatic Teller Machine under a noncancellable operating lease that expires August 2007.  The rent expense charged to operations was $ 3,000 in 2006.

Following is a schedule, by years, of future minimum rentals under the lease agreements as of December 31, 2006 based on current lease terms:

Year Ending
2007	$150,400
2008	99,600
2009	96,000
2010	96,000
2011	96,000
Thereafter	808,000
$1,346,000

Note 19.    Intangible Assets

The Corporation merged with FNB Financial Corporation on June 1, 2006.  This transaction resulted in intangible assets and goodwill as follows:

	As of December 31, 2006
	Gross Carrying Amount	Accumulated Amortization
	(000 omitted)
Amortized intangible assets
Core deposit relationships	$2,343	$248

Amortization expense amounted to $ 248,507 for 2006 and is included in other operating expenses.  The estimated amortization expense for the next five years is as follows:

(000 omitted)
2007	$401
2008	359
2009	316
2010	273
2011	234

Goodwill

Goodwill resulting from the excess of the purchase price over the fair values of the net assets purchased in the merger with FNB Financial Corporation was $ 16.5 million.  See Note 22 for additional information.

Note 20.    Fair Value of Financial Instruments

The estimated fair values of the Corporation’s financial instruments were as follows at December 31:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
FINANCIAL ASSETS
Cash and due from banks	$14,128	$14,128	$11,744	$11,744
Federal funds sold	6,530	6,530	10,093	10,093
Interest bearing deposits with banks	97	97	3,083	3,083
Securities available for sale	87,631	87,631	83,157	83,157
Loans receivable	391,419	392,227	230,342	231,954
Cash surrender value of life insurance	10,683	10,683	7,387	7,387
Accrued interest receivable	1,841	1,841	1,103	1,103
Restricted bank stock	3,123	3,123	2,177	2,177

FINANCIAL LIABILITIES
Time certificates	174,140	174,264	87,064	85,768
Other deposits	235,695	235,695	174,114	174,114
Other borrowed funds	41,643	41,741	35,516	34,917
Accrued interest payable	994	994	364	364

Note 21.    Regulatory Matters

Dividends paid by Tower Bancorp Inc. are generally provided from the subsidiary bank’s dividends to Tower.  The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current year earnings and the debt to equity ratio of the holding company must be below thirty percent.  The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency.  Under such restrictions, the Bank may not, without prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year’s earnings (as defined) plus retained earnings (as defined) from the prior two years.  Dividends that the Bank could declare without approval of the Comptroller of the Currency, amounted to approximately $ 5,960,589 and $ 5,581,177 for 2006 and 2005, respectively.

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

	Tower Bancorp		Regulatory Minimum
	2006	2005	Requirements
Leverage ratio	10.36%	11.46%	4%
Risk-based capital ratio
Tier I (core capital)	14.79%	17.44%	4%
Combined Tier I and Tier II (core capital plus allowance for loan losses)	17.67%	21.17%	8%

As of December 31, 2006 the most recent notification from the Office of the Comptroller of the Currency categorized the financial institution as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the financial institution’s category.

Note 22.    Acquisition

On June 1, 2006, Tower completed the merger of FNB Financial Corporation (“FNB”) pursuant to the Agreement and Plan of Merger dated as of September 21, 2005, as amended December 14, 2005 and May 9, 2006 (the “Merger Agreement”) between Tower and FNB.  Prior to completion of the Merger, The First National Bank of McConnellsburg, FNB’s sole banking subsidiary, was a nationally-chartered commercial bank.  Immediately after the merger, The First National Bank of McConnellsburg became a wholly-owned subsidiary of Tower.  The First National Bank of McConnellsburg merged with and into the First National Bank of Greencastle on August 26, 2006.

In the merger, FNB shareholders received either 0.8663 shares of Tower common stock for each share of FNB common stock or $ 39.00 in cash for each share held, depending on shareholder elections and subject to the allocation provisions of the Merger Agreement.  Tower acquired all of the outstanding shares of FNB’s common stock.  In connection with the Merger, Tower paid to the former shareholders of FNB, in the aggregate, $ 2.363 million in cash and issued to the former shareholders of FNB, in the aggregate, 640,381 shares of Tower’s common stock.

The following table summarizes the purchase price allocation based on fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands).

Assets:

Cash and due from banks	$4,594
Investment securities	29,396
Net loans	140,089
Core deposit intangible	2,343
Other assets	8,547
Total identifiable assets	$184,969

Liabilities:

Total deposits	$139,058
Borrowings	29,271
Other liabilities	1,556
Total liabilities	$169,885

In accordance with FAS 141, Tower used the purchase method of accounting to record this transaction. The $ l6.5 million of goodwill recorded in connection with the acquisition of FNB is calculated below.  The goodwill recorded was primarily allocated to the First National Bank of McConnellsburg in accordance with FAS 142.

		000 omitted
Purchase Price:
Purchase Price Assigned to Stock:
Tower common stock to be issued	640,381
Average purchase price per Tower common share	$43.74
Purchase price assigned to shares exchanged for stock		$28,009

Purchase Price Assigned to Cash:
Shares exchanged for cash	60,599
Cash purchase price per FNB common share	$39.00
Purchase price assigned to shares exchanged for cash		$2,363
Purchase price assigned to fractional shares exchanged for cash		7
Transaction costs		1,240

Total Purchase Price		$31,619

Net Assets Acquired:
FNB shareholders’ equity	15,747
FNB goodwill and intangibles	(2,066)

Estimated adjustments to reflect assets acquired at fair value:
Investments	0
Loans	(1,577)
Core deposit intangible	2,343
Bank premises & furniture, fixtures and equipment	895
Deferred tax asset	(718)

Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	335
Borrowings	125
		15,084
Consolidated Tower goodwill resulting from merger		$16,535

The following pro forma combined results of operations for the years ended December 31, 2006 and December 31, 2005 gives effect to the merger as if the merger had been completed on January 1, 2006 and January 1, 2005, respectively.  The pro forma information shows the combination of FNB McConnellsburg’s historical results into Tower’s results of operations under the purchase method of accounting.  While certain adjustments have been made for the estimated impact of purchase accounting adjustments, the pro forma results of operations are presented for illustrative purposes only and do not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented.

	Pro forma
	Years Ended
	December 31,	December 31,
(Dollars in Thousands, except per share data)	2006	2005

Net interest income	$18,561	$17,733
Other income	7,644	5,959
Net income	6,675	6,541

Earnings per share	$2.82	$2.73

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

SELECTED FIVE-YEAR FINANCIAL DATA

Income (000 omitted)	2006	2005	2004	2003	2002
Interest income	$25,799	$16,494	$14,126	$14,350	$15,780
Interest expense	9,873	5,152	4,011	4,267	5,252
Provision for loan losses	360	270	360	360	310
Net interest income after provision for loan losses	15,566	11,072	9,755	9,723	10,218
Other operating income	7,324	4,802	4,591	4,805	3,327
Other operating expenses	14,040	8,815	7,934	7,756	6,929
Income before income taxes	8,850	7,059	6,412	6,772	6,616
Applicable income tax	2,718	2,027	1,689	1,821	1,763
Net income	$6,132	$5,032	$4,723	$4,951	$4,853

Per share amounts are based on the following weighted average shares outstanding.

2006 — 2,103,487	2004 — 1,727,856	2002 — 1,737,298
2005 — 1,727,055	2003 — 1,733,477

	2006	2005	2004	2003	2002
Net income	$2.92	$2.91	$2.73	$2.86	$2.79
Cash dividend	.74	.92	1.34	1.26	.84
Book value	38.78	28.02	25.51	23.33	18.92

Year-End Balance Sheet Figures
(000 omitted)	2006	2005	2004	2003	2002

Total assets	$542,167	$352,223	$316,890	$300,738	$262,589
Net loans	386,809	227,179	227,567	212,203	185,905
Total investment securities	90,754	85,334	65,729	66,295	54,000
Deposits — noninterest bearing	47,548	29,162	23,944	18,412	13,297
Deposits — interest bearing	362,287	232,016	206,346	188,553	174,260
Total deposits	409,835	261,178	230,290	206,965	187,557
Total stockholders’ equity	81,553	48,389	44,071	40,438	32,866

Ratios

Average equity/average assets	14.80	13.85	13.76	13.01	12.10
Return on average equity	9.06	10.90	11.24	14.46	15.81
Return on average assets	1.34	1.51	1.55	1.80	1.91

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended December 31, 2006 and 2005 are as follows:

	2006				2005
($ 000 omitted except per share)	Quarter Ended				Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31

Interest income	$4,642	$5,636	$7,724	$7,797	$3,725	$3,995	$4,336	$4,438
Interest expense	1,573	1,997	3,124	3,179	1,073	1,240	1,409	1,430
Net interest income	3,069	3,639	4,600	4,618	2,652	2,755	2,927	3,008
Provision for loan losses	60	70	100	130	90	60	60	60
Net interest income after provision for loan losses	3,009	3,569	4,500	4,488	2,562	2,695	2,867	2,948
Other income	1,074	1,810	2,185	2,255	639	1,161	1,430	1,572
Other expenses	2,461	2,921	4,463	4,195	1,976	2,148	2,292	2,399
Operating income before income taxes	1,622	2,458	2,222	2,548	1,225	1,708	2,005	2,121
Applicable income taxes	412	678	712	916	308	484	553	682
Net income	$1,210	$1,780	$1,510	$1,632	$917	$1,224	$1,452	$1,439

Net income applicable to common stock
Per share data:
Net income	$.70	$.92	$.61	$.69	$.53	$.71	$.84	$.83

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest Rates and Interest Differential

Years Ended December 31

	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	2006			2005			2004
	(000 omitted)			(000 omitted)			(000 omitted)
Assets
Investment Securities:
Taxable interest income	$62,562	$1,800	2.9%	$53,360	$1,266	2.4%	$41,994	$997	2.4%
Nontaxable interest income	26,107	1,227	4.7%	20,895	1,065	5.1%	19,552	1,059	5.4%
Total investment securities	88,669	3,027	3.4%	74,255	2,331	3.1%	61,546	2,056	3.3%
Loans, including non-accrual loans, (net of unearned discounts)	318,819	22,384	7.0%	228,848	13,943	6.1%	220,789	12,031	5.5%
Interest-bearing deposits with banks	506	40	7.9%	1,724	72	4.2%	524	39	7.4%
Federal funds sold	7,109	348	4.9%	4,392	148	3.4%	18	0	0.0%
Total interest earning assets	415,103	$25,799	6.2%	309,219	$16,494	5.3%	282,877	$14,126	5.0%
Restricted bank stock	3,023			2,374			3,081
Allowance for loan losses	(2,955)			(2,039)			(1,872)
Cash and due from banks	11,196			9,542			8,261
Bank premises and equipment	8,821			5,037			4,732
Other assets	22,064			9,334			8,436
Total assets	$457,252			$333,467			$305,515

Liabilities and Stockholders’ Equity
Interest bearing demand deposits	$120,849	$1,893	1.6%	$105,492	$1,052	1.0%	$92,933	$443	0.5%
Savings deposits	42,266	175	0.4%	30,936	93	0.3%	28,787	84	0.3%
Time deposits	136,159	5,310	3.9%	84,308	2,280	2.7%	75,463	1,780	2.4%
Borrowed funds	44,608	2,495	5.6%	36,543	1,727	4.7%	41,160	1,704	4.1%
Total interest bearing liabilities	343,882	$9,873	2.9%	257,279	$5,152	2.0%	238,343	$4,011	1.7%
Demand deposits	38,600			23,435			19,386
Other liabilities	7,074			6,572			5,753
Total liabilities	389,556			287,286			263,482
Stockholders’ equity	67,696			46,181			42,033
Total liabilities & stockholders’ equity	$457,252			$333,467			$305,515

Net interest income (spread)		$15,926	3.3%		$11,342	3.3%		$10,115	3.3%

Net interest margin			3.8%			3.7%			3.6%

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CHANGES IN NET INTEREST INCOME

	2006 Versus 2005 Increase (Decrease) Due to Change in
	Average Volume	Average Rate	Total Increase (Decrease)
	(000 omitted)
Interest Income
Loans (including non-accrual loans, net of unearned discounts)	$5,488	$2,953	$8,441
Taxable investment securities	292	242	534
Nontaxable investment securities	262	(100)	162
Other short-term investments	73	95	168
Total interest income	6,115	3,190	9,305

Interest Expense
Interest bearing demand	154	687	841
Savings deposits	34	48	82
Time deposits	1,400	1,630	3,030
Borrowed funds	388	380	768
Total interest expense	1,976	2,745	4,721

Net interest income			$4,584

	2005 Versus 2004 Increase (Decrease) Due to Change in
	Average Volume	Average Rate	Total Increase (Decrease)
	(000 omitted)
Interest Income
Loans (including non-accrual loans, net of unearned discounts)	$443	$1,469	$1,912
Taxable investment securities	273	2	275
Nontaxable investment securities	73	(8)	65
Other short-term investments	54	62	116
Total interest income	843	1,525	2,368

Interest Expense
Interest bearing demand	63	546	609
Savings deposits	6	3	9
Time deposits	212	288	500
Borrowed funds	(189)	212	23
Total interest expense	92	1,049	1,141

Net interest income			$1,227

Changes which are attributed in part to volume and in part to rate are allocated in proportion to their relationships to the amounts of changes.

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

MATURITIES OF INVESTMENT SECURITIES

December 31, 2006

The following table shows the maturities of investment securities at amortized cost as of December 31, 2006, and weighted average yields of such securities.  Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

	Within 1 year	After 1 year but within 5 years	After 5 years but within 10 years	After 10 years	Total
	(000 omitted)
Bonds:

U.S. Government agencies/mortgage-backed securities
Book value	$0	$4,664	$112	$7,968	$12,744
Yield	0.00%	5.80%	6.38%	4.78%	5.16%

State and municipal
Book value	$405	$6,913	$7,980	$13,702	$29,000
Yield	5.59%	4.71%	6.55%	7.24%	6.42%

Other
Book value	$252	$240	$0	$1,451	$1,943
Yield	5.55%	8.10%	0.00%	6.19%	6.34%

Total book value	$657	$11,817	$8,092	$23,121	$43,687
Yield	5.57%	5.21%	6.55%	6.32%	6.05%

Equity Securities:
Total Equity Securities					$27,684
Yield					2.35%
Total Investment Securities					$71,371
Yield					4.62%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of the significant changes in the consolidated results of operations, capital resources and liquidity presented in the accompanying unaudited consolidated financial statements for the Corporation.  This discussion should be read in conjunction with the preceding consolidated financial statements and related footnotes, as well as the Corporation’s December 31, 2006 Annual Report.  Current performance does not guarantee and may not be indicative of similar performance in the future.

In addition to historical information, this annual report contains forward-looking statements.  The forward-looking statements contained in this report are subject to certain risks, assumptions and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from those projected in the forward-looking statements.  Additional factors that might cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to:

•                  operating, legal and regulatory risks,

•                  economic, political and competitive forces affecting the Corporation’s services, and

•                  the risk that management’s analyses of these risks could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Corporation’s forward-looking statements are relevant only as of the date on which the statements are made. By making forward-looking statements, the Corporation assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. Readers should carefully review the risk factors described in other periodic reports and public documents that the Corporation files from time to time with the Securities and Exchange Commission.

CRITICAL ACCOUNTING POLICIES

Disclosure of the Corporation’s significant accounting policies is included in Note 1 to the consolidated financial statements of the Corporation’s Annual Report for the year ended December 31, 2006.  Some of these policies are particularly sensitive, requiring significant judgments, estimates and assumptions to be made by management.

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

FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108 (SAB 108).  SAB 108 expresses the SEC staff’s views regarding the process of quantifying financial statement misstatements.    SAB 108 expresses the SEC staff’s view that a registrant’s materiality evaluation of an identified unadjusted error should quantify the effects of the error on each financial statement and related financial statement disclosures and that prior year misstatements should be considered in quantifying misstatements in current year financial statements.  SAB 108 also states that correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended.  Such correction may be made the next time the registrant files the prior year financial statements.  The cumulative effect of the initial application should be reported in the carrying amounts of assets and liabilities as of the beginning of that fiscal year and the offsetting adjustment should be made to the opening balance of retained earnings for that year.  Registrants should disclose the nature and amount of each individual error being corrected in the cumulative adjustment.  The SEC staff encourages early application of the guidance in SAB 108 for interim periods of the first fiscal year ending after November 15, 2006.  The Corporation does not anticipate the amendment will have a material impact on its financial statements.

In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (SFAS 155).  SFAS 155 permits fair value measurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation.  The Statement also clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133.  It establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation.  SFAS 155 also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives.  SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.  The Corporation does not expect the implementation of SFAS 155 to have a material impact on its financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140” (SFAS 156).  SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into certain servicing contracts.  The Statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.  SFAS 156 permits an entity to choose between the amortization and fair value methods for subsequent measurements.  At initial adoption, the Statement permits a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights.  SFAS 156 also requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.  This Statement is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006.  The corporation does not anticipate the amendment will have a material impact on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157).  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS 157 does not require any new fair value measurements but may change current practice for some entities.  This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years.  The Corporation does not expect the implementation of SFAS 157 to have a material impact on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158).  SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  The Corporation does not have a defined benefit plan or post retirement plan and therefore, the standard will not have an impact on the Corporation’s financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes: An Interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109. The Interpretation prescribes a recognition threshold and measurement principles for the financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return that are not certain to be realized.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Corporation does not anticipate the amendment will have a material impact on its financial statements.

In September 2006, the Emerging Issues Task Force issued EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” This consensus concludes that for a split-dollar life insurance arrangement within the scope of this Issue, an employer should recognize a liability for future benefits in accordance with FASB Statement No. 106 (if, in substance, a postretirement benefit plan exits) or APB Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. The consensus is effective for fiscal years beginning after December 15, 2007. The Corporation is currently evaluating the effect that EITF No. 06-4 will have on its financial statements when implemented.

In September 2006, The Emerging Issues Task Force issued EITF 06-5, “Accounting for Purchases of Life Insurance- Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 .” This consensus concludes that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. A consensus also was reached that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). The consensuses are effective for fiscal years beginning after December 15, 2006. The Corporation is currently evaluating the effect that EITF No. 06-5 will have on its financial statements when implemented.

OVERVIEW

Net income for the year ended December 31, 2006 and 2005 was $ 6,132,000 and $ 5,032,000, respectively.  The increase of $ 1,100,000, or 21.9%, is attributable to the acquisition of FNB Financial Corporation and the Corporation’s core banking business, where net interest income increased 40.4%, and other income increased 52.5%.  On a basic and diluted per share basis, net income for the year ended December 31, 2006 was $ 2.92 and $ 2.87, respectively, as compared with $ 2.91 and $ 2.86 for the year ended December 31, 2005.  Net income as a percentage of average assets on an annualized basis, also known as return on average assets, decreased to 1.34% for 2006 from 1.51% for 2005 as a result of increased average assets.  Net income as a percentage of total average tangible stockholders’ equity on an annualized basis, also known as return on average tangible equity, was 12.74% and 13.85% for 2006 and 2005, respectively.  The decrease in this ratio is attributable to the acquisition of FNB Financial Corporation.

During 2006, the Corporation’s assets grew $ 189,944,000, or 53.9%, to $ 542,167,000 as of December 31, 2006 from $ 352,223,000 as of December 31, 2005.  This increase is primarily attributable to the acquisition of FNB Financial Corporation.  Loans increased $ 161,077,000 to $ 391,419,000 as of December 31, 2006 or 70.0%.  Total deposits increased by $ 148,657,000, or 56.9%, during 2006 to $ 409,835,000 as of December 31, 2006 from $ 261,178,000 as of December 31, 2005.  This compares to an increase of $ 30,888,000, or 13.4%, to $ 261,178,000 at December 31, 2005 from $ 230,290,000 as of December 31, 2004.  The growth in total deposits during 2006 was primarily attributable to the acquisition of FNB Financial Corporation.  As a result of competition in the market, and, to a certain degree, customers’ continued uncertainty as to how to best invest their monies, deposit growth may not continue to grow at the current rates. Since deposit growth was more than sufficient to fund the increased loan demand, investment securities were purchased.

RESULTS OF OPERATIONS

Net Interest Income

For the year ended December 31, 2006, total interest income increased by $ 9,305,000, or 56.4%, to $ 25,799,000, compared with $ 16,494,000 for the year ended December 31, 2005.  The increase is primarily due to the acquisition of FNB Financial Corporation.  Average interest-earning assets grew to $ 415,103,000 for 2006, from $ 309,219,000 for 2005, an increase of $ 105,884,000 or 34.2%. The growth in average interest earning assets was attributable to increased loan volume and investment securities, which were funded from the cash flow generated from the reduction of overnight borrowings and deposit growth.  Management targeted efforts to attract mortgage and small commercial loans.  Management believes that our experience in making mortgage and small commercial loans positions the Corporation well to meet the financing demands of individuals and small businesses.  Further impacting interest income were four 25-basis point increases in the prime rate and increases in the one year Treasury rate during 2006 that resulted in higher yields on interest earning assets.

Total interest expense increased by $ 4,721,000, or 91.6%, to $ 9,873,000 for the year ended December 31, 2006, from $ 5,152,000 for the year ended December 31, 2005.  The increase is primarily due to the acquisition of FNB Financial Corporation.  Average interest bearing liabilities increased to $ 343,882,000 for 2006 from $ 257,279,000 for 2005.  Increases in rates were needed to attract deposits, particularly money market accounts, which increased 121 basis points to 3.19%.  The interest expense for money market accounts increased $ 742,000 to $ 1,695,000 for 2006, from $ 953,000 for 2005.

Net interest income increased by $ 4,584,000, or 40.4%, to $ 15,926,000 for the year ended December 31, 2006 from $ 11,342,000 for the year ended December 31, 2005.  This increase is attributable to the repricing of mortgages and to a lesser extent commercial loans tied to the one year treasury and prime rates plus the increased earning assets from the acquisition of FNB Financial Corporation.

The net interest rate spread was 3.3% for the year ended December 31, 2006, and the net interest margin was 3.8%.  Due to a large investment portfolio at the holding company level, these ratios are lower than the Bank’s separate performance of 5.3% net interest spread and 5.2% net interest margin for the same period.

Provision for Loan Losses

For the year ended December 31, 2006, the provision for loan losses was $ 360,000, an increase of $ 90,000, or 33.3%, compared with $ 270,000 for the year ended December 31, 2005.  The increase in the provision is attributable to the acquisition of FNB Financial Corporation and the increased loan portfolio.  Additional allowance of $1,163,000 was added when First National Bank of McConnellsburg was merged with the Bank.

The allowance for loans losses represented 0.92% of total loans at December 31, 2006, compared with 0.93% as of December 31, 2005.  Management performs ongoing assessments of the loan loss reserve in relation to loan portfolio growth, credit exposure to individual borrowers, overall trends in the loan portfolio and other relevant factors. Based upon these factors, management believes that as of December 31, 2006, the reserve is reasonable and sufficient to support the increased loan growth in light of the strong asset quality as supported by the capital ratios reflected on page 52.

Other Income

Other income for the year ended December 31, 2006 increased $ 2,522,000, or 52.5%, to $ 7,324,000 from $ 4,802,000 for 2005. This increase was primarily due the acquisition of FNB Financial Corporation  Investment security gains increased $ 1,529,000, or 63.9%, to $ 3,923,000 from $ 2,394,000 for 2005.  Other income was positively impacted by increases of $ 361,000 in NSF fees, $ 185,000 in investment service fees, $ 153,000 in ATM fees, and $ 79,000 in mortgage banking activities.

Other Expenses

For the year ended December 31, 2006, total other expenses increased $ 5,225,000, or 59.3%, to $ 14,040,000 from $ 8,815,000 for the year ended December 31, 2005.  The increases were primarily from the acquisition of FNB Financial Corporation and normal inflationary increases.

Salary expenses and related employee benefits were $ 6,949,000 for the year ended December 31, 2006, an increase of $ 2,475,000, or 55.3%, compared with $ 4,474,000 for the year ended December 31, 2005.  The increase is primarily attributable to increased salary expenses of $ 1,911,000, or 61.2%, and the associated benefit costs.

Occupancy and equipment expenses for the year ended December 31, 2006 increased to $ 3,073,000 from $ 1,886,000 for the year ended December 31, 2005, an increase of $ 1,187,000, or 62.9%, and is due to an increase of $ 696,000 in equipment and computer expense and to an increase of $ 280,000 depreciation expense for bank building and furniture, fixtures and equipment expense associated with a new office in Rouzerville and five new locations acquired in the merger with FNB Financial Corporation.  Other operating expenses increased $ 1,563,000, or 63.7%, to $ 4,018,000 for the year ended December 31, 2006 from $ 2,455,000 for the year ended December 31, 2005.  This increase was primarily the result of an increase in core deposit intangible amortization expense of $ 248,000, legal fees increasing $ 149,000, accounting and examination fees increasing $ 132,000, postage increasing $ 112,000 and supplies increasing $ 105,000.

Income Taxes

For the year ended December 31, 2006, the tax provision was $ 2,718,000 compared with $ 2,027,000 for the year ended December 31, 2005.  This increase of $ 691,000, or 34.1%, is the result of achieving a higher level of pre-tax net income due to the acquisition of FNB Financial Corporation.  Tax-exempt income as a percent of pre tax income decreased.  The effective tax rate was 30.7% for 2006 and 28.7% for 2005.

Net Income

Net income for the year ended December 31, 2006 was $ 6,132,000, an increase of $ 1,100,000, or 21.9%, compared with $ 5,032,000 for the year ended December 31, 2005.  The increase in net income is the result of increases of $ 4,584,000 in net interest income and an increase of $ 2,522,000 in other income, offset by increases of $ 5,225,000 in other expenses, an increase of $ 90,000 in the provision for loan losses, and $ 691,000 in taxes.  Factors contributing to the increased level of net income include acquisition of FNB Financial Corporation, increased interest income from the impact of rate increases and increased interest income from investment security growth, as well as the Bank’s efforts to manage its cost of funds.  Increased other income, derived from the gain on sale of investments, investment service fees, and increased customer service fees further enhanced net income.  Basic and diluted earnings per share for the year ended December 31, 2006 were $ 2.92 and $ 2.87 compared with $ 2.91 and $ 2.86 for the year ended December 31, 2005.

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

Although the Corporation generally intends to hold its investment securities to maturity, a significant portion of the securities portfolio is classified as available for sale, with new purchases generally categorized as such. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders’ equity. Securities in the held to maturity category are accounted for at amortized cost.  All securities held as of December 31, 2006 are classified as available for sale. The Corporation holds no trading securities in its portfolio.  The securities portfolio includes equities owned by the holding company, most of which are investments in banks, bank holding companies and financial institutions.  Equity investments are accounted for at fair market value.  The remaining securities, primarily debt instruments, are owned by the Bank.

The consolidated securities portfolio at December 31, 2006 was $ 87,631,000, compared to $ 83,157,000 at December 31, 2005, an increase of $ 4,474,000, or 5.4%.  The increase is due primarily to the acquisition of FNB Financial Corporation and $ 6,419,000 increase in securities held by the holding company offset by the maturity of $ 15,000,000 short-term bank-owned investments funded by a large money market deposit account opened in June 2005 and closed in 2006.

Bank Owned Securities

The bank owned securities portfolio at December 31, 2006 was $ 44,478,000, compared to $ 46,423,000 at December 31, 2005, a decrease of $ 1,945,000, or 4.2%.  The decrease is attributable to maturity of $ 15,000,000 short-term investments funded by a large money market account opened in June 2005 and closed in 2006.

The carrying value of the available for sale portion of the portfolio at December 31, 2006 includes an unrealized gain of $ 791,000 (reflected as accumulated other comprehensive income of $ 522,000 in stockholders’ equity, net of a deferred income tax liability of $ 269,000). This compares with an unrealized gain at December 31, 2005 of $723,000 (reflected as accumulated other comprehensive income of $477,000 in stockholders’ equity, net of a deferred income tax liability of $246,000).

Holding Company Owned Securities

The holding company securities portfolio at December 31, 2006 was $ 43,153,000, compared to $ 36,734,000 at December 31, 2005, an increase of $ 6,419,000, or 17.5%.  The increase is attributable to the purchase of $ 12,163,000 equity securities plus $ 1,711,000 increase of unrealized gains less the sale of $ 7,455,000 equity securities.  Gain on sale of equity securities was $ 3,995,000.

The carrying value of the available for sale portion of the portfolio at December 31, 2006 includes an unrealized gain of $ 15,469,000 (reflected as accumulated other comprehensive income of $ 10,209,000 in stockholders’ equity, net of a deferred income tax liability of $ 5,260,000).  This compares with an unrealized gain at December 31, 2005 of $ 13,758,000 (reflected as accumulated other comprehensive income of $ 9,080,000 in stockholders’ equity, net of a deferred income tax liability of $ 4,678,000).

Loans

The loan portfolio comprises the major component of the Corporation’s earning assets and generally is the highest yielding asset category. Gross loans receivable, net of unearned fees and origination costs, increased $ 161,077,000, or 70.0%, to $ 391,419,000 at December 31, 2006 from $ 230,342,000 at December 31, 2005. Gross loans represented 95.5% of total deposits at December 31, 2006 as compared with 88.2% at December 31, 2005, primarily due to the acquisition of FNB Financial Corporation.  Mortgage loans increased $ 142,730,000 to $ 319,209,000 and commercial loans increased $ 12,694,000 to $ 54,313,000.  The Bank, in June 2005, began selling mortgage loans to Federal Home Loan Bank of Pittsburgh in order to offer long term fixed rate mortgages while managing long term interest rate risk.  At December 31, 2006 the Bank had sold mortgage loans to the Federal Home Loan Bank of Pittsburgh with a balance of $ 20,546,000 compared to $ 9,599,000 at December 31, 2005.

Credit Risk and Loan Quality

The Corporation continues to be prudent in its efforts to minimize credit risk. The Bank’s written lending policy requires underwriting, loan documentation and credit analysis standards to be met prior to the approval and funding of any loan. In accordance with that policy, the loan review process monitors the loan portfolio on an ongoing basis.  The Credit Administration area and the accounting department then prepare an analysis of the allowance for loan losses which is then submitted to the Board of Directors for its assessment as to the adequacy of the allowance.  The allowance for loan losses is an accumulation of expenses that has been charged against past and present earnings in anticipation of potential losses in the loan portfolio.

The allowance for loan losses at December 31, 2006 and December 31, 2005 was $ 3,610,000 and $ 2,129,000, respectively.  The increase in the allowance is attributable to the acquisition of FNB Financial Corporation.  At December 31, 2006, the allowance for loan losses represented 0.92% of the gross loan portfolio, compared with 0.93% at December 31, 2005.  At December 31, 2006, in consideration of the asset quality, management believes the allowance for loan loss reserve to be reasonable and adequate to support the loan growth and to address any potential losses.

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

At December 31, 2006, the Corporation had other real estate owned (not used in operations) in the amount of $ 1,905,000, which was an increase from the $ 1,635,000 owned at December 31, 2005.  The other real estate owned is lots purchased for possible future bank facilities.  At December 31, 2006 and December 31, 2005, the Corporation had non-accrual loans in the amount of $ 688,000 and $ 44,000, respectively.  The increase was primarily due to the acquisition of FNB Financial Corporation.

Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or having similar characteristics exceeds 10% of loans outstanding in any one category.  The Corporation maintains a diversified loan portfolio, granting agribusiness, commercial, and residential loans to customers.  The majority of the Bank’s lending is made within its primary market area, which includes Franklin County and Fulton County, Pennsylvania, and northern Washington County, Maryland.  At December 31, 2006, 61% of the Corporation’s loan portfolio is concentrated in mortgages secured by 1-4 family properties and 14% is concentrated in commercial and industrial loans.

Bank Owned Life Insurance

The Corporation has Bank Owned Life Insurance (“BOLI”) for certain officers and directors, whereby the Bank is the owner and beneficiary of the policies. The Bank’s deposits and proceeds from the sale of investment securities funded the BOLI. Earnings from the BOLI are recognized as other income.  The BOLI generates income from the appreciation of the cash surrender values of the pool of insurance, and its tax advantage to the Corporation.  This income is used to “fund” a portion of current and future employee benefit costs and a Nonqualified Supplemental Executive Retirement Plan for the Corporation’s Chief Executive Officer.

The Corporation had $ 10,683,000 and $7,387,000 in BOLI as of December 31, 2006 and 2005, respectively.  Although the BOLI is an asset that may be liquidated, it is the Corporation’s intention to hold this pool of insurance because it provides tax-exempt income that lowers the Corporation’s tax liability, while enhancing its overall capital position.  The Corporation also expects to collect future proceeds as the beneficiary of the policies.

Deposits

Deposits are the major source of the Corporation’s funds for lending and investment purposes. Total deposits at December 31, 2006 were $ 409,835,000, an increase of $ 148,657,000, or 56.9%, from total deposits of $ 261,178,000 at December 31, 2005.  The increase in deposits was primarily due to the acquisition of FNB Financial Corporation.  Non-interest demand deposits increased $ 18,386,000, or 63.1%, to $ 47,548,000 as of December 31, 2006.  Certificate of Deposits increased $ 87,076,000, or 100.0%, to $ 174,140,000 as of December 31, 2006.  An eight month and thirteen month certificate of deposit special was offered throughout most of 2006.  Management reviews options to manage the funding of the bank and respond to the maturing time deposits.  The cost of deposits has increased due to the higher costs associated with attracting deposits at a time when short term interest rates are rising.  Higher rates impacted the cost of interest bearing deposits, which increased to 2.45% as of December 31, 2006 from 1.55% as of December 31, 2005.

Short-Term Borrowings

Short term borrowings at December 31, 2006 were $ 9,875,000, compared to $ 5,516,000 at December 31, 2005, an increase of $ 4,359,000, or 79.0%.  Federal funds purchased, Treasury Tax and Loan demand note, lines of credits with banks and overnight borrowings with the Federal Home Loan Bank of Pittsburgh are considered to be short term borrowings.  Short term borrowings fluctuate daily to meet the liquidity needs of the Corporation.  The Corporation had short term sources of available borrowings in the amount of two $ 60,000,000 overnight lines from the Federal Home Loan Bank of Pittsburgh and $ 13,000,000 from area banks.  As of December 31, 2006, the maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh is approximately $ 263,034,000, which includes the $ 60,000,000 overnight lines.

Long-Term Debt and Borrowing Capacity

There were $ 31,871,000 outstanding in fixed rate term loans with the Federal Home Loan Bank of Pittsburgh at December 31, 2006, compared to $ 30,000,000 borrowed at December 31, 2005.

The Bank has a total maximum borrowing capacity for both short and long-term borrowings of approximately $ 263,034,000 with the Federal Home Loan Bank of Pittsburgh, out of which $ 31,871,000 represents fixed rate term loans, that were outstanding at December 31, 2006, and resulted in an unused borrowing capacity of $ 231,163,000.

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

Liquidity from asset categories is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which were $ 20,755,000 at December 31, 2006, compared to $ 24,920,000 at December 31, 2005.  Additional asset liquidity sources include principal and interest payments from securities in the Corporation’s investment portfolio and cash flow from its amortizing loan portfolio.  Longer-term liquidity needs may be met by selling securities available for sale, selling loans or raising additional capital. At December 31, 2006, there were $ 71,337,000 in liquid securities as compared to $ 67,601,000 at December 31, 2005. Liquid securities increased by $ 3,736,000 since December 31, 2005 due to the acquisition of FNB Financial Corporation.

Liability liquidity sources include attracting deposits at competitive rates. Deposits at December 31, 2006 were $ 409,835,000, compared to $ 261,178,000 at December 31, 2005. In addition, the Corporation has borrowing capacity and lines of credit with the Federal Home Loan Bank of Pittsburgh, Atlantic Central Bankers Bank and several local banks.

The Corporation’s financial statements do not reflect various off-balance sheet commitments that are made in the normal course of business, which may involve some liquidity risk. Off-balance sheet arrangements are discussed in detail below.

Management is of the opinion that its liquidity position, at December 31, 2006, is adequate to respond to fluctuations “on” and “off” the balance sheet. In addition, management knows of no trends, demands, commitments, events or uncertainties that may result in, or that are reasonably likely to result in the Corporation’s inability to meet anticipated or unexpected liquidity needs.

Off-Balance Sheet Arrangements

The Corporation’s financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business.  These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made in accordance with the same standards as on-balance sheet instruments.  Unused commitments at December 31, 2006 were $ 51,755,000, which consisted of $ 48,690,000 in unfunded commitments to existing loans and unfunded new loans and $ 3,065,000 in letters of credit. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present a significant liquidity risk to the Corporation.  Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Corporation has no investment in, or financial relationship with, any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Interest Rate Sensitivity Analysis

A number of measures are used to monitor and manage interest rate risk including income simulation and interest sensitivity (gap) analysis.  An income simulation model is used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates.  Key assumptions in the model include prepayment, repricing and maturity of loan related assets; deposit sensitivity; market conditions and changes in other financial instruments.  The Corporation’s policy objective is to limit the change in annual earnings to 20% of net interest income.  At December 31, 2006, based on the results of the simulation model, the Corporation would expect an increase in net interest income of $ 428,000 over a 12-month period if interest rates increased from current rates by 200 basis points.  If interest rates decreased from current rates by 100 basis points, the Corporation would expect a decrease in the net interest income of $ 743,000 over a 12-month period.

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

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2006 which are anticipated by the Corporation, based upon certain assumptions described below, to reprice or mature in each of the future time periods shown.  Adjustable-rate assets and liabilities are included in the table in the period in which their interest rates can next be adjusted.

LIQUIDITY RISK MANAGEMENT

	Due 0 — 90 Days	Due 91 — 360 Days	Due After 1 Year	Total
	(000 omitted)
Rate sensitive assets

Interest bearing deposits with banks and investment securities	$6,687	$597	$43,821	$51,105
Real estate, commercial and consumer loans	116,940	126,651	146,828	390,419
	$123,627	$127,248	$190,649	$441,524
Rate sensitive liabilities

NOW accounts, savings deposits, and money market accounts	$169,332	$5,645	$13,170	$188,147
Certificate of deposits	40,166	72,158	61,816	174,140
Borrowings	9,875	0	31,768	41,643
	$219,373	$77,803	$106,754	$403,930
Cumulative interest sensitive GAP	(95,746)	(46,301)	37,594	37,594
Cumulative interest sensitive GAP/total assets ratio	(17.66%)	(8.54%)	6.93%	6.93%

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

(In Thousands	Principal/Notional Amount Maturing In:

Rate sensitive assets	2007	2008	2009	2010	2011	Thereafter	Total	Fair Value
Fixed interest rate loans	28,031	12,903	10,188	9,769	9,447	47,595	117,933	118,742
Average interest rate	7.46	7.71	7.54	7.26	7.16	6.88	7.22
Variable interest rate loans	35,886	8,238	8,401	10,426	10,099	199,435	272,485	272,485
Average interest rate	8.32	6.75	6.73	6.87	7.20	6.81	7.02
Fixed interest rate securities	721	3,341	2,275	2,936	2,884	32,321	44,478	47,161
Average interest rate	5.41	4.37	3.88	3.82	5.05	4.92	4.77
Federal funds sold	6,530	0	0	0	0	0	6,530	6,530
	5.09	0.00	0.00	0.00	0.00	0.00	5.09
Noninterest bearing checking	7,926	2,377	2,377	2,377	792	31,699	47,548	47,548
Savings and interest bearing checking	5,644	3,763	3,763	3,763	1,881	169,333	188,147	188,147
Average interest rates	1.27	1.27	1.27	1.27	1.27	1.27	1.27
Time deposits	112,324	31,434	14,038	11,009	5,298	37	174,140	174,264
Average interest rates	4.40	3.98	3.86	4.12	4.64	3.70	4.27
Fixed interest rate borrowings	0	10,000	0	5,250	5,000	11,518	31,768	31,866
Variable interest rate borrowings	9,875	0	0	0	0	0	9,875	9,875
Borrowings average interest rate	7.45	5.21	0.00	6.08	5.25	4.14	5.57

CAPITAL FUNDS

Internal capital generation has been the primary method utilized by the Corporation to increase its capital.  Stockholders’ equity was $ 81,553,000 at December 31, 2006, compared to $ 48,389,000 at December 31, 2005.  The increase was primarily due to the acquisition of FNB Financial Corporation. Regulatory authorities have established capital guidelines in the form of the “leverage ratio” and “risk-based capital ratios”.  The leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-weighed assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks.  A comparison of the Corporation’s capital ratios to regulatory minimums at December 31, 2006 is as follows:

	Tower Bancorp		Regulatory
	2006	2005	Minimum Requirements
Leverage ratio	10.36%	11.46%	4%
Risk-based capital ratio Tier I (core capital)	14.79%	17.44%	4%
Combined Tier I and Tier II (core capital plus allowance for loan losses)	17.67%	21.17%	8%

The Corporation has traditionally been well above required levels and expects equity capital to continue to exceed regulatory guidelines.  Certain ratios are useful in measuring the ability of a corporation to generate capital internally.

The following chart indicates the growth in equity capital for the past three years.

	2006	2005	2004
Equity capital at December 31 ($ 000 omitted)	$81,553	$48,389	$44,071
Equity capital as a percent of assets at December 31	15.04%	13.74%	13.91%
Return on average assets	1.34%	1.51%	1.55%
Return on average equity	9.06%	10.90%	11.24%
Cash dividend payout ratio	26.13%	31.62%	48.90%

STOCK MARKET ANALYSIS AND DIVIDENDS

The Corporation’s common stock is traded in the over-the-counter market.  As of December 31, 2006 the approximate number of shareholders of record was 1,321.

2006	Market Price	Cash Dividend

First Quarter	$45.00 — 47.75	$.24
Second Quarter	42.30 — 46.70	.24
Third Quarter	42.30 — 49.75	.26
Fourth Quarter	44.20 — 45.00	.00	(1)

2005	Market Price	Cash Dividend

First Quarter	$43.75 — 54.00	$.22
Second Quarter	49.00 — 53.00	.22
Third Quarter	42.30 — 49.40	.24
Fourth Quarter	43.25 — 48.00	.24

(1)  Beginning in the 1st quarter of 2007, the Corporation changed its dividend declaration and payment policy.  The Corporation now declares and pays its quarterly dividends during the same calendar quarter.  Therefore, while the Corporation paid four (4) dividends during 2006, the table reflects only three (3) dividends that were declared during 2006.