Form 10-K, Exhibit 13
period 2007-12-31
TOWER BANCORP INC
filed 2008-03-14
CIK 740942

Exhibit 13

Tower Bancorp, Inc.

2007 Annual Financial Report

C O N T E N T S

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON THE FINANCIAL STATEMENTS	1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING	2 - 3

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING	4 - 5

CONSOLIDATED FINANCIAL STATEMENTS

Balance sheets	6
Statements of income	7
Statements of changes in stockholders’ equity	8
Statements of cash flows	9 - 10
Notes to consolidated financial statements	11 - 34

SELECTED FIVE-YEAR FINANCIAL DATA	35

SUMMARY OF QUARTERLY FINANCIAL DATA	36

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY	37

CHANGES IN NET INTEREST INCOME	38

MATURITIES OF INVESTMENT SECURITIES	39

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS	40 – 56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON THE FINANCIAL STATEMENTS

To the Board of Directors and

   Shareholders of Tower Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Tower Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007.  Tower Bancorp, Inc.’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tower Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Corporation changed its policy for accounting for stock-based compensation in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Tower Bancorp, Inc. and subsidiary’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 12, 2008 expressed an adverse opinion.

/S/ Smith Elliott Kearns & Company, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania
March 12, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and

   Shareholders of Tower Bancorp, Inc.

We have audited Tower Bancorp, Inc. and subsidiary’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Tower Bancorp, Inc. and subsidiary’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

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

A material weakness is a control deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.  The following material weakness has been identified and included in management’s assessment.  The Corporation did not maintain adequate risk identification and monitoring of commercial loans.  Weaknesses include an ineffective loan review function, incomplete management information system, inadequate information to support the borrowers’ ability to service the loans, inconsistent loan documentation, and ineffective evaluation of the components of the allowance for loan losses.  These conditions result in a weakness in management’s ability to determine the adequacy of the allowance for loan losses.  This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2007 financial statements, and this report does not affect our report dated March 12, 2008 on those financial statements.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Tower Bancorp, Inc. and subsidiary have not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

To the Board of Directors and

   Shareholders of Tower Bancorp, Inc.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets and the related consolidated statements of income, changes in stockholders’ equity and cash flows of Tower Bancorp, Inc. and subsidiary, and our report dated March 12, 2008 expressed an unqualified opinion.

/S/ Smith Elliott Kearns & Company, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania
March 12, 2008

MANAGEMENT’S REPORT ON INTERNAL CONTROL
OVER FINANCIAL REPORTING

To our Shareholders,
Tower Bancorp, Inc.
Greencastle, Pennsylvania

The management of Tower Bancorp, Inc. and its wholly-owned subsidiary (the “Corporation”) has the responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting.  Management maintains a comprehensive system of internal control to provide reasonable assurance of the proper authorization of transactions, the safeguarding of assets and the reliability of the financial records.  The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees.  Tower Bancorp, Inc. and its wholly-owned subsidiary maintain an internal auditing program, under the supervision of the Audit Committee of the Board of Directors, which independently assesses the effectiveness of the system of internal control and recommends possible improvements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of the Corporation’s management, including its Chief Executive Officer and Chief Financial Officer, the Corporation has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2007, using the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Corporation’s annual or interim financial statements will not be prevented or detected on a timely basis.  Management identified the following material weakness in internal control over financial reporting as of December 31, 2007:

The Corporation did not maintain adequate risk identification and monitoring of commercial loans.  Weaknesses include an ineffective loan review function, incomplete management information system, inadequate information to support the borrowers’ ability to service the loans, inconsistent loan documentation, and ineffective evaluation of the components of the allowance for loan losses.  These conditions result in a weakness in management’s ability to determine the adequacy of the allowance for loan losses.

As a result of the material weakness identified above, management has concluded that Tower Bancorp, Inc. and subsidiary did not maintain effective internal control over financial reporting as of December 31, 2007 based on criteria established in Internal Control – Integrated Framework issued by the COSO.

To our Shareholders,

Tower Bancorp, Inc.

The independent registered public accounting firm of Smith Elliott Kearns & Company, LLC has issued an audit report on the Corporation’s internal control over financial reporting as of December 31, 2007.  The accounting firm’s audit report on internal control over financial reporting is included in this financial report.

/S/ Jeffrey B. Shank	/S/ Franklin T. Klink, III
Jeffrey B. Shank	Franklin T. Klink, III
President and Chief Executive Officer	Chief Financial Officer

March 12, 2008	March 12, 2008

REMEDIATION OF MATERIAL WEAKNESS

The Corporation is in the process of developing and implementing remediation plans to address our material weakness.  Management has taken the following steps to improve the internal controls over financial reporting:

Management has created and filled a full time position designated as a Loan Review Officer.  The Loan Review Officer will be responsible for reviewing the adequacy of management’s risk identification of loans and for calculating the adequacy of the allowance for loan losses.  Management has created and filled the positions of Credit Administration Officer and Credit Analyst to assist in the identification and monitoring of risk within the loan portfolio.  Management has designated a team of bank officers to review the loan policy and rewrite the policy, addressing weaknesses in internal controls reported in this report.  Management is reviewing the management information systems and identifying enhancements available in the core processing systems.  Management has implemented new procedures that strengthen the collection and filing of information to support the borrowers’ ability to service loans.  These initiatives are designed to strengthen management’s ability to determine the adequacy of the allowance for loan losses.

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
	(000 omitted)
ASSETS
Cash and due from banks	$16,770	$14,128
Federal funds sold	20,081	6,530
Interest bearing deposits with banks	0	97
Investment securities available for sale	83,846	87,631
Restricted Bank stock	2,914	3,123

Loans
Commercial, financial and agricultural	71,069	54,313
Real estate – Mortgages	291,983	298,338
Real estate – Construction and land development	18,041	20,871
Consumer	18,065	17,897
	399,158	391,419
Net deferred loan fees, costs and discounts	(679)	(1,000)
Less: Allowance for loan losses	(3,854)	(3,610)

Total loans	394,625	386,809

Premises, equipment, furniture and fixtures	9,861	9,675
Real estate owned other than premises	2,313	1,904
Accrued interest receivable	1,861	1,841
Cash surrender value of life insurance	10,768	10,683
Goodwill	16,558	16,535
Other intangible assets	1,994	2,095
Other assets	45	1,116

Total assets	$561,636	$542,167

	2007	2006
	(000 omitted)
LIABILITIES
Deposits in domestic offices
Demand, noninterest bearing	$46,860	$47,548
Savings	223,904	188,147
Time	169,166	174,140
Total deposits	439,930	409,835

Liabilities for other borrowed funds	37,735	41,643
Accrued interest payable	999	994
Deferred income taxes	1,657	5,299
Other liabilities	2,901	2,843
Total liabilities	483,222	460,614

STOCKHOLDERS’ EQUITY
Stockholders’ equity
Common Stock: no par value, authorized 5,000,000 shares, issued 2,420,481 shares	2,225	2,225
Additional paid-in capital	34,831	34,810
Retained earnings	40,696	36,148
Accumulated other comprehensive income	4,558	10,731
	82,310	83,914
Less: Cost of treasury stock, 98,055 shares - 2007; 63,278 shares – 2006	(3,896)	(2,361)

Total stockholders’ equity	78,414	81,553

Total liabilities and stockholders’ equity	$561,636	$542,167

The Notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2007, 2006, and 2005

	2007	2006	2005
	(000 omitted)
Interest and Dividend Income
Interest and fees on loans	$28,490	$22,384	$13,943
Interest and dividends on investment securities
Taxable	1,618	1,800	1,266
Federal tax exempt	1,278	1,227	1,065
Interest on federal funds sold	1,961	348	148
Interest on deposits with banks	16	40	72
Total interest income	33,363	25,799	16,494

Interest Expense
Interest on time certificates of deposit of $100,000 or more	1,561	896	437
Interest on other deposits	10,367	6,482	2,988
Interest on borrowed funds	2,082	2,495	1,727
Total interest expense	14,010	9,873	5,152

Net interest income	19,353	15,926	11,342
Provision for loan losses	600	360	270
Net interest income after provision for loan losses	18,753	15,566	11,072

Other Income
Investment services income	961	413	254
Service charges on deposit accounts	1,808	1,523	1,112
Other service charges, collection and exchange charges, commissions and fees	1,525	1,084	722
Investment securities gains	1,886	3,923	2,394
Other income	531	381	320
	6,711	7,324	4,802
Other Expenses
Salaries, wages and other employee benefits	8,188	6,949	4,474
Occupancy expense	1,058	853	580
Furniture and equipment expenses	2,571	2,220	1,306
Other operating expenses	4,279	4,018	2,455
	16,096	14,040	8,815

Income before income taxes	9,368	8,850	7,059
Applicable income tax expense	2,331	2,718	2,027
Net income	$7,037	$6,132	$5,032

Earnings per share:
Basic earnings per share	$3.00	$2.92	$2.91
Weighted average shares outstanding	2,345,286	2,103,487	1,727,055
Diluted earnings per share	$2.99	$2.87	$2.86
Weighted average shares outstanding	2,353,426	2,137,168	1,758,409

The Notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2007, 2006, and 2005

				Accumulated
		Additional		Other		Total
	Common	Paid-in	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Capital	Earnings	Income	Stock	Equity
	(000 omitted)

Balance at December 31, 2004	$2,225	$6,782	$28,177	$8,801	$(1,914)	$44,071

Comprehensive income:
Net income	0	0	5,032	0	0	5,032
Net unrealized gain on available for sale securities (net of tax $389)	0	0	0	756	0	756
Total comprehensive income						5,788

Cash dividends declared on common stock ($0.92 per share)	0	0	(1,591)	0	0	(1,591)
Purchase of treasury stock (5,212 shares)	0	(53)	0	0	(234)	(287)
Sale of treasury stock (11,313 shares)	0	31	0	0	377	408

Balance at December 31, 2005	2,225	6,760	31,618	9,557	(1,771)	48,389

Comprehensive income:
Net income	0	0	6,132	0	0	6,132
Net unrealized gain on available for sale securities (net of tax $605)	0	0	0	1,174	0	1,174
Total comprehensive income						7,306

Cash dividends declared on common stock ($0.74 per share)	0	0	(1,602)	0	0	(1,602)
Merger activity	0	28,009	0	0	(72)	27,937
Stock options granted	0	108	0	0	0	108
Stock options exercised	0	(69)	0	0	0	(69)
Purchase of treasury stock (19,889 shares)	0	(30)	0	0	(813)	(843)
Sale of treasury stock (8,619 shares)	0	32	0	0	295	327

Balance at December 31, 2006	2,225	34,810	36,148	10,731	(2,361)	81,553

Comprehensive income:
Net income	0	0	7,037	0	0	7,037
Net unrealized gain (loss) on available for sale securities (net of tax $3,180)	0	0	0	(6,173)	0	(6,173)
Total comprehensive income						864

Cash dividends declared on common stock ($1.06 per share)	0	0	(2,489)	0	0	(2,489)
Stock options granted	0	108	0	0	0	108
Stock options exercised	0	(71)	0	0	0	(71)
Purchase of treasury stock (43,122 shares)	0	0	0	0	(1,853)	(1,853)
Sale of treasury stock (8,345 shares)	0	(16)	0	0	318	302

Balance at December 31, 2007	$2,225	$34,831	$40,696	$4,558	$(3,896)	$78,414

The Notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2007, 2006, and 2005

	2007	2006	2005
	(000 omitted)

Cash flows from operating activities:
Net income	$7,037	$6,132	$5,032
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,267	915	388
Net (gain) loss on sale of property and equipment	8	0	0
Provisions for loan loss	600	360	270
Granting of Stock Options	108	109	0
(Gain) on sale of investment securities	(1,886)	(3,923)	(2,394)
Provision for deferred taxes	(342)	(13)	(71)
(Increase) decrease in:
Other assets	754	(292)	(116)
Mortgage servicing valuation	(301)	0	0
Interest receivable	(20)	(738)	(199)
Cash surrender value of life insurance	(85)	(378)	(317)
Increase (decrease) in:
Interest payable	5	(113)	99
Other liabilities	(61)	151	(12)
Other net	0	(112)	0

Net cash provided by operating activities	7,084	2,098	2,680

Cash flows from investing activities:
Net (increase) in loans	(8,416)	(19,949)	118
Purchases of property and equipment	(1,474)	(2,593)	(1,230)
Net decrease in interest bearing deposits with banks	97	3,086	(2,887)
Maturity/sales of available for sale securities	9,260	47,407	10,537
Purchases of available for sale securities	(12,391)	(16,728)	(25,980)
Sales of fixed assets	7	6	0
Purchase of restricted bank stock	(121)	(1,066)	(623)
Cash acquired in acquisition	0	4,594	0
Purchase price of shares exchanged for cash	0	(2,935)	0

Net cash provided (used) by investing activities	$(13,038)	$11,822	$(20,065)

The Notes to Consolidated Financial Statements are an integral part of these statements

	2007	2006	2005
	(000 omitted)

Cash flows from financing activities:
Net increase in deposits	$30,095	$9,599	$30,888
Borrowings (payments) on short term borrowings	(13,540)	(18,531)	(9,509)
Long-term borrowings	1,081	0	0
Payments on long-term borrowings	(5,000)	0	0
Purchase of treasury stock	(1,853)	(813)	(287)
Proceeds from sale of treasury stock	302	226	408
Cash dividends paid	(2,489)	(2,017)	(2,416)

Net cash provided (used) by financing activities	8,596	(11,536)	19,084

Net increase (decrease) in cash and cash equivalents	2,642	2,384	1,699
Cash and cash equivalents at beginning of year	14,128	11,744	10,045

Cash and cash equivalents at end of year	$16,770	$14,128	$11,744

Supplemental disclosure of cash flows information:

Cash paid during the year for:

Interest	$14,005	$9,243	$5,054
Income taxes	2,861	2,783	2,227

Supplemental schedule of noncash investing and financing activities:

Unrealized gain (loss) on securities available for sale (net of tax effects)	$(6,173)	$1,174	$756

Additional paid-in capital issued in merger	0	28,009	0

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

FNB Mortgage Brokers, Inc. was a wholly-owned subsidiary of the Bank, and was acquired in the merger with FNB Financial Corporation in 2006.  FNB Mortgage Brokers, Inc. was dissolved by the Corporation on February 28, 2007.

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

During 2006, the Corporation completed the merger of FNB Financial Corporation, and these operations are included subsequent to the purchase.  See Note 18 for further discussion.

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

The Corporation had no trading or held to maturity securities in 2007 or 2006.

Investments include equity securities with a concentration in the financial services sector amounting to $ 33,861,000 and $ 43,153,000 at December 31, 2007 and 2006, respectively.

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

Foreclosed Property

Foreclosed properties includes properties for which the institution has taken physical possession in connection with loan foreclosure proceedings.  See Note 5 for further details.

At the time of foreclosure, foreclosed real estate is recorded at fair value less cost to sell, which becomes the property’s new basis.  Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses.  If an increase in basis results, it is classified as non-interest income unless there has been a prior charge-off, in which case a recovery to the allowance for loan losses is recorded.  After foreclosure, these assets are carried as “other assets” at the new basis.  Improvements to the property are added to the basis of the assets.  Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are classified as “other expenses”.

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

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  The larger commercial loans are evaluated for impairment.  Impairment is measured on a loan-by-loan basis by comparing the contractual principal and interest payments to the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.  Consumer loans such as residential mortgages and installments, comprised of smaller balance homogeneous loans, are collectively evaluated for impairment.  Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote.  Interest income on such loans is recognized only to the extent of interest payments received.

Earnings per Share of Common Stock

Earnings per share of common stock were computed based on weighted average shares outstanding.  For diluted earnings per share, net income is divided by the weighted average number of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents.  The corporation’s common stock equivalents consist of outstanding stock options.  See Note 10 for further details.

A reconciliation of the weighted average shares outstanding used to calculate basic net income per share and diluted net income per share follows.  There is no adjustment to net income to arrive at diluted net income per share.

	2007	2006	2005
Weighted average shares outstanding (basic)	2,345,286	2,103,487	1,727,055
Impact of common stock equivalents	8,140	33,681	31,354
Weighted average shares outstanding (diluted)	2,353,426	2,137,168	1,758,409

Goodwill

Goodwill represents the excess of the purchase price over the underlying fair value of merged entities.  Goodwill is accounted for under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, and is assessed for impairment at least annually and as triggering events occur.  In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data.  There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment.  Changes in economic and operating conditions could result in a goodwill impairment in future periods.  Disruptions to the business such as end market conditions and protracted economic weakness, unexpected significant declines in operating results, and market capitalization declines may result in a goodwill impairment.  These types of events and the resulting analysis could result in additional charges for goodwill and other asset impairments in the future.  See Note 18 for further details.

Intangible Assets

Intangible assets include premiums from purchases of core deposit relationships acquired in the merger with FNB Financial Corporation.  The core deposit intangible is being amortized over ten years on a sum-of-the-years-digits basis.  Also included in intangible assets are mortgage servicing rights resulting from loans serviced for others, discussed further in Note 6.  See Note 18 for further details.

Loan Servicing

The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues.  Impairment of mortgage servicing rights is assessed based on the fair value of those rights.  Fair values are estimated using discounted cash flows based on a current market interest rate.  For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans:  product type, investor type, interest rate, and term.

Federal Income Taxes

For financial reporting purposes, the provision for loan losses charged to operating expense is based on management’s judgment, whereas for federal income tax purposes, the amount allowable under present tax law is deducted.  Additionally, deferred compensation is charged to operating expense in the period the liability is incurred for financial reporting purposes, whereas, for federal income tax purposes, these expenses are deducted when paid.  There are also differences between the amount of depreciation, intangible amortization, and deferred compensation expensed for tax and financial reporting purposes, and an income tax effect caused by the adjustment to fair value for available for sale securities.  As a result of these timing differences, deferred income taxes are provided in the financial statements.  See Note 13 for further details.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.  The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above would be reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits would be classified as additional income taxes in the statement of income.

At December 31, 2007 there was no liability for unrecognized tax benefits.

Cash Flows

For purposes of the Statements of Cash Flows, the company has defined cash and cash equivalents as highly liquid debt instruments with maturities of three months or less.  They are included in the balance sheet caption “cash and due from banks”.  As permitted by generally accepted accounting principles, the Corporation has elected to present the net increase or decrease in deposits in banks, loans and deposits in the Statements of Cash Flows.

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

Advertising

The Corporation expenses advertising costs as they are incurred.  Advertising expense for the years ended December 31, 2007, 2006, and 2005, was $ 371,104, $ 332,246, and $ 241,697, respectively.

Trust Assets

Assets held by the Corporation in a fiduciary or agency capacity are not included in the consolidated financial statements since such assets are not assets of the Corporation.  In accordance with banking industry practice, income from fiduciary activities is generally recognized on the cash basis which is not significantly different from amounts that would have been recognized on the accrual basis.

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

The components of the change in net unrealized gains (losses) on securities are as follows:

	2007	2006	2005
	(000 Omitted)
Gross unrealized holding gains (losses) arising during the year	$(7,467)	$5,702	$3,539
Reclassification adjustment for (gains) realized in net income	(1,886)	(3,923)	(2,394)
Net unrealized holding gains (losses) before taxes	(9,353)	1,779	1,145
Tax effect	3,180	(605)	(389)
Net change	$(6,173)	$1,174	$756

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

As a result of adopting Statement 123R on January 1, 2006, the Corporation’s income before taxes and net income for the year ended December 31, 2007 are $ 38,000 and $ 25,000 less and for the year ended December 31, 2006 are $ 32,000 and $ 11,000 less, respectively, than if it had continued to account for share-based compensation under APB Opinion 25.  Basic and diluted earnings per share for the years ended December 31, 2007 and 2006 are $ 0.01 and $ 0.01 less, respectively, than if the Corporation had continued to account for share-based compensation under APB Opinion 25.  The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model.

The Corporation applied APB Opinion 25 and related Interpretations in accounting for its stock option plans for 2005.  Accordingly, only compensation cost for the intrinsic value of options has been recognized.  Had compensation cost for the Corporation’s stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by FASB Statement No. 123, the Corporation’s net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

		2005

Net income (000 omitted)	As reported	$5,032
	Pro forma	5,010

Earnings per share	As reported	2.91
	Pro forma	2.90

Earnings per share assuming dilution	As reported	2.86
	Pro forma	2.85

See Note 10 for further details concerning the Corporation’s Stock Option Plans.

Reclassifications

Certain reclassifications have been made to the 2006 and 2005 financial statements to conform to reporting for 2007.

Note 2.       Investment Securities

The investment securities portfolio is comprised of securities classified as available for sale at December 31, 2007 and 2006, resulting in investment securities available for sale being carried at fair value.

The amortized cost and fair value of investment securities available for sale at December 31 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(000 omitted)
	2007
Mortgage-backed securities	$14,929	$260	$12	$15,177
Corporate bonds	1,697	7	140	1,564
Equities	27,784	8,167	2,090	33,861
Obligations of state and political subdivisions	32,529	737	22	33,244
	$76,939	$9,171	$2,264	$83,846

	2006
Mortgage-backed securities	$12,744	$168	$22	$12,890
Corporate bonds	1,943	14	7	1,950
Equities	27,684	15,655	186	43,153
Obligations of state and political subdivisions	29,000	762	124	29,638
	$71,371	$16,599	$339	$87,631

The fair values of investment securities available for sale at December 31, 2007, by contractual maturity, are shown below.  Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized	Fair
	Cost	Value
	(000 omitted)
Due in one year or less	$3,251	$3,248
Due after one year through five years	5,683	5,752
Due after five years through ten years	11,470	11,641
Due after ten years	13,822	14,167
	34,226	34,808
Mortgage-backed securities	14,929	15,177
Equity securities	27,784	33,861
	$76,939	$83,846

Proceeds from sales and maturities of investment securities available for sale during 2007, 2006, and 2005, were $ 9,260,000, $ 47,407,000, and $ 10,537,000, respectively.  Gross realized gains and losses on those sales and maturities were $ 1,900,000 and $ 14,000 for 2007, $ 4,025,315 and $ 102,297 for 2006, and $ 2,426,000 and $ 32,000 for 2005, respectively.

Securities carried at $ 15,273,317 and $ 16,293,655 at December 31, 2007 and 2006, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

Restricted bank stock includes:

	2007	2006
	(000 omitted)
Federal Reserve Bank stock	$133	$133
Federal Home Loan Bank stock	2,701	2,910
Atlantic Central Bankers Bank	80	80
	$2,914	$3,123

The following table shows the Corporation’s gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006:

	2007
			(000 omitted)
	Less than 12 Months		12 Months or Greater		Total
Description	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of other U. S. government agencies	$0	$0	$0	$0	$0	$0
Mortgage-backed securities	190	1	941	11	1,131	12
Corporate bonds	854	108	458	32	1,312	140
Equities	7,988	1,647	2,215	443	10,203	2,090
Obligations of state and political subdivisions	1,236	0	6,041	22	7,277	22
Total	$10,268	$1,756	$9,655	$508	$19,923	$2,264

	2006
			(000 omitted)
	Less than 12 Months		12 Months or Greater		Total
Description	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of other U. S. government agencies	$0	$0	$0	$0	$0	$0
Mortgage-backed securities	9	0	1,129	22	1,138	22
Corporate bonds	0	0	967	7	967	7
Equities	2,561	70	470	116	3,031	186
Obligations of state and political subdivisions	5,005	46	5,001	78	10,006	124
Total	$7,575	$116	$7,567	$223	$15,142	$339

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

At December 31, 2007, five (5) mortgage-backed securities, three (3) corporate bonds, sixty (60) equities, and fifteen (15) obligations of state and political subdivisions had unrealized losses.  Management has determined that no declines are deemed to be other than temporary.

At December 31, 2006, three (3) mortgage-backed securities, two (2) corporate bonds, eighteen (18) equities, and twenty-eight (28) obligations of state and political subdivisions had unrealized losses.  Management has determined that no declines are deemed to be other than temporary.

Note 3.       Allowance for Loan Losses

Activity in the allowance for loan losses is summarized as follows:

	2007	2006	2005
	(000 omitted)
Balance at beginning of period	$3,610	$2,129	$1,902
Recoveries	80	45	54
Provision for possible loan losses charged to income	600	360	270
Additions for acquired credit risk	0	1,163	0
Total	4,290	3,697	2,226
Losses	436	87	97
Balance at end of period	$3,854	$3,610	$2,129

Note 4.       Premises, Equipment, Furniture and Fixtures

	Cost	Accumulated Depreciation	Depreciated Cost
	(000 omitted)
	2007
Premises (including land $1,626)	$12,674	$4,504	$8,170
Equipment, furniture and fixtures	7,238	5,547	1,691
Totals, December 31, 2007	$19,912	$10,051	$9,861

	2006
Premises (including land $1,626)	$11,910	$4,216	$7,694
Equipment, furniture and fixtures	7,260	5,279	1,981
Totals, December 31, 2006	$19,170	$9,495	$9,675

Depreciation expense amounted to $ 837,005 in 2007, $ 667,381 in 2006, and $ 387,625 in 2005.

Note 5.       Real Estate Owned Other Than Premises

Included in real estate owned other than premises are certain properties which are located adjacent to the main office, as well as in Chambersburg, Mercersburg, and Waynesboro.  The Corporation intends to hold these properties for future expansion purposes in order to protect its competitive position, and are renting certain of these properties until such time as the Corporation decides they are needed.  The depreciated cost of these properties was $ 2,288,000 and $ 1,904,000 at December 31, 2007 and 2006, respectively.

Also included in real estate owned other than premises at December 31, 2007 is foreclosed property of $ 25,000.

Note 6.       Loans

Related Party Loans

The Corporation’s subsidiary has granted loans to the officers and directors of the Corporation and its subsidiary and to their associates.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.  The aggregate dollar amount of these loans and the related activity for 2007 and 2006 was as follows:

	2007	2006
Beginning balance	$4,527,038	$2,057,378
Balance acquired in merger	0	3,546,704
New loans	1,096,500	2,588,000
Repayments	(1,376,363)	(3,665,044)
Ending balance	$4,247,175	$4,527,038

Outstanding loans to bank employees totaled $ 3,141,609 and $ 2,809,261 at December 31, 2007 and 2006, respectively.

Loan Maturities

The following table shows the maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2007.

	Due within one year	Due over 1 but within 5 years	Due over 5 years	Nonaccruing loans	Total
	(000 omitted)
Loans at predetermined interest rates	$30,633	$40,909	$43,255	$543	$115,340
Loans at floating or adjustable interest rates	36,615	37,263	205,407	3,854	283,139
Total (1)	$67,248	$78,172	$248,662	$4,397	$398,479

(1) These amounts have not been reduced by the allowance for possible loan losses.

Loans Serviced for Others

During 2005, the Corporation began participation in the Federal Home Loan Bank of Pittsburgh’s (FHLB) Mortgage Partnership Finance Program.  Under this program, certain loans are sold to FHLB, but the Corporation retains the servicing rights to these loans.  The outstanding balance of loans sold to FHLB was $ 27,783,800 and $ 20,546,300 at December 31, 2007 and 2006, respectively.

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

	Contract or Notional Amount
	2007	2006
	(000 omitted)
Financial instruments whose contract amounts represent credit risk at December 31:
Commitments to extend credit	$45,949	$48,690
Standby letters of credit and financial guarantees written	3,209	3,065
	$49,158	$51,755

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

Note 8.       Nonaccrual/Impaired Loans

Loans 90 days or more past due (still accruing interest) were as follows at December 31:

	(000 omitted)
	2007	2006	2005

Commercial loans	$0	$0	$0
Real estate mortgages	993	336	36
Consumer loans	8	57	23
Total	$1,001	$393	$59

Note 8.       Nonaccrual/Impaired Loans (Continued)

The following table shows the principal balances of nonaccrual loans as of December 31:

	(000 omitted)
	2007	2006	2005

Nonaccrual loans	$4,397	$688	$44

Interest income that would have been accrued at original contract rates	$229	$51	$3
Amount recognized as interest income	73	29	2
Foregone revenue	$156	$22	$1

The following table reflects impairment of loans recognized in conformity with generally accepted accounting principles.

	2007	2006
	(000 Omitted)
Recorded investment at December 31	$7,059	$932
Average recorded investment during the year	7,408	917
Allowance for loan losses related to impaired loans at December 31	940	420
Interest income recognized for cash payments received during the year	290	42

Note 9.       Employee Benefit Plans

The Corporation maintains a profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan.  Contributions to the plan are based on Corporation performance and are at the discretion of the Corporation’s Board of Directors.  Substantially all of the Corporation’s employees are covered by the plan and the contributions charged to operations were $ 352,100, $ 240,000, and $ 229,900, for 2007, 2006, and 2005, respectively.

As a result of the merger with FNB Financial Corporation in 2006, the Corporation acquired a 401(k) plan which covered all employees of the former FNB Financial Corporation who had attained the age of 20 and completed six months of full-time service.  The plan provided for the Corporation to match employee contributions to a maximum of 5% of annual compensation.  The Corporation also had the option to make additional discretionary contributions to the plan based upon the Corporation’s performance and subject to approval by the Board of Directors.  The Corporation’s total expense for this plan was $ 83,528 for the year ended December 31, 2006.  This plan was terminated as of December 31, 2006.  All employees covered under this plan were moved to the Corporation’s profit sharing plan effective on that date.

The Corporation maintains a deferred compensation plan for certain key executives and directors, which provides supplemental retirement and life insurance benefits.  The plan is partially funded by life insurance on the participants, which lists the bank as beneficiary.  The estimated present value of future benefits to be paid, which are included in other liabilities, amounted to $ 705,942 and $ 718,390 at December 31, 2007 and 2006, respectively.  Annual expense of $ 73,446, $ 76,008, and $ 79,121 was charged to operations for 2007, 2006, and 2005, respectively.

During 1999 a director who was a participant of the plan deceased.  The present value of this participant’s benefits, which will be paid out over ten years, was $ 32,811, $ 63,052, and $ 90,923, as of December 31, 2007, 2006, and 2005, respectively.

As a result of the merger in 2006 with FNB Financial Corporation, the Corporation acquired three supplemental retirement benefit plans for directors and executive officers.  These plans are funded with single premium life insurance on the plan participants.  The cash value of the life insurance policies is an unrestricted asset of the Corporation.  The estimated present value of future benefits to be paid totaled $ 493,726 and $ 486,417 at December 31, 2007 and 2006, respectively, which is included in other liabilities.  Total annual expense for these plans amounted to $ 34,159 and $ 123,149 for 2007 and 2006, respectively.

The Corporation has a supplemental group term retirement plan which covers certain officers of the Corporation.  This plan is funded with single premium life insurance on the plan participants.  The cash surrender value of the policies is an unrestricted asset of the Corporation.  The estimated present value of the future benefits to be paid totaled $ 186,295 and $ 142,775 at December 31, 2007 and 2006, respectively.  Total annual expense for this plan was $ 78,455, $ 66,225, and $ 60,529, for 2007, 2006, and 2005, respectively.

The Corporation maintains an employee stock ownership plan (ESOP) that generally covers all employees who have completed one year of service and attained the age of twenty.  Contributions to the plan are determined annually by the Board of Directors as a percentage of the participants’ total compensation.  Compensation for the plan is defined as compensation paid including salary reduction under Sections 125 and 401(k) of the IRS Code but excluding nontaxable fringe benefits and any compensation over $ 200,000.  The payments of benefits to participants are made at death, disability, termination or retirement.  Contributions to the plan for all employees charged to operations amounted to $ 220,654, $ 144,000, and $ 137,224, for 2007, 2006, and 2005, respectively.  All shares held in the plan are considered issued and outstanding for earnings per share calculations and all dividends earned on ESOP shares are charged against retained earnings, the same as other outstanding shares.  Total shares of the plan were 99,507 and 94,907 at December 31, 2007 and 2006, respectively.

Note 10.    Stock Option Plans

In 1996 the Corporation implemented two nonqualified stock option plans, which are described below.  The compensation cost that has been charged against income for those plans was $ 104,235, $ 108,615, and $ 71,004, for 2007, 2006, and 2005, respectively.

The first plan is for select key employees.  This plan granted options for up to 1,603, 1,488, and 1,498 shares at a purchase price of $ 1.00 per share for the years ended December 31, 2007, 2006, and 2005, respectively.  These options can be exercised only by the key employees during his/her lifetime.

The second plan is for outside directors.  This plan granted options to purchase 4,326, 4,062, and 4,086 shares for each director at $ 44.75, $ 47.75, and $ 43.75 per share for the years ended December 31, 2007, 2006, and 2005, respectively, which was based on the market value of the stock at the grant date.  Options are vested one year following the grant date and expire upon the earlier of 120 months following the date of the grant or one year following the date on which a director ceases to serve in such a capacity for the corporation.  At December 31, 2007 the range of exercise prices was from $ 22.25 to $ 47.75 per share.  At December 31, 2007, there were 90,745 shares that can still be granted under these plans.

A summary of the status of the Corporation’s two fixed stock option plans as of December 31 is as follows:

	2007		2006		2005
Fixed Options	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share

Outstanding at beginning of year	32,674	$32	30,006	$29	27,960	$25
Granted	5,929	33	5,550	35	5,584	32
Exercised	3,745	10	2,882	7	3,538	7
Forfeited/expired	0	0	0	0	0	0
Outstanding at end of year	34,858	$34	32,674	$32	30,006	$29
Options exercisable at year end	30,532		28,612		25,920
Weighted average fair value of options per share granted during the year	$18.19		$19.57		$8.31

Outstanding options at December 31, 2007 consist of the following:

	Shares Outstanding	Shares Exercisable (Vested)	Remaining Contractual Life	Exercise Price
	2,856	2,856	1 year	22.25
	2,720	2,720	2 years	32.13
	2,600	2,600	3 years	24.37
	3,436	3,436	4 years	20.13
	2,880	2,880	5 years	24.25
	3,248	3,248	6 years	30.00
	4,644	4,644	7 years	38.75
	4,086	4,086	8 years	43.75
	4,062	4,062	9 years	47.75
	4,326	0	10 years	44.75
Total/Average	34,858	30,532	6 years	$34.34

The total intrinsic value of options exercised under both plans in 2007 and 2006 was $ 129,000 and $ 110,620, respectively.  The aggregate intrinsic value of outstanding stock options was $ 289,000 and $ 424,056 at December 31, 2007 and 2006, respectively.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

	2007	2006	2005
Dividend yield	2.20%	3.01%	2.0%
Expected life – Director	8	8	8
Expected life – Officer	0.25	0.25	8
Expected volatility	13.72%	19.79%	12.64%
Risk-free interest rate – Director	4.68%	4.43%	4.05%
Risk-free interest rate – Officer	5.09%	4.30%	4.05%

Note 11.    Deposits

Included in savings deposits at December 31 are NOW and Money Market Account balances totaling $ 183,246,000 and $ 141,168,000 for 2007 and 2006, respectively.

Time deposits of $ 100,000 and over aggregated $ 33,013,000 and $ 34,338,000 at December 31, 2007 and 2006, respectively.  At December 31, 2007 and 2006 the scheduled maturities of time deposits of $ 100,000 and over are as follows:

	2007	2006
	(000 omitted)
Maturity
Three months or less	$7,149	$7,549
Over three months through twelve months	18,228	14,883
Over twelve months	7,636	11,906
	$33,013	$34,338

At December 31, 2007 scheduled maturities of all time deposits are as follows:

(000 omitted)

2008	$131,229
2009	16,909
2010	12,888
2011	4,999
2012	3,141
$169,166

The aggregate amount of demand deposits reclassified as loan balances were $ 93,583 and $ 189,674 at December 31, 2007 and 2006, respectively.

The Corporation accepts deposits of the officers, directors, and employees on the same terms including interest rates, as those prevailing at the time for comparable transactions with unrelated persons.  The aggregate dollar amount of deposits of officers, directors and employees totaled $ 3,809,880 and $ 3,910,260 at December 31, 2007 and 2006, respectively.

Derivative Instruments

As a result of the merger with FNB Financial Corporation, the Corporation has included in time deposits Index Powered Certificates of Deposit (“IPCD’s”) totaling $ 5,709 at December 31, 2007 and $ 231,563 at December 31, 2006.  The IPCD product is offered through a program with the Federal Home Loan Bank (FHLB).  The ultimate pay off at maturity, which is five years after issuance, is the initial deposited principal plus the appreciation in the S&P 500 Index (“S&P Call Option”).  The S&P Call Option is considered an embedded derivative designated as a non-hedging item.  The change in fair value of the S&P Call Option resulted in a gain of $ 26,671 and $ 71,873 for 2007 and 2006, respectively, which is included in other income.

In order to hedge its risk associated with the IPCD Product, the Corporation has entered into a derivative contract with the FHLB whereby the Corporation pays FHLB a fixed rate interest charge (ranging from 4.20% to 4.97%) in return for a guarantee that the FHLB will pay the Corporation the cash equivalent of the growth in the S&P 500 Index due at the IPCD maturity date.  The change in fair value of the FHLB Derivative Contract resulted in a loss of $ 23,029 and $ 49,789 for 2007 and 2006, respectively, which is included in other income.

Note 12.    Liabilities for Other Borrowed Funds

The total amount available under lines of credit at other area banks at December 31, 2007 and 2006 was $ 18,900,000 and $ 13,000,000, respectively.  Of this amount, $ 10,655,000 and $ 9,545,000 were outstanding at December 31, 2007 and 2006, respectively.  Interest on these lines ranged from 4.25% to 8.75% for 2007 and 2006.

In addition, $ 340,988 and $ 329,986 of the balance of liabilities for other borrowed funds at December 31, 2007 and 2006, respectively, represents the balance of the Treasury Tax and Loan Investment Program.  The Corporation elected to enter into this program in accordance with federal regulations.  This program permits the Corporation to borrow these Treasury Tax and Loan funds by executing an open-ended interest bearing note to the Federal Reserve Bank.  Interest is payable monthly and is computed at 1/4% below the Federal Funds interest rate.  The note is secured by U.S. Government obligations with a par value of $ 316,120 and $ 381,087 at December 31, 2007 and 2006, respectively.

The Corporation also had the following borrowings from the Federal Home Loan Bank:

	2007		2006
Loan Type	Interest Rate	Balance	Interest Rate	Balance	Maturity

Fixed rate	4.45%	$1,500,000	4.45%	$1,500,000	08/05/25
Fixed rate	6.64	112,713	6.64	120,767	07/17/17
Convertible	6.23	2,250,000	6.23	2,250,000	08/30/10
Convertible	5.83	2,000,000	5.83	2,000,000	08/10/10
Convertible	5.975	500,000	5.975	500,000	07/21/10
Convertible	5.25	5,000,000	5.25	5,000,000	04/06/11
Convertible	N/A	0	5.01	5,000,000	11/24/08
Convertible	6.54	500,000	6.54	500,000	07/12/10
Convertible	5.395	5,000,000	5.395	5,000,000	09/15/08
Convertible	3.99	5,000,000	3.99	5,000,000	11/27/12
Convertible	4.13	5,000,000	4.13	5,000,000	05/07/18
		26,862,713		31,870,767
Purchase accounting fair value adjustment		(123,360)		(103,324)
		$26,739,353		$31,767,443

Total maximum borrowing capacity from Federal Home Loan Bank at December 31, 2007 was $ 264,308,000.  Collateral for borrowings consists of certain securities and the Corporation’s 1-4 family mortgage loans totaling approximately $ 266 million at December 31, 2007.

Note 13.    Income Taxes

The Corporation and its subsidiary, the Bank, file income tax returns in the U. S. federal jurisdiction and the state of Pennsylvania.  The Bank also files an income tax return in the state of Maryland.  With few exceptions, the Corporation is no longer subject to U. S. federal, state and local income tax examination by tax authorities for years prior to 2004.

The Corporation adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007 with no impact on the financial statements.

Included in the balance sheet at December 31, 2007 are tax positions related to loan charge-offs for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The components of income tax expense are summarized as follows:

	2007	2006	2005
	(000 omitted)
Current year provision:
Federal	$2,693	$2,405	$1,893
State	(20)	326	205
Deferred income taxes (benefit)	(342)	(13)	(71)
	$2,331	$2,718	$2,027

Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $ 1,435,976, $ 1,466,777, and $ 1,555,212, for 2007, 2006, and 2005, respectively.

A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

	2007	2006	2005

Federal income tax rate	34.0%	34.0%	34.0%
Increase resulting from:
State taxes, net of federal tax benefit	.3	3.6	2.8
Reduction resulting from:

Nontaxable interest income	9.4	6.9	8.1
Effective income tax rate	24.9%	30.7%	28.7%

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

	2007	2006	2005
Deferred Tax Assets
Bad debts	$1,268	$1,077	$573
Deferred compensation	408	410	253
Stock options	25	13	0
Amortization of intangibles	137	54	0
	1,838	1,554	826
Deferred Tax Liabilities
Depreciation	(185)	(187)	(61)
Unrealized gain on investment securities	(2,715)	(5,895)	(5,290)
Merger-related activity	0	(68)	0
Purchase accounting fair value adjustments	(595)	(703)	0
	(3,495)	(6,853)	(5,351)
Net deferred tax (liability)	$(1,657)	$(5,299)	$(4,525)

The Corporation has not recorded a valuation allowance for the deferred tax assets as management feels that it is more likely than not that they will be ultimately realized.

Note 14. Tower Bancorp Inc. (Parent Company Only) Financial Information

The following are the condensed balance sheets, statements of income, and statements of cash flows for the parent company:

Balance Sheets
December 31

	2007	2006
	(000 omitted)
Assets
Cash	$6	$0
Securities available for sale	33,861	43,153
Investment in subsidiaries	62,655	58,874
Other assets	189	41
Total assets	$96,711	$102,068

Liabilities
Other liabilities	$3,942	$7,270
Notes payable – subsidiary	3,700	3,700
Notes payable – other	10,655	9,545
Total liabilities	18,297	20,515

Stockholders’ Equity
Common stock, no par value; authorized 5,000,000 shares, issued 2,420,481 shares	2,225	2,225
Additional paid-in capital	34,831	34,810
Retained earnings	40,696	36,148
Accumulated other comprehensive income	4,558	10,731
	82,310	83,914
Less: Cost of Treasury stock, 98,055 shares – 2007; 63,278 shares – 2006	(3,896)	(2,361)
Total stockholders’ equity	78,414	81,553

Total liabilities and stockholders’ equity	$96,711	$102,068

Statements of Income

Years Ended December 31

	2007	2006	2005
	(000 omitted)
Income
Dividends	$640	$594	$541
Net gain on sale of securities	1,900	3,995	2,426
Cash dividends from wholly-owned subsidiary	2,489	2,016	2,976
	5,029	6,605	5,943
Expenses
Interest	993	795	408
Taxes	392	1,154	689
Postage and printing	61	70	37
Management fees	120	120	108
Professional fees	288	510	368
Other expenses	4	28	21
	1,858	2,677	1,631
Income before equity in undistributed income	3,171	3,928	4,312

Equity in undistributed income of subsidiary	3,866	2,204	720
Net Income	$7,037	$6,132	$5,032

Statements of Cash Flows

Years Ended December 31

	2007	2006	2005
	(000 omitted)
Cash flows operating activities:
Net income	$7,037	$6,132	$5,032
Adjustments to reconcile net income to cash provided by operating activities:
Net gain on sale of investment securities	(1,900)	(3,995)	(2,426)
Granting stock options	108	109	0
Equity in undistributed income of subsidiaries	(3,866)	(2,203)	(720)
Increase in other assets	(85)	(48)	(147)
Increase (decrease) in other liabilities	(158)	670	(286)
Net cash provided by operating activities	1,136	664	1,453

Cash flows from investing activities:
Purchase of investment securities	(3,200)	(11,903)	(5,875)
Cash paid in merger	0	(2,370)	0
Sales of investment securities	5,000	11,377	6,095
Net cash provided (used) by investing activities	1,800	(2,896)	220

Cash flows from financing activities:
Purchase of treasury stock	(1 ,853)	(813)	(287)
Proceeds from sale of treasury stock	302	226	355
Dividends paid	(2,489)	(2,017)	(2,416)
Net proceeds from short-term borrowings	1,110	4,815	630
Net cash provided (used) by financing activities	(2,930)	2,211	(1,665)

Net increase (decrease) in cash	6	(21)	8
Cash, beginning	0	21	13
Cash, ending	$6	$0	$21

Note 15.    Compensating Balance Arrangements

Included in cash and due from banks are required deposit balances at the Federal Reserve of $ 615,000 at December 31, 2007 and 2006 and required deposit balances at Equifax of $ 54,745 and $ 51,804 at December 31, 2007 and 2006, respectively.  These are maintained to cover processing costs and service charges.

Note 16.    Concentration of Credit Risk

The Corporation grants agribusiness, commercial and residential loans to customers throughout the Cumberland Valley area; Franklin and Fulton Counties, Pennsylvania; and Washington County, Maryland.  The Corporation maintains a diversified loan portfolio and evaluates each customer’s credit-worthiness on a case-by-case basis.  At December 31, 2007 and 2006, respectively, 60% and 61% of the Corporation’s loan portfolio is concentrated in mortgages secured by 1-4 family properties, and 17% and 13% is concentrated in commercial and industrial loans.  The amount of collateral obtained, if deemed necessary by the Corporation upon the extension of credit, is based on management’s credit evaluation of the customer.  Collateral held varies, but generally includes equipment and real estate.

The Corporation maintains deposit balances at several correspondent banks, which provide check collection and item processing services to the bank.  The balances with these correspondent banks, at times, exceed federally insured limits, which management considers to be a normal business risk.

Note 17.    Commitments and Contingencies

The Corporation leases its facilities in Mercersburg under a noncancellable operating lease that expires June 30, 2008 with the right to extend the lease until September 30, 2008.  Total annual rent expense charged to operations was $ 39,300, $ 22,200, and $ 22,200 for 2007, 2006, and 2005.

The Corporation leased its facilities in Chambersburg under a noncancellable lease that expired in September 2007.  Total rent expense charged to operations under the noncancellable lease was $ 7,200 for 2007 and $ 9,600 for 2006 and 2005.

During 2007, the Corporation entered into an agreement to lease other Chambersburg facilities under a noncancellable operating basis. Under the terms, it is expected to begin in June 2008 and expire June 2018 with the option to renew for two additional five-year periods with subsequent rental amounts subject to a Rental Escalation Article.  In addition to monthly rent payments, the Corporation will pay its proportionate share of any ad valorem and real estate taxes levied or assessed on the property.  The rent expense charged for 2007 was zero.

During 2005, the Corporation entered into a lease for its facilities in Hagerstown at Eastern Boulevard under a noncancellable operating lease that expires in 2020.  Beginning June 1, 2006, the lease will be subjected to a CPI increase not to exceed 5% per year.  Total annual rent expense charged to operations was $ 102,200, $ 96,000 and $ 56,000 for 2007, 2006 and 2005.

The Corporation leases a site for an Automatic Teller Machine under a noncancellable operating lease that expires in 2013 with the right to negotiate an extended lease of two additional five year terms.  Total rent expense charged to operations was $ 10,800 for 2007, 2006, and 2005, respectively.

Following is a schedule, by years, of future minimum rentals under the lease agreements as of December 31, 2007 based on current lease terms:

Year Ending
2008	$147,000
2009	151,000
2010	151,000
2011	151,000
2012	151,000
Thereafter	1,000,000
$1,751,000

Total rents paid under operating leases were $ 175,718, $ 151,960 and $ 106,317 for 2007, 2006 and 2005, respectively.

The Corporation is an occasional party to legal actions arising in the ordinary course of its business.  In the opinion of management, Tower has adequate legal defenses and/or insurance coverage respecting any and each of these actions and does not believe that they will materially affect the Corporation’s operations or financial condition.

Note 18.    Intangible Assets

On June 1, 2006, Tower completed the merger of FNB Financial Corporation (“FNB”).  Prior to completion of the Merger, The First National Bank of McConnellsburg, FNB’s sole banking subsidiary, was a nationally-chartered commercial bank.  Immediately after the merger, The First National Bank of McConnellsburg became a wholly-owned subsidiary of Tower.  The First National Bank of McConnellsburg merged with and into First National Bank of Greencastle on August 26, 2006.

In the merger, FNB shareholders received either 0.8663 shares of Tower common stock for each share of FNB common stock or $ 39.00 in cash for each share held, depending on shareholder elections and subject to the allocation provisions of the Merger Agreement.  Tower acquired all of the outstanding shares of FNB’s common stock.  In connection with the Merger, Tower paid to the former shareholders of FNB in the aggregate, $ 2,363 million in cash and issued to the former shareholders of FNB, in the aggregate, 640,381 shares of Tower’s common stock.

Note 18.    Intangible Assets

This transaction resulted in intangible assets and goodwill as follows:

	As of December 31, 2007		As of December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(000 omitted)		(000 omitted)
Amortized intangible assets
Core deposit relationships	$2,343	$649	$2,343	$248

Amortization expense amounted to $ 401,161 and $ 248,507 for 2007 and 2006, respectively, and is included in other operating expenses.  The estimated amortization expense for the next five years is as follows:

(000 omitted)
2008	$359
2009	316
2010	273
2011	231
2012	188

Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006 are as follows:

	2007	2006
	(000 Omitted)
Beginning balance	$16,535	$0
Goodwill acquired during the year	0	16,535
Other adjustments	23	0
Ending balance	$16,558	$16,535

As of December 31, 2007, the Corporation found the goodwill acquired in the merger with FNB to not be impaired.

Mortgage Servicing Rights

During 2007, the Corporation recorded the value of mortgage servicing rights.  The balance of this valuation was $ 300,572 as of December 31, 2007.  This asset is being amortized over the life of the related loans.

Note 19.    Fair Value of Financial Instruments

The estimated fair values of the Corporation’s financial instruments were as follows at December 31:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
FINANCIAL ASSETS
Cash and due from banks	$16,770	$16,770	$14,128	$14,128
Federal funds sold	20,081	20,081	6,530	6,530
Interest bearing deposits with banks	0	0	97	97
Securities available for sale	83,846	83,846	87,631	87,631
Loans receivable	399,158	402,423	391,419	392,227
Cash surrender value of life insurance	10,768	10,768	10,683	10,683
Accrued interest receivable	1,861	1,861	1,841	1,841
Restricted bank stock	2,914	2,914	3,123	3,123

FINANCIAL LIABILITIES
Time certificates	169,166	169,628	174,140	174,264
Other deposits	270,764	270,764	235,695	235,695
Other borrowed funds	37,735	38,115	41,643	41,741
Accrued interest payable	999	999	994	994

Note 20.    Regulatory Matters

Dividends paid by Tower Bancorp Inc. are generally provided from the subsidiary bank’s dividends to Tower.  The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current year earnings and the debt to equity ratio of the holding company must be below thirty percent.  The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency.  Under such restrictions, the Bank may not, without prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year’s earnings (as defined) plus retained earnings (as defined) from the prior two years.  Dividends that the Bank could declare without approval of the Comptroller of the Currency, amounted to approximately $ 7,686,266 and $ 5,960,589 at December 31, 2007 and 2006, respectively.

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

	Tower Bancorp		Regulatory Minimum
	2007	2006	Requirements
Leverage ratio	10.03%	10.36%	4%
Risk-based capital ratio
Tier I (core capital)	14.95%	14.79%	4%
Combined Tier I and Tier II (core capital plus allowance for loan losses)	16.74%	17.67%	8%

As of December 31, 2007 the most recent notification from the Office of the Comptroller of the Currency categorized the financial institution as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the financial institution’s category.

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

SELECTED FIVE-YEAR FINANCIAL DATA

Income (000 omitted)	2007	2006	2005	2004	2003

Interest income	$33,363	$25,799	$16,494	$14,126	$14,350
Interest expense	14,010	9,873	5,152	4,011	4,267
Provision for loan losses	600	360	270	360	360
Net interest income after provision for loan losses	18,753	15,566	11,072	9,755	9,723
Other operating income	6,711	7,324	4,802	4,591	4,805
Other operating expenses	16,096	14,040	8,815	7,934	7,756
Income before income taxes	9,368	8,850	7,059	6,412	6,772
Applicable income tax	2,331	2,718	2,027	1,689	1,821
Net income	$7,037	$6,132	$5,032	$4,723	$4,951

Per share amounts are based on the following weighted average shares outstanding.

2007 – 2,345,286	2005 – 1,727,055	2003 – 1,733,477
2006 – 2,103,487	2004 – 1,727,856

	2007	2006	2005	2004	2003
Net income	$3.00	$2.92	$2.91	$2.73	$2.86
Cash dividend	1.06	.74	.92	1.34	1.26
Book value	33.43	38.78	28.02	25.51	23.33

Year-End Balance Sheet Figures
(000 omitted)	2007	2006	2005	2004	2003

Total assets	$561,636	$542,167	$352,223	$316,890	$300,738
Net loans	394,625	386,809	227,179	227,567	212,203
Total investment securities	86,760	90,754	85,334	65,729	66,295
Deposits – noninterest bearing	46,860	47,548	29,162	23,944	18,412
Deposits – interest bearing	393,070	362,287	232,016	206,346	188,553
Total deposits	439,930	409,835	261,178	230,290	206,965
Total stockholders’ equity	78,414	81,553	48,389	44,071	40,438

Ratios

Average equity/average assets	14.79	14.80	13.85	13.76	13.01
Return on average equity	8.35	9.06	10.90	11.24	14.46
Return on average assets	1.24	1.34	1.51	1.55	1.80

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended December 31, 2007 and 2006 are as follows:

	2007				2006
($ 000 omitted except	Quarter Ended				Quarter Ended
per share)	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31

Interest income	$8,182	$8,294	$8,487	$8,400	$4,642	$5,636	$7,724	$7,797
Interest expense	3,445	3,537	3,593	3,435	1,573	1,997	3,124	3,179
Net interest income	4,737	4,757	4,894	4,965	3,069	3,639	4,600	4,618
Provision for loan losses	150	150	150	150	60	70	100	130
Net interest income after provision for loan losses	4,587	4,607	4,744	4,815	3,009	3,569	4,500	4,488
Other income	2,275	1,647	1,607	1,182	1,074	1,810	2,185	2,255
Other expenses	4,200	3,969	3,849	4,078	2,461	2,921	4,463	4,195
Operating income before income taxes	2,662	2,285	2,502	1,919	1,622	2,458	2,222	2,548
Applicable income taxes	693	572	684	382	412	678	712	916
Net income	$1,969	$1,713	$1,818	$1,537	$1,210	$1,780	$1,510	$1,632

Net income applicable to common stock
Per share data:
Net income	$.84	$.72	$.78	$.66	$.70	$.92	$.61	$.69

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest Rates and Interest Differential

Years Ended December 31

	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	2007			2006			2005
	(000 omitted)			(000 omitted)			(000 omitted)
Assets
Investment Securities:
Taxable interest income	$56,521	$1,618	2.9%	$62,562	$1,800	2.9%	$53,360	$1,266	2.4%
Nontaxable interest income	28,043	1,278	4.6%	26,107	1,227	4.7%	20,895	1,065	5.1%
Total investment securities	84,564	2,896	3.4%	88,669	3,027	3.4%	74,255	2,331	3.1%
Loans, including non-accrual loans, (net of unearned discounts)	391,695	28,490	7.3%	318,819	22,384	7.0%	228,848	13,943	6.1%
Interest-bearing deposits with banks	61	16	26.2%	506	40	7.9%	1,724	72	4.2%
Federal funds sold	38,579	1,961	5.1%	7,109	348	4.9%	4,392	148	3.4%
Total interest earning assets	514,899	$33,363	6.5%	415,103	$25,799	6.2%	309,219	$16,494	5.3%
Restricted bank stock	2,972			3,023			2,374
Allowance for loan losses	(3,818)			(2,955)			(2,039)
Cash and due from banks	11,413			11,196			9,542
Bank premises and equipment	11,496			8,821			5,037
Other assets	32,683			22,064			9,334
Total assets	$569,645			$457,252			$333,467

Liabilities and Stockholders’ Equity
Interest bearing demand deposits	$182,602	$4,138	2.3%	$120,849	$1,893	1.6%	$105,492	$1,052	1.0%
Savings deposits	44,038	191	0.4%	42,266	175	0.4%	30,936	93	0.3%
Time deposits	173,644	7,599	4.4%	136,159	5,310	3.9%	84,308	2,280	2.7%
Borrowed funds	37,236	2,082	5.6%	44,608	2,495	5.6%	36,543	1,727	4.7%
Total interest bearing liabilities	437,520	$14,010	3.2%	343,882	$9,873	2.9%	257,279	$5,152	2.0%
Demand deposits	41,528			38,600			23,435
Other liabilities	6,330			7,074			6,572
Total liabilities	485,378			389,556			287,286
Stockholders’ equity	84,267			67,696			46,181
Total liabilities & stockholders’ equity	$569,645			$457,252			$333,467
Net interest income (spread)		$19,353	3.3%		$15,926	3.3%		$11,342	3.3%

Net interest margin			3.8%			3.8%			3.7%

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CHANGES IN NET INTEREST INCOME

	2007 Versus 2006 Increase (Decrease) Due to Change in
	Average Volume	Average Rate	Total Increase (Decrease)
	(000 omitted)
Interest Income
Loans (including non-accrual loans, net of unearned discounts)	$5,021	$1,085	$6,106
Taxable investment securities	(147)	(35)	(182)
Nontaxable investment securities	133	(82)	51
Other short-term investments	1,737	(148)	1,589
Total interest income	6,744	820	7,564

Interest Expense
Interest bearing demand	970	1,275	2,245
Savings deposits	7	9	16
Time deposits	1,436	853	2,289
Borrowed funds	(380)	(33)	(413)
Total interest expense	2,033	2,104	4,137

Net interest income			$3,427

	2006 Versus 2005 Increase (Decrease) Due to Change in
	Average Volume	Average Rate	Total Increase (Decrease)
	(000 omitted)
Interest Income
Loans (including non-accrual loans, net of unearned discounts)	$5,488	$2,953	$8,441
Taxable investment securities	292	242	534
Nontaxable investment securities	262	(100)	162
Other short-term investments	73	95	168
Total interest income	6,115	3,190	9,305

Interest Expense
Interest bearing demand	154	687	841
Savings deposits	34	48	82
Time deposits	1,400	1,630	3,030
Borrowed funds	388	380	768
Total interest expense	1,976	2,745	4,721

Net interest income			$4,584

Changes which are attributed in part to volume and in part to rate are allocated in proportion to their relationships to the amounts of changes.

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

MATURITIES OF INVESTMENT SECURITIES

December 31, 2007

The following table shows the maturities of investment securities at amortized cost as of December 31, 2007, and weighted average yields of such securities.  Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

	Within 1 year	After 1 year but within 5 years	After 5 years but within 10 years	After 10 years	Total
	(000 omitted)
Bonds:

U.S. Government agencies/mortgage-backed securities
Book value	$13	$3,953	$119	$10,844	$14,929
Yield	5.94%	4.03%	6.27%	4.98%	4.74%

State and municipal
Book value	$3,006	$5,683	$11,470	$12,370	$32,529
Yield	4.10%	5.73%	6.14%	7.28%	6.31%

Other
Book value	$245	$0	$0	$1,452	$1,697
Yield	8.10%	0.00%	0.00%	5.91%	6.22%

Total book value	$3,264	$9,636	$11,589	$24,666	$49,155
Yield	4.41%	5.04%	6.13%	6.19%	5.83%

Equity Securities:

Total Equity Securities					$27,784

Yield					2.31%

Total Investment Securities					$76,939

Yield					4.56%

ITEM 2.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of the significant changes in the consolidated results of operations, capital resources and liquidity presented in the accompanying unaudited consolidated financial statements for the Corporation.  This discussion should be read in conjunction with the preceding consolidated financial statements and related footnotes, as well as the Corporation’s December 31, 2007 Annual Report.  Current performance does not guarantee and may not be indicative of similar performance in the future.

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

CRITICAL ACCOUNTING POLICIES

Disclosure of the Corporation’s significant accounting policies is included in Note 1 to the consolidated financial statements of the Corporation’s Annual Report for the year ended December 31, 2007.  Some of these policies are particularly sensitive, requiring significant judgments, estimates and assumptions to be made by management.

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

FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157).  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS 157 does not require any new fair value measurements, but rather, provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value.  This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years.  As of December 1, 2007, the FASB has proposed a one-year deferral for the implementation of the Statement for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.  The Corporation does not expect the implementation of SFAS 157 to have a material impact on its financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159).  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument and is irrevocable. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, with early adoption available in certain circumstances.  The Corporation does not expect the implementation of SFAS 159 to have a material impact on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (SFAS 141(R)). The Statement replaces SFAS No. 141, “Business Combinations”.  This Statement retains the fundamental requirements of SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination.  SFAS 141(R) is effective for acquisition dates on or after the beginning of an entity’s first year annual reporting period that begins after December 15, 2008.  The Corporation does not expect the implementation of SFAS 141(R) to have a material impact on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements an Amendment of ARB No. 51” (SFAS 160).  The Statement will significantly change the financial accounting and reporting of noncontrolling (or minority) interests in consolidated financial statements.  SFAS 160 is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008, with early adoption permitted.  The Corporation does not expect the implementation of SFAS 160 to have a material impact on its financial statements.

In September 2006, the Emerging Issues Task Force (EITF) issued EITF 06-04.  This pronouncement affects the recording of post retirement costs of insurance of bank owned life insurance policies in instances where the Corporation has promised a continuation of life insurance coverage to persons post retirement.  EITF 06-04 requires that a liability equal to the present value of the cost of post retirement insurance be recorded during the insured employee’s term of service.  The terms of this pronouncement require the initial recording of this liability with corresponding adjustment to retained earnings to reflect the implementation of the pronouncement.  This EITF becomes effective for fiscal years beginning after December 15, 2007.  The Corporation is evaluating the effect that EITF 06-4 will have on its balance sheet when implemented in the first quarter of 2008.

In November 2006, the EITF issued “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (EITF 06-10).  In this pronouncement, a consensus was reached that an employer should recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement (in which the employee is the owner of the policy) in accordance with either SFAS 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit based on the substantive agreement with the employee.  A consensus also was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement.  The consensuses are effective for fiscal years beginning after December 15, 2007, including interim periods within those fiscal years, with early application permitted.  The Corporation is evaluating the effect that EITF 06-10 will have on its financial statements when implemented.

In February 2007, the FASB issued FSP No. FAS 158-1, “Conforming Amendments to the Illustrations in FASB Statements No. 87, No. 88 and No. 106 and to the Related Staff Implementation Guides.” This FSP provides conforming amendments to the illustrations in SFAS 87, 88, and 106 and to related staff implementation guides as a result of the issuance of SFAS 158.  The conforming amendments made by this FSP are effective as of the effective dates of SFAS 158.  The unaffected guidance that this FSP codifies into SFAS 87, 88, and 106 does not contain new requirements and therefore does not require a separate effective date or transition method.  The Corporation does not expect the implementation of FSP No. FAS 158-1 to have a material impact on its financial statements.

In November 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (SAB 109). SAB 109 expresses the current view of the staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007.  The Corporation does not expect the implementation of SAB 109 to have a material impact on its financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110, “Use of a Simplified Method in Developing Expected Term of Share Options” (SAB 110).  SAB 110 expresses the current view of the staff that it will accept a company’s election to use the simplified method discussed in SAB 107 for estimating the expected term of “plain vanilla” share options regardless of whether the company has sufficient information to make more refined estimates.  The staff noted that it understands that detailed information about employee exercise patterns may not be widely available by December 31, 2007.  Accordingly, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007.  The Corporation does not expect the implementation of SAB 110 to have a material impact on its financial statements.

OVERVIEW

The merger with FNB Financial Corporation, which occurred on June 1, 2006, represents a significant expansion of the Tower Bancorp, Inc. franchise. In accordance with generally accepted accounting principles (GAAP), comparisons of year-to-date results have not been restated for the impact of the FNB Financial Corporation operations for the first five months of 2006 or for the twelve months of 2007, rendering these comparative analyses less useful than the quarterly comparison. Also, on February 28, 2007, the Corporation dissolved FNB Mortgage Brokers, Inc., a subsidiary of the bank acquired in the merger.

Net income for the year ended December 31, 2007 and 2006 was $ 7,037,000 and $ 6,132,000, respectively.  The increase of $ 905,000, or 14.8%, is attributable to the Corporation’s core banking business and the merger with FNB Financial Corporation (“FNB”.)  Net interest income increased 21.5%, other income decreased 8.4%, the provision for loan loss increased 66.7% and other expenses increased 14.6%.  On a basic and diluted per share basis, net income for the year ended December 31, 2007 was $ 3.00 and $ 2.99, respectively, as compared with $ 2.92 and $ 2.87 for the year ended December 31, 2006.  Net income as a percentage of average assets on an annualized basis, also known as return on average assets, decreased to 1.24% for 2007 from 1.34% for 2006 as a result of increased average assets.  Net income as a percentage of total average stockholders’ equity on an annualized basis, also known as return on average equity, was 8.35% and 9.06% for 2007 and 2006, respectively.  Net income as a percentage of total average tangible stockholders’ equity on an annualized basis, also known as return on average tangible equity, was 10.70% and 10.52% for 2007 and 2006, respectively.  The increase in this ratio is attributable to net income growing slightly faster than tangible equity.

During 2007, the Corporation’s assets increased $ 19,469,000, or 3.6%, to $ 561,636,000 as of December 31, 2007 from $ 542,167,000 as of December 31, 2006.  This increase is primarily attributable to an increase in Federal funds sold, funded by an increase in Money Market savings accounts (MMDA.)  Total loans increased 2.0% to $ 399,158,000.   Total deposits increased by $ 30,095,000, or 7.3%, during 2007 to $ 439,930,000 as of December 31, 2007 from $ 409,835,000 as of December 31, 2006.  As a result of competition in the market, and, to a certain degree, customers’ continued uncertainty as to how to best invest their monies, deposit growth may not be assumed at the current rates.

RESULTS OF OPERATIONS

Net Interest Income

For the year ended December 31, 2007, total interest income increased by $ 7,564,000, or 29.3%, to $ 33,363,000, compared with $ 25,799,000 for the year ended December 31, 2006.  The increase is primarily due to the merger with FNB Financial Inc.  Average interest-earning assets increased to $ 514,899,000 for 2007, from $ 415,103,000 for 2006, an increase of $ 99,796,000 or 24.0%.  The growth in average interest earning assets was attributable to increased loan volume and investment securities, which were funded from the cash flow generated from the reduction of overnight borrowings and deposit growth.  Management targeted efforts to attract home equity mortgage and small commercial loans.  Management believes that our experience in making mortgage and small commercial loans positions the Corporation well to meet the financing demands of individuals and small businesses.  Adversely impacting interest income were two 25 basis point decreases in the prime rate and decreases in the one year Treasury rate during 2007 that resulted in lower yields on interest earning assets.

Total interest expense increased by $ 4,137,000, or 41.9%, to $ 14,010,000 for the year ended December 31, 2007, from $ 9,873,000 for the year ended December 31, 2006.  The increase is primarily due to the acquisition of FNB Financial Inc.  Average interest bearing liabilities increased to $ 437,520,000 for 2007 from $ 343,882,000 for 2006.  Increases in rates were needed to attract deposits, particularly time deposit accounts, which increased 47 basis points to 4.32% and money market accounts, which increased 35 basis points to 3.54%.  The interest expense for time deposit accounts excluding variable rate IRAs and index-powered CDs increased $ 2,265,000 to $ 7,477,000 for 2007 from $ 5,212,000 and money market accounts increased $ 2,215,000 to $ 3,910,000 for 2007, from $ 1,695,000 for 2006.

Net interest income increased by $ 3,427,000, or 21.5%, to $ 19,353,000 for the year ended December 31, 2007 from $ 15,926,000 for the year ended December 31, 2006.  This increase is attributable to the repricing of mortgage loans and to a lesser extent commercial loans tied to the one year treasury and prime rates plus the increased earning assets from the merger with FNB Financial Corp.

The net interest rate spread was 3.3% for the year ended December 31, 2007, and the net interest margin was 3.8%.  The net interest spread and the net interest margin remained unchanged from 2006.  Due to a large investment portfolio at the holding company level, these ratios are lower than the Bank’s separate performance of 3.8% net interest spread and 4.2% net interest margin for the year ended December 31, 2007.

Provision for Loan Losses

For the year ended December 31, 2007, the provision for loan losses was $ 600,000, an increase of $ 240,000, or 66.7%, compared with $ 360,000 for the year ended December 31, 2006.  The increase in the provision is attributable to the merger with FNB Financial Corp. and the increased loan portfolio.  Due to general economic conditions and deterioration of certain borrower relationships, the Corporation expects to increase the provision for loan losses during 2008 and thereby negatively impact earnings during 2008.

The allowance for loans losses represented 0.97% of total loans at December 31, 2007, compared with 0.92% as of December 31, 2006.  Management performs ongoing assessments of the loan loss reserve in relation to loan portfolio growth, credit exposure to individual borrowers, overall trends in the loan portfolio and other relevant factors. Based upon these factors, management believes that as of December 31, 2007, the reserve is reasonable and sufficient to support the increased loan growth in light of the strong asset quality as supported by the capital ratios reflected on page 55.

Other Income

Other income for the year ended December 31, 2007 decreased $ 613,000, or 8.4%, to $ 6,711,000 from $ 7,324,000 for 2006. Net gains from the sale of securities decreased from $ 3,923,000 to $ 1,886,000, a decrease of $ 2,037,000 or 51.9%.  Other income was positively impacted by increases of $409,000 in trust revenues, $ 243,000 in NSF fees, $ 170,000 in ATM fees, $ 150,000 in BOLI (of which $ 132,000 was proceeds from death benefits), and $ 139,000 in investment service fees.  In the third quarter of 2007, the bank recognized the value of the mortgage servicing rights and the credit enhancement on $ 26,555,000 of loans sold to the FHLB of Pittsburgh over the last two years contributing a net of $ 301,000 in other income.  The increases in NSF fees and ATM fees are primarily due to the merger with FNB.  The Bank re-established and reactivated its Trust Department in the third quarter of 2006.

Other Expenses

Other expenses, which include salary and benefits, occupancy and all other expenses incidental to the operations of the Corporation, increased to $ 16,096,000 for the year ended December 31, 2007 from $ 14,040,000 for the year ended December 31, 2006.  The $ 2,056,000, or 14.6% increase was primarily due to the merger with FNB. Expenses for 2006 did not include the first five months of expenses at FNB, since the merger occurred in June 2006.

Salaries and employee benefit expenses, which make up the largest component of other expenses, increased $ 1,239,000, or 17.8%, to $ 8,188,000 for the year ended December 31, 2007 from $ 6,949,000 for the year ended December 31, 2006.  The increase is primarily attributed to the merger with FNB, and increases in salary expense of $ 724,000, employee benefits of $ 516,000 and health insurance expense of $ 236,000. The employee benefits expense includes $ 325,000 of vacation accrual expense not included in the 2006 annual expenses.

Occupancy and equipment expenses for the year ended December 31, 2007 increased to $ 3,629,000 from $ 3,073,000 for the year ended December 31, 2006, an increase of $ 556,000, or 18.1%.  The increase is primarily due to the merger with FNB, increasing depreciation expense by $170,000, computer expense by $ 130,000 and equipment expense by $ 111,000.

Other operating expenses for the year ended December 31, 2007 increased to $ 4,279,000 from $ 4,018,000 for the year ended December 31, 2006, an increase of $ 261,000, or 6.5%.  The increase is primarily due to the merger with FNB, increasing state taxes by $ 202,000 and Core Deposit Intangible amortization by $ 153,000.

Income Taxes

For the year ended December 31, 2007, the tax provision was $ 2,331,000 compared with $ 2,718,000 for the year ended December 31, 2006, a decrease of $ 387,000, or 14.2%.  The effective tax rate was 24.9% for 2007 and 30.7% for 2006.  Contributing to the lower tax rate was an increase in tax free income from investment securities, loans and bank owned life insurance (BOLI).

Net Income

Net income for the year ended December 31, 2007 was $ 7,037,000, an increase of $ 905,000, or 14.8%, compared with $ 6,132,000 for the year ended December 31, 2006.  The increase in net income is the result of an increase of $ 3,427,000 in net interest income and a decrease of $ 387,000 in taxes, offset by increases of $ 2,056,000 in other expenses, an increase of $ 240,000 in the provision for loan losses, and a decrease of $ 613,000 in other income.  Factors contributing to the increased level of net income include the merger with FNB Financial Corp., increased interest income from increased levels of earning assets, as well as the Bank’s efforts to manage its cost of funds.  Basic and diluted earnings per share for the year ended December 31, 2007 were $ 3.00 and $ 2.99 compared with $ 2.92 and $ 2.87 for the year ended December 31, 2006.

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

Although the Corporation generally intends to hold its investment securities to maturity, a significant portion of the securities portfolio is classified as available for sale, with new purchases generally categorized as such. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders’ equity. Securities in the held to maturity category are accounted for at amortized cost. All securities held as of December 31, 2007 are classified as available for sale. The Corporation holds no trading securities in its portfolio.  The securities portfolio includes equities owned by the holding company, most of which are investments in banks, bank holding companies and financial institutions.  Equity investments are accounted for at fair market value.  The remaining securities, primarily debt instruments, are owned by the bank.

The consolidated securities portfolio at December 31, 2007 was $ 83,846,000, compared to $ 87,631,000 at December 31, 2006, a decrease of $ 3,785,000, or 4.3%.  The decrease is due primarily to decreases in the fair values of securities held.

Bank Owned Securities

The bank owned securities portfolio at December 31, 2007 was $ 49,985,000, compared to $ 44,478,000 at December 31, 2006, an increase of $ 5,507,000, or 12.4%.  The increase is attributable to the purchase of agency mortgage backed securities and taxable state and municipal bonds.

The carrying value of the available for sale portion of the portfolio at December 31, 2007 includes an unrealized gain of $ 829,000 (reflected as accumulated other comprehensive income of $ 547,000 in stockholders’ equity, net of a deferred income tax liability of $ 282,000). This compares with an unrealized gain at December 31, 2006 of $ 791,000 (reflected as accumulated other comprehensive income of $522,000 in stockholders’ equity, net of a deferred income tax liability of $ 269,000).

Holding Company Owned Securities

The holding company securities portfolio at December 31, 2007 was $ 33,861,000, compared to $ 43,153,000 at December 31, 2006, a decrease of $ 9,292,000, or 21.5%.  The decrease includes a decrease of $ 9,392,000 in unrealized gains.  Realized gains on sale of equity securities were $ 1,900,000 for the year ending December 31, 2007.

The carrying value of the available for sale portion of the portfolio at December 31, 2007 includes an unrealized gain of $ 6,077,000 (reflected as accumulated other comprehensive income of $ 4,011,000 in stockholders’ equity, net of a deferred income tax liability of $ 2,066,000).  This compares with an unrealized gain at December 31, 2006 of $ 15,469,000 (reflected as accumulated other comprehensive income of $ 10,209,000 in stockholders’ equity, net of a deferred income tax liability of $ 5,260,000).  This decrease in unrealized gains of $ 9,392,000, or 60.7%, is due to market fluctuations and general trends in the economy.  Since the bulk of the holding company’s portfolio is in banks and other financial institutions, only negative trends in the market impact the portfolio.

Loans

The loan portfolio comprises the major component of the Corporation’s earning assets and generally is the highest yielding asset category. Gross loans receivable, net of unearned fees and origination costs, increased $ 7,739,000, or 2.0%, to $ 399,158,000 at December 31, 2007 from $ 391,419,000 at December 31, 2006. Gross loans represented 90.7% of total deposits at December 31, 2007 as compared with 95.5% at December 31, 2006, primarily due to the growth in total deposits of $ 30,095,000.  At December 31, 2007 the bank had sold mortgage loans to the Federal Home Loan Bank of Pittsburgh with a balance of $ 27,784,000 compared to $ 20,546,000 at December 31, 2006.

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

The allowance for loan losses at December 31, 2007 and December 31, 2006 was $ 3,854,000 and $ 3,610,000, respectively.  The increase in the allowance is attributable to weaknesses in the housing market and potential weaknesses in the local economy.  At December 31, 2007, the allowance for loan losses represented 0.97% of the gross loan portfolio, compared with 0.92% at December 31, 2006.  At December 31, 2007, in consideration of the asset quality, management believes the allowance for loan loss reserve to be reasonable and adequate to support the loan growth and to address any potential losses.

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

At December 31, 2007 the Corporation had other real estate owned (not used in operations) in the amount of $ 2,313,000, which was an increase from the $ 1,904,000 owned at December 31, 2006.  Of the other real estate owned, $ 2,288,000 represented lots purchased for possible future bank facilities.  The remaining $ 25,000 represents foreclosed property. At December 31, 2007 and December 31, 2006, the Corporation had non-accrual loans in the amount of $ 4,397,000 and $ 688,000, respectively.  The increase was primarily due to three commercial loan relationships.

Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or having similar characteristics exceeds 10% of loans outstanding in any one category.  The Corporation maintains a diversified loan portfolio, granting agribusiness, commercial, and residential loans to customers.  The majority of the Bank’s lending is made within its primary market area, which includes southern Franklin County, Pennsylvania, northern Washington County, Maryland, Fulton County, Pennsylvania and Hancock, Maryland.  At December 31, 2007, 60% of the Corporation’s loan portfolio is concentrated in mortgages secured by 1-4 family properties and 17% is concentrated in loans secured by nonfarm nonresidential properties.

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

The Corporation had $ 10,768,000 and $10,683,000 in BOLI as of December 31, 2007 and 2006, respectively, an increase of $ 85,000 or 0.8%.  The increase is net of the redemption, upon the death of two participants, of life insurance policies with cash values totaling $ 311,000.  Although the BOLI is an asset that may be liquidated, it is the Corporation’s intention to hold this pool of insurance because it provides tax-exempt income that lowers the Corporation’s tax liability, while enhancing its overall capital position.  The Corporation also expects to collect future proceeds as the beneficiary of the policies.

Deposits

Deposits are the major source of the Corporation’s funds for lending and investment purposes. Total deposits at December 31, 2007 were $ 439,930,000, an increase of $ 30,095,000, or 7.3%, from total deposits of $ 409,835,000 at December 31, 2006. The increase in deposits was primarily due to a large money market account opened in January 2007.  Money market deposits increased $ 39,652,000 or 57.6% to $ 108,500,000 as of December 31, 2007.  Weekly, management reviews options to manage the funding of the bank and respond to changes in interest rates and local competition.  The cost of deposits has increased due to the increased costs associated with attracting deposits at a time when short term interest rates are at two year highs.  Higher rates impacted the cost of interest bearing deposits, which increased to 2.95% as of December 31, 2007 from 2.45% as of December 31, 2006.

Short-Term Borrowings

Short term borrowings at December 31, 2007 were $ 10,996,000, compared to $ 9,875,000 at December 31, 2006, an increase of $ 1,121,000, or 11.4%.  Federal funds purchased, Treasury Tax and Loan demand note, lines of credits with banks and overnight borrowings with the Federal Home Loan Bank of Pittsburgh are considered to be short term borrowings.  Short term borrowings fluctuate daily to meet the liquidity needs of the Corporation.  The Corporation had short term sources of available borrowings in the amount of $ 60,000,000 overnight lines from the Federal Home Loan Bank of Pittsburgh, $ 11,000,000 in an overnight line from another commercial bank, and $ 18,900,000 from area banks.  As of December 31, 2007, the maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh is approximately $ 263,034,000, which includes the $ 60,000,000 overnight lines.

Long-Term Debt and Borrowing Capacity

There were $ 26,863,000 outstanding in fixed rate term loans with the Federal Home Loan Bank of Pittsburgh at December 31, 2007, compared to $ 31,871,000 borrowed at December 31, 2006.

The Bank has a total maximum borrowing capacity for both short and long-term borrowings of approximately $ 264,308,000 with the Federal Home Loan Bank of Pittsburgh, of which $ 26,863,000 represents fixed rate term loans that were outstanding at December 31, 2007, resulting in an unused borrowing capacity of $ 291,171,000.

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

Liquidity from asset categories is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which were $ 36,851,000 at December 31, 2007, compared to $ 20,755,000 at December 31, 2006. Additional asset liquidity sources include principal and interest payments from securities in the Corporation’s investment portfolio and cash flow from its amortizing loan portfolio. Longer-term liquidity needs may be met by selling securities available for sale, selling loans or raising additional capital. At December 31, 2007, there were $ 68,573,000 in liquid securities as compared to $ 71,337,000 at December 31, 2006. Liquid securities decreased by $ 2,764,000 since December 31, 2006 due primarily to the decrease in unrealized gains in the investment portfolio.

Liability liquidity sources include attracting deposits at competitive rates. Deposits at December 31, 2007 were $ 439,930,000, compared to $ 409,835,000 at December 31, 2006. In addition, the Corporation has borrowing capacity and lines of credit with the Federal Home Loan Bank of Pittsburgh, Atlantic Central Bankers Bank and several local banks.

The Corporation’s financial statements do not reflect various off-balance sheet commitments that are made in the normal course of business, which may involve some liquidity risk. Off-balance sheet arrangements are discussed in detail below.

Management is of the opinion that its liquidity position, at December 31, 2007, is adequate to respond to fluctuations “on” and “off” the balance sheet.  In addition, management knows of no trends, demands, commitments, events or uncertainties that may result in, or that are reasonably likely to result in the Corporation’s inability to meet anticipated or unexpected liquidity needs.

Off-Balance Sheet Arrangements

The Corporation’s financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made in accordance with the same standards as on-balance sheet instruments. Unused commitments at December 31, 2007 were $ 49,158,000, which consisted of $ 45,949,000 in unfunded commitments to existing loans and unfunded new loans and $ 3,209,000 in letters of credit. Unused commitments at December 31, 2006 were $ 51,755,000, which consisted of $ 48,690,000 in unfunded commitments to existing loans and unfunded new loans and $ 3,065,000 in letters of credit. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present a significant liquidity risk to the Corporation. Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Corporation has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Interest Rate Sensitivity Analysis

A number of measures are used to monitor and manage interest rate risk including income simulation and interest sensitivity (gap) analysis.  An income simulation model is used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates. Key assumptions in the model include prepayment, repricing and maturity of loan related assets; deposit sensitivity; market conditions and changes in other financial instruments.  The Corporation’s policy objective is to limit the change in annual earnings to 20% of net interest income.  At December 31, 2007, based on the results of the simulation model, the Corporation would expect an increase in net interest income of $ 367,000, or 1.6% over a 12-month period if interest rates increased from current rates by 200 basis points.  If interest rates decreased from current rates by 200 basis points, the Corporation would expect a decrease in the net interest income of $ 290,000, or 1.3% over a 12-month period.

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

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2007 which are anticipated by the Corporation, based upon certain assumptions described below, to reprice or mature in each of the future time periods shown.  Adjustable-rate assets and liabilities are included in the table in the period in which their interest rates can next be adjusted.

LIQUIDITY RISK MANAGEMENT

	Due 0 – 90 Days	Due 91 – 360 Days	Due After 1 Year	Total
	(000 omitted)
Rate sensitive assets

Interest bearing deposits with banks and investment securities	$20,081	$3,247	$46,737	$70,065
Real estate, commercial and consumer loans	112,375	132,808	153,296	398,479
	$132,456	$136,055	$200,033	$468,544
Rate sensitive liabilities

NOW accounts, savings deposits, and money market accounts	$201,514	$6,717	$15,673	$223,904
Certificate of deposits	40,019	91,333	37,814	169,166
Borrowings	10,996	0	26,739	37,735
	$252,529	$98,050	$80,226	$430,805
Cumulative interest sensitive GAP/total assets from financial statements	(120,073)	(82,068)	37,739	37,739
Cumulative interest Sensitive GAP ratio	(21.38)%	(14.61)%	6.72%	6.72%

MARKET RISK MANAGEMENT

The Corporation has risk management policies to monitor and limit exposure to market risk, and strives to take advantage of profit opportunities available in interest rate movements.

Management continuously monitors liquidity and interest rate risk through its ALCO reporting, and reprices products in order to maintain desired net interest margins.  Management expects to continue to direct its marketing efforts toward attracting more low cost retail deposits while competitively pricing its time deposits in order to maintain favorable interest spreads, and minimize structural interest rate risk.

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

	Principal/Notional Amount Maturing In:
(In Thousands	2008	2009	2010	2011	2012	Thereafter	Total	Fair Value

Rate sensitive assets
Fixed interest rate loans	30,645	12,691	11,229	10,631	6,889	43,255	115,340	116,703
Average interest rate	7.63	7.86	7.64	7.46	7.17	7.05	7.40
Variable interest rate loans	37,466	7,823	10,594	8,689	10,229	208,338	283,139	285,720
Average interest rate	7.60	6.93	6.89	6.94	7.35	7.31	7.31
Fixed interest rate securities	3,322	2,487	2,584	2,880	1,868	36,843	49,984	49,984
Average interest rate	4.34	3.91	3.74	5.16	5.63	5.11	4.95
Federal funds sold	20,081	0	0	0	0	0	20,081	20,081
Average Interest Rate	5.080	0.000	0.000	0.000	0.000	0.000	5.080

Rate Sensitive Liabilities
Noninterest bearing checking	7,812	2,343	2,343	2,343	780	31,239	46,860	46,860
Savings and interest bearing checking	6,717	4,478	4,478	4,478	2,239	201,514	223,904	223,904
Average interest rates	1.91	1.91	1.91	1.91	1.91	1.91	1.91
Time deposits	131,229	16,909	12,888	4,999	3,141	0	169,166	169,628
Average interest rates	4.32	3.92	4.13	4.63	4.31	0.00	4.27
Fixed interest rate borrowings	4,978	0	5,224	4,978	4,978	6,581	26,739	27,119
Variable interest rate borrowings	10,996	0	0	0	0	0	10,996	10,996
Borrowings average interest rate	6.030	0.000	6.110	5.270	4.010	4.270	5.370

CAPITAL FUNDS

Stockholders’ equity was $ 78,414,000 at December 31, 2007, compared to $ 81,553,000 at December 31, 2006.  The decrease was primarily due to lower unrealized gains on the investment portfolio.  Regulatory authorities have established capital guidelines in the form of the “leverage ratio” and “risk-based capital ratios.” The leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks.  A comparison of Tower Bancorp’s capital ratios to regulatory minimums at December 31, 2007 is as follows:

			Regulatory
	Tower Bancorp		Minimum
	2007	2006	Requirements
Leverage ratio	10.03%	10.36%	4%
Risk-based capital ratio Tier I (core capital)	14.95%	14.79%	4%
Combined Tier I and Tier II (core capital plus allowance for loan losses)	16.74%	17.67%	8%

Tower Bancorp, Inc. has traditionally been well above required levels and expects equity capital to continue to exceed regulatory guidelines.  Certain ratios are useful in measuring the ability of a company to generate capital internally.

The following chart indicates the growth in equity capital for the past three years.

	2007	2006	2005
Equity capital at December 31 ($ 000 omitted)	$78,414	$81,553	$48,389
Equity capital as a percent of assets at December 31	13.96%	15.04%	13.74%
Return on average assets	1.24%	1.34%	1.51%
Return on average equity	8.35%	9.06%	10.90%
Cash dividend payout ratio	35.37%	26.13%	31.62%

STOCK MARKET ANALYSIS AND DIVIDENDS

The Corporation’s common stock is traded in the over-the-counter market.  As of December 31, 2007 the approximate number of shareholders of record was 1,283.

2007	Market Price	Cash Dividend

First Quarter	$43.70 – 44.75	$.26
Second Quarter	43.15 – 44.75	.26
Third Quarter	42.10 – 44.25	.26
Fourth Quarter	41.10 – 42.50	.28

2006	Market Price	Cash Dividend

First Quarter	$45.00 – 47.75	$.24
Second Quarter	42.30 – 46.70	.24
Third Quarter	42.30 – 49.75	.26
Fourth Quarter	44.20 – 45.00	.00

Beginning in the first quarter of 2007, the Corporation changed its dividend declaration and payment policy.  The Corporation now declares and pays its quarterly dividends during the calendar quarter.  Therefore, while the Corporation paid four (4) dividends during 2006, the table reflects only three (3) dividends that were declared during 2006.