Form 10-K, Exhibit 13
period 2008-12-31
TOWER BANCORP INC
filed 2009-03-16
CIK 740942

Exhibit 13

Tower Bancorp, Inc.

2008 Annual Financial Report

CONTENTS

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

ON THE FINANCIAL STATEMENTS

To the Board of Directors and

   Shareholders of Tower Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Tower Bancorp, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008.  Tower Bancorp, Inc.’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tower Bancorp, Inc. and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Corporation changed its policy for accounting for stock-based compensation in 2006.  As discussed in Note 21 to the consolidated financial statements, the Corporation changed its method of accounting for split-dollar post-retirement benefits in 2008 as required by the provisions of EITF 06-04.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Tower Bancorp, Inc. and subsidiary’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2009 expressed an adverse opinion.

/S/ SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania
March 13, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and

   Shareholders of Tower Bancorp, Inc.

We have audited Tower Bancorp, Inc. and subsidiary’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Tower Bancorp, Inc. and subsidiary’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.

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

A material weakness is a control deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Corporation’s annual or interim financial statements will not be prevented or detected on a timely basis.  The following material weakness has been identified and included in management’s assessment.  The Corporation did not maintain adequate risk identification and monitoring of loans.  Weaknesses include an ineffective loan review function, incomplete management information system, inadequate information to support the borrowers’ ability to service the loans, inconsistent loan documentation, and ineffective evaluation of the components of the allowance for loan losses.  These conditions result in a weakness in management’s ability to administer the loan portfolio and to determine the adequacy of the allowance for loan losses.  This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2008 financial statements, and this report does not affect our report dated March 13, 2009 on those financial statements.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Tower Bancorp, Inc. and subsidiary have not maintained effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets and the related consolidated statements of income, changes in stockholders’ equity and cash flows of Tower Bancorp, Inc. and subsidiary, and our report dated March 13, 2009 expressed an unqualified opinion.

/S/ SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania
March 13, 2009

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

Under the supervision and with the participation of the Corporation’s management, including its Chief Executive Officer and Chief Financial Officer, the Corporation has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2008 using the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Corporation’s annual or interim financial statements will not be prevented or detected on a timely basis.  Management identified the following material weakness in internal control over financial reporting as of December 31, 2008:

The Corporation did not maintain adequate risk identification and monitoring of loans.  Weaknesses include an ineffective loan review function, incomplete management information system, inadequate information to support the borrowers’ ability to service the loans, inconsistent loan documentation, and ineffective evaluation of the components of the allowance for loan losses.  These conditions result in a weakness in management’s ability to administer the loan portfolio and to determine the adequacy of the allowance for loan losses.

As a result of the material weakness identified above, management has concluded that Tower Bancorp, Inc. and subsidiary did not maintain effective internal control over financial reporting as of December 31, 2008 based on criteria established in Internal Control — Integrated Framework issued by the COSO.

The independent registered public accounting firm of Smith Elliott Kearns & Company, LLC has issued an audit report on the Corporation’s internal control over financial reporting as of December 31, 2008.  The accounting firm’s audit report on internal control over financial reporting is included in this financial report.

/S/ Jeffrey B. Shank	/S/ Franklin T. Klink, III
Jeffrey B. Shank	Franklin T. Klink, III
President and Chief Executive Officer	Chief Financial Officer

March 13, 2009	March 13, 2009

REMEDIATION OF MATERIAL WEAKNESS

The Corporation continues to develop and implement plans to address our material weakness.  Management has taken the following steps to improve the internal controls over financial reporting.

Management has maintained a full time Loan Review Officer.  The Loan Review Officer has been reviewing the adequacy of management’s risk identification of loans for calculating the adequacy of the allowance for loan losses.  The Corporation has maintained a full time Credit Administration Officer and a full time Credit Analyst to assist in the identification and monitoring of risk within the loan portfolio.  In addition, a consulting firm was engaged to assist in reviewing the adequacy of management’s risk identification processes and ratings.  The loan policy was redrafted to better address risk identification of loans.  A consulting firm was engaged to assist with the new loan policy.  Management reviewed the management information systems, particularly the data used for loan risk assessment.  The data has been updated to reflect current risk assessments.  New procedures were implemented to strengthen the collection and filing of information to support borrower’s ability to service loans.  The Board of Directors formed a Compliance Committee to oversee the development and implementation of the actions to remediate the material weakness.  A consulting firm was engaged to assist the Compliance Committee.

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2008 and 2007

	2008	2007
	(000 omitted)
ASSETS
Cash and due from banks	$10,757	$16,770
Federal funds sold	0	20,081
Interest bearing deposits with banks	802	0
Investment securities available for sale	76,451	83,846
Restricted Bank stock	4,788	2,914

Loans
Commercial, financial and agricultural	27,840	30,444
Real estate — Mortgages	360,696	331,521
Real estate — Construction and land development	15,714	20,134
Consumer	14,853	17,059
	419,103	399,158
Net deferred loan fees, costs and discounts	(209)	(679)
Less: Allowance for loan losses	(4,597)	(3,854)

Total loans	414,297	394,625

Premises, equipment, furniture and fixtures	11,834	9,861
Real estate owned other than premises	2,316	2,313
Accrued interest receivable	1,855	1,861
Cash surrender value of life insurance	11,208	10,768
Deferred income taxes	3,107	0
Goodwill	16,558	16,558
Other intangible assets	1,583	1,994
Other assets	973	45

Total assets	$556,529	$561,636

	2008	2007
	(000 omitted)
LIABILITIES
Deposits in domestic offices
Demand, noninterest bearing	$44,205	$46,860
Savings	216,021	223,904
Time	161,085	169,166
Total deposits	421,311	439,930

Liabilities for other borrowed funds	59,525	37,735
Accrued interest payable	637	999
Deferred income taxes	0	1,657
Other liabilities	4,299	2,901
Total liabilities	485,772	483,222

STOCKHOLDERS’ EQUITY
Stockholders’ equity
Common Stock: no par value, authorized 5,000,000 shares, issued 2,420,481 shares	2,225	2,225
Additional paid-in capital	34,787	34,831
Retained earnings	40,278	40,696
Accumulated other comprehensive income	(2,375)	4,558
	74,915	82,310
Less: Cost of treasury stock, 105,001 shares - 2008; 98,055 shares — 2007	(4,158)	(3,896)

Total stockholders’ equity	70,757	78,414

Total liabilities and stockholders’ equity	$556,529	$561,636

The Notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2008, 2007, and 2006

	2008	2007	2006
		(000 omitted)
Interest and Dividend Income
Interest and fees on loans	$27,023	$28,490	$22,384
Interest and dividends on investment securities
Taxable	2,467	1,618	1,800
Federal tax exempt	1,196	1,278	1,227
Interest on federal funds sold	258	1,961	348
Interest on deposits with banks	30	16	40
Total interest income	30,974	33,363	25,799

Interest Expense
Interest on time certificates of deposit of $100,000 or more	1,248	1,561	896
Interest on other deposits	7,002	10,367	6,482
Interest on borrowed funds	2,040	2,082	2,495
Total interest expense	10,290	14,010	9,873

Net interest income	20,684	19,353	15,926
Provision for loan losses	1,375	600	360
Net interest income after provision for loan losses	19,309	18,753	15,566

Other Income
Investment services income	713	961	413
Service charges on deposit accounts	1,897	1,808	1,523
Other service charges, collection and exchange charges, commissions and fees	1,241	1,525	1,084
Investment securities gains	269	1,886	3,923
Other income	397	531	381
	4,517	6,711	7,324
Other Expenses
Salaries, wages and other employee benefits	8,581	8,188	6,949
Occupancy expense	1,132	1,058	853
Furniture and equipment expenses	2,953	2,571	2,220
Merger expense	300	0	0
Impairment expense	2,607	0	0
Other operating expenses	4,651	4,279	4,018
	20,224	16,096	14,040

Income before income taxes	3,602	9,368	8,850
Applicable income tax expense	424	2,331	2,718
Net income	$3,178	$7,037	$6,132

Earnings per share:
Basic earnings per share	$1.37	$3.00	$2.92
Weighted average shares outstanding	2,316,697	2,345,286	2,103,487
Diluted earnings per share	$1.37	$2.99	$2.87
Weighted average shares outstanding	2,320,496	2,353,426	2,137,168

The Notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2008, 2007, and 2006

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders’ Equity
	(000 omitted)

Balance at December 31, 2005	$2,225	$6,760	$31,618	$9,557	$(1,771)	$48,389

Comprehensive income:
Net income	0	0	6,132	0	0	6,132
Net unrealized gain on available for sale securities (net of tax $605)	0	0	0	1,174	0	1,174
Total comprehensive income						7,306

Cash dividends declared on common stock $(0.74 per share)	0	0	(1,602)	0	0	(1,602)
Merger activity	0	28,009	0	0	(72)	27,937
Stock options granted	0	108	0	0	0	108
Stock options exercised	0	(69)	0	0	0	(69)
Purchase of treasury stock (10,989 shares)	0	(30)	0	0	(813)	(843)
Sale of treasury stock (8,619 shares)	0	32	0	0	295	327

Balance at December 31, 2006	2,225	34,810	36,148	10,731	(2,361)	81,553

Comprehensive income:
Net income	0	0	7,037	0	0	7,037
Net unrealized gain (loss) on available for sale securities (net of tax $3,180)	0	0	0	(6,173)	0	(6,173)
Total comprehensive income						864

Cash dividends declared on common stock $(1.06 per share)	0	0	(2,489)	0	0	(2,489)
Stock options granted	0	108	0	0	0	108
Stock options exercised	0	(71)	0	0	0	(71)
Purchase of treasury stock (43,122 shares)	0	0	0	0	(1,853)	(1,853)
Sale of treasury stock (8,345 shares)	0	(16)	0	0	318	302

Balance at December 31, 2007	2,225	34,831	40,696	4,558	(3,896)	78,414

Comprehensive income:
Net income	0	0	3,178	0	0	3,178
Net unrealized gain (loss) on available for sale securities (net of tax $3,572)	0	0	0	(6,933)	0	(6,933)
Total comprehensive income (loss)						(3,755)

Cash dividends declared on common stock $(1.12 per share)	0	0	(2,595)	0	0	(2,595)
Split dollar life insurance accounting	0	0	(1,001)	0	0	(1,001)
Stock options granted	0	78	0	0	0	78
Stock options exercised	0	(52)	0	0	0	(52)
Purchase of treasury stock (14,409 shares)	0	0	0	0	(558)	(558)
Sale of treasury stock (7,463 shares)	0	(70)	0	0	296	226

Balance at December 31, 2008	$2,225	$34,787	$40,278	$(2,375)	$(4,158)	$70,757

The Notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2008, 2007, and 2006

	2008	2007	2006
		(000 omitted)

Cash flows from operating activities:
Net income	$3,178	$7,037	$6,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,067	1,267	915
Net loss on sale of property and equipment	48	8	0
Provisions for loan loss	1,375	600	360
Granting of Stock Options	78	108	108
(Gain) on sale of investment securities	(269)	(1,886)	(3,923)
Provision for deferred taxes	(1,084)	(342)	(12)
Impairment of investments	2,607	0	0
(Increase) decrease in:
Other assets	(1,049)	754	(292)
Mortgage servicing valuation	52	(301)	0
Interest receivable	6	(20)	(738)
Cash surrender value of life insurance	(440)	(85)	(378)
Increase (decrease) in:
Interest payable	(362)	5	(113)
Other liabilities	307	(61)	151
Other net	0	0	(112)

Net cash provided by operating activities	5,514	7,084	2,098

Cash flows from investing activities:
Net (increase) in loans	(20,800)	(8,416)	(19,949)
Purchases of property and equipment	(4,027)	(1,474)	(2,593)
Net decrease in interest bearing deposits with banks	(802)	97	3,086
Maturity/sales of available for sale securities	12,427	9,260	47,407
Purchases of available for sale securities	(16,924)	(12,391)	(16,728)
Sales of fixed assets	1,012	7	6
Purchase of restricted bank stock	(2,730)	(121)	(1,066)
Cash acquired in acquisition	0	0	4,594
Purchase price of shares exchanged for cash	0	0	(2,935)

Net cash provided (used) by investing activities	$(31,844)	$(13,038)	$11,822

The Notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC.  AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Years Ended December 31, 2008, 2007, and 2006

	2008	2007	2006
		(000 omitted)

Cash flows from financing activities:
Net increase (decrease) in deposits	$(18,717)	$30,095	$9,599
Borrowings (payments) on short term borrowings	38,885	(13,540)	(18,531)
Long-term borrowings	18,615	1,081	0
Payments on long-term borrowings	(15,609)	(5,000)	0
Purchase of treasury stock	(558)	(1,853)	(813)
Proceeds from sale of treasury stock	296	302	226
Cash dividends paid	(2,595)	(2,489)	(2,017)

Net cash provided (used) by financing activities	20,317	8,596	(11,536)

Net increase (decrease) in cash and cash equivalents	(6,013)	2,642	2,384
Cash and cash equivalents at beginning of year	16,770	14,128	11,744

Cash and cash equivalents at end of year	$10,757	$16,770	$14,128

Supplemental disclosure of cash flows information:

Cash paid during the year for:

Interest	$10,653	$14,005	$9,243
Income taxes	1,948	2,861	2,783

Supplemental schedule of noncash investing and financing activities:

Unrealized gain (loss) on securities available for sale (net of tax effects)	$(8,654)	$(6,173)	$1,174

Impairment of investments (net of tax)	1,721	0	0

Additional paid-in capital issued in merger	0	0	28,009

The Notes to Consolidated Financial Statements are an integral part of these statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Summary of Significant Accounting Policies

Nature of Operations

Tower Bancorp, Inc. (the “Corporation”) is a bank holding company whose primary activity consists of owning and supervising its subsidiary, The First National Bank of Greencastle, which is engaged in providing banking and bank related services in South Central Pennsylvania, principally Franklin and Fulton Counties, and Washington County, Maryland.  Its sixteen (16) offices are located in Greencastle, Quincy, Shady Grove, Laurich, Waynesboro, Chambersburg (2), Rouzerville, McConnellsburg (2), Needmore, Fort Loudon and Mercersburg, Pennsylvania; Hancock and Hagerstown (2), Maryland.

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

Note 1.   Summary of Significant Accounting Policies (Continued)

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

•             Securities Available for Sale.  Securities available for sale consist of securities not classified as trading securities nor as securities to be held to maturity.  These are securities that management intends to use as a part of its asset and liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related factors.  Securities available for sale are recorded at their fair values.

Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in other comprehensive income.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

The Corporation had no trading or held to maturity securities in 2008 or 2007.

Investments include equity securities with a concentration in the financial services sector amounting to $ 18,483,000 and $ 33,861,000 at December 31, 2008 and 2007, respectively.

The Corporation’s investments are exposed to various risks, such as interest rate, market risk, currency and credit risks.  Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of the investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the financial statements.  In addition, recent economic uncertainty and market events have led to unprecedented volatility in currency, commodity, credit and equity markets culminating in failures of some banking and financial services firms and Government intervention to solidify others.  These recent events underscore the level of investment risk associated with the current economic environment, and accordingly the level of risk in the Corporation’s investments.

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

Note 1.   Summary of Significant Accounting Policies (Continued)

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

Note 1.   Summary of Significant Accounting Policies (Continued)

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

	2008	2007	2006
Weighted average shares outstanding (basic)	2,316,697	2,345,286	2,103,487
Impact of common stock equivalents	3,799	8,140	33,681
Weighted average shares outstanding (diluted)	2,320,496	2,353,426	2,137,168

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

Note 1.   Summary of Significant Accounting Policies (Continued)

Federal Income Taxes (Continued)

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

At December 31, 2008 there was no liability for unrecognized tax benefits.

Cash Flows

For purposes of the Statements of Cash Flows, the Corporation has defined cash and cash equivalents as highly liquid debt instruments with maturities of three months or less.  They are included in the balance sheet caption “cash and due from banks”.  As permitted by generally accepted accounting principles, the Corporation has elected to present the net increase or decrease in deposits in banks, loans and deposits in the Statements of Cash Flows.

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

Note 1.   Summary of Significant Accounting Policies (Continued)

Fair Values of Financial Instruments (Continued)

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

Advertising

The Corporation expenses advertising costs as they are incurred.  Advertising expense for the years ended December 31, 2008, 2007, and 2006, was $ 370,594, $ 371,104, and $ 332,246, respectively.

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

Note 1.   Summary of Significant Accounting Policies (Continued)

Comprehensive Income (Continued)

The components of the change in net unrealized gains (losses) on securities are as follows:

	2008	2007	2006
	(000 Omitted)
Gross unrealized holding gains (losses) arising during the year	$(12,843)	$(7,467)	$5,702
Reclassification adjustment for impairment losses recognized in net income	2,607	0	0
Reclassification adjustment for (gains) realized in net income	(269)	(1,886)	(3,923)
Net unrealized holding gains (losses) before taxes	(10,505)	(9,353)	1,779
Tax effect	(3,572)	3,180	(605)
Net change	$(6,933)	$(6,173)	$1,174

Fair Value Measurements

SFAS No. 157, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements.  The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

•	Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3	inputs to the valuation methodology are unobservable and significant to the fair value measurement

In February 2008, the FASB issued Staff Position No. 157-2 (“FSP 157-2”) which delayed the effective date of SFAS 157 for certain nonfinancial assets and nonfinancial liabilities except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis.  FSP 157-2 defers the effective date of SFAS 157 for such nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.  Thus, the Corporation has only partially applied SFAS 157.  Those items affected by FSP 157-2 include other real estate owned (“OREO”), goodwill and core deposit intangibles.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Securities

Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy.  Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow.  Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities.  In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy.  Currently, all equity securities held by the holding company with a total fair value of $ 18,483,000 are considered to be Level 1 Securities.  All others held by the bank with a total fair value of $ 57,968,000 are considered to be Level 2.

Note 1.   Summary of Significant Accounting Policies (Continued)

Fair Value Measurements (Continued)

Loans held for sale

Loans held for sale are required to be measured at lower of cost or fair value.  Under SFAS No. 157, market value is to represent fair value.  Management obtains quotes or bids on all or part of these loans directly from the purchasing financial institutions.  Premiums received or to be received on the quotes or bids are indicative of the fact that cost is lower than fair value.  At December 31, 2008, there were no loans held for sale.

Impaired loans

SFAS No. 157 applies to loans measured for impairment using the practical expedients permitted by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, including impaired loans measured at an observable market price (if available), or at the fair value of the loan’s collateral (if the loan is collateral dependent).  Fair value of the loan’s collateral, when the loan is dependent on collateral, is determined by appraisals or independent valuation which is then adjusted for the cost related to liquidation of the collateral.  At December 31, 2008 there were $ 3,653,000 in loans that the Corporation has identified as impaired (See Note 8).

Other Real Estate Owned

Certain assets such as other real estate owned (OREO) are measured at the lower of cost, or fair value less cost to sell.  Fair values are determined by appraisals or comparisons to similar properties.

The Corporation had no liabilities subject to fair value reporting requirements at December 31, 2008.  A summary of assets at December 31, 2008 measured at estimated fair value on a recurring basis is as follows:

	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(000 omitted)
Securities available for sale	$18,483	$57,968	$0	$76,751
Impaired loans	0	3,653	0	3,653
	$18,483	$61,621	$0	$80,104

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

As a result of adopting Statement 123R on January 1, 2006, the Corporation’s income before taxes and net income for the year ended December 31, 2008 are $ 20,000 and $ 13,000 less, for the year ended December 31, 2007 are $ 38,000 and $ 25,000 less and for the year ended December 31, 2006 are $ 32,000 and $ 11,000 less, respectively, than if it had continued to account for share-based compensation under APB Opinion 25.  Basic and diluted earnings per share for the year ended December 31, 2007 are $ 0.01 and $ 0.01 less, respectively, than if the Corporation had continued to account for share-based compensation under APB Opinion 25.  There is no difference for the year ended December 31, 2008.  The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model.

See Note 10 for further details concerning the Corporation’s stock option plans.

Note 1.   Summary of Significant Accounting Policies (Continued)

Reclassifications

Certain reclassifications have been made to the 2007 and 2006 financial statements to conform to reporting for 2008.

Note 2.   Investment Securities

The investment securities portfolio is comprised of securities classified as available for sale at December 31, 2008 and 2007, resulting in investment securities available for sale being carried at fair value.

The amortized cost and fair value of investment securities available for sale at December 31 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(000 omitted)
	2008
Mortgage-backed securities	$13,948	$303	$8	$14,243
Corporate bonds	4,272	0	1,031	3,241
Equities	23,092	1,874	6,483	18,483
Obligations of state and political subdivisions	38,738	1,874	128	40,484
	$80,050	$4,051	$7,650	$76,451
	2007
Mortgage-backed securities	$14,929	$260	$12	$15,177
Corporate bonds	1,697	7	140	1,564
Equities	27,784	8,167	2,090	33,861
Obligations of state and political subdivisions	32,529	737	22	33,244
	$76,939	$9,171	$2,264	$83,846

The fair values of investment securities available for sale at December 31, 2008, by contractual maturity, are shown below.  Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized	Fair
	Cost	Value
	(000 omitted)
Due in one year or less	$2,380	$2,390
Due after one year through five years	7,851	7,728
Due after five years through ten years	20,426	21,195
Due after ten years	12,353	12,412
	43,010	43,725
Mortgage-backed securities	13,948	14,243
Equity securities	23,092	18,483
	$80,050	$76,451

Note 2.   Investment Securities (Continued)

Proceeds from sales and maturities of investment securities available for sale during 2008, 2007, and 2006, were $ 12,427,000, $ 9,260,000, and $ 47,407,000, respectively.  Gross realized gains and losses on those sales and maturities were $ 1,078,000 and $ 809,000 for 2008, $ 1,900,000 and $ 14,000 for 2007, and $ 4,025,315 and $ 102,297 for 2006, respectively.

Securities carried at $ 17,872,872 and $ 15,273,317 at December 31, 2008 and 2007, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

Restricted bank stock includes:

	2007	2007
	(000 omitted)

Federal Reserve Bank stock	$1,025	$133
Federal Home Loan Bank stock	3,683	2,701
Atlantic Central Bankers Bank	80	80
	$4,788	$2,914

The following table shows the Corporation’s gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007:

			2008
			(000 omitted)
	Less than 12 Months		12 Months or Greater		Total
Description	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$2,049	$8	$9	$1	$2,058	$9
Corporate bonds	2,475	342	766	689	3,241	1,031
Equities	6,227	2,208	4,489	4,275	10,916	6,483
Obligations of state and political subdivisions	6,028	127	0	0	6,028	127
Total	$16,779	$2,685	$5,464	$4,965	$22,243	$7,650

			2007
			(000 omitted)
	Less than 12 Months		12 Months or Greater		Total
Description	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$190	$1	$941	$11	$1,131	$12
Corporate bonds	854	108	458	32	1,312	140
Equities	7,988	1,647	2,215	443	10,203	2,090
Obligations of state and political subdivisions	1,236	0	6,041	22	7,277	22
Total	$10,268	$1,756	$9,655	$508	$19,923	$2,264

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

Note 2.   Investment Securities (Continued)

At December 31, 2008, nine (9) mortgage-backed securities, five (5) corporate bonds, ninety-one (91) equities, and eighteen (18) obligations of state and political subdivisions had unrealized losses.  During 2008, the Corporation incurred impairment expense for fifteen (15) of the equity securities in financial institutions.  The total unrealized loss written off as other-than-temporarily impaired was $ 2,607,000.  Management has determined that no other declines are considered other than temporary.

At December 31, 2007, five (5) mortgage-backed securities, three (3) corporate bonds, sixty (60) equities, and fifteen (15) obligations of state and political subdivisions had unrealized losses.  Management has determined that no declines are deemed to be other than temporary at December 31, 2008.

Note 3.   Allowance for Loan Losses

Activity in the allowance for loan losses is summarized as follows:

	2008	2007	2006
	(000 omitted)
Balance at beginning of period	$3,854	$3,610	$2,129
Recoveries	84	80	45
Provision for possible loan losses charged to income	1,375	600	360
Additions for acquired credit risk	0	0	1,163
Total	5,313	4,290	3,697
Losses	716	436	87
Balance at end of period	$4,597	$3,854	$3,610

Note 4.   Premises, Equipment, Furniture and Fixtures

	Cost	Accumulated Depreciation	Depreciated Cost
		(000 omitted)
		2008
Premises (including land $1,910)	$14,319	$4,719	$9,600
Equipment, furniture and fixtures	8,270	6,036	2,234
Totals, December 31, 2008	$22,589	$10,755	$11,834
		2007
Premises (including land $1,626)	$12,674	$4,504	$8,170
Equipment, furniture and fixtures	7,238	5,547	1,691
Totals, December 31, 2007	$19,912	$10,051	$9,861

Depreciation expense amounted to $ 965,411 in 2008, $ 837,005 in 2007, and $ 667,381 in 2006.

Note 5.   Real Estate Owned Other Than Premises

Included in real estate owned other than premises are certain properties which are located adjacent to the main office, as well as in Chambersburg.  The Corporation intends to hold these properties for future expansion purposes in order to protect its competitive position, and are renting certain of these properties until such time as the Corporation decides they are needed.  The depreciated cost of these properties was $ 1,985,000 and $ 2,288,000 at December 31, 2008 and 2007, respectively.

Also included in real estate owned other than premises at December 31, 2008 and 2007 is foreclosed property of $ 331,005 and $ 25,000, respectively.

Note 6.   Loans

Related Party Loans

The Corporation’s subsidiary has granted loans to the officers and directors of the Corporation and its subsidiary and to their associates.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.  The aggregate dollar amount of these loans and the related activity for 2008 and 2007 was as follows:

	2008	2007
Beginning balance	$4,247,174	$4,527,038
New loans	2,048,000	1,096,500
Repayments	(3,148,346)	(1,376,363)
Ending balance	$3,146,828	$4,247,175

Outstanding loans to bank employees totaled $ 4,765,693 and $ 3,141,609 at December 31, 2008 and 2007, respectively.

Loan Maturities

The following table shows the maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2008.

	Due within one year	Due over 1 but within 5 years	Due over 5 years	Nonaccruing loans	Total
	(000 omitted)
Loans at predetermined interest rates	$18,253	$44,036	$60,592	$100	$122,981
Loans at floating or adjustable interest rates	38,512	38,987	214,098	4,316	295,913
Total (1)	$56,765	$83,023	$274,690	$4,416	$418,894

(1) These amounts have not been reduced by the allowance for possible loan losses.

Loans Serviced for Others

During 2005, the Corporation began participation in the Federal Home Loan Bank of Pittsburgh’s (FHLB) Mortgage Partnership Finance Program.  Under this program, certain loans are sold to FHLB, but the Corporation retains the servicing rights to these loans.  The outstanding balance of loans sold to FHLB was $ 30,136,800 and $ 27,783,800 at December 31, 2008 and 2007, respectively.

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

	Contract or Notional Amount
	2008	2007
	(000 omitted)
Financial instruments whose contract amounts represent credit risk at December 31:
Commitments to extend credit	$23,519	$45,949
Standby letters of credit and financial guarantees written	3,143	3,209
	$26,662	$49,158

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

Note 8.   Nonaccrual/Impaired Loans

Loans 90 days or more past due (still accruing interest) were as follows at December 31:

	(000 omitted)
	2008	2007	2006
Commercial loans	$75	$0	$0
Real estate mortgages	155	993	336
Consumer loans	29	8	57
Total	$259	$1,001	$393

Note 8.   Nonaccrual/Impaired Loans (Continued)

The following table shows the principal balances of nonaccrual loans as of December 31:

	(000 omitted)
	2008	2007	2006
Nonaccrual loans	$4,416	$4,397	$688

Interest income that would have been accrued at original contract rates	$268	$229	$51
Amount recognized as interest income	31	73	29
Foregone revenue	$237	$156	$22

The following table reflects impairment of loans recognized in conformity with generally accepted accounting principles.

	2008	2007
	(000 Omitted)
Recorded investment at December 31	$3,653	$7,059
Average recorded investment during the year	3,995	7,408
Allowance for loan losses related to impaired loans at December 31	86	940
Interest income recognized for cash payments received during the year	282	290

Note 9.   Employee Benefit Plans

The Corporation maintains a profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan.  Contributions to the plan are based on Corporation performance and are at the discretion of the Corporation’s Board of Directors.  Substantially all of the Corporation’s employees are covered by the plan and the contributions charged to operations were $ 412,000, $ 352,100, and $ 240,000, for 2008, 2007, and 2006, respectively.

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

The Corporation maintains a deferred compensation plan for certain key executives and directors, which provides supplemental retirement and life insurance benefits.  The plan is partially funded by life insurance on the participants, which lists the bank as beneficiary.  The estimated present value of future benefits to be paid, which are included in other liabilities, amounted to $ 681,004 and $ 718,390 at December 31, 2008 and 2007, respectively.  Annual expense of $ 68,555, $ 73,446, and $ 76,008 was charged to operations for 2008, 2007, and 2006, respectively.

As a result of the merger in 2006 with FNB Financial Corporation, the Corporation acquired three supplemental retirement benefit plans for directors and executive officers.  These plans are funded with single premium life insurance on the plan participants.  The cash value of the life insurance policies is an unrestricted asset of the Corporation.  The estimated present value of future benefits to be paid totaled $ 508,439 and $ 493,726 at December 31, 2008 and 2007, respectively, which is included in other liabilities.  Total annual expense for these plans amounted to $ 41,327, $ 34,159, and $ 123,149 for 2008, 2007, and 2006, respectively.

Note 9.   Employee Benefit Plans (Continued)

The Corporation has a supplemental group term retirement plan which covers certain officers of the Corporation.  This plan is funded with single premium life insurance on the plan participants.  The cash surrender value of the policies is an unrestricted asset of the Corporation.  The estimated present value of the future benefits to be paid totaled $ 234,288 and $ 186,295 at December 31, 2008 and 2007, respectively.  Total annual expense for this plan was $ 47,993, $ 78,455, and $ 66,225, for 2008, 2007, and 2006, respectively.

The Corporation maintains an employee stock ownership plan (ESOP) that generally covers all employees who have completed one year of service and attained the age of twenty.  Contributions to the plan are determined annually by the Board of Directors as a percentage of the participants’ total compensation.  Compensation for the plan is defined as compensation paid including salary reduction under Sections 125 and 401(k) of the IRS Code but excluding nontaxable fringe benefits and any compensation over $ 200,000.  The payments of benefits to participants are made at death, disability, termination or retirement.  Contributions to the plan for all employees charged to operations amounted to $ 257,500, $ 220,654, and $ 144,000, for 2008, 2007, and 2006, respectively.  All shares held in the plan are considered issued and outstanding for earnings per share calculations and all dividends earned on ESOP shares are charged against retained earnings, the same as other outstanding shares.  Total allocated shares of the plan were 107,997 and 99,507 at December 31, 2008 and 2007, respectively.

During 2008, the Corporation recorded its liability for post-retirement costs of insurance of bank owned life insurance policies in accordance with EITF 06-04.  The estimated present value of the cost of post retirement insurance totaled $ 1,108,927.  Total annual expense for this insurance was $ 107,934 for 2008.  See Note 21 for further discussion.

Note 10. Stock Option Plans

In 1996 the Corporation implemented two nonqualified stock option plans, which are described below.  The compensation cost that has been charged against income for those plans was $ 75,659, $ 104,235, and $ 108,615, for 2008, 2007, and 2006, respectively.

The first plan is for select key employees.  This plan granted options for up to 1,500, 1,603, and 1,488 shares at a purchase price of $ 1.00 per share for the years ended December 31, 2008, 2007, and 2006, respectively.  These options can be exercised only by the key employees during his/her lifetime.

The second plan is for outside directors.  This plan granted options to purchase 5,000, 4,326, and 4,062 shares for each director at $ 41.10, $ 44.75, and $ 47.75 per share for the years ended December 31, 2008, 2007, and 2006, respectively, which was based on the market value of the stock at the grant date.  Options are vested one year following the grant date and expire upon the earlier of 120 months following the date of the grant or one year following the date on which a director ceases to serve in such a capacity for the corporation.  At December 31, 2008 the range of exercise prices was from $ 20.13 to $ 47.75 per share.  At December 31, 2008, there were 87,432 shares that can still be granted under these plans.

A summary of the status of the Corporation’s two fixed stock option plans as of December 31 is as follows:

	2008		2007		2006
Fixed Options	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	34,858	$34	32,674	$32	30,006	$29
Granted	6,500	32	5,929	33	5,550	35
Exercised	7,463	20	3,745	10	2,882	7
Forfeited/expired	3,187	41	0	0	0	0
Outstanding at end of year	30,708	$37	34,858	$34	32,674	$32
Options exercisable at year end	25,708		30,532		28,612
Weighted average fair value of options per share granted during the year	$12.06		$18.19		$19.57

Note 10. Stock Option Plans (Continued)

Outstanding options at December 31, 2008 consist of the following:

	Shares Outstanding	Shares Exercisable (Vested)	Remaining Contractual Life	Exercise Price
	2,040	2,040	1 year	$32.13
	1,950	1,950	2 years	24.37
	2,577	2,577	3 years	20.13
	2,160	2,160	4 years	24.25
	2,436	2,436	5 years	30.00
	3,870	3,870	6 years	38.75
	3,405	3,405	7 years	43.75
	3,385	3,385	8 years	47.75
	3,685	3,685	9 years	44.75
	5,000	0	10 years	41.10
	200	200	Life	1.00
Total/Average	30,708	25,708	6 years	$36.52

The total intrinsic value of options exercised under both plans in 2008, 2007, and 2006 was $ 130,000, $ 129,000 and $ 110,620, respectively.  The aggregate intrinsic value of outstanding stock options was $10,000, $ 289,000 and $ 424,056 at December 31, 2008, 2007 and 2006, respectively.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

	2008	2007	2006

Dividend yield	2.45%	2.20%	3.01%
Expected life – Director	8	8	8
Expected life – Officer	0.25	0.25	0.25
Expected volatility	8.43%	13.72%	19.79%
Risk-free interest rate – Director	3.54%	4.68%	4.43%
Risk-free interest rate – Officer	3.22%	5.09%	4.30%

Note 11. Deposits

Included in savings deposits at December 31 are NOW and Money Market Account balances totaling $ 175,169,000 and $ 183,246,000 for 2008 and 2007, respectively.

Time deposits of $ 100,000 and over aggregated $ 32,629,000 and $ 33,013,000 at December 31, 2008 and 2007, respectively.  At December 31, 2008 and 2007 the scheduled maturities of time deposits of $ 100,000 and over are as follows:

	2008	2007
	(000 omitted)
Maturity
Three months or less	$7,299	$7,149
Over three months through twelve months	13,541	18,228
Over twelve months	11,789	7,636
	$32,629	$33,013

Note 11. Deposits (Continued)

At December 31, 2008 scheduled maturities of all time deposits are as follows:

(000 omitted)

2009	$109,202
2010	16,251
2011	24,924
2012	3,117
2013	7,591
$161,085

The aggregate amount of demand deposits reclassified as loan balances were $ 94,753 and $ 93,583 at December 31, 2008 and 2007, respectively.

The Corporation accepts deposits of the officers, directors, and employees on the same terms including interest rates, as those prevailing at the time for comparable transactions with unrelated persons.  The aggregate dollar amount of deposits of officers, directors and employees totaled $ 4,517,187 and $ 3,809,880 at December 31, 2008 and 2007, respectively.

Note 12. Liabilities for Other Borrowed Funds

The total amount available under lines of credit at other area banks at December 31, 2008 and 2007 was $ 9,900,000 and $ 18,900,000, respectively.  Of this amount, $ 8,670,000 and $ 10,655,000 were outstanding at December 31, 2008 and 2007, respectively.  Interest on these lines ranged from 2.25% to 6.75% for 2008 and 2007.

In addition, $ 271,993 and $ 340,988 of the balance of liabilities for other borrowed funds at December 31, 2008 and 2007, respectively, represents the balance of the Treasury Tax and Loan Investment Program.  The Corporation elected to enter into this program in accordance with federal regulations.  This program permits the Corporation to borrow these Treasury Tax and Loan funds by executing an open-ended interest bearing note to the Federal Reserve Bank.  Interest is payable monthly and is computed at 1/4% below the Federal Funds interest rate.  The note is secured by U.S. Government obligations with a par value of $ 243,743 and $ 316,120 at December 31, 2008 and 2007, respectively.

The Corporation also had the following borrowings from the Federal Home Loan Bank:

	2008		2007
Loan Type	Interest Rate	Balance	Interest Rate	Balance	Maturity

Variable	0.59%	$18,873,000	N/A	$0	02/28/12
Fixed rate	3.95	10,000,000	N/A	0	02/08/18
Fixed rate	4.45	1,500,000	4.45%	1,500,000	08/05/25
Fixed rate	6.64	104,108	6.64	112,713	07/17/17
Convertible	6.23	2,250,000	6.23	2,250,000	08/30/10
Convertible	5.83	2,000,000	5.83	2,000,000	08/10/10
Convertible	5.975	500,000	5.975	500,000	07/21/10
Convertible	5.25	5,000,000	5.25	5,000,000	04/06/11
Convertible	6.54	500,000	6.54	500,000	07/12/10
Convertible	N/A	0	5.395	5,000,000	09/15/08
Convertible	3.99	5,000,000	3.99	5,000,000	11/27/12
Convertible	4.13	5,000,000	4.13	5,000,000	05/07/18
		50,727,108		26,862,713
Purchase accounting fair value adjustment		(144,509)		(123,360)
		$50,582,599		$26,739,353

Note 12.    Liabilities for Other Borrowed Funds (Continued)

Total maximum borrowing capacity from Federal Home Loan Bank at December 31, 2008 was $ 229,514,000.  Collateral for borrowings consists of certain securities and the Corporation’s 1-4 family mortgage loans totaling approximately $ 231 million at December 31, 2008.

Note 13.    Income Taxes

The Corporation and its subsidiary, the Bank, file income tax returns in the U. S. federal jurisdiction and the states of Pennsylvania and Maryland.  With few exceptions, the Corporation is no longer subject to U. S. federal, state and local income tax examination by tax authorities for years prior to 2005.

The Corporation adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007 with no impact on the financial statements.

Included in the balance sheet at December 31, 2008 are tax positions related to loan charge-offs for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The components of income tax expense are summarized as follows:

	2008	2007	2006
	(000 omitted)
Current year provision:
Federal	$1,569	$2,693	$2,405
State	(61)	(20)	326
Deferred income taxes (benefit)	(1,084)	(342)	(13)
	$424	$2,331	$2,718

Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $ 1,085,359, $ 1,435,976, and $ 1,466,777, for 2008, 2007, and 2006, respectively.

A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

	2008	2007	2006

Federal income tax rate	34.0%	34.0%	34.0%
Increase resulting from:
State taxes, net of federal tax benefit	.5	.3	3.6
Reduction resulting from:
Nontaxable income and investment impairment	22.7	9.4	6.9
Effective income tax rate	11.8%	24.9%	30.7%

Note 13.    Income Taxes (Continued)

Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan loss, deferred compensation, unrealized losses on securities available for sale, and interest on nonaccrual loans.  Deferred tax liabilities have been provided for taxable temporary differences related to depreciation.  The net deferred taxes included in the accompanying balance sheets at December 31 are as follows:

	2008	2007
Deferred Tax Assets
Bad debts	$1,563	$1,268
Deferred compensation	404	408
Stock options	36	25
Unrealized loss/impairment on investment securities	1,851	0
	3,854	1,701
Deferred Tax Liabilities
Depreciation	(296)	(185)
Unrealized gain on investment securities	0	(2,715)
Purchase accounting fair value adjustments	(451)	(458)
	(747)	(3,358)
Net deferred tax asset (liability)	$3,107	$(1,657)

The Corporation has not recorded a valuation allowance for the deferred tax assets as management feels that it is more likely than not that they will be ultimately realized.

Note 14.    Tower Bancorp Inc. (Parent Company Only) Financial Information

The following are the condensed balance sheets, statements of income, and statements of cash flows for the parent company:

Balance Sheets
December 31

	2008	2007
	(000 omitted)
Assets
Cash	$18	$6
Securities available for sale	18,483	33,861
Investment in subsidiaries	62,786	62,655
Other assets	2,540	189
Total assets	$83,827	$96,711

Liabilities
Other liabilities	$0	$3,942
Notes payable – subsidiary	4,400	3,700
Notes payable – other	8,670	10,655
Total liabilities	13,070	18,297

Stockholders’ Equity
Common stock, no par value; authorized 5,000,000 shares, issued 2,420,481 shares	2,225	2,225
Additional paid-in capital	34,787	34,831
Retained earnings	40,278	40,696
Accumulated other comprehensive income	(2,375)	4,558
	74,915	82,310
Less: Cost of Treasury stock, 105,001 shares – 2008; 98,055 shares – 2007	(4,158)	(3,896)
Total stockholders’ equity	70,757	78,414

Total liabilities and stockholders’ equity	$83,827	$96,711

Statements of Income
Years Ended December 31

	2008	2007	2006
	(000 omitted)
Income
Dividends	$654	$640	$594
Net gain on sale of securities	257	1,900	3,995
Cash dividends from wholly-owned subsidiary	3,943	2,489	2,016
	4,854	5,029	6,605
Expenses
Interest	617	993	795
Taxes	(1,328)	392	1,154
Postage and printing	71	61	70
Management fees	180	120	120
Professional fees	159	288	510
Merger expenses	300	0	0
Impairment expenses	2,607	0	0
Other expenses	(81)	4	28
	2,687	1,858	2,677
Income before equity in undistributed income	2,167	3,171	3,928
Equity in undistributed income of subsidiary	1,011	3,866	2,204
Net Income	$3,178	$7,037	$6,132

Note 14.    Tower Bancorp Inc. (Parent Company Only) Financial Information (Continued)

Statements of Cash Flows
Years Ended December 31

	2008	2007	2006
	(000 omitted)
Cash flows operating activities:
Net income	$3,178	$7,037	$6,132
Adjustments to reconcile net income to cash provided by operating activities:
Net gain on sale of investment securities	(257)	(1,900)	(3,995)
Granting stock options	78	108	109
Equity in undistributed income of subsidiaries	(1,011)	(3,866)	(2,203)
Impairment of investments	1,721	0	0
Increase in other assets	(138)	(85)	(48)
Increase (decrease) in other liabilities	(1,690)	(158)	670
Net cash provided by operating activities	1,881	1,136	664

Cash flows from investing activities:
Purchase of investment securities	(456)	(3,200)	(11,903)
Cash paid in merger	0	0	(2,370)
Sales of investment securities	2,799	5,000	11,377
Net cash provided (used) by investing activities	2,343	1,800	(2,896)

Cash flows from financing activities:
Purchase of treasury stock	(557)	(1,853)	(813)
Proceeds from sale of treasury stock	226	302	226
Dividends paid	(2,596)	(2,489)	(2,017)
Net proceeds from short-term borrowings	(1,285)	1,110	4,815
Net cash provided (used) by financing activities	(4,212)	(2,930)	2,211

Net increase (decrease) in cash	12	6	(21)
Cash, beginning	6	0	21
Cash, ending	$18	$6	$0

Note 15.    Compensating Balance Arrangements

Included in cash and due from banks are required deposit balances at the Federal Reserve of $ 615,000 at December 31, 2008 and 2007 and required deposit balances at Equifax of $ 49,381 and $ 54,745 at December 31, 2008 and 2007, respectively.  These are maintained to cover processing costs and service charges.

Note 16.    Concentration of Credit Risk

The Corporation grants agribusiness, commercial and residential loans to customers throughout the Cumberland Valley area; Franklin and Fulton Counties, Pennsylvania; and Washington County, Maryland.  The Corporation maintains a diversified loan portfolio and evaluates each customer’s credit-worthiness on a case-by-case basis.  At December 31, 2008 and 2007, respectively, 63% and 63% of the Corporation’s loan portfolio is concentrated in mortgages secured by 1-4 family properties, and 6% and 7% is concentrated in commercial and industrial loans.  The amount of collateral obtained, if deemed necessary by the Corporation upon the extension of credit, is based on management’s credit evaluation of the customer.  Collateral held varies, but generally includes equipment and real estate.

The Corporation maintains deposit balances at several correspondent banks, which provide check collection and item processing services to the bank.  The balances with these correspondent banks, at times, exceed federally insured limits, which management considers to be a normal business risk.

Note 17.    Commitments and Contingencies

The Corporation leased its facilities in Mercersburg under a noncancellable operating lease that expired June 30, 2008.  Total annual rent expense charged to operations was $ 14,800, $ 39,300, and $ 22,200 for 2008, 2007, and 2006, respectively.

The Corporation leased its facilities in Chambersburg under a noncancellable lease that expired in September 2007.  Total rent expense charged to operations under the noncancellable lease was $ 7,200 for 2007 and $ 9,600 for 2006.

During 2007, the Corporation entered into an agreement to lease other Chambersburg facilities under a noncancellable operating lease. Under the terms, the lease began in July 2008 and will expire in July 2018 with the option to renew for two additional five-year periods with subsequent rental amounts subject to a Rental Escalation Article.  In addition to monthly rent payments, the Corporation will pay its proportionate share of any ad valorem and real estate taxes levied or assessed on the property.  The rent expense charged was $ 20,877 and $ 0 for 2008 and 2007, respectively.

During 2005, the Corporation entered into a lease for its facilities in Hagerstown at Eastern Boulevard under a noncancellable operating lease that expires in 2020.  Beginning June 1, 2006, the lease will be subjected to a CPI increase not to exceed 5% per year.  Total annual rent expense charged to operations was $ 104,952, $ 102,200 and $ 96,000 for 2008, 2007 and 2006, respectively.

The Corporation leases a site for an Automatic Teller Machine under a noncancellable operating lease that expires in 2013 with the right to negotiate an extended lease of two additional five year terms.  Total rent expense charged to operations was $ 10,800 for 2008, 2007, and 2006.

In May 2008, the Corporation entered into a lease agreement for its Call Center facility in Shady Grove under a non-cancellable operating lease that expires on April 30, 2009.  The lease can be renewed for five consecutive one year periods, subject to a CPI increase at the time of renewal.  Total rent charged to operations under this lease was $ 10,777 for 2008.

An operating lease was entered into during 2008 to lease a temporary branch facility in Hancock, Maryland while the Corporation upgrades its existing building.  The terms of the lease call for monthly payments of rent and taxes, in addition to relocation fees, initial fees, and terminated fees.  The lease is continued month-to-month, as needed by the Corporation, at $ 1,483 per month.

Following is a schedule, by years, of future minimum rentals under the lease agreements as of December 31, 2008 based on current lease terms:

Year Ending
2009	$161,000
2010	154,000
2011	154,000
2012	154,000
2013	150,000
Thereafter	874,000
$1,647,000

Total rent expense paid under operating leases was $ 175,456, $ 175,718 and $ 151,960 for 2008, 2007 and 2006, respectively.

The Corporation is an occasional party to legal actions arising in the ordinary course of its business.  In the opinion of management, Tower has adequate legal defenses and/or insurance coverage respecting any and each of these actions and does not believe that they will materially affect the Corporation’s operations or financial condition.

Note 17.    Commitments and Contingencies (Continued)

On November 12, 2008, Tower Bancorp, Inc. (“Tower”) and Graystone Financial Corp. (“Graystone”) reached a definitive agreement to form a partnership of their financial institutions, The First National Bank of Greencastle and Graystone Bank, respectively, whose combined assets will become over $ 1.2 billion with offices headquartered in Harrisburg, Pennsylvania.  As part of the transaction, Tower will exchange 0.42 shares of Tower common stock for each outstanding share of Graystone.  In addition, the definitive agreement provides that the Tower shareholders will receive a special cash dividend of $ 1.12 per share prior to the effective date of the transaction.  This special dividend was approved on March 11, 2009, and is payable on March 31, 2009 to shareholders of record on march 20, 2009.  It is conditioned on final regulatory approvals of the merger prior to payment.  The transaction has received shareholder approval on March 4, 2009 and is subject to regulatory approval, and is expected to close in the second quarter of 2009.

Pursuant to the agreement the  resulting holding company shall be named Tower Bancorp, Inc. with 20 members of the Board of Directors, ten each designated by Tower and Graystone, respectively.  The agreement also provides that Kermit G. Hicks shall serve as Chairman of the Board of the resulting holding company.

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

This transaction resulted in intangible assets and goodwill as follows:

	As of December 31, 2008		As of December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(000 omitted)		(000 omitted)
Amortized intangible assets
Core deposit relationships	$2,343	$1,008	$2,343	$649

Amortization expense amounted to $ 358,560 and $ 401,161 for 2008 and 2007, respectively, and is included in other operating expenses.  The estimated amortization expense for the next five years is as follows:

(000 omitted)
2009	$316
2010	273
2011	231
2012	188
2013	146

Note 18.    Intangible Assets (Continued)

Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007
	(000 Omitted)
Beginning balance	$16,558	$16,535
Other adjustments	0	23
Ending balance	$16,558	$16,558

As of December 31, 2008, the Corporation considers the goodwill acquired in the merger with FNB to not be impaired.

Mortgage Servicing Rights

During 2007, the Corporation recorded the value of mortgage servicing rights.  The balance of this valuation was $ 248,487 and $ 300,572 as of December 31, 2008 and 2007 respectively.  This asset is being amortized over the life of the related loans.

Note 19.    Fair Value of Financial Instruments

The estimated fair values of the Corporation’s financial instruments were as follows at December 31:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
FINANCIAL ASSETS
Cash and due from banks	$10,757	$10,757	$16,770	$16,770
Federal funds sold	0	0	20,081	20,081
Interest bearing deposits with banks	802	802	0	0
Securities available for sale	76,451	76,451	83,846	83,846
Loans receivable	419,103	402,377	399,158	402,423
Cash surrender value of life insurance	11,208	11,208	10,768	10,768
Accrued interest receivable	1,855	1,855	1,861	1,861
Restricted bank stock	4,788	4,788	2,914	2,914

FINANCIAL LIABILITIES
Time certificates	161,085	162,279	169,166	169,628
Other deposits	260,226	260,226	270,764	270,764
Other borrowed funds	59,525	60,823	37,735	38,115
Accrued interest payable	637	637	999	999

Note 20.    Regulatory Matters

Dividends paid by Tower Bancorp Inc. are generally provided from the subsidiary bank’s dividends to Tower.  The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current year earnings and the debt to equity ratio of the holding company must be below thirty percent.  The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency.  Under such restrictions, the Bank may not, without prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year’s earnings (as defined) plus retained earnings (as defined) from the prior two years.  Dividends that the Bank could declare without approval of the Comptroller of the Currency, amounted to approximately $ 8,493,662 and $ 7,686,266 at December 31, 2008 and 2007, respectively.

Note 20.    Regulatory Matters (Continued)

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

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008
Total capital (to risk weighted assets)	$56,769	15.02%	$30,244	8.00%	$37,804	10.00%
Tier I capital (to risk weighted assets)	52,172	13.80%	15,122	4.00%	30,244	6.00%
Tier I capital (to average assets)	52,172	9.74%	21,429	4.00%	26,786	5.00%

As of December 31, 2007
Total capital (to risk weighted assets)	$20,654	16.74%	$29,571	8.00%	$36,964	10.00%
Tier I capital (to risk weighted assets)	18,987	14.95%	14,786	4.00%	22,178	6.00%
Tier I capital (to average assets)	18,987	10.03%	22,053	4.00%	27,567	5.00%

As of December 31, 2008 the most recent notification from the Office of the Comptroller of the Currency categorized the financial institution as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Corporation must maintain minimum total risk, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the above table.  There are no conditions or events since that notification that management believes have changed the financial institution’s category.

On August 27, 2008, the First National Bank of Greencastle entered into a Memorandum of Understanding (“MOU”) with the Comptroller of the Currency (“OCC”).  The MOU relates primarily to the Bank’s lending function and allowance for loan losses.  The Board of Directors and management are committed to addressing and resolving the issues presented in the MOU.

Note 21.    Effects of Recently Issued Accounting Standards

In September 2006, the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) issued EITF 06-04.  This pronouncement affects the recording of post-retirement costs of insurance of bank owned life insurance policies in instances where the Bank has promised a continuation of life insurance coverage to persons post retirement.  EITF 06-04 requires that a liability equal to the present value of the cost of post retirement insurance be recorded during the insured employee’s term of service.  The terms of this pronouncement require the initial recording of this liability, with a corresponding adjustment to retained earnings to reflect the implementation of the pronouncement.  On January 1, 2008, the Corporation recorded a $ 1,001,000 liability and a corresponding decrease in retained earnings.  For periods after January 1, 2008, the Corporation will record an appropriate liability and corresponding effects on current income for the applicable periods.  A net expense of $ 107,934 was recorded for the year ended December 31, 2008 as a result of this pronouncement.